PROXY STATEMENT OF THE COMPANY

Exhibit (a)-(1)

August 17, 2017

Shareholders of Zhaopin Limited

Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

You are cordially invited to attend an extraordinary general meeting of shareholders of Zhaopin Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), to be held on September 25, 2017 at 10:00 a.m. (Beijing time). The meeting will be held at 5/F, Shoukai Plaza, No.10 Furong Street, Wangjing, Chaoyang District, Beijing, People’s Republic of China. The accompanying notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be acted on at the extraordinary general meeting.

The Company entered into the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 6, 2017, with SEEK International Investments Pty Ltd. (“Parent”), a proprietary company limited by shares existing under the laws of the Commonwealth of Australia, and Zebra Mergerco, Ltd. (“Merger Company”), an exempted company with limited liability incorporated under the laws of the Cayman Islands. Pursuant to the Merger Agreement, Merger Company will be merged with and into the Company (the “Merger”) with the Company continuing as the surviving company (the “Surviving Company”) after the Merger.

The purpose of the extraordinary general meeting is for you and the other shareholders of the Company to consider and vote upon, among other proposals, a proposal to authorize and approve the Merger Agreement, the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”) in connection with the Merger (the “Plan of Merger”), and the transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”), including the Merger and, upon the Merger becoming effective, the amendment and restatement of the memorandum and articles of association of the Company (as the Surviving Company) in the form attached to the Plan of Merger. Copies of the Merger Agreement and the Plan of Merger are attached as Annex A and Annex B, respectively, to the accompanying proxy statement.

As of the date of the accompanying proxy statement, Parent is the Company’s largest shareholder and beneficially owns in the aggregate 68,259,876 Class B ordinary shares representing approximately 60.9% of the issued and outstanding ordinary shares of the Company, consisting of Class A ordinary shares, par value US$0.01 per share (each, a “Class A Share”), including the Class A Shares represented by the American depositary shares, each representing two Class A Shares (“ADSs”), and Class B ordinary shares, par value US$0.01 per share (each, a “Class B Share” and, the Class B Shares collectively with the Class A Shares, the “Shares” and each a “Share”), and 74.4% of the outstanding voting power of the Company.

Merger Company was formed (and is jointly owned and controlled) by an affiliate of Hillhouse Capital Fund III, L.P. (the “Hillhouse Equity Sponsor”), a Cayman Islands exempted limited partnership, and an affiliate of FountainVest China Growth Fund II, L.P., FountainVest China Growth Capital Fund II, L.P. and FountainVest China Growth Capital-A Fund II, L.P. (collectively, the “FountainVest Equity Sponsors”), each a Cayman Islands exempted limited partnership, solely for the purpose of the Merger. Neither Parent nor any of its affiliates has any ownership interest in Merger Company. Parent, the Hillhouse Equity Sponsor and the FountainVest Equity Sponsors, and the respective affiliates of each of the foregoing (excluding the Company or any of its subsidiaries) are collectively referred to herein as the “Buyer Group.”

If the Merger is completed, the Company, as the Surviving Company, will continue to operate and do business under the name “Zhaopin Limited” as a privately held company and will be beneficially owned by the Buyer Group. As the result of the Merger, the Company’s ADSs, will no longer be listed on the New York Stock Exchange (“NYSE”), and the American depositary shares program for the Shares (the “ADS program”) will terminate.

On June 19, 2017, the Company declared the final amount of a cash special dividend of US$0.94 per Share (corresponding with US$1.88 per ADS) (the “Special Dividend”) as contemplated under and determined in accordance with the terms of the Merger Agreement, payable to holders of record of issued and outstanding Shares and ADSs as of immediately prior to the effective time of the Merger (the “Effective Time”), subject to and conditioned upon the consummation of the Merger. The Special Dividend will be paid by the Company as soon as practicable (and no later than three business days) following the Effective Time.

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If the Merger is completed, each Share, other than certain Shares described below, issued and outstanding immediately prior to the Effective Time will cease to exist and be cancelled and will be converted into and exchanged for the right to receive US$8.16 (which represents US$9.10 per Share minus the US$0.94 per Share amount of the Special Dividend) (such amount, the “Per Share Merger Consideration”), and each ADS, together with the two Class A Shares underlying each such ADS, will cease to exist and be cancelled in exchange for US$16.32 (which amount represents US$18.20 per ADS minus the US$1.88 per ADS amount of the Special Dividend) (such amount, the “Per ADS Merger Consideration”) to be paid, net of the cancellation fees of US$0.05 per ADS, pursuant to the terms of the Deposit Agreement, dated as of June 11, 2014, among the Company, JPMorgan Chase Bank, N.A., in its capacity as the ADS depositary (the “ADS Depositary”), and the holders and beneficial owners of ADSs issued thereunder (the “Deposit Agreement”)), in each case, in cash, without interest and net of any applicable withholding taxes. The US$8.16 Per Share Merger Consideration, together with the US$0.94 per Share amount of the Special Dividend, will result in holder of Shares immediately prior to the Effective Time being entitled to receive a total of US$9.10 in cash per Share, and the US$16.32 Per ADS Merger Consideration, together with the US$1.88 per ADS amount of the Special Dividend, will result in holder of ADSs immediately prior to the Effective Time being entitled to receive a total of US$18.20 in cash per ADS, in each case in connection with the Merger.

Notwithstanding the foregoing, if the Merger is completed, the following Shares (including Shares represented by ADSs) will not be converted into or exchanged for the right to receive the Per Share Merger Consideration or the Per ADS Merger Consideration described in the immediately preceding paragraph:

(a)	up to 68,259,876 Class B Shares held by Parent immediately prior to the Effective Time (subject to adjustment, the “Continuing Shares”), which will be entitled to receive the Special Dividend but which will receive no Per Share Merger Consideration or the Per ADS Merger Consideration in respect therefor, and shall not be cancelled and instead shall continue to exist without interruption and shall thereafter represent one validly issued, fully paid and non-assessable Class B ordinary share, par value US$0.01 each, of the Surviving Company,

(b)	Shares (including Shares represented by ADSs) held by the Company or its subsidiaries and the Shares (and Shares represented by ADSs) held by the ADS Depository and reserved for issuance pursuant to the Company’s share incentive plans immediately prior to the Effective Time (such Shares, the “Excluded Shares”), which will be cancelled and cease to exist without payment of any consideration or distribution (including the right to receive the Special Dividend) therefor, and

(c)	Shares held by holders who have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger pursuant to Section 238 of the Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) (the “Cayman Islands Companies Law”), which will be cancelled at the Effective Time for the right to receive the fair value of such Shares determined in accordance with the provisions of Section 238 of the Cayman Islands Companies Law (the “Dissenting Shares”).

In addition to the foregoing, at the Effective Time, (i) except as provided under the alternative option treatment with respect to vested options held by a director and certain officers of the Company described below, each option to purchase Shares granted under the currently-effective share incentive plans of the Company that will have become vested and remain outstanding and unexercised as of the Effective Time will be cancelled and, if the per Share exercise price of such vested option is less than US$9.10 (which amount represents the Per Share Merger Consideration plus the per Share Special Dividend), entitle the holders thereof to receive, as soon as practicable after the Effective Time, from the Surviving Company or one of its subsidiaries, without interest and net of any applicable withholding taxes, a cash amount equal to the product of (a) the excess, if any, of US$9.10 over the exercise price of such vested option and (b) the number of Shares underlying such vested option; (ii) each option to purchase Shares granted under the currently-effective share incentive plans of the Company that will not have become vested and remain outstanding and unexercised as of the Effective Time will be cancelled and, if the per Share exercise price of such unvested option is less than US$9.10, entitle the holders thereof to receive, as soon as practicable after the Effective Time, from the Surviving Company, without interest and net of any applicable withholding taxes, a restricted cash award equal to the product of (a) the excess, if any, of US$9.10 over the exercise price of such unvested option and (b) the number of Shares underlying such unvested option and subject to the same vesting conditions and schedules applicable to such unvested option without giving effect to the Merger.

Under the alternative option treatment mentioned above, at the Effective Time, all vested options to purchase Shares held by both Evan Sheng Guo, a director and the chief executive officer of the Company, and Robert Tianruo Pu, the chief financial officer of the Company, and 50% of the vested options held by each of George Weigang Wang and Jeff Ge Wang, each a vice president of the Company, will be cancelled without any payment and will entitle such director and officers of the Company to receive, on or as soon as practicable following the Merger and subject to satisfaction of all applicable Chinese foreign exchange rules, a number of (a) vested options and/or ordinary shares of the Surviving Company or (b) equity securities of a subsidiary of the Surviving Company, as determined by the Surviving Company in good faith consultation with such director and officers, with substantially equivalent economic value based on the value of the cash payment such director and officers would have received in the Merger had it not been for such alternative option treatment, at an equity valuation of the Surviving Company immediately following the Effective Time as implied by US$9.10 per ordinary share (which amount represents the Per Share Merger Consideration plus the per Share Special Dividend). As part of the alternative option treatment, but without duplication thereof, such director and officers may be granted equity interests in a subsidiary of the Surviving Company, whether now or hereinafter existing, in the event of a corporate restructuring based on the same valuation and will have certain rights to liquidate their shareholding upon the occurrence of certain exit events.

A special committee (the “Special Committee”) of the board of directors of the Company (the “Board”), composed of Peter Andrew Schloss and Alex Chit Ho, two independent directors who are unaffiliated with the Buyer Group or any member of the management of the Company, reviewed and considered the terms and conditions of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. The Special Committee, after due consideration, unanimously (a) determined that the execution of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to and in the best interests of the Company and its shareholders other than the members of the Buyer Group and the directors and officers of the Company (such shareholders and ADS holders, other than the members of the Buyer Group and the directors and officers of the Company, are referred to herein as the “Unaffiliated Security Holders”), (b)  recommended that the Board determine that the execution of the Merger Agreement, the Plan of Merger and consummation of the Transactions, including the Merger, and delegation of the authority of the Board to the Special Committee to declare the final amount of the Special Dividend, are fair to and in the best interests of the Company and the Unaffiliated Security Holders and approve and declare advisable the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, (c) recommended that the Board determine that the plan to declare the Special Dividend is fair to and in the best interests of the Company and the Unaffiliated Security Holders and authorize and delegate such authority to the Special Committee to declare final amount of the Special Dividend as determined in accordance with the Merger Agreement and set the record date and the payment date (consistent with the Merger Agreement) and otherwise implement the Special Dividend, and (d) recommended that the Board resolve to recommend in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, to the Company's shareholders.

At a meeting on April 6, 2017, the Board, acting upon the unanimous recommendation of the Special Committee and after each director present at the meeting duly disclosed his interests in the Transactions, including the Merger, as required by the memorandum and articles of association of the Company (as amended to date) and laws of the Cayman Islands, (a) determined that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, are fair to, and in the best interests of, the Company and the Unaffiliated Security Holders and declared it advisable for the Company to enter into the Transactions, including the Merger, (b) authorized and approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger, and the limited guarantees by the Hillhouse Equity Sponsor and the FountainVest Equity Sponsors in favor of the Company and the consummation of the Transactions, including the Merger, (c) directed that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, be submitted to the shareholders of the Company for authorization and approval, (d) subject to the terms of the Merger Agreement, resolved to recommend the approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, to the shareholders of the Company, (e) declared the Special Dividend in an amount of not less than US$0.28 per Share and US$0.56 per ADS, but in any event not greater than US$1.35 per Share and US$2.70 per ADS to the shareholders and ADS holders of record as of immediately prior to the Effective Time, and (f) authorized and delegated the authority to the Special Committee to declare the final amount of the Special Dividend as determined in accordance with the Merger Agreement and set the record date and the payment date (consistent with the Merger Agreement) and otherwise implement the Special Dividend.

The Board recommends that you vote FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and, upon the Merger becoming effective, the amendment and restatement of the memorandum and articles of association of the Company (as the Surviving Company) in the form attached to the Plan of Merger, and FOR the proposal to authorize each director or officer of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

In considering the recommendation of the Special Committee and the Board, you should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, and/or in addition to, the interests of the Company’s shareholders generally. The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the Merger Agreement and related matters.

The accompanying proxy statement provides detailed information about the Merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the Company from documents the Company has filed with the United States Securities and Exchange Commission (the “SEC”), which are available for free at the SEC’s website www.sec.gov.

The Merger cannot be completed unless the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are authorized and approved by a special resolution passed by an affirmative vote of shareholders representing two-thirds or more of the votes attaching to the Shares (including Shares represented by ADSs) present and voting in person or by proxy as a single class at the extraordinary general meeting of the Company’s shareholders.

Pursuant to the terms of a support agreement (the “Support Agreement”), dated April 6, 2017, by and between Parent and Merger Company, Parent has agreed, among other things, to vote all of the Shares held directly or indirectly by it in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. Based on the shareholding of Parent as of the date of the accompanying proxy statement and the number of Shares expected to be issued and outstanding and entitled to vote as of the close of business in the Cayman Islands on September 4, 2017, the record date for voting Shares at the extraordinary general meeting (the “Share Record Date”), assuming Parent complies with its voting undertakings under the Support Agreement, a quorum will be present at the extraordinary general meeting and sufficient votes will be cast to approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, without any further vote of any other shareholder being required. The voting obligations of Parent contained in the Support Agreement terminate upon the earlier to occur of (i) the Effective Time and (ii) the valid termination of the Merger Agreement in accordance with its terms.

In addition, on June 21, 2017, Merger Company entered into a share purchase agreement (the “Ridgegate SPA”) with Ridgegate Proprietary Limited (“Ridgegate”), a proprietary company limited by shares existing under the laws of the Commonwealth of Australia, in its capacity as trustee of the CPH Zhaopin Holdings Unit Trust, pursuant to which, among other things, Ridgegate has agreed to sell, and Merger Company has agreed to purchase, all of the 16,666,666 Class B Shares owned by Ridgegate, in its capacity as trustee of the CPH Zhaopin Holdings Unit Trust (the “Ridgegate Class B Shares”), for an aggregate cash consideration of US$151,666,660.60, or US$9.10 per Share (which is the same aggregate cash consideration that Ridgegate would otherwise be entitled to receive in respect of the Ridgegate Class B Shares in the Merger if the transactions contemplated by the Ridgegate SPA are not consummated). Under the Ridgegate SPA, in the event that the consummation of the purchase and sale of the Ridgegate Class B Shares has not occurred on or prior to the Share Record Date, Ridgegate has agreed to vote all of the Ridgegate Class B Shares (representing, as of the date of the accompanying proxy statement, approximately 14.9% of the issued and outstanding Shares, and 18.2% of the outstanding voting power, of the Company) in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. The consummation of the purchase and sale of the Ridgegate Shares contemplated by the Ridgegate SPA is subject to the expiration of the waiting period following the filing of the Schedule 13e-3 with the SEC pursuant to Rule 13e-3 of the Exchange Act and other customary closing conditions, and is expected to occur prior to the consummation of the Merger during the third quarter of 2017. Based on the shareholding of Parent as of the date of the accompanying proxy statement and the number of Shares expected to be issued and outstanding and entitled to vote as of the Share Record Date, assuming Parent complies with its voting undertakings under the Support Agreement, the transactions contemplated by the Ridgegate SPA, including the voting agreement between Merger Company and Ridgegate, will not have any material impact on the shareholder vote at the extraordinary general meeting to approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

Voting at the extraordinary general meeting will take place by poll voting, as required by the Company’s articles of association. Whether or not you plan to attend the extraordinary general meeting, please complete the accompanying proxy card in accordance with the instructions set forth on the proxy card, as promptly as possible. The deadline to lodge your proxy card is September 23, 2017 at 10:00 a.m. (Beijing time). Each holder of Class A ordinary shares held as of the close of business in the Cayman Islands on the Share Record Date is entitled to one vote per Class A ordinary share. Each holder of Class B Shares held as of the close of business in the Cayman Islands on the Share Record Date is entitled to four votes per Class B Share. Holders of our Class A Shares and Class B Shares will vote as a single class on all matters described in the accompanying proxy statement.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are held of record by a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name. If you submit a signed proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and FOR the proposal to authorize each director or officer of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

As the record holder of the Shares represented by ADSs, the ADS Depositary will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions timely received from holders of ADSs at the close of business in New York City on August 25, 2017 (the “ADS Record Date”). The ADS Depositary must receive such instructions no later than 12:00 p.m. (New York City time) on September 21, 2017. The ADS Depositary has advised us that, pursuant to Section 12 of the Deposit Agreement, it will not vote or attempt to exercise the right to vote any Shares other than in accordance with signed voting instructions from the relevant ADS holder and, accordingly, Shares represented by ADSs for which no timely voting instructions are received by the ADS Depositary will not be voted. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

Holders of ADSs will not be able to attend the extraordinary general meeting unless they cancel their ADSs and become holders of Shares prior to the close of business in the Cayman Islands on September 4, 2017, the Share Record Date. ADS holders who wish to cancel their ADSs need to make arrangements to deliver the ADSs (or to the extent ADSs are certificated, the certificates evidencing such ADSs) to the ADS Depositary for cancellation before 10:00 a.m. (New York City time) on August 30, 2017 together with (a) delivery instructions for the corresponding Shares (including the name and address of the person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees (US$0.05 for each ADS) pursuant to the terms of the Deposit Agreement and any applicable taxes, and (c) a certification that the ADS holder either (i) held the ADSs as of the ADS Record Date and has not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled, or has given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS Depositary will arrange for J.P. Morgan Chase Banks N.A., Hong Kong Branch, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Company to issue and mail a certificate to your attention. If the Merger is not completed, the Company will continue to be a public company in the United States and ADSs will continue to be listed on the NYSE. Shares are not listed and cannot be traded on any stock exchange other than the NYSE, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the Merger is not completed and you wish to be able to sell your Shares on a stock exchange, you will need to deposit your Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs and applicable share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

Shareholders who dissent from the Merger in accordance with Section 238 of the Cayman Islands Companies Law will have the right to receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights, which is attached as Annex D to the accompanying proxy statement. The fair value of your Shares as determined under the Cayman Islands Companies Law could be more than, the same as or less than the merger consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs AND PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS BEFORE 10:00 A.M. (NEW YORK CITY TIME) ON SEPTEMBER 20, 2017 AND BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE ON THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WILL CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND ADSs WILL CONTINUE TO BE LISTED ON THE NYSE. SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NYSE, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WILL NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

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Neither the SEC nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

If you have any questions or need assistance voting your Shares, please call Ms. Daisy Wang, at +86 (10) 58635888-68346 or via email at ir@zhaopin.com.cn.

Thank you for your cooperation and continued support.

Sincerely,	Sincerely,

/s/ Peter Andrew Schloss	/s/ Peter Dobie Everingham
Peter Andrew Schloss	Peter Dobie Everingham
On behalf of the Special Committee	Chairman of the Board

The accompanying proxy statement is dated August 17, 2017, and is first being mailed to the Company’s ADS holders on or about August 30, 2017 and to the Company's shareholders on or about September 4, 2017.

Zhaopin Limited

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON

September 25 , 2017

Dear Shareholder:

Notice is hereby given that an extraordinary general meeting of the shareholders of Zhaopin Limited (referred to herein alternately as “the Company,” “us,” “we” or other terms correlative thereto) will be held on September 25, 2017 at 10:00 a.m. (Beijing time) at 5/F, Shoukai Plaza, No.10 Furong Street, Wangjing, Chaoyang District, Beijing, People’s Republic of China.

Only registered holders of ordinary shares of the Company, consisting of Class A ordinary shares and Class B ordinary shares, par value US$0.01 per share (each, a “Share”), at the close of business in the Cayman Islands on September 4, 2017 (the “Share Record Date”) or their proxy holders are entitled to vote at this extraordinary general meeting. At the extraordinary general meeting, you will be asked to consider and vote upon the following resolutions as special resolutions:

THAT the Agreement and Plan of Merger, dated as of April 6, 2017 (as amended from time to time, the “Merger Agreement”), among SEEK International Investments Pty Ltd., a proprietary company limited by shares existing under the laws of the Commonwealth of Australia (“Parent”), Zebra Mergerco, Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Merger Company”), and the Company (the Merger Agreement being in the form attached as Annex A to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting), the Plan of Merger (the “Plan of Merger”) required to be registered with the Registrar of Companies in the Cayman Islands (the Plan of Merger being substantially in the form attached as Annex B to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting) in order to give effect to the merger of Merger Company with and into the Company (the “Merger”), with the Company continuing as the surviving company after the Merger, and any and all transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”), including (i) the Merger, and (ii) the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of the new amended and restated memorandum and articles of association in the form attached as Annexure 2 to the Plan of Merger (the “Amendment of the M&A”), be authorized and approved; and

THAT each director or officer of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Amendment of the M&A.

Please refer to the accompanying proxy statement, which is attached to and made a part of this notice. A list of the Company’s shareholders will be available at its principal executive offices at 5/F, Shoukai Plaza, No.10 Furong Street, Wangjing, Chaoyang District, Beijing, People’s Republic of China, during ordinary business hours for the two business days immediately prior to the extraordinary general meeting.

Parent is the Company’s largest shareholder, and as of the date of the accompanying proxy statement, beneficially owns in the aggregate 68,259,876 Class B ordinary shares representing approximately 60.9% of the issued and outstanding ordinary shares of the Company and 74.4% of the outstanding voting power of the Company, which is more than the two-thirds majority necessary to approve a special resolution of the shareholders of the Company as required under laws of the Cayman Islands to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Amendment of the M&A. Concurrently with the execution of the Merger Agreement, Parent entered into a support agreement (the “Support Agreement”) with Merger Company, dated April 6, 2017, pursuant to which Parent has agreed (i) to vote all of the Shares held directly or indirectly by it in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, (ii) to receive no merger consideration in respect of certain amount of Shares held by Parent as set forth thereunder (the “Continuing Shares”) in the Merger (but shall still be entitled to receive the Special Dividend in respect thereof); and (iii) that each Continuing Share issued and outstanding immediately prior to the effectiveness of the Merger shall not be cancelled in the Merger and shall continue to exist without interruption and shall thereafter represent one Class B ordinary share of the Surviving Company upon the effectiveness of the Merger.

In addition, on June 21, 2017, Merger Company entered into a share purchase agreement (the “Ridgegate SPA”) with Ridgegate Proprietary Limited (“Ridgegate”), a proprietary company limited by shares existing under the laws of the Commonwealth of Australia, pursuant to which Ridgegate, in its capacity as trustee of the CPH Zhaopin Holdings Unit Trust, has agreed to sell, and Merger Company has agreed to purchase, all of the 16,666,666 Shares owned by Ridgegate, in its capacity as trustee of the CPH Zhaopin Holdings Unit Trust (the “Ridgegate Class B Shares”), for an aggregate cash consideration of US$151,666,660.60, or US$9.10 per Share (which is the same aggregate cash consideration that Ridgegate would otherwise be entitled to receive in respect of the Ridgegate Class B Shares in the Merger if the transactions contemplated by the Ridgegate SPA are not consummated). Under the Ridgegate SPA, in the event that the consummation of the purchase and sale of the Ridgegate Class B Shares has not occurred on or prior to the Share Record Date, Ridgegate has agreed to vote all of the Ridgegate Class B Shares (representing, as of the date of the accompanying proxy statement, approximately 14.9% of the issued and outstanding Shares, and 18.2% of the outstanding voting power, of the Company) in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Amendment of the M&A. Based on the shareholding of Parent as of the date of the accompanying proxy statement and the number of Shares expected to be issued and outstanding and entitled to vote as of the Share Record Date, assuming Parent complies with its voting undertakings under the Support Agreement, the transactions contemplated by the Ridgegate SPA, including the voting agreement between Merger Company and Ridgegate, will not have any material impact on the shareholder vote at the extraordinary general meeting to approve and authorize the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Amendment of the M&A.

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Immediately following the effectiveness of the Merger, the Company will be beneficially owned by Parent together with Hillhouse Capital Fund III, L.P., a Cayman Islands exempted limited partnership (the “Hillhouse Equity Sponsor”), FountainVest China Growth Fund II, L.P., a Cayman Islands exempted limited partnership (“FountainVest Fund II”), FountainVest China Growth Capital Fund II, L.P., a Cayman Islands exempted limited partnership (“FountainVest Capital Fund II”), and FountainVest China Growth Capital-A Fund II, L.P., a Cayman Islands exempted limited partnership (“FountainVest Capital-A Fund II”, together with FountainVest Fund II and FountainVest Capital Fund II, collectively, the “FountainVest Equity Sponsors”). Parent, the Hillhouse Equity Sponsor and the FountainVest Equity Sponsors, and the respective affiliates of each of the foregoing (excluding the Company or any of its subsidiaries) are collectively referred to herein as the “Buyer Group.”

After careful consideration and upon the unanimous recommendation of the special committee of the board of directors of the Company comprised solely of directors unrelated to any member of the Buyer Group or any member of the management of the Company, the Company’s board of directors unanimously authorized and approved the Merger Agreement and recommends that you vote FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Amendment of the M&A, and FOR the proposal to authorize each director or officer of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Amendment of the M&A.

The Merger cannot be completed unless the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Amendment of the M&A, are authorized and approved by a special resolution passed by an affirmative vote of shareholders representing two-thirds or more of the votes attaching to the Shares (including Shares represented by ADSs) present and voting in person or by proxy as a single class at the extraordinary general meeting of the Company’s shareholders. Based on the shareholding of Parent as of the date of the accompanying proxy statement and the number of Shares expected to be issued and outstanding and entitled to vote as of the Share Record Date, assuming Parent complies with its voting undertakings under the Support Agreement, a quorum will be present at the extraordinary general meeting and sufficient votes will be cast to approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Amendment of the M&A, without any further vote of any other shareholder being required. The voting obligations of Parent contained in the Support Agreement terminate upon the earlier to occur of (i) the Effective Time and (ii) the valid termination of the Merger Agreement in accordance with its terms.

Even if you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. To be valid, your proxy card must be completed, signed and returned to the Company’s principal executive offices at 5/F, Shoukai Plaza, No.10, Furong Street, Wangjing, Chaoyang District, Beijing, People’s Republic of China, Attention: Daisy Wang, no later than September 23, 2017 at 10:00 a.m. ( Beijing time). The proxy card is the “instrument appointing a proxy” and the “instrument of proxy” as referred to in the Company’s articles of association. Voting at the extraordinary general meeting will take place by poll voting, as required by the Company’s articles of association. Each holder of Class A ordinary shares held as of the close of business in the Cayman Islands on the Share Record Date is entitled to one vote per Class A ordinary share. Each holder of Class B ordinary shares held as of the close of business in the Cayman Islands on the Share Record Date is entitled to four votes per Class B ordinary share. Holders of our Class A ordinary shares and Class B ordinary shares will vote as a single class on all matters described in the accompanying proxy statement. If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on the proxy card.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name.

If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card or fail to give voting instructions to your broker, bank or other nominee, your vote will not be counted.

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When proxies are properly dated, executed and returned by holders of Shares, the Shares they represent will be voted at the extraordinary general meeting in accordance with the instructions of the shareholders.

If you own ADSs as of the close of business in New York City on August 25, 2017 (the “ADS Record Date”) (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct JPMorgan Chase Bank, N.A., in its capacity as the ADS depositary (the “ADS Depositary”) and the holder of the Shares underlying your ADSs, how to vote the Shares underlying your ADSs. The ADS Depositary must receive your instructions no later than 12:00 p.m. (New York City time) on September 21, 2017 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote. Alternatively, you may vote at the extraordinary general meeting directly if you cancel your ADSs and become a registered holder of the Shares underlying your ADSs prior to the close of business in the Cayman Islands on September 4, 2017, the Share Record Date. If you wish to cancel your ADSs for the purpose of voting Shares directly, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation before 10:00 a.m. (New York City time) on August 30, 2017 together with (a) delivery instructions for the corresponding Shares (including the name and address of the person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees (US$0.05 for each ADS) pursuant to the terms of the Deposit Agreement, dated as of June 11, 2014, among the Company, the ADS Depositary and the holders and beneficial owners of ADSs issued thereunder (the “Deposit Agreement”) and any applicable taxes and (c) a certification that you either (i) held the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled or have given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf.

Shareholders who dissent from the Merger in accordance with Section 238 of the Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) (the “Cayman Islands Companies Law”) will have the right to receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights, which is attached as Annex D to the accompanying proxy statement. The fair value of their Shares as determined under the Cayman Islands Companies Law could be more than, the same as or less than the merger consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs AND PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS BEFORE 10:00 A.M. (NEW YORK CITY TIME) ON SEPTEMBER 20, 2017 AND BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE ON THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WILL CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND ADSs WILL CONTINUE TO BE LISTED ON THE NYSE. SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NYSE, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WILL NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

PLEASE DO NOT SEND YOUR SHARE CERTIFICATES OR CERTIFICATES EVIDENCING ADSs AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR SHARE CERTIFICATES OR ADRs.

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If you have any questions or need assistance voting your Shares, please call Ms. Daisy Wang, at +86 (10) 58635888-68346 or via email at ir@zhaopin.com.cn.

The Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are described in the accompanying proxy statement. Copies of the Merger Agreement and the Plan of Merger are included as Annex A and Annex B, respectively, to the accompanying proxy statement. We urge you to read the entire accompanying proxy statement carefully.

Notes:

1.	In the case of joint holders, the vote of the senior holder who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the other joint holders. For this purpose, seniority will be determined by the order in which the names stand in the register of members of the Company.
2.	The instrument appointing a proxy must be in writing under the hand of the appointer or of his or her attorney duly authorized in writing or, if the appointer is a corporation, either under seal or under the hand of an officer or attorney duly authorized.
3.	A proxy need not be a member (registered shareholder) of the Company.
4.	The chairman of the extraordinary general meeting may at his or her discretion direct that a proxy card will be deemed to have been duly deposited. A proxy card that is not deposited in the manner permitted will be invalid.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Peter Dobie Everingham
Peter Dobie Everingham
Chairman of the Board
August 17, 2017

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PROXY STATEMENT

Dated August 17, 2017

SUMMARY VOTING INSTRUCTIONS

Ensure that your shares of Zhaopin Limited can be voted at the extraordinary general meeting by submitting your proxy or contacting your broker, bank or other nominee.

If your shares are registered in the name of a broker, bank or other nominee: check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your shares are voted at the extraordinary general meeting.

If your shares are registered in your name: submit your proxy as soon as possible by signing, dating and returning the accompanying proxy card in the enclosed postage-paid envelope, so that your shares can be voted at the extraordinary general meeting unless you appoint a person other than the chairman of the meeting as proxy, in which case the shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

If you submit your signed proxy card without indicating how you wish to vote, the shares represented by your proxy will be voted in favor of the resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as your proxy, in which case the shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

If your ADSs are registered in the name of a broker, bank or other nominee: check the ADS voting instructions card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that the shares represented by your ADSs are voted at the extraordinary general meeting.

If your ADSs are registered in your name: submit your ADS voting instructions card as soon as possible by signing, dating and returning the enclosed ADS voting instructions card in the enclosed postage-paid envelope, so that the shares represented by your ADSs can be voted at the extraordinary general meeting on behalf of the ADS Depositary, as the registered holder of the shares represented by your ADSs.

If you have any questions or need assistance voting your Shares, please call Ms. Daisy Wang, at +86 (10) 58635888-68346 or via email at ir@zhaopin.com.cn.

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SUMMARY TERM SHEET

This “Summary Term Sheet” and the “Questions and Answers About the Extraordinary General Meeting and the Merger” highlight selected information contained in this proxy statement regarding the Merger (as defined below) and may not contain all of the information that may be important to your consideration of the Merger and other transactions contemplated by the Merger Agreement (as defined below). You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page 121. In this proxy statement, the terms “the Company,” “us,” “we” or other terms correlative thereto refer to Zhaopin Limited. All references to “dollars”, “U.S. dollars” and “US$” in this proxy statement are to U.S. dollars, and all references to “RMB” in this proxy statement are to Renminbi, the lawful currency of the People’s Republic of China (the “PRC”).

The Parties Involved in the Merger

The Company

We are a leading career platform in the PRC, focusing on connecting users with relevant job opportunities throughout their career lifecycle. Our zhaopin.com website is the most popular career platform in China, as measured by average daily unique visitors in each of the 12 months ended June 30, 2017, the number of registered users as of June 30, 2017 and the number of unique customers for the three months ended June 30, 2017.

We are an exempted company with limited liability incorporated under the laws of the Cayman Islands. Our principal executive offices are located at 5/F, Shoukai Plaza, No.10 Furong Street, Wangjing, Chaoyang District, Beijing, People’s Republic of China. Our telephone number at this address is +86 (10) 58635888.

For a description of our history, development, business and organizational structure, see our Annual Report on Form 20-F for the fiscal year ended June 30, 2016, filed with the United States Securities and Exchange Commission (the “SEC”) on October 13, 2016, which is incorporated herein by reference. See “Where You Can Find More Information” beginning on page 121 for a description of how to obtain a copy of our Annual Report.

SEEK Limited

SEEK Limited (“SEEK”) is a public company limited by shares existing under the laws of the Commonwealth of Australia. SEEK is a public company listed on the Australian Stock Exchange, which has a unified purpose to help people live more fulfilling and productive working lives and to help organizations succeed. The business address of SEEK is Level 6, 541 St Kilda Road, Melbourne, Victoria 3004, Australia and its business telephone number is +61 (3) 8517 4100.

SEEK International Investments Pty Ltd.

SEEK International Investments Pty Ltd. (“Parent”) is a proprietary company limited by shares existing under the laws of the Commonwealth of Australia. Parent is an investment holding company wholly owned by SEEK. Parent currently owns 68,259,876 Class B ordinary shares, par value US$0.01 per share, of the Company (“Class B Shares”) as of the date of this proxy statement, representing approximately 60.9% of the total issued and outstanding Class B Shares and Class A ordinary shares, par value US$0.01 per share, of the Company (“Class A Shares”) including the Class A Shares represented by the American depositary shares, each representing two Class A Shares (“ADSs”), as of the date of this proxy statement. In this proxy statement, the term “Shares” refers to the Class A Shares and the Class B Shares, collectively, and “Share” refers to each and any Class A Share or Class B Share.

The business address of Parent is Level 6, 541 St Kilda Road, Melbourne, Victoria 3004, Australia and its business telephone number is +61 (3) 8517 4100. Parent is a controlling shareholder of the Company.

Zebra Mergerco, Ltd.

Zebra Mergerco, Ltd. (“Merger Company”), an exempted company with limited liability incorporated under the laws of the Cayman Islands. Merger Company, is a holding company that is jointly owned and controlled by the Hillhouse Investor and the FountainVest Investor (each as defined below), and was formed solely for the purpose of effecting the Merger. Neither Parent nor any of its affiliates (including SEEK) has any ownership interest in Merger Company. The business address of Merger Company is c/o Citco Trustees (Cayman) Limited, 89 Nexus Way, Camana Bay, P.O. Box 31106, Grand Cayman KY1-1205, Cayman Islands.

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HH RSV-XVIII Holdings Limited

HH RSV-XVIII Holdings Limited (“Hillhouse Investor”), an exempted company with limited liability incorporated under the laws of the Cayman Islands, is 100% owned and controlled by the Hillhouse Equity Sponsor. The business address of HH RSV-XVIII Holdings Limited is 3rd Floor, 18 Fort Street, George Town, Grand Cayman KY1-1108, Cayman Islands.

Hillhouse Capital Fund III, L.P.

Hillhouse Capital Fund III, L.P. (the “Hillhouse Equity Sponsor”) is a Cayman Islands exempted limited partnership. The business address of the Hillhouse Equity Sponsor is 3rd Floor, 18 Fort Street, George Town, Grand Cayman KY1-1108, Cayman Islands.

Bella Agent Holding Limited

Bella Agent Holding Limited (the “FountainVest Investor”), a private company limited by shares incorporated under the laws of Hong Kong, is 100% owned and controlled by the FountainVest Equity Sponsors. The business address of the FountainVest Investor is Flat/Rm 1901, 19/F, Lee Garden One, 33 Hysan Avenue, Causeway Bay, Hong Kong.

FountainVest Equity Sponsors

Each of FountainVest China Growth Fund II, L.P., FountainVest China Growth Capital Fund II, L.P. and FountainVest China Growth Capital-A Fund II, L.P. (collectively, the “FountainVest Equity Sponsors” and, together with the Hillhouse Equity Sponsor, the “Sponsors”) is a Cayman Islands exempted limited partnership. The business address of each of the FountainVest Equity Sponsors is Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

Throughout this proxy statement, SEEK, Parent, Merger Company, the Hillhouse Investor, the Hillhouse Equity Sponsor, the FountainVest Investor and the FountainVest Equity Sponsors, and their respective affiliates are collectively referred to as the “Buyer Group”. Additional information regarding the parties to the Merger (as defined below) is set forth in Annex F, which is attached hereto and incorporated herein by reference.

The Merger Agreement (Page 89)

The Company entered into an agreement and plan of merger, dated as of April 6, 2017, with Parent and Merger Company (such agreement and plan of merger as may be amended from time to time, is referred to herein as the “Merger Agreement.”). Pursuant to the Merger Agreement, Merger Company will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving company (the “Surviving Company”) after the Merger.

You are being asked to vote to authorize and approve the Merger Agreement, the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”) in connection with the Merger (the “Plan of Merger”), and the transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”), including the Merger and, upon the Merger becoming effective, the amendment and restatement of the memorandum and articles of association of the Company (as the Surviving Company) in the form attached to the Plan of Merger.

Following completion and as a result of the Merger, the Company, as the Surviving Company, will be 100% beneficially owned and controlled by the Buyer Group and will continue to do business under the name “Zhaopin Limited”. In addition, the Company’s American depositary shares program for the Class A Shares (the “ADS program”) that is maintained pursuant to the Deposit Agreement, dated as of June 11, 2014, among the Company, JPMorgan Chase Bank, N.A., in its capacity as the ADS depositary (the “ADS Depositary”), and the holders and beneficial owners of ADSs issued thereunder (the “Deposit Agreement”), will be terminated and ADSs will cease to be listed on the New York Stock Exchange (the “NYSE”), and price quotations with respect to sales of ADSs in the public market will no longer be available.

Copies of the Merger Agreement and the Plan of Merger are attached as Annex A and Annex B, respectively, to this proxy statement. You should read the Merger Agreement and the Plan of Merger in their entirety because they, and not this proxy statement, are the legal documents that govern the Merger.

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Special Dividend (Page 101)

If you are a holder of record of our Shares or ADSs as of immediately prior to the Closing, you will be entitled to receive a cash special dividend of US$0.94 per Share (corresponding with US$1.88 per ADS) (the “Special Dividend”). Payment of the Special Dividend is conditioned upon the consummation of the Merger and will be made by the Company as soon as practicable (and no later than three business days) following the effective time of the Merger (the “Effective Time”).

Merger Consideration (Page 89)

Under the terms of the Merger Agreement, at the Effective Time, each Share, other than certain Shares described below, issued and outstanding immediately prior to the Effective Time will cease to exist and be cancelled and will be converted into and exchanged for the right to receive US$8.16 (which represents US$9.10 per Share minus the US$0.94 per Share amount of the Special Dividend) (such amount, the “Per Share Merger Consideration”), and each ADS, together with the two Shares underlying each such ADS, will cease to exist and shall be cancelled in exchange for US$16.32 (which amount represents US$18.20 per ADS minus the US$1.88 per ADS amount of the Special Dividend) (such amount, the “Per ADS Merger Consideration”) to be paid, net of the cancellation fees of US$0.05 per ADS, pursuant to the terms of Deposit Agreement, in each case, in cash, without interest and net of any applicable withholding taxes. The Per Share Merger Consideration, together with the per Share amount of the Special Dividend, will result in holder of Shares immediately prior to the Effective Time being entitled to receive a total of US$9.10 in cash per Share, and the Per ADS Merger Consideration, together with the per ADS amount of the Special Dividend, will result in holder of ADSs immediately prior to the Effective Time being entitled to receive a total of US$18.20 in cash per ADS, in connection with the Merger.

Notwithstanding the foregoing, if the Merger is completed, the following Shares (including Shares represented by ADSs) will not be converted into or exchanged for the right to receive the Per Share Merger Consideration or the Per ADS Merger Consideration described in the immediately preceding paragraph:

•	up to 68,259,876 Class B Shares held by Parent immediately prior to the Effective Time (subject to adjustment, the “Continuing Shares”), which will be entitled to receive the Special Dividend but which will receive no Per Share Merger Consideration or the Per ADS Merger Consideration in respect therefor, and shall not be cancelled and instead shall continue to exist without interruption and shall thereafter represent one validly issued, fully paid and non-assessable Class B ordinary share, par value US$0.01 each, of the Surviving Company,

•	Shares (including Shares represented by ADSs) held by the Company or its subsidiaries and the Shares (and Shares represented by ADSs) held by the ADS Depository and reserved for issuance pursuant to the Company’s share incentive plans immediately prior to the Effective Time (such Shares, the “Excluded Shares”), which will be cancelled and cease to exist without payment of any consideration or distribution (including the right to receive the Special Dividend) therefor, and

•	Shares held by holders who have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger pursuant to Section 238 of the Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) (the “Cayman Islands Companies Law”), which will be cancelled at the Effective Time for the right to receive the fair value of such Shares determined in accordance with the provisions of Section 238 of the Cayman Islands Companies Law (the “Dissenting Shares”).

If the Merger is completed, the Continuing Shares will not be cancelled and will continue as Class B ordinary shares of the Surviving Company at the Effective Time, and each ordinary share, par value US$0.01 per share, of Merger Company issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and non-assessable Class A ordinary share, par value US$0.01 per share, of the Surviving Company.

Treatment of Share Options (Page 90)

At the Effective Time, (i) except as provided under the alternative option treatment with respect to vested options held by a director and certain officers of the Company described below, each option to purchase Shares granted under the Company’s 2004 Stock Option Plan, 2005 Stock Option Plan, 2006 Stock Option Plan, 2009 Stock Option Plan, 2010 Global Share Plan, 2013 Global Share Plan and 2014 Share Incentive Plan (collectively, the “Share Incentive Plans”) that will have become vested and remain outstanding and unexercised as of the Effective Time will be cancelled and, if the per Share exercise price of such vested option is less than US$9.10 (which amount represents the Per Share Merger Consideration plus the per Share Special Dividend), entitle the holders thereof to receive, as soon as practicable after the Effective Time, from the Surviving Company or one of its subsidiaries, without interest and net of any applicable withholding taxes, a cash amount equal to the product of (a) the excess, if any, of US$9.10 over the exercise price of such vested option and (b) the number of Shares underlying such vested option; (ii) each option to purchase Shares granted under the Share Incentive Plans that will not have become vested and remain outstanding and unexercised as of the Effective Time will be cancelled and, if the per Share exercise price of such unvested option is less than US$9.10, entitle the holders thereof to receive, as soon as practicable after the Effective Time, from the Surviving Company, without interest and net of any applicable withholding taxes, a restricted cash award equal to the product of (a) the excess, if any, of US$9.10 over the exercise price of such unvested option and (b) the number of Shares underlying such unvested option and subject to the same vesting conditions and schedules applicable to such unvested option without giving effect to the Merger.

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Under the alternative option treatment mentioned above, at the Effective Time, all vested options to purchase Shares held by both Evan Sheng Guo, a director and the chief executive officer of the Company, and Robert Tianruo Pu, the chief financial officer of the Company, and 50% of the vested options held by each of George Weigang Wang and Jeff Ge Wang, each a vice president of the Company, will be cancelled without any payment and will entitle such director and officers of the Company to receive, on or as soon as practicable following the Merger and subject to satisfaction of all applicable Chinese foreign exchange rules, a number of (a) vested options and/or ordinary shares of the Surviving Company or (b) equity securities of a subsidiary of the Surviving Company, as determined by the Surviving Company in good faith consultation with such director and officers, with substantially equivalent economic value based on the value of the cash payment such director and officers would have received in the Merger had it not been for such alternative option treatment, at an equity valuation of the Surviving Company immediately following the Effective Time as implied by US$9.10 per ordinary share (which amount represents the Per Share Merger Consideration plus the per Share Special Dividend). As part of the alternative option treatment, but without duplication thereof, such director and officers may be granted equity interests in a subsidiary of the Surviving Company, whether now or hereinafter existing, in the event of a corporate restructuring based on the same valuation and will have certain rights to liquidate their shareholding upon the occurrence of certain exit events.

At the Effective Time, the Share Incentive Plans and all relevant award agreements applicable to the Share Incentive Plans will be terminated.

Support Agreement (Annex E)

Concurrently with the execution and delivery of the Merger Agreement, Parent entered into a support agreement, dated as of April 6, 2017 (as may be amended from time to time, the “Support Agreement”) with Merger Company, pursuant to which Parent agreed, among other things:

•	to vote all of the Shares held directly or indirectly by it in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

•	to receive no Merger Consideration in respect of the Continuing Shares in the Merger (but shall still be entitled to receive the Special Dividend); and

•	that each Continuing Share issued and outstanding immediately prior to the Effective Time shall not be cancelled in the Merger and shall continue to exist without interruption and shall thereafter represent one Class B ordinary share of the Surviving Company at the Effective Time.

As of the date of this proxy statement, Parent beneficially owns in the aggregate 68,259,876 Class B ordinary shares representing approximately 60.9% of the issued and outstanding Shares of the Company and 74.4% of the outstanding voting power of the Company.

A copy of the Support Agreement is attached as Annex E to the proxy statement, and is incorporated by reference into this proxy statement.

Ridgegate Share Purchase Agreement (Page 68)

Subsequent to the execution of the Merger Agreement, the Merger Company entered into a share purchase agreement, dated June 21, 2017 (the “Ridgegate SPA”), with Ridgegate Proprietary Limited (“Ridgegate”), a proprietary company limited by shares existing under the laws of the Commonwealth of Australia, pursuant to which Ridgegate, in its capacity as trustee of the CPH Zhaopin Holdings Unit Trust, has agreed to sell, and Merger Company has agreed to purchase, all of the 16,666,666 Class B Shares (the “Ridgegate Class B Shares”) owned by Ridgegate (representing, as of the date of this proxy statement, approximately 14.9% of the issued and outstanding Shares, and 18.2% of the outstanding voting power, of the Company), for an aggregate consideration of US$151,666,660.60, or US$9.10 per Share (which is the same aggregate consideration that Ridgegate would otherwise be entitled to receive in respect of the Ridgegate Class B Shares if the transactions contemplated by the Ridgegate SPA are not consummated prior to the Merger) (the transactions contemplated by the Ridgegate SPA, the “Ridgegate Purchase”).

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In the event that the consummation of the Ridgegate Purchase has not occurred by the Share Record Date, Ridgegate has agreed to vote all of the Ridgegate Class B Shares in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

Pursuant to the Company’s memorandum and articles of association, the Ridgegate Class B Shares (which are entitled to four votes per Class B Share) will automatically, upon transfer to Merger Company, convert into Class A Shares (which are entitled to one vote per Class A Share). As a result of such conversion, upon consummation of the Ridgegate Purchase, assuming the same number of issued and outstanding Shares as of the date of this proxy statement, (i) Merger Company will hold 5.3% of the outstanding voting power of the Company, (ii) Parent will hold 68,259,876 Class B Shares, representing approximately 60.9% of the issued and outstanding Shares, and 86.2% of the outstanding voting power, of the Company, and (iii) the Buyer Group will collectively hold 84,926,542 Shares, consisting of 68,259,876 Class B Shares held by Parent and 16,666,666 Class A Shares held by Merger Company, representing approximately 75.8% of the issued and outstanding Shares, and 91.4% of the outstanding voting power, of the Company.

Following the Ridgegate Purchase, the Merger Company will be entitled to receive an aggregate consideration of US$151,666,660.60 in connection with the Merger in respect of the Ridgegate Class B Shares, as converted to Class A Shares, or US$135,999,994.56 as Merger Consideration and US$15,666,666.04 by way of the Special Dividend, which is the same consideration per Share that the Unaffiliated Security Holders are entitled to receive in connection with the Merger.

The consummation of the Ridgegate Purchase is subject to the expiration of the waiting period following the filing of the Schedule 13e-3 with the SEC pursuant to Rule 13e-3 of the Exchange Act and other customary closing conditions, and is expected to occur prior to the consummation of the Merger during the third quarter of 2017.

Record Date and Quorum (Page 84)

You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in the Cayman Islands on September 4, 2017, the record date for voting Shares at the extraordinary general meeting (the “Share Record Date”). If you own Shares at the close of business in the Cayman Islands on the Share Record Date, the deadline for you to lodge your proxy card and vote is September 23, 2017 at 10:00 a.m. (Beijing time).

If you own ADSs as of the close of business in New York City on August 25, 2017 (the “ADS Record Date”) (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs, as explained below), you cannot vote directly nor are you able to attend the extraordinary general meeting, but you may instruct the ADS Depositary (as the holder of the Shares underlying your ADSs) on how to vote the Shares underlying your ADSs. The ADS Depositary must receive your instructions no later than 12:00 p.m. (New York City time) on September 21, 2017 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting.

Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs and become a holder of Shares by the close of business in the Cayman Islands on September 4, 2017, the Share Record Date. In addition, if you hold your ADSs through a broker, bank or nominee, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote at the extraordinary general meeting.

The presence at the extraordinary general meeting, in person, by proxy or by corporate representative, of one or more shareholders together holding (or representing by proxy) no less than an aggregate of one-third of the total voting power of all Shares in issue and entitled to vote will constitute a quorum for the extraordinary general meeting.

Shareholder Vote Required to Approve the Merger Agreement and the Plan of Merger (Page 85)

The Merger cannot be completed unless the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and, upon the Merger becoming effective, the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of the new amended and restated memorandum and articles of association in the form attached to the Plan of Merger (the “Amendment of the M&A”), are authorized and approved by a special resolution of the Company’s shareholders, which requires an affirmative vote of holders of Shares (including Shares represented by ADSs) representing two-thirds or more of the votes attaching to the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting of the Company’s shareholders.

Each Class A Share entitles the holder thereof to one vote per Class A Share and each Class B Share entitles the holder thereof to four votes per Class B Share. Holders of our Class A Shares and Class B Shares will vote as a single class on all matters described in this proxy statement.

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Under the Support Agreement, Parent, as holder of approximately 74.4% of the outstanding voting power of the Company as of the date of this proxy statement, agreed to vote all of the Shares it owns in favor of adoption of the Merger Agreement. Based on the number of Shares expected to be issued and outstanding and entitled to vote as of the Share Record Date, Parent’s compliance with its voting undertaking in the Support Agreement assures that a quorum will be present at the extraordinary general meeting and sufficient votes will be cast to approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Amendment of the M&A, without any further vote of any other shareholder being required. In addition, pursuant to the Ridgegate SPA, in the event that the consummation of the Ridgegate Purchase has not occurred on or prior to the Share Record Date, Ridgegate has agreed to vote all of the Ridgegate Class B Shares (representing, as of the date of this proxy statement, approximately 14.9% of the issued and outstanding Shares, and 18.2% of the outstanding voting power, of the Company) in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Amendment of the M&A, at the extraordinary general meeting. If the consummation of the Ridgegate Purchase occurs on or prior to the Share Record Date, then Merger Company will vote all of the Ridgegate Class B Shares, as converted to Class A Shares in accordance with the Company’s memorandum and articles of association, in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Amendment of the M&A, at the extraordinary general meeting. Assuming Parent complies with its obligations under the Support Agreement, the Ridgegate Purchase will not have any material impact on the shareholder vote to approve and authorize the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Amendment of the M&A, at the extraordinary general meeting.

Dissenters’ Rights (Page 111)

Shareholders who elect to dissent from the Merger will have the right to receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights. The fair value of their Shares as determined under the Cayman Islands Companies Law could be more than, the same as, or less than the Merger Consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs AND PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS BEFORE 10:00 A.M. (NEW YORK CITY TIME) ON SEPTEMBER 20, 2017 AND BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE ON THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WILL CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND ADSs WILL CONTINUE TO BE LISTED ON THE NYSE. SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NYSE, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WILL NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

We encourage you to read the section of this proxy statement entitled “Dissenters’ Rights” as well as Annex D to this proxy statement carefully and to consult your Cayman Islands legal counsel if you desire to exercise your dissenters’ rights.

Purposes and Effects of the Merger (Page 58)

The purpose of the Merger is to enable the Buyer Group to acquire 100% control of the Company in a transaction in which the holders of Shares (other than the Continuing Shares, the Excluded Shares, the Dissenting Shares, and Shares represented by ADSs) and ADSs (other than ADSs representing the Excluded Shares) will be cashed out in exchange for the Per Share Merger Consideration or the Per ADS Merger Consideration, as applicable, and shareholder and ADS holders of the Company will additionally be entitled to receive the Special Dividend in respect of their Shares and ADSs. See “Special Factors—Purposes of and Reasons for the Merger” beginning on page 57 for additional information.

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ADSs, each representing two Class A Shares, are currently listed on the New York Stock Exchange (the “NYSE”) under the symbol “ZPIN.” It is expected that, immediately following the completion of the Merger, the Company will cease to be a publicly traded company and will instead become a private company beneficially owned by the Buyer Group. See “Special Factors—Effects of the Merger on the Company” beginning on page 58 for additional information.

Plans for the Company after the Merger (Page 62)

Following the completion of the Merger, the Buyer Group anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will cease to be a public traded company and will instead be beneficially owned by the Buyer Group.

Following the completion of the Merger and the anticipated deregistration, the Company will no longer be subject to the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the compliance and reporting requirements of the NYSE and the related direct and indirect costs and expenses.

Recommendations of the Special Committee and the Board (Page 35)

A special committee of the board of directors of the Company (the “Board”), composed of two independent directors who are unaffiliated with any member of the Buyer Group or any member of the management of the Company (the “Special Committee”), reviewed and considered the terms and conditions of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. The Special Committee, after due consideration, unanimously:

•	determined that the execution of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to and in the best interests of the Company and its shareholders other than the members of the Buyer Group and the directors and officers of the Company (such shareholders and ADS holders, other than the members of the Buyer Group and the directors and officers of the Company, are referred to herein as the “Unaffiliated Security Holders”),

•	approved and declared advisable the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and

•	recommended that the Board authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Amendment of the M&A.

Accordingly, the Board recommends that you vote FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Amendment of the M&A, and FOR the proposal to authorize each director or officer of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Amendment of the M&A.

For a detailed discussion of the material factors considered by the Special Committee and the Board in determining to recommend the approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and in determining that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, are fair to and in the best interests of the Company and the Unaffiliated Security Holders, see “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 35 and “Special Factors—Effects of the Merger on the Company—Primary Benefits and Detriments of the Merger” beginning on page 59. The foregoing summary is qualified in its entirety by reference to these sections.

Position of the Buyer Group as to the Fairness of the Merger (Page 41)

Each member of the Buyer Group believes that the Merger is fair to the Company’s Unaffiliated Security Holders. Their belief is based upon the factors discussed under “Special Factors—Position of the Buyer Group as to the Fairness of the Merger” beginning on page 41.

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Financing of the Merger (Page 64)

The Company and the Buyer Group estimate that the total amount of funds necessary to complete the Merger and related transactions (other than the Special Dividend) and pay related fees and expenses will be approximately US$426.5 million, assuming no exercise of dissenters’ rights by shareholders of the Company.

The Buyer Group expects to provide this amount through a combination of:

•	cash contributions from the Hillhouse Equity Sponsor and the FountainVest Equity Sponsors pursuant to their respective equity commitment letters, each dated April 6, 2017 (the “Equity Commitment Letters”); and

•	cash in the Company and its subsidiaries.

Prior to the Effective Time, the Buyer Group may also seek to obtain debt financing to fund part of the funds necessary to complete the Merger. However, the obligations of Parent and Merger Company under the Merger Agreement, including the obligation to pay the Merger Consideration, are not subject to any financing condition and are not contingent upon the results of efforts, if any, of the Buyer Group to obtain debt financing in connection with the Transactions.

The aggregate amount of the Special Dividend (including amounts payable to Parent) payable by the Company will be approximately US$105.33 million. Payment of the Special Dividend will be funded entirely by cash on hand at the Company at the Effective Time.

See “Special Factors—Financing of the Merger” beginning on page 64 for additional information.

Continuing Shares (Page 67)

Pursuant to the Support Agreement and the Merger Agreement, an aggregate of up to 68,259,876 Class B Shares held by Parent (representing approximately 60.9% of the total issued and outstanding Shares as of the date of this proxy statement, the equivalent of an aggregate value of US$557,000,588.16 at the Per Share Merger Consideration) are deemed Continuing Shares, and, Parent will not be entitled to receive any Merger Consideration in respect of the Continuing Shares held by it as of immediately prior to the Effective Time in the Merger, but will still be entitled to receive the Special Dividend in respect thereof. In addition, each Continuing Share held by Parent as of the Effective Time will not be cancelled in the Merger and will continue to exist without interruption, and shall thereafter represent one Class B ordinary share of the Surviving Company at the Effective Time.

As further described under “Special Factors— Financing of the Merger” beginning on page 64, the Merger Agreement and the Support Agreement provide that the number of the Continuing Shares will be proportionately reduced:

•	following the declaration of the final amount of the Special Dividend in the event that the Special Dividend exceeds the minimum amount of US$0.28 per Share (corresponding with US$0.56 per ADS) which the Company is required to pay as a Special Dividend under the Merger Agreement (the “Minimum Special Dividend”); and/or

•	at the Effective Time if the Buyer Group has arranged debt financing (including bridge financing from the Company) prior to the Effective Time and such debt financing is actually funded and used to pay a portion of the aggregate Per Share Merger Consideration or Per ADS Merger Consideration.

If the number of Continuing Shares is reduced in accordance with the Merger Agreement and the Support Agreement, each such Share that no longer constitutes a Continuing Share will be cancelled and cease to exist at the Effective Time and will be converted into and exchanged for the right of Parent to receive the Per Share Merger Consideration in respect thereof.

Based on the final amount of the Special Dividend declared on June 19, 2017, the number of Continuing Shares was reduced by 5,537,469 Class B Shares (representing the equivalent of an aggregate value of US$45,185,747.56 at the Per Share Merger Consideration that Parent will now be entitled to receive in respect of such Shares in the Merger), resulting in a total of 62,722,407 Continuing Shares held by Parent as of the date of this proxy statement (representing the equivalent of an aggregate value of US$511,814,840.60 at the Per Share Merger Consideration).

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See “Special Factors—Financing of the Merger” beginning on page 64 for additional information.

Limited Guarantees (Page 69)

Concurrently with the execution of the Merger Agreement, each of the Hillhouse Equity Sponsor and the FountainVest Equity Sponsors (each a “Guarantor”) entered into a limited guarantee (each a “Limited Guarantee”) with the Company to guarantee a portion of Merger Company’s obligation to pay the Merger Company Termination Fee (as defined in the section entitled “The Merger Agreement–Termination Fee and Reimbursement of Expenses”) and certain other payment obligations of Merger Company in relation to the collection of the Merger Company Termination Fee and the financing for the Merger. See “Special Factors—Limited Guarantees” beginning on page 69 for additional information.

Interim Investors Agreement (Page 69)

On April 6, 2017, Parent, the Hillhouse Investor, the Hillhouse Equity Sponsor, the FountainVest Investor, the FountainVest Equity Sponsors and certain affiliates of the Hillhouse Equity Sponsor and the FountainVest Equity Sponsors entered into an interim investors agreement (the “Interim Investors Agreement”), which governs, among other matters, the actions of and the relationship among the members of the Buyer Group with respect to the Merger Agreement and the transactions contemplated thereby. The Interim Investors Agreement provides for, among other things and, subject to certain limitations or exceptions therein, (i) the mechanism for making decisions relating to the Merger Agreement pending consummation of the Merger, (ii) the mechanism for making decisions for debt financing pending consummation of the Merger, and (iii) certain fees and expenses sharing arrangement among the Buyer Group.

Opinion of Duff & Phelps, Special Committee’s Financial Advisor (Page 50)

The Special Committee retained Duff & Phelps LLC (“Duff & Phelps”) to act as its financial advisor in connection with the Merger.

On April 6, 2017, Duff & Phelps rendered its oral opinion, which was subsequently delivered in writing, to the Special Committee that, as of such date and based upon and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Duff & Phelps as set forth in its written opinion to the Special Committee, the Per Share Merger Consideration to be received by the holders of Shares (other than the Continuing Shares, the Excluded Shares, the Dissenting Shares and Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) in the Merger, were fair, from a financial point of view, to such holders (without giving effect to any impact of the Merger on any particular holder of Shares or ADSs other than in their capacity as holders of Shares or ADSs).

The opinion of Duff & Phelps was addressed to the Special Committee and only addressed the fairness from a financial point of view of the Per Share Merger Consideration to be received by holders of the Shares (other than the Continuing Shares, the Excluded Shares, the Dissenting Shares and Shares represented by ADSs) and the Per ADS Merger Consideration to be received by holders of ADSs (other than ADSs representing the Excluded Shares) in the Merger, and does not address any other aspect or implication of the Merger. The summary of the opinion of Duff & Phelps in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex C to this proxy statement and sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Duff & Phelps in preparing its opinion. We encourage holders of the Shares and the ADSs to read carefully the full text of the written opinion of Duff & Phelps. However, the opinion of Duff & Phelps, the summary of the opinion and the related analysis set forth in this proxy statement are not intended to be, and do not constitute advice or a recommendation to any shareholder, or holder of ADSs, of the Company as to how to act or vote with respect to the Merger or any other matter.

Interests of the Company’s Executive Officers and Directors in the Merger (Page 70)

In considering the recommendation of the Special Committee and the Board, the Company’s shareholders should be aware that certain of the Company’s directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of the Company’s shareholders generally. These interests include, among others:

•	the cash-out of in-the-money vested and unexercised options to purchase Shares held by the directors and officers of the Company (including members of the Special Committee);

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•	the conversion of unexercised options to purchase Shares held by the directors and officers of the Company into the right to receive restricted cash awards;

•	all vested options and unexercised options to purchase Shares held by both Evan Sheng Guo, a director and the chief executive officer of the Company, and Robert Tianruo Pu, the chief financial officer of the Company, and 50% of the vested and unexercised options to purchase Shares held by each of George Weigang Wang and Jeff Ge Wang, each a vice president of the Company, will be subject to alternative option treatment whereby such individuals will receive vested options and/or other equity securities of the Surviving Company or a subsidiary thereof with substantially equivalent economic value based on the value of the cash payment such individuals would have received in the Merger had it not been for such alternative option treatment, at an equity valuation of the Surviving Company implied by the Per Share Merger Consideration and per Share Special Dividend;

•	continued indemnification rights and directors and officers liability insurance to be provided by the Surviving Company to former directors and officers of the Company pursuant to the Merger Agreement;

•	the monthly compensation of US$12,000 per month for the member of the Special Committee in exchange for his services in such capacity and US$16,000 per month for the chairman of the Special Committee in exchange for his services in such capacity (the payment of which is not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation of the Merger);

•	among the directors of the Company, Nicolas Andre Casboult is affiliated with Parent, Jason Lenga, Simon David Rosenberg and Peter Dobie Everingham were formerly affiliated with Parent and SEEK Limited (including through employment in various capacities as an executive officer, director, or consultant thereof) and Graham Burton Goldsmith serves as an independent non-executive director and the chair of the audit and risk management committee of SEEK Limited; and

•	the expected continuation of service of the executive officers of the Company with the Surviving Company in positions that are substantially similar to their current positions, allowing them to benefit from remuneration arrangements with the Surviving Company.

The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the Merger Agreement and related matters. Please see “Special Factors—Interests of Certain Persons in the Merger” beginning on page 70 for additional information.

Acquisition Proposals (Page 97)

The Merger Agreement restricts our ability, until the Effective Time or, if earlier, the termination of the Merger Agreement, to solicit or engage in discussions or negotiations with third parties regarding Competing Transactions (as defined in the section entitled “The Merger Agreement—No Solicitation of Competing Transactions”). See and read carefully “The Merger Agreement—No Solicitation of Competing Transactions” and “The Merger Agreement—No Change of Recommendation” beginning on page 97 and page 98, respectively.

Conditions to the Merger (Page 105)

The consummation of the Merger is subject to the satisfaction or waiver of the following conditions:

•	the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, being authorized and approved by a special resolution of the Company's shareholders; and

•	no governmental authority of competent jurisdiction having issued an injunction, restraining order or judgment which is then in effect that prohibits the consummation of the Merger.

The obligations of Parent and Merger Company to consummate the Merger are also subject to the satisfaction, or waiver of the following conditions:

•	the accuracy of the Company’s representations and warranties (subject to customary materiality qualifiers);

•	the Company having performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time;

•	the Company having delivered to Parent and Merger Company a certificate dated the closing date, signed by a director or executive officer of the Company, certifying as to the satisfaction of the two immediately preceding conditions;

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•	the Board having declared the Special Dividend and the Company having determined and declared the final amount of the Special Dividend in accordance with the Merger Agreement, and having Available Offshore Cash (as defined in the section entitled “The Merger Agreement—Available Offshore Cash Financing”) legally available and sufficient to pay the Special Dividend (as finally determined), to holders of record of issued and outstanding Shares and ADSs immediately prior to the Effective Time;

•	the Company having no less than US$300,000,000 in available cash, at least US$56,900,000 of which is Available Offshore Cash (as defined in the section entitled “The Merger Agreement—Financing”);

•	there not having occurred and be continuing a Company Material Adverse Effect since the date of the Merger Agreement; and

•	holders of no more than 15% of the Shares having validly served a notice of objection under Section 238(2) of the Cayman Islands Companies Law.

The obligations of the Company to consummate the Merger are also subject to the satisfaction, or waiver, of the following conditions:

•	the accuracy of the Parent and merger Company’s representations and warranties (subject to customary materiality qualifiers);

•	each of Parent and Merger Company having performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the closing date; and

•	each of Parent and Merger Company having delivered to the Company a certificate dated the closing date, signed by a director or executive officer of Parent and Merger Company (as the case may be), certifying as to the satisfaction of the two immediately preceding conditions.

Termination of the Merger Agreement (Page 106)

The Merger Agreement may be terminated at any time prior to the Effective Time:

•	by mutual written consent of Parent, Merger Company and the Company, with the approval of their respective boards of directors (or in the case of the Company, acting only upon the recommendation of the Special Committee);

•	by either the Company (acting upon the recommendation of the Special Committee) or Parent and Merger Company (provided that this termination right is not available to any party whose failure to fulfill any of its obligations under the Merger Agreement has been the primary cause of, or resulted primarily in, the failure of the applicable condition to the Merger being satisfied):

o	upon an Outside Date Termination Event;

o	upon a Permanent Order Termination Event; or

o	upon a No-Vote Termination Event;

•	by the Company (acting upon the recommendation of the Special Committee):

o	upon a Parent and Merger Company Breach Termination Event;

o	upon a Parent and Merger Company Failure to Close Termination Event; or

o	upon a Superior Proposal Termination Event; or

•	by Parent and Merger Company:

o	upon a Company Breach Termination Event; or

o	upon a Company Triggering Event;

each as defined in the section entitled “The Merger Agreement—Termination of the Merger Agreement.”

Termination Fees (Page 108)

Under specified circumstances in which the Merger Agreement is terminated, the Company may be required to pay Parent a termination fee of US$15.5 million and pay Merger Company a termination fee of US$9.87 million, or Parent may be required to pay the Company a termination fee of US$15.5 million or US$31.0 million and Merger Company may be required to pay the Company a termination fee of US$9.87 million or US$19.73 million, in each case, as described under the caption “The Merger Agreement—Termination Fees and Reimbursement of Expenses” beginning on page 108.

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Material U.S. Federal Income Tax Consequences (Page 75)

The receipt of cash in exchange for Shares pursuant to the Merger and the receipt of the Special Dividend will be taxable transactions for U.S. federal income tax purposes and may also be taxable transactions under other applicable tax laws. See “Special Factors—Material U.S. Federal Income Tax Consequences” beginning on page 75. The tax consequences of the Merger to you will depend upon your own personal circumstances. You should consult your tax advisors for a full understanding of the U.S. federal, state, local, non-U.S. and other tax consequences of the Merger to you.

Material PRC Income Tax Consequences (Page 78)

As there has not been a definitive determination of the Company’s status by the PRC tax authorities, the Company cannot confirm whether it would be considered a PRC resident enterprise under the PRC Enterprise Income Tax Law and relevant regulations or whether the gain recognized on the receipt of consideration for the Shares or ADSs or the Special Dividends received from the Company would otherwise be subject to PRC tax to holders of such Shares or ADSs that are not PRC tax residents. If the PRC tax authorities were to determine that the Company should be considered a resident enterprise for PRC tax purposes or that the receipt of cash for our Shares or ADSs should otherwise be subject to PRC tax, then gain recognized on the receipt of cash for our Shares or ADSs as well as the Special Dividends received from the Company pursuant to the Merger or through the exercise of the dissenters’ rights, as the case may be, by our shareholders or ADSs holders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 20% in the case of individuals or 10% in the case of corporations (subject to applicable treaty relief). On the other hand, if the Company is not considered as a PRC resident enterprise by the PRC tax authorities and the Merger is determined by the PRC tax authorities to lack reasonable commercial purpose and to avoid PRC taxes, then any gain recognized on the receipt of consideration for such Shares or ADSs pursuant to the Merger by the Company’s non-PRC-resident enterprise shareholders may be treated as PRC-source income and thus be subject to PRC income tax at a rate of 10%, unless certain safe harbor rules under relevant regulations are satisfied.

You should consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including any PRC tax consequences.

Material Australian Income Tax Consequences (Page 78)

The receipt by certain Australian tax resident investors in the Company of cash in exchange for Shares pursuant to the Merger and the Special Dividend are expected to be taxable transactions for Australian income tax purposes. Please see “Special Factors— Material Australian Tax Consequences” beginning on page 78 for additional information.

The tax consequences to you of the receipt of cash in exchange for Shares pursuant to the Merger and the receipt of the Special Dividend will depend upon your own personal circumstances. You should consult your tax advisors for a full understanding of the Australian tax consequences of the Merger to you.

Material Cayman Islands Tax Consequences (Page 80)

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. Subject to certain qualifications, no taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for Shares or ADSs, including the Merger Consideration and the Special Dividend, under the terms of the Merger Agreement. Please see “Special Factors— Material Cayman Islands Tax Consequences” beginning on page 80 for additional information.

Regulatory Matters (Page 74)

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the Merger other than the Company’s shareholders’ approval, the approvals, filings or notices required under the U.S. federal securities laws, and the filing of the Plan of Merger (and supporting documentation as specified in the Cayman Islands Companies Law) with the Cayman Registrar and in the event the Merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Company as at the time of the filing of the Plan of Merger and notification of the Merger being published in the Cayman Islands Government Gazette.

Litigation Related to the Merger (Page 74)

We are not aware of any legal disputes relating to or that challenge the Merger Agreement or any of the Transactions.

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Accounting Treatment of the Merger (Page 74)

Upon completion of the Merger, the Company will cease to be an independent publicly traded company, and the Merger is expected to be accounted for, at carryover basis, as a merger of entities under common control in accordance with Accounting Standards Codification 805-50, “Business Combinations—Related Issues.”

Market Price of the ADSs (Page 81)

The Merger Consideration, together with the amount of the Special Dividend, will equal US$9.10 per Share and US$18.20 per ADS, which represents a 14.2% premium over the closing price of US$15.94 per ADS as quoted by the NYSE on February 16, 2017, the last trading day prior to the Company’s announcement after the close of trading on February 16, 2017 that it was in advanced discussions with the Buyer Group regarding a potential transaction, and a premium of 14.2% and 18.3%, respectively, over the Company’s 30- and 60- trading day volume-weighted average price as quoted by the NYSE on and prior to February 16, 2017.

Fees and Expenses (Page 73)

Whether or not the Merger is completed, all costs and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring such costs and expenses except as otherwise provided in the Merger Agreement and the Interim Investors Agreement.

Remedies and Limitations on Liability (Page 109)

The parties to the Merger Agreement may be entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement, in addition to any other remedy at law or equity, subject to certain limitations as described under the section entitled “The Merger Agreement—Remedies” beginning on page 109.

While the parties may pursue both a grant of specific performance and monetary damages, none of them will be permitted or entitled to receive both a grant of specific performance that results in the closing of the Merger and monetary damages.

The maximum aggregate liabilities of Parent and Merger Company, on the one hand, and the Company, on the other hand, for monetary damages in connection with the Merger Agreement are limited to a termination fee of US$50.73 million and US$25.37 million, respectively, and reimbursement of certain expenses in the event that Company, Parent or Merger Company fails to pay the applicable termination fee when due and in accordance with the requirements of the Merger Agreement, as the case may be.

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QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING

AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the extraordinary general meeting and the Merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	On April 6, 2017, we entered into the Merger Agreement with Parent and Merger Company. You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of, among other proposals, the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at an extraordinary general meeting.

Q:	What is the Merger?

A:	The Merger is a going-private transaction pursuant to which Merger Company will merge with and into the Company. Once the Merger Agreement and the Plan of Merger are authorized and approved by the shareholders of the Company and the other closing conditions under the Merger Agreement have been satisfied or waived, and the Plan of Merger is registered with the Cayman Registrar, Merger Company will merge with and into the Company, with the Company continuing as the Surviving Company after the Merger.

Q:	What effects will the Merger have on the Company?

A:	If the Merger is completed, the Company will cease to be an independent publicly traded company, the ADSs will no longer be listed or traded on the NYSE and the Company’s ADS program will terminate. Following the completion of the Merger, the Company will become a private company beneficially owned by the Buyer Group and the registration of the Shares and ADSs and the Company's reporting obligations with respect to the Shares and ADSs under the Exchange Act will be terminated upon application to the SEC.

Q:	What will I receive in the Merger?

A:	If the Merger is completed and you do not properly exercise dissenters’ rights under Section 238 of the Cayman Islands Companies Law with respect to the Merger, you will be entitled to receive the US$8.16 per Share and US$ 16.32 per ADS (less cancellation fees of US$0.05 per ADS) cash Merger Consideration, without interest and less any applicable withholding taxes, for each Share or ADS, as applicable, that you own immediately prior to the Effective Time.

In addition, all shareholders and ADS holders of record as of immediately prior to the effective time of the Merger (including Parent) will receive a special cash dividend of US$0.94 per Share and US$1.88 per ADS payable as promptly as practicable (but no more than three business days following) the Effective Time.

The US$8.16 Per Share Merger Consideration, together with the US$0.94 per Share amount of the Special Dividend, will result in holder of Shares immediately prior to the Effective Time being entitled to receive a total of US$9.10 in cash per Share, and the US$16.32 Per ADS Merger Consideration, together with the US$1.88 per ADS amount of the Special Dividend, will result in holder of ADSs immediately prior to the Effective Time being entitled to receive a total of US$18.20 in cash per ADS, in connection with the Merger.

Q:	When and where will the extraordinary general meeting be held?

A:	The extraordinary general meeting will take place on September 25, 2017, at 10:00 a.m. (Beijing time) at 5/F, Shoukai Plaza, No.10 Furong Street, Wangjing, Chaoyang District, Beijing, People’s Republic of China.

Q:	What am I being asked to vote on?

A:	You will be asked to consider and vote on the following proposals:

(a)	as special resolutions, to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and, upon the Merger becoming effective, the amendment and restatement of the memorandum and articles of association of the Company (as the Surviving Company) in the form attached to the Plan of Merger; and

(b)	as a special resolution, to authorize each director or officer of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and, upon the Merger becoming effective, the amendment and restatement of the memorandum and articles of association of the Company (as the Surviving Company) in the form attached to the Plan of Merger.

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Q:	What vote of the Company’s shareholders is required to authorize and approve the Merger Agreement and the Plan of Merger?

A:	In order for the Merger to be completed, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Amendment of the M&A, must be authorized and approved by a special resolution of the Company’s shareholders, which requires an affirmative vote of shareholders representing two-thirds or more of the votes attaching to the Shares (including Shares represented by ADSs) present and voting in person or by proxy as a single class at the extraordinary general meeting.

At the close of business in the Cayman Islands on, September 4, 2017, the Share Record Date for voting Shares at the extraordinary general meeting, 43,804,075 Class A Shares and 68,259,877 Class B Shares are expected to be issued and outstanding and entitled to vote at the extraordinary general meeting.

Pursuant to the Support Agreement, Parent, which as of the date of this proxy statement beneficially owns in the aggregate 68,259,876 Class B Shares representing approximately 60.9% of the issued and outstanding ordinary shares of the Company and 74.4% of the outstanding voting power of the Company, has agreed, among other things, to vote all of the Shares it owns in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. Based on the number of Shares expected to be issued and outstanding and entitled to vote as of the Share Record Date, Parent’s compliance with its voting undertaking in the Support Agreement assures that a quorum will be present at the extraordinary general meeting and sufficient votes will be cast to approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, without any further vote of any other shareholder being required.

Q:	How does the Board recommend that I vote on the proposals?

A:	After careful consideration and upon the unanimous recommendation of the Special Committee, the Board recommends that you vote:

•	FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Amendment of the M&A; and

•	FOR the proposal to authorize each director or officer of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Amendment of the M&A.

You should read “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 35 for a discussion of the factors that the Special Committee and the Board considered in deciding to recommend the approval of the Merger Agreement. In addition, in considering the recommendation of the Special Committee and the Board with respect to the Merger Agreement, you should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, and/or in addition to, the interests of the Company’s shareholders generally. See “Special Factors—Interests of Certain Persons in the Merger” beginning on page 70.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:	The Share Record Date is September 4, 2017. Only shareholders entered in the register of members of the Company at the close of business in the Cayman Islands on the Share Record Date or their proxy holders are entitled to vote at the extraordinary general meeting. If you own Shares at the close of business in the Cayman Islands on the Share Record Date, the deadline for you to lodge your proxy card and vote is September 23, 2017 at 10:00 a.m. (Beijing time).

The ADSs Record Date is August 25, 2017. Only ADS holders of the Company at the close of business in New York City on the ADS Record Date are entitled to instruct the ADS Depositary to vote at the extraordinary general meeting. The ADS Depositary must receive your instructions no later than 12:00 p.m. (New York City time) on September 21, 2017 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs before 10:00 a.m. in New York City on August 30, 2017 and become a holder of Shares by the close of business in the Cayman Islands on the Share Record Date.

Q:	What constitutes a quorum for the extraordinary general meeting?

A:	The presence, in person, by proxy or by corporate representative, of one or more shareholders together holding (or representing by proxy) no less than an aggregate of one-third of the total voting power of all Shares in issue and entitled to vote will constitute a quorum for the extraordinary general meeting.

Q:	When do you expect the Merger to be completed?

A:	We are working toward completing the Merger as quickly as possible and currently expect the Merger to close during the second half of 2017, after all conditions to the Merger have been satisfied or waived.

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In order to complete the Merger, we must obtain shareholder approval of the Merger at the extraordinary general meeting and the other closing conditions under the Merger Agreement must be satisfied or waived in accordance with the Merger Agreement. In addition, under the Merger Agreement, without the prior written consent of Parent and Merger Company, we are not permitted to close the Merger earlier than October 6, 2017, even if all of the closing conditions under the Merger Agreement have been satisfied prior to such time.

Q:	What happens if the Merger is not completed?

A:	If the Merger is not completed for any reason, the Company’s shareholders and ADS holders will not receive Merger Consideration for their Shares or ADSs and will not receive the Special Dividend, nor will the holders of any options receive any payment pursuant to the Merger Agreement. In addition, the Company will remain a publicly traded company. The ADSs will continue to be listed and traded on the NYSE, provided that the Company continues to meet the NYSE’s listing requirements. In addition, the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders and ADS holders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of Shares and ADSs.

Under specified circumstances in which the Merger Agreement is terminated, the Company may be required to pay Parent a termination fee of US$15.5 million and pay Merger Company a termination fee of US$9.87 million, or Parent may be required to pay the Company a termination fee of US$15.5 million or US$31.0 million and Merger Company may be required to pay the Company a termination fee of US$9.87 million or US$19.73 million, in each case, as described under the caption “The Merger Agreement—Termination Fees and Reimbursement of Expenses” beginning on page 108.

Upon consummation of the Ridgegate Purchase, the Buyer Group will collectively own 84,926,542 Shares, consisting of 68,259,876 Class B Shares held by Parent and 16,666,666 Class A Shares held by Merger Company, which will represent approximately 75.8% of the issued and outstanding Shares, and 91.4% of the outstanding voting power, of the Company as of the date of this proxy statement. If the Merger is not completed, Parent is expected to continue to have a controlling interest in the Company and will therefore have significant influence in determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including any merger, consolidation or sale of all or substantially all of our assets, the election of directors and other significant corporate actions. The Buyer Group will also have the ability to prevent or cause a change in control. The Buyer Group has advised the Company that, in the event that the Merger Agreement is terminated or the Merger is not otherwise consummated for any reason, in light of the Buyer Group’s anticipated collective ownership of more than 90% of the voting power of the Company following the consummation of the Ridgegate Purchase, it may decide to pursue an alternative transaction through a “squeeze-out” merger under Section 233(7) of the Cayman Islands Companies Law (the “Alternative Merger Transaction”), which would, except as provided below with respect to voting, dissenter and appraisal rights, result in a similar outcome to the Merger, including:

•	the Buyer Group obtaining 100% ownership of the Company;

•	the shareholders and ADS holders of the Company (other than members of the Buyer Group) receiving in connection with the consummation of such transaction the same aggregate cash consideration in respect of their Shares and ADSs as they would have received in the Merger; and

•	the Company becoming a private company, with its ADSs no longer listed or traded on the NYSE, and its reporting obligations with respect to the Shares and ADSs under the Exchange Act being terminated upon application to the SEC.

However, unlike the Merger, under the Cayman Islands Companies Law (subject to compliance with applicable U.S. federal law, including Rule 13e-3 of the Exchange Act), the Company would not be required to submit the Alternative Merger Transaction for authorization and approval by the Company’s shareholders. In addition, unlike in connection with the Merger, shareholders of the Company may not have any right to dissent from, or any rights of appraisal in connection with, the Alternative Merger Transaction pursuant to Section 238 of the Cayman Islands Companies Law.

You should read “Special Factors—Effects on the Company if the Merger Is Not Completed” beginning on page 63 for additional details on the effects on the Company if the Merger is not completed.

Q:	How will Parent, Merger Company and each of our directors and executive officers vote on the proposal to authorize and approve the Merger Agreement?

A:	Pursuant to the Support Agreement, Parent has agreed, among other things, to vote all of the Shares held directly or indirectly by it in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. As of the date of this proxy statement, Parent beneficially owns in the aggregate 68,259,876 Class B ordinary shares representing approximately 60.9% of the issued and outstanding ordinary shares, and 74.4% of the outstanding voting power, of the Company, which is more than the two-thirds majority necessary to approve a special resolution of the shareholders of the Company as required under Cayman Islands Companies Law to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

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Pursuant to the Ridgegate SPA, in the event that the consummation of the Ridgegate Purchase has not occurred on or prior to the Share Record Date, Ridgegate has agreed to vote all of the Ridgegate Class B Shares (representing, as of the date of this proxy statement, approximately 14.9% of the issued and outstanding Shares, and 18.2% of the outstanding voting power, of the Company) in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. If the consummation of the Ridgegate Purchase occurs on or prior to the Share Record Date, then Merger Company will vote all of the Ridgegate Class B Shares, as converted into Class A Shares pursuant to the Company’s memorandum and articles of association, in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. Based on the shareholding of Parent as of the date of this proxy statement and the number of Shares expected to be issued and outstanding and entitled to vote as of the Share Record Date, assuming Parent complies with its voting undertakings under the Support Agreement, the Ridgegate Purchase will not have any material impact on the shareholder vote with respect to the approval and authorization of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

In addition, each of our directors and executive officers who beneficially owns Shares (including Shares represented by ADSs), has informed us that, as of the date of this proxy statement, he or she intends to vote all of his or her Shares in favor of approval and authorization of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. As of the date of this proxy statement, our directors and executive officers collectively beneficially own, in the aggregate, 3,590,200 Shares, which consist of (a) 366,000 issued and outstanding Shares (including Shares represented by ADSs), and (b) issued and unexercised options to purchase 3,224,200 Shares issued pursuant to the Share Incentive Plans and exercisable within 60 days following the date of this proxy statement. See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 117 for additional information.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the Merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:	How do I vote if my Shares are registered in my name?

A:	If Shares are registered in your name (that is, you do not hold ADSs) as of the Share Record Date for shareholder voting, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the accompanying return envelope as soon as possible. The deadline to lodge your proxy card so that your Shares may be represented and voted at the extraordinary general meeting is September 23, 2017 at 10:00 a.m. (Beijing time).

If your Shares are held by your broker, bank or other nominee, please see below for additional information.

Q:	How do I vote if I own ADSs?

A:	If you own ADSs as of the close of business in New York City on the ADS Record Date (and do not cancel such ADSs and become a registered holder of the Shares underlying your ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS Depositary (as the holder of Shares underlying your ADSs) how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible. The ADS Depositary must receive such instructions no later than 12:00 p.m. (New York City time) on September 21, 2017 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting. The ADS Depositary will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions timely received from holders of ADSs. The ADS Depositary has, however, advised us that, pursuant to Section 12 of the Deposit Agreement, it will not vote or attempt to exercise the right to vote any Shares other than in accordance with signed voting instructions from the relevant ADS holder and, accordingly, Shares represented by ADSs for which no timely voting instructions are received by the ADS Depositary will not be voted. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

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Alternatively, you may vote at the extraordinary general meeting directly if you cancel your ADSs and become a holder of the Shares underlying your ADSs prior to the close of business in the Cayman Islands on the Share Record Date. If you wish to cancel your ADSs for the purpose of voting Shares, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation before 10:00 a.m. in New York City on August 30, 2017 together with (a) delivery instructions for the corresponding Shares (including the name and address of the person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees (US$0.05 for each ADS) pursuant to the terms of the Deposit Agreement) and any applicable taxes and (c) a certification that you either (i) held the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled, or have given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS Depositary will arrange for J.P. Morgan Chase Banks N.A., Hong Kong Branch, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Company to issue and mail a certificate to your attention. If the Merger is not completed, the Company will continue to be a public company in the United States and ADSs will continue to be listed on the NYSE. Shares are not listed and cannot be traded on any stock exchange other than the NYSE and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the Merger is not completed and you wish to be able to sell your Shares on a stock exchange, you will need to deposit your Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs and applicable share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

Q:	If my Shares or ADSs are held in a brokerage, bank or other nominee account, will my broker, bank or other nominee vote my Shares or ADSs on my behalf?

A:	Your broker, bank or other nominee will only vote your Shares on your behalf or give voting instructions with respect to the Shares underlying your ADSs if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or other nominee regarding how to instruct it to vote your Shares or ADSs. If you do not instruct your broker, bank or other nominee how to vote your Shares that it holds, those Shares or ADSs may not be voted.

Q:	What will happen if I abstain from voting or fail to vote on the proposal to authorize and approve the Merger Agreement?

A:	If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card or fail to give voting instructions to the ADS Depositary, your broker, bank or other nominee, your vote will not be counted.

Q:	May I change my vote?

A:	Yes. If you are a holder of Shares, you may change your vote in one of the following three ways:

•	First, you may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting at least two hours before the extraordinary general meeting commences. Any written notice revoking a proxy should be sent to Zhaopin Limited, 5/F, Shoukai Plaza, No.10 Furong Street, Wangjing, Chaoyang District, Beijing, People’s Republic of China, Attention: Daisy Wang.

•	Second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no later than 10:00 a.m. (Beijing time) on September 23, 2017, which is the deadline to lodge your proxy card.

•	Third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If you hold Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.

Holders of ADSs may revoke their voting instructions by notification to the ADS Depositary in writing at any time prior to 12:00 p.m. (New York City time) on September 21, 2017. A holder of ADSs can do this in one of two ways:

•	First, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS Depositary.

•	Second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS Depositary bearing a later date than the ADS voting instruction card sought to be revoked.

If you hold your ADSs through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank or other nominee to change those instructions.

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Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Shares or ADSs in more than one brokerage, bank or other nominee account, you will receive a separate voting instruction card for each brokerage, bank or other nominee account in which you hold Shares or ADSs. If you are a holder of record and your Shares or ADSs are registered in more than one name, you will receive more than one proxy or voting instruction card. Please submit each proxy card that you receive.

Q:	If I am a holder of certificated Shares or American Depositary Receipts representing ADSs (“ADRs”), should I send in my share certificates or my ADRs now?

A:	No. After the Merger is completed, you will be sent a form of letter of transmittal with detailed written instructions for exchanging your Share certificates for the Merger Consideration. Please do not send in your certificates now. Similarly, you should not send in the ADRs that represent your ADSs at this time. Promptly after the Merger is completed, the ADS Depositary will call for the surrender of all ADRs for delivery of the merger consideration. ADR holders will be receiving a similar form of letter of transmittal and written instructions from the ADS Depositary relating to the foregoing.

Payment of the Special Dividend will not require delivery of a letter of transmittal.

All holders of uncertificated Shares and uncertificated ADSs (i.e., holders whose Shares or ADSs are held in book entry) will automatically receive their merger consideration shortly after the Merger is completed without any further action required on the part of such holders.

If your Shares or your ADSs are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your share certificates or ADRs in exchange for the merger consideration.

Q:	What happens if I sell my Shares or ADSs before the extraordinary general meeting?

A:	The Share Record Date for voting at the extraordinary general meeting is earlier than the date of the extraordinary general meeting and the date that the Merger is expected to be completed. If you transfer your Shares after the Share Record Date for voting but before the extraordinary general meeting, you will retain your right to vote at the extraordinary general meeting unless you have given, and not revoked, a proxy to the person to whom you transfer your Shares, but you will transfer the right to receive the Per Share Merger Consideration and the Special Dividend to such person, so long as such person is registered as the owner of such Shares when the Merger is completed.

The ADS Record Date is the close of business in New York City on August 25, 2017. If you transfer your ADSs after the ADS Record Date but before the extraordinary general meeting, you will retain your right to instruct the ADS Depositary to vote at the extraordinary general meeting, but you will transfer the right to receive the Per ADS Merger Consideration and the Special Dividend to the person to whom you transfer your ADSs, so long as such person owns such ADSs when the Merger is completed.

Q:	Am I entitled to dissenters’ rights?

A:	Shareholders who dissent from the Merger in accordance with Section 238 of the Cayman Islands Companies Law will have the right to receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights, which is attached as Annex D to this proxy statement. The fair value of their Shares as determined under the Cayman Islands Companies Law could be more than, the same as or less than the Merger Consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares.

ADS holders will not have the right to exercise dissenters’ rights and receive payment of the fair value of the Shares underlying their ADSs. The ADS Depositary will not exercise or attempt to exercise any dissenters’ rights with respect to any of the Shares that it holds, even if an ADS holder requests the ADS Depositary to do so.

ADS holders wishing to exercise dissenters’ rights must surrender their ADSs to the ADS Depositary, pay the ADS Depositary’s fees required for the cancellation of their ADSs and provide instructions for the registration of the corresponding Shares in the Company’s register of members before 10:00 a.m. (New York City time) on September 20, 2017, and become registered holders of Shares before the vote is taken on the Merger at the extraordinary general meeting. Thereafter, such former ADS holders must comply with the procedures and requirements for exercising dissenters’ rights with respect to the Shares under Section 238 of the Cayman Islands Companies Law. If the Merger is not completed, the Company will continue to be a public company in the United States and ADSs will continue to be listed on the NYSE. Shares are not listed and cannot be traded on any stock exchange other than the NYSE, and in such case only in the form of ADSs. As a result, if a former ADS holder has cancelled his, her or its ADSs to exercise dissenters’ rights and the Merger is not completed and such former ADS holder wishes to be able to sell his, her or its Shares on a stock exchange, such former ADS holder will need to deposit his, her or its Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs and applicable Share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

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We encourage you to read the section of this proxy statement entitled “Dissenters’ Rights” beginning on page 111 as well as “Annex D— Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised)—Section 238” to this proxy statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your dissenters’ rights.

Q:	Will any proxy solicitors be used in connection with the extraordinary general meeting?

A:	We have not retained a third-party service provider to assist in the solicitation process. We will ask banks, brokers and other custodians, nominees and fiduciaries to forward our proxy solicitation materials to the beneficial owners of Shares or ADSs held of record by such nominee holders. We will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners and in obtaining voting instructions from those owners. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will pay all expenses of filing, printing and mailing this proxy statement.

Q:	Who can help answer my questions?

A:	If you have any questions or need assistance voting your Shares, please call Ms. Daisy Wang, at +86 (10) 58635888-68346 or via email at ir@zhaopin.com.cn.

In order for you to receive timely delivery of any additional copy of this proxy statement or the accompanying proxy card in advance of the extraordinary general meeting, you must make your request no later than five business days prior to the date of the extraordinary general meeting.

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SPECIAL FACTORS

Background of the Merger

All dates and times referenced in this Background of the Merger refer to China Standard Time.

As the Company’s parent company, SEEK has continuously evaluated the Company's business, prospects and financial condition, market conditions and other developments and factors SEEK deemed relevant to the management of its investment in the Company. As part of this ongoing process, representatives of SEEK regularly had discussions with representatives of the Company regarding the ways in which the existing partnership between SEEK and the Company could be expanded, including potential commercial and strategic business partnerships and joint ventures, acquisitions and new businesses.

In late July 2015, representatives of Zhenpin Limited (“Zhenpin”), a third party strategic consultant, approached representatives of SEEK about the competitive landscape in which the Company operates and potential ways in which Zhenpin could assist SEEK in structuring a transaction involving the Company that would enable the Company to better position itself in competing against companies in China that had increasingly become competitors to the Company. At the time, representatives of SEEK expressed an interest and preference in maintaining control of the Company following any potential strategic transaction. As a result, representatives of SEEK and Zhenpin exclusively discussed and explored structures for a potential going-private transaction in which SEEK would partner with one or more financial and/or strategic partners to make a buyout proposal to the Company and did not consider other potential strategic transactions such as a change-of-control transaction, major asset sale, equity or debt financing or business combination transaction other than a going-private transaction in which SEEK would continue to control the Company.

Over the course of August 2015, representatives of SEEK and Zhenpin continued to discuss ways in which Zhenpin could assist and advise SEEK in structuring a going-private transactions involving the Company, including identifying reputable private equity funds in China that would consider participating in such a transaction. SEEK subsequently retained Zhenpin pursuant to an engagement letter dated January 4, 2016, as consultant to SEEK with respect to advising on and executing possible strategic transactions involving the Company.

Throughout September and November 2015, representatives of Zhenpin reached out to various private equity funds to ascertain their interest in considering a potential going-private transaction involving the Company, including CDH Investments (“CDH”), Shanghai Goliath Investment Management (“SG Fund”) and a global private equity fund focused on growth equity and buyout transactions (“Private Equity Sponsor A”).

Over the course of late-November to early December 2015, representatives of SEEK had introductory discussions over conference calls with various private equity funds focused on growth equity and buyout transactions, including CDH, SG Fund and Private Equity Sponsor A.

Between December 10, 2015 and December 16, 2015, representatives of SEEK held a series of exploratory meetings with representatives of CDH in Melbourne, Australia and Hong Kong to better ascertain the respective interests of CDH and SG Fund in pursuing a potential strategic transaction involving the Company, particularly a going-private transaction that would result in SEEK maintaining control of the Company. During these meetings, representatives of SEEK informed representatives of CDH that CDH and SG Fund’s initial considerations of a potential strategic transaction would need to be based on publicly available information, and that SEEK would not share, or permit such funds to meet with or otherwise contact the Company or any of its representatives to obtain, any non-pubic information regarding the Company.

On December 10, 2015, representatives of SEEK and Zhenpin also held an initial meeting with representatives of Private Equity Sponsor A in Melbourne, Australia. In these meetings, representatives of Private Equity Sponsor A introduced SEEK to representatives of a company with operations in the same industries as the Company (“Strategic Company A”) to discuss potential ways in which SEEK, Private Equity Sponsor A and Strategic Company A could collaborate to enhance the Company’s and Strategic Company A’s respective product offerings in the online career resources business. Representatives of Strategic Company A indicated to representatives of SEEK that Strategic Company A was open to considering a range of possible strategic transactions involving the Company but was primarily interested in a business combination transaction that resulted in Strategic Company A’s management obtaining operational control of the combined enterprise. In view of Strategic Company A’s desire to obtain operational control of any combined enterprise, SEEK determined at the time not to proceed with discussions with Strategic Company A and Private Equity Sponsor A as SEEK was still primarily interested in pursuing a transaction which would allow it to maintain control of the Company. In addition, SEEK was concerned that certain proposed changes in ownership of the Company resulting from the involvement of Strategic Company A would have implications under applicable PRC laws and regulations that could present challenges to the completion of a transaction.

The discussions between representatives of SEEK, on the one hand, and representatives of each of CDH, SG Fund, Strategic Company A and Private Equity Sponsor A that occurred during December 2015 were of a preliminary nature and did not result in any firm offer or proposal for, or any in-depth discussions relating to the terms of, any understanding or agreement with respect to, any potential transaction.

In early December, SEEK entered into confidentiality agreements with each of CDH, SG Fund, Private Equity Sponsor A and Strategic Company A.

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On January 8 and 9, 2016, representatives of SEEK met again with representatives of CDH and SG Fund independently in Shanghai, China to discuss potential strategic transactions involving the Company. During these discussions, representatives of CDH and SG Fund indicated that, due to SEEK’s existing equity interest in the Company, it desired SEEK’s support in effecting any potential transaction involving the Company and that it wanted to work with SEEK on an exclusive basis as part of a consortium. Representatives of SEEK indicated to representatives of CDH and SG Fund that, at the time, SEEK was unwilling to enter into any formal or informal understanding or arrangement with CDH or SG Fund, and that SEEK had not determined whether it was interested in pursuing a potential transaction involving the Company with CDH and/or SG Fund or the feasibility of consummating any such transaction. During these meetings, there were preliminary, high-level discussions regarding the proposed terms under which SEEK could potentially join CDH and/or SG Fund in a potential transaction involving the Company.

On January 12, 2016, SEEK contacted O’Melveny & Myers LLP (“O’Melveny”) to serve as its U.S. legal counsel in connection with any potential transaction involving the Company, and from time to time thereafter, representatives of O’Melveny reviewed certain publicly available information about the Company contained in the Company’s filings with the SEC and participated in various discussions with representatives of SEEK in order to assist SEEK in its ongoing preliminary evaluation of potential alternatives with respect to the Company.

Between January 13 and January 15, 2016, representatives of O’Melveny and Zhenpin held various telephonic discussions with representatives of SEEK in order to assist SEEK in its ongoing preliminary evaluation of potential alternatives with respect to the Company, including an overview of relevant legal requirements relating to a going-private transactions involving the Company and applicable SEC disclosure obligations arising from such transactions, in particular SEEK’s potential disclosure obligations under Rule 13d-1(d) of the Exchange Act (which is applicable to persons such as SEEK who acquired securities prior to the registration of that class of securities pursuant to Section 12 of the Exchange Act (i.e., prior to the Company’s initial public offering)). Based on these discussions, SEEK determined that, in the event that it decided to proceed with its pursuit of a potential transaction involving the Company, it was primarily interested in pursuing a going-private transaction structured as a merger that would result in SEEK maintaining control of the Company because, among other things, such a transaction structure (a) would be optimal to SEEK from an Australian tax perspective, (b) was considered by SEEK to be the most direct and effective way to enable it to effect a going-private transaction given Parent’s ownership of 60.9% of the issued and outstanding Shares, and 74.4% of the outstanding voting power of the Company (which is more than the two-thirds majority necessary to approve a special resolution of the shareholders of the Company as required under Cayman Islands Companies Law to authorize and approve a merger), (c) avoided triggering certain PRC laws associated with changes in ownership of the Company, and (d) allowed SEEK to exercise greater autonomy over the future management and operation of the Company.

Between January 14 and 18, 2016, representatives of SEEK held further telephonic discussions with representatives of CDH and SG Fund to discuss SEEK’s willingness to enter into a consortium agreement with CDH and SG Fund to effect a going private transaction involving the Company. Representatives of SEEK indicted that SEEK had not determined whether it was interested in pursuing a potential transaction involving the Company and at the time was unwilling to enter into any formal or informal arrangement or understanding with CDH and SG Fund in respect of any potential strategic transaction involving the Company. Representatives of CDH and SG Fund further indicated to SEEK that, in order to determine the Company’s willingness to consider a potential strategic transaction and in order to commence customary legal and financial due diligence on the Company, they were considering formally approaching the Board directly regarding a possible strategic transaction, even if SEEK was unwilling at the time to support such a transaction. During these discussions, SEEK indicated that although it was not willing to enter into any agreement or understanding with CDH and/or SG Fund relating to any potential transaction involving the Company, nor was it willing to support any such transaction by CDH or SG Fund, it understood CDH and SG Fund’s need to assess the feasibility of consummating any such transaction and to commence due diligence on the Company, and that any such evaluation should be conducted through the Company and the Board directly.

On January 19, 2016, CDH V Management Company Limited, an affiliate of CDH, and Shanghai Goliath Investment Management L.P., an affiliate of SG Fund (collectively, the “First Proposing Buyer Group”), entered into a consortium agreement in which they agreed to jointly make a proposal to the Company to acquire all outstanding Shares other than those owned by SEEK in a going private transaction, and to deal exclusively with each other in pursuing such transaction.

On January 19, 2016, after executing the consortium agreement, the First Proposing Buyer Group submitted a preliminary non-binding letter (the “First Proposal”) to the Board proposing to acquire all of the outstanding Shares not owned by SEEK, for US$17.50 in cash per ADS, or US$8.75 per Share, in a going private transaction. The First Proposing Buyer Group stated that the First Proposal represented a premium of approximately 22.0% to the last closing price of the ADSs on January 15, 2016, a premium of approximately 17.3% to the volume-weighted average closing price of the ADSs during the prior 30 trading days, and a premium of approximately 21.4% to the volume-weighted average closing price of the ADSs during the prior 90 trading days. On the same day, the Company issued a press release with respect to the First Proposal and the transaction proposed therein, and on the following day furnished the press release as an exhibit to its Current Report on Form 6-K.

On January 25, 2016, the Board held a telephonic meeting to discuss, among other things, the First Proposal. During the meeting, the Board considered the procedures, process and duties of directors under applicable law in connection with the First Proposal, including various approaches taken by boards of directors when considering similar transactions. At the meeting, members of the Board that were affiliated or associated with SEEK indicated that (a) SEEK had commenced preliminary discussions with representatives of the First Proposing Buyer Group prior to its submission of the First Proposal but that, at the time, SEEK had neither agreed to any terms relating to any potential strategic transaction involving the Company nor entered into any formal or informal arrangement with members of the First Proposing Buyer Group regarding the First Proposal or with any other person relating to any other potential transaction involving the Company, (b) SEEK intended to continue to review, on an ongoing basis, its investment in the Company and, during the course of such review, could potentially determine to join the First Proposing Buyer Group or make a separate proposal to the Board in respect of a potential strategic transaction involving the Company, and (c) as a result of the foregoing, the members of the Board that were affiliated or associated with SEEK had determined that they would recuse themselves from all further Board deliberations regarding the First Proposal. The Board then discussed the desirability of establishing a committee of independent directors to evaluate the First Proposal and any alternative transaction that may be proposed by any other person, including SEEK, given the inherent conflicts of interest that may arise from any future involvement by SEEK in the First Proposal or any competing transaction. At the meeting, the Board determined it was in the best interests of the Company to form a special committee consisting of directors who were independent of and unaffiliated with SEEK and were not members of the management of the Company or any of its subsidiaries. After discussing the various qualifications of the members of the Board to serve on the special committee, including whether certain directors were sufficiently independent for purposes of serving on the special committee, the Board resolved that Mr. Alex Chit Ho was sufficiently independent for purposes of serving on the special committee, but that the Board should also seek out and identify one or more qualified individuals with relevant experience in the Company’s industry as well as experience in serving on the special committee of similar Chinese companies listed in the U.S. in connection with going private transactions by such companies.

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On January 22, 2016, following the Company's public announcement that it had received the First Proposal, representatives of Hillhouse made initial contact with SEEK, indicating that Hillhouse was interested in discussing ways in which SEEK and Hillhouse could collaborate in connection with various potential strategic transactions involving the Company. These discussions were preliminary and, at the time, did not progress beyond the exploratory phase given that SEEK was already in more advanced discussions with members of the First Proposing Buyer Group.

Between January 25, 2016 and February 1, 2016, representatives of the Company identified, reached out to and interviewed potential candidates to serve as independent directors on the Board, including Mr. Peter Andrew Schloss, who had served as an independent director and audit committee chairman of each of YY Inc., a real-time interactive social platform, and Giant Interactive Group Inc., one of China’s leading online game developers and operators, and had also served as the chairman of the special committee of each of them in connection with their respective going private transactions. From time to time thereafter, representatives of Fenwick participated in various discussions with members of the Special Committee in order to assist the Special Committee in its evaluation of the First Proposal and subsequent proposals with respect to the Company.

On February 1, 2016, the Company appointed Mr. Schloss as a director and determined that Mr. Schloss satisfied the independence requirements of Section 303A of the Corporate Governance Rules of the New York Stock Exchange and the “independence” standards under Rule 10A-3 under the Securities Exchange Act of 1934. On the same day, the Board formed the Special Committee, comprising two independent and disinterested directors, Mr. Ho and Mr. Schloss, with Mr. Schloss as chairman of the Special Committee.

On February 1, 2016 and on March 1, 2016, the Board adopted written resolutions granting to the Special Committee the power to, among other things, (i) direct the process to review and evaluate the First Proposal and any alternative transaction, (ii) respond to any inquiries or proposals relating to such transactions, (iii) investigate and evaluate any such transactions, (iv) negotiate the terms of any agreements in connection with any such transaction, (v) solicit proposals for alternative transactions, (vi) determine whether the proposed transaction or any alternative transaction is advisable and in the best interests of the Company and its shareholders, (vii) recommend to the Board what action, if any, should be taken by the Company with respect to the First Proposal and other alternative transactions, (viii) determine whether to recommend to the shareholders the proposed transaction or any alternative transaction, (ix) respond to any communications, inquiries or proposals, or make any other public communication or announcement and necessary filings related to such transactions, (x) retain such legal counsels, financial advisors, consultants and other agents as the Special Committee from time to time deems necessary, appropriate or advisable and (xi) take such other actions as the Special Committee deems necessary or appropriate to carry out its delegated responsibilities. The Board also resolved that it would not approve the First Proposal or any alternative transaction, or recommend the foregoing to the Company’s shareholders, in the absence of a prior favorable recommendation of such action by the Special Committee.

Also on February 1, 2016, representatives of SEEK and representatives of Zhenpin met in Melbourne, Australia to discuss the First Proposal and whether SEEK would be interested in joining the First Proposing Buyer Group and, if so, potential terms that SEEK would require as a condition to it joining the First Proposing Buyer Group. During this time, SEEK also considered interest expressed by other parties in pursuing a strategic transaction with SEEK involving the Company, including Strategic Company A and Private Equity Sponsor A. At the time, SEEK determined that it needed more time to make a final decision on whether it was interested in pursuing any strategic transaction involving the Company, and that it similarly needed more time to consider potential partners should it decide to proceed with any strategic transaction involving the Company. In order to further inform SEEK regarding the potential strategic alternatives available to it, representatives of SEEK directed O'Melveny to initiate discussions with legal representatives of the First Proposing Buyer Group to better understand the potential terms of SEEK joining the First Proposing Buyer Group or any other potential strategic transaction alternatives involving the Company and members of the First Proposing Buyer Group.

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Between February 1, 2016 and March 2, 2016, the Special Committee interviewed a number of prospective independent financial advisors. On March 1, 2016, the Special Committee held a telephonic meeting and confirmed the appointment of Fenwick & West LLP (“Fenwick”) as its U.S. legal advisor and Duff & Phelps, LLC as its independent financial advisor. On March 2, 2016, the Company announced such appointments in a press release. Thereafter, the Special Committee determined to obtain advice with respect to matters of Cayman Islands and PRC law from the Company’s existing legal advisors, Maples and Calder (Hong Kong) LLP (“Maples”) and Commerce & Finance Law Offices, respectively.

Between February 2, 2016 and February 23, 2016, representatives of O’Melveny, King & Wood Mallesons (“KWM”), SEEK’s PRC legal advisor, Zhenpin and SEEK held multiple meetings to discuss various procedural and legal issues applicable to a transaction between SEEK and the Company, including disclosure requirements under U.S. law, deal execution considerations and certain considerations with respect to PRC laws and regulations.

On February 3, 2016, representatives of FountainVest reached out to representatives of SEEK and indicated FountainVest’s interest in exploring the feasibility of a potential transaction involving the Company. These discussions between representatives of FountainVest and SEEK were of a preliminary nature and, at the time, SEEK determined not to have any in-depth discussions with representatives of FountainVest relating to the terms of any understanding or agreement with respect to any potential transaction involving the Company given that SEEK was already in more advanced discussions with members of the First Proposing Buyer Group.

In mid-February 2016, representatives of SEEK exchanged correspondences and held discussions with representatives of Hillhouse to gauge Hillhouse’s interest in joining SEEK and possibly others in exploring the feasibility of a potential transaction involving the Company, including a going private transaction. Such correspondences and discussions were preliminary in nature and did not develop into any understanding or agreement with respect to a potential transaction involving the Company.

On February 21, 2016, the Company entered into non-disclosure agreements with each of the members of the First Proposing Buyer Group in order to provide them with confidential information for the purposes, among others, of evaluating, structuring and negotiating the transactions contemplated by the First Proposal. From then until late March 2016, representatives of the Company made available due diligence documents to the First Proposing Buyer Group and its legal advisors and addressed their follow-up questions.

On February 21, 2016, the Company also entered into a non-disclosure agreement with SEEK in order to ensure that any future discussions between SEEK and the Company (including the Board and the Special Committee) relating to any potential strategic transaction would remain confidential.

On February 24, 2016, representatives of Zhenpin, on behalf of SEEK, sent to representatives of CDH and SG Fund a draft consortium agreement setting forth preliminary terms of collaboration between SEEK and the First Proposing Buyer Group in pursuing a potential strategic transaction involving the Company.

From February 25, 2016 until March 16, 2016, representatives of O’Melveny negotiated the terms of the consortium agreement with the outside legal counsels to the members of the First Proposing Buyer Group. From time to time during this process, representatives of O’Melveny discussed the issues arising under the consortium agreement (in particular, with respect to the proposed post-closing governance terms and the exclusivity period for any such collaboration), and positions to be taken in negotiations, with representatives of SEEK.

Between March 16 and 29, 2016, representatives of SEEK, Zhenpin and O’Melveny held discussions with representatives of the First Proposing Buyer Group both telephonically and, on March 29, 2016, in Hong Kong, to negotiate various unresolved issues relating to the terms of their potential collaboration in pursuit of a strategic transaction involving the Company. Ultimately, such discussions did not result in the resolution of the unresolved issues. SEEK and the First Proposing Buyer Group jointly determined to suspend discussions indefinitely and did not enter into a consortium agreement or any other arrangement or understanding relating to the First Proposal or any other offer or proposal with respect to any specific transaction involving the Company.

On or about March 22, 2016, SEEK engaged Walkers Global (“Walkers”) as its Cayman Islands legal counsel.

On May 5, 2016, the Board received a letter setting forth a preliminary non-binding proposal (the “Second Proposal”) from Mr. Evan Sheng Guo, a director and the chief executive officer of the Company, Mr. Ge Wang, a vice president of the Company, Mr. Weigang Wang, a vice president of the Company, Mr. Luyang Tang, a vice president of the Company, Mr. Tianruo Pu, the chief financial officer of the Company, and Sequoia China Investment Management LLP (collectively, the “Second Proposing Buyer Group”), who proposed to acquire all outstanding Shares not owned by it for US$17.75 in cash per ADS, or US$8.875 per Share, in a going private transaction. The Second Proposing Buyer Group stated that the Second Proposal represented a premium of 12.17% to the volume-weighted average price of the ADSs during the prior 30 trading days and a premium of 14.33% to the volume-weighted average price of the ADSs during the prior 90 trading days. On the same day, the Company issued a press release with respect to the Second Proposal and the transaction proposed therein and furnished the press release as an exhibit to its Current Report on Form 6-K.

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On May 6, 2016, representatives of SEEK held a conference call with representatives of O’Melveny to discuss the Second Proposal. On the same day, representatives of O’Melveny held a conference call with representatives of Fenwick during which O’Melveny confirmed to Fenwick that the Second Proposing Buyer Group had acted independently and without the knowledge or support of SEEK.

From May 9, 2016 through May 11, 2016, representatives of SEEK, O’Melveny, KWM and Zhenpin met in Hong Kong to further discuss the Second Proposal, which, in light of SEEK’s indirect ownership and voting power in the Company through Parent (which was sufficient to prevent the consummation of any transaction with a third party that required shareholder approval), and the fact that the Second Proposal was not supported by SEEK, was viewed with skepticism.

On May 10, 2016, the Special Committee held a telephonic meeting to discuss the Second Proposal. At this meeting, the Special Committee directed Mr. Schloss to coordinate with the other members of the Board (excluding Mr. Guo) to prepare and send a letter, from the Board and the Special Committee, to Mr. Guo to clarify the Board’s expectations of Mr. Guo with respect to various matters involving the Company’s strategic process, potential conflicts of interest and the management of the business of the Company during the pendency of the Special Committee’s consideration of the Second Proposal, which letter was sent to Mr. Guo on May 13, 2016.

Also on May 10, 2016, representatives of SEEK and Zhenpin met representatives of Strategic Company A and Private Equity Sponsor A in Beijing, China in order to resume preliminary discussions regarding the feasibility of various potential strategic transactions, including possible business combination transactions through which Strategic Company A could obtain a significant equity interest in the Company. Thereafter, from time to time during May 2016, representatives of SEEK and Zhenpin continued to have discussions with representatives of Strategic Company A and Private Equity Sponsor A regarding the potential terms and structure of a possible business combination transaction and the corresponding necessary steps to effect such a transaction, taking into consideration the potential tax, legal and regulatory issues that might be implicated by a business combination transaction involving the Company and Strategic Company A.

On May 11, 2016, representatives of SEEK and Zhenpin held a meeting in Beijing, China with representatives of a publicly-traded company with operations in the Internet value added services industry (referred to as “Strategic Company B”). Discussions at this meeting revolved around potential collaborations to enhance the respective product offerings of the Company and Strategic Company B.

On May 17, 2016, Mr. Guo sent a letter to the Board on behalf of the management involved in the Second Proposed Buyer Group confirming that they would continue to act in the interest of the Company and otherwise fulfill their respective duties as officers or directors of the Company, and emphasized the importance of employee morale and stability of the Company's normal business operations while the Second Proposal was being evaluated.

On May 20, 2016, at a regularly scheduled meeting of the Board, the Board resolved, among other things, to engage Shearman & Sterling LLP (“Shearman”) as U.S. legal advisor to the Company.

On May 27, 2016, the Board and Special Committee delivered a letter to Mr. Guo, reiterating the positions set forth in the May 13 letter and noting that the Board and Special Committee would allow Mr. Pu to continue to serve as the Company’s chief financial officer notwithstanding his membership in the Second Proposing Buyer Group, so long as he was excluded from participation in any discussions of the transactions contemplated by the Second Proposal.

On May 30, 2016, the Company entered into non-disclosure agreements with each of the members of the Second Proposing Buyer Group in order to provide them with confidential information for the purposes, among others, of evaluating, structuring and negotiating the transactions contemplated by the Second Proposal.

After commencing due diligence on the Company, the Second Proposing Buyer Group determined that it was unlikely to possess the capability to execute the transactions contemplated under the Second Proposal in light of the fact that SEEK, through Parent, held sufficient voting power of the Company to prevent the consummation of any transaction that required shareholder approval and the Second Proposing Buyer Group understood that SEEK was not supportive of the Second Proposal nor was it willing to join the Second Proposing Buyer Group in pursuing a potential transaction involving the Company. Ultimately, the Second Proposing Buyer Group did not proceed with its proposed transaction.

On May 30, 2016, Strategic Company A and Private Equity Sponsor A submitted a preliminary, non-binding investment proposal to SEEK, offering to explore ways to cooperate with SEEK in respect of acquiring all of the outstanding Shares in a going private transaction and a follow-on business combination transaction involving SEEK, the Company, Strategic Company A, Private Equity Sponsor A and another private equity fund (“Private Equity Sponsor B”) that had partnered with Strategic Company A and Private Equity Sponsor A in connection with such proposed transactions.

On May 31, 2016, representatives of SEEK communicated to representatives of Strategic Company A and Private Equity Sponsor A that various proposed terms in the May 30th preliminary, non-binding investment proposal were unacceptable to SEEK, including the valuation of Strategic Company A for purposes of the business combination transaction.

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On June 3, 2016, Strategic Company A and Private Equity Sponsor A submitted revised preliminary, non-binding investment proposal to SEEK, which, among other things, included changes to the valuation of Strategic Company A for purposes of the business combination transaction.

Between June 3, 2016 and June 23, 2016, representatives of SEEK, Strategic Company A and Private Equity Sponsor A held various discussions in an attempt to resolve the substantial open issues in the revised June 3rd investment proposal, including the timing and structure for the proposed business combination transaction involving Strategic Company A and the Company as well as the proposed relative valuations of Strategic Company A and the Company.

On June 14, 2016, representatives of SEEK, O’Melveny and KWM met in Hong Kong with representatives of Walkers joining by teleconference to discuss various potential transaction structures to effect a business combination transaction involving SEEK, Strategic Company A, Private Equity Sponsor A, Private Equity Sponsor B and the Company, and the corresponding necessary steps to effect such a transaction.

On June 23, 2016, representatives of SEEK sent representatives of Strategic Company A, Private Equity Sponsor A and Private Equity Sponsor B a draft consortium agreement setting forth preliminary terms of collaboration between SEEK, Strategic Company A, Private Equity Sponsor A and Private Equity Sponsor B in pursuing a potential business combination transaction. From then until July 6, 2016, representatives of O’Melveny negotiated the terms of the consortium agreement with the outside legal counsels to Strategic Company A, Private Equity Sponsor A and Private Equity Sponsor B.

Between June 23 and July 6, 2017, representatives of SEEK, Strategic Company A and Private Equity Sponsor A held various meetings to discuss (a) the offer price per Share that they were willing to propose to acquire all of the outstanding Shares that were not owned by SEEK in a going private transaction and (b) the legal, structural and procedural considerations with respect to a proposed business combination transaction involving the Company and Strategic Company A.

On July 6, 2016, representatives of SEEK, Strategic Company A and Private Equity Sponsor A agreed on an offer price of US$17.80 in cash per ADS, or US$8.90 per Share but, at the time, determined that they would be unable to resolve in a timely manner the remaining open issues relating to the proposed business combination transaction to be effected between Strategic Company A and the Company following the consummation of the privatization transaction. Nevertheless, representatives of SEEK, Strategic Company A and Private Equity Sponsor A determined to promptly finalize their understanding with respect to cooperating with one another in making a going private proposal to the Company, following which (and concurrently with the negotiation of the terms of the going private proposal with the Special Committee) they would seek to mutually agree upon the proposed terms of and timing for executing any business combination transaction involving Strategic Company A and the Company.

On July 7, 2016, SEEK, Strategic Party A, the founder and chief executive officer of Strategic Company A, Private Equity Sponsor A and Private Equity Sponsor B (collectively, the “Third Proposing Buyer Group”) entered into a consortium agreement in which they agreed to jointly make a proposal to the Company for a going private transaction and to deal exclusively with each other in pursuing the proposed transaction for a period of 28 days following execution of the consortium agreement.

On July 7, 2016, following the Third Proposing Buyer Group’s execution of the consortium agreement, the Third Proposing Buyer Group submitted a preliminary non-binding letter (the “Third Proposal”) to the Special Committee proposing to acquire all outstanding Shares (other than those ADSs or Shares held by them that may be rolled over in connection with the acquisition) for US$17.80 in cash per ADS, or US$8.90 per Share, in a going private transaction. In the Third Proposal, the Third Proposing Buyer Group stated that its offer price represented a 23.4% premium to the closing price of the ADSs on the last trading day prior to the date of the Third Proposal and a premium of 14.9% and 15.0% to the volume-weighted average price of the ADSs during the last 30 and 60 trading days prior to the date of the Third Proposal, respectively. The Third Proposing Buyer Group also stated that none of the members of the Third Proposing Buyer Group were required by law to disclose the Third Proposal and the consortium agreement and they do not intend to make any public disclosure relating to the Third Proposal or the proposed transaction unless and until they were so required by law, and that they believed it was in the best interests of the Company and the Third Proposing Buyer Group to ensure that the proposed transaction proceed in a strictly confidential manner and that the Company and the Special Committee refrain from disclosing the Third Proposal or the fact that discussions or negotiations are taking place or have taken place between the parties concerning the proposed transaction unless otherwise required by law or until definitive agreements are executed.

On or about the time that the Third Proposing Buyer Group submitted the Third Proposal to the Special Committee, representatives of O’Melveny reached out to representatives of Fenwick and communicated that the Third Proposing Buyer Group did not intend to publicly disclose the fact that its members had entered into a consortium agreement and submitted the Third Proposal as none of the members of the Third Proposing Buyer Group had any legal obligation to do so at the relevant time. Representatives of O’Melveny also indicated to representatives of Fenwick that the Special Committee and the Board should similarly make a determination as to whether the Company was legally required to disclose the Third Proposal.

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On July 8, 2016, the Company entered into non-disclosure agreements with each of the members of the Third Proposing Buyer Group (other than SEEK, which had previously executed a non-disclosure agreement), in order to provide them with confidential information for the purposes, among others, of evaluating, structuring and negotiating the transactions contemplated by the Third Proposal.

On July 8, 2016, Mr. Schloss and representatives of Fenwick held a telephonic meeting in which they discussed the Third Proposal, as well as preparation of the electronic data room for the review of due diligence documents by the Third Proposing Buyer Group members and their respective advisors. The Special Committee also considered the desirability of proceeding with the proposed transaction on a strictly confidential basis and determined not to disclose receipt of the Third Proposal at such time in light of, among other things, potential disruption to the Company's business that might result from such announcement, the preliminary nature of the Third Proposal and the significant uncertainties as to whether any definitive agreements would be executed with respect to the Third Proposal, as well as the fact that neither the First Proposal nor the Second Proposal resulted in the execution of any definitive agreements in respect of the transactions contemplated thereby.

On July 8, 2016, representatives of the Third Proposing Buyer Group and the respective legal advisors of the members of the Third Proposing Buyer Group held a conference call to discuss various PRC legal, regulatory and tax issues relating to the potential business combination transaction between the Company and Strategic Company A.

From July 8, 2016 to August 6, 2016, the Third Proposing Buyer Group and its legal advisors conducted due diligence on the Company, including through documents provided in an electronic data room. During that same period, representatives of SEEK and SEEK’s legal advisors conducted legal and financial due diligence on Strategic Company A.

Between July 18, 2016 and July 21, 2016, representatives of the Third Proposing Buyer Group and their respective advisors met in Hong Kong to discuss key aspects of the structuring and implementation of the proposed transaction, including the implication of various tax, legal and regulatory issues on each of the proposed going private transaction and the prospective follow-on business combination transaction involving the Company and Strategic Company A, including the potential application of various applicable laws and PC regulations relating to both the going private transaction as well as any follow-on business combination.

On July 19, 2016, O’Melveny, on behalf of the Third Proposing Buyer Group, provided Fenwick with a draft merger agreement.

On July 21, 2016, Mr. Schloss and representatives of Fenwick held a telephonic meeting in which they discussed certain key issues in the transactions contemplated by the Third Proposal, in particular, the scope of the proposed representations and warranties, a requirement set forth in the draft merger agreement for an intercompany dividend to transfer cash offshore to the Company from its PRC entity and risks related to China’s foreign exchange controls, other closing conditions and the proposed operational and governance arrangements during a transitional period. In addition, Mr. Schloss and the representatives of Fenwick discussed the desirability of including a requirement that the merger be approved by shareholders holding a majority of the outstanding Shares not held by members of the Third Proposing Buyer Group. Mr. Schloss provided guidance and instructed representatives of Fenwick to engage legal advisors with respect to PRC laws. Following this meeting, Mr. Schloss and the representatives of Fenwick held a telephonic meeting with representatives of the Third Proposing Buyer Group and O’Melveny during which they discussed these matters.

On July 21, 2016, the Special Committee retained Zhong Lun Law Firm (“Zhong Lun”) as its independent legal advisor with respect to matters of PRC law, in particular, the issues related to intercompany dividends, foreign exchange controls and potential antitrust filings and review.

On July 25, 2016, representatives of Fenwick reviewed the terms of the draft merger agreement further with Mr. Schloss and discussed a number of material issues to be negotiated on behalf of the Special Committee, and Mr. Schloss provided direction with respect to such issues. Those issues, in particular, included the proposed termination fees, the proposed closing conditions with respect to the completion of an intercompany dividend and the contemplated special dividend and the uncertainties related to China’s foreign exchange controls, the scope of the proposed representations and warranties, the potential requirement for antitrust filings and review and the absence of a requirement that the closing of the merger be conditioned on approval by shareholders holding a majority of the outstanding Shares not held by members of the Third Proposing Buyer Group.

On July 26, 2016, Fenwick provided O’Melveny with a revised draft of the merger agreement; from then until late August 2016, representatives of Fenwick and O’Melveny negotiated the terms of the merger agreement. From time to time during this process, representatives of Fenwick discussed the issues arising under the merger agreement (in particular, with respect to the proposed termination fees, the proposed intercompany dividend, the proposal to condition the closing of the merger on approval by shareholders holding a majority of the outstanding Shares not held by members of the Third Proposing Buyer Group and the other conditions to the closing of the merger), and positions to be taken in negotiations, with Mr. Schloss.

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Throughout July and early August 2016, representatives of SEEK, Strategic Company A and Private Equity Sponsor A held frequent discussions regarding unresolved commercial and legal issues pertaining to the transactions that the parties had proposed. During this time, the respective legal counsels to SEEK, Strategic Company A and Private Equity Sponsor A negotiated with each other on the terms of the various definitive agreements relating to such proposed transactions. However, SEEK, Strategic Company A and Private Equity Sponsor A were unable to reach agreement on such terms, and on or about August 6, 2016, the parties suspended discussions.

On September 20, 2016, representatives of Strategic Company A and Private Equity Sponsor A approached representatives of SEEK to indicate that they were prepared to agree to revised terms. Representatives of Strategic Company A and Private Equity Sponsor A also communicated to SEEK that they had reached out to representatives of Strategic Company B, and based on their preliminary discussions with representatives of Strategic Company B, they believed Strategic Company B was receptive to joining the Third Proposing Buyer Group.

From September 23, 2016 until mid-October, representatives of SEEK, Strategic Company A and Private Equity Sponsor A exchanged various drafts of proposed terms and held discussions from time to time in attempts to try to resolve the various outstanding legal and commercial issues. However, such efforts were ultimately unsuccessful, and on October 18, 2016, the members of the Third Proposing Buyer Group formally terminated discussions and, excluding the consortium agreement, which automatically expired on November 7, 2016, no definitive agreements with respect to the transactions contemplated by the Third Proposal were ever executed.

In mid-October 2016, following the termination of discussions between the members of the Third Proposing Buyer Group, SEEK resumed negotiations with Hillhouse and FountainVest relating to a potential transaction involving the Company. Thereafter, at various times from mid-October 2016 until early January 2017, representatives of SEEK, Hillhouse and FountainVest discussed and negotiated the terms of their potential collaboration with respect to a strategic transaction involving the Company.

On October 22, 2016, the Company entered into a non-disclosure agreement with FountainVest and on November 8, 2016, the Company entered into a non-disclosure agreement with Hillhouse, in order to provide them with confidential information for the purposes, among others, of evaluating, structuring and negotiating a potential going private transaction.

In late October 2016, Hillhouse engaged Weil, Gotshal & Manges LLP (“Weil”) to serve as its U.S. legal counsel in connection with any potential transaction involving the Company.

From late October 2016 until April 2017, the Company provided the Buyer Group with access to due diligence materials in an electronic data room and responded to their follow-up questions. As part of this due diligence process, on October 25, 2016, the Company made available in the electronic data room preliminary financial projections for each of the Company’s fiscal years ending June 30, 2017 through June 30, 2021 (which are summarized under “Special Factors—Certain Financial Projections” beginning on page 43).

On January 5, 2017, SEEK, Hillhouse and FV Investment Holdings, an affiliate of FountainVest Partners, entered into a consortium agreement (the “Consortium Agreement”), pursuant to which the Buyer Group agreed to form a consortium and to jointly make a proposal to acquire the Company, to deal exclusively with each other in pursuing the proposed transaction for three months and to cooperate and participate in, among others, the negotiation of the terms of definitive documentation in connection with the proposed transaction, including an agreement and plan of merger, and the negotiation of the terms of definitive debt financing documents in connection with the proposed transaction.

On January 8, 2017, following the close of the U.S. markets, representatives of O’Melveny called representatives of Fenwick to provide certain updates. These updates included an acknowledgement of the execution of the Consortium Agreement and that the Buyer Group would be delivering a preliminary non-binding offer to the Special Committee during that weekend.

On January 9, 2017, the Buyer Group submitted a preliminary non-binding letter (the “Fourth Proposal”) to the Special Committee proposing to acquire all outstanding Shares (other than those ADSs or Shares held by them that may be rolled over in connection with the acquisition) for US$18.00 in cash per ADS, or US$9.00 per Share, in a going private transaction. In the Fourth Proposal, the Buyer Group stated that (i) its offer price represented a 20.6% premium to the closing price of the ADSs on the last trading day prior to the date of the Fourth Proposal and a premium of 19.3% and 21.7% to the volume-weighted average price of the ADSs during the last 30 and 60 trading days prior to the date of the Fourth Proposal, respectively, and (ii) it intends to finance the transactions contemplated by the Fourth Proposal with equity capital and available cash at the Company, with equity financing to be provided from the Buyer Group members and any additional members that the Buyer Group may accept into the consortium. In the proposal letter, the Buyer Group also stated that none of the members of the Buyer Group were required by law to disclose the Fourth Proposal and the Consortium Agreement and that they did not intend to make any public disclosure relating to the Fourth Proposal or the transactions contemplated by the Fourth Proposal unless and until they were so required by law.

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On January 11, 2017, the Special Committee and representatives of Fenwick held a telephonic meeting to discuss the transactions contemplated by the Fourth Proposal and the timeline for such potential transactions, and Mr. Schloss directed representatives of Fenwick to follow up with the management of the Company on the status of the Company’s preparation of the financial forecast and O’Melveny with respect to the status and timeline of the proposed transaction. The Special Committee also considered the desirability of proceeding with the proposed transaction on a strictly confidential basis and determined not to disclose receipt of the Fourth Proposal at such time in light of, among other things, potential disruption to the Company's business that might result from such announcement, the preliminary nature of the Third Proposal and the significant uncertainties as to whether any definitive agreements would be executed with respect to the Third Proposal, as well as the fact that neither the First Proposal, the Second Proposal and the Third Proposal resulted in the execution of any definitive agreements in respect of the transactions contemplated thereby.

From January 11, 2017 up to the time of the execution of the Merger Agreement as described further below, representatives of the Buyer Group, together with the respective outside legal counsels to the members of the Buyer Group, negotiated various aspects relating to the financing and structure of the proposed transaction, including the use of Company cash to fund part of the consideration payable in the Merger and the extent and manner thereof, in light of various tax, legal and regulatory issues, particularly issues relating to restrictions on PRC foreign exchange controls that impacted the ability of the Company to move cash from its PRC operating companies to the Company’s U.S. dollar bank accounts.

On January 17, 2017, representatives of O’Melveny, Weil and Fenwick held a conference call to discuss, among other things, their perspectives on the anticipated timing of the transactions contemplated under the Fourth Proposal and associated steps necessary to consummate such transactions.

On January 17, 2017, FountainVest engaged Paul Hastings LLP (“Paul Hastings”) to serve as its U.S. legal counsel in connection with any potential transaction involving the Company.

On January 23, 2017, O’Melveny, on behalf of the Buyer Group, provided Fenwick with a draft of the Merger Agreement.

On January 26, 2017, Mr. Schloss and representatives of Fenwick held a telephonic meeting to discuss the material issues to be negotiated on behalf of the Special Committee, including (a) closing conditions in the draft Merger Agreement that required the Company to ensure that at least a specified threshold of cash was available in the Company’s U.S. dollar bank accounts (the “Offshore Cash Condition”), (b) the proposed termination fees, (c) a contemplated intercompany dividend and special dividend to the Company’s shareholders, (d) the absence of any condition associated with the exercise of appraisal rights under Cayman Islands law, and (e) the absence of a requirement that the closing of the Merger be conditioned on approval by the shareholders of the Company holding a majority of the outstanding Shares other than the Continuing Shares and Excluded Shares. Mr. Schloss provided direction with respect to such issues.

On January 30, 2017, Fenwick provided O’Melveny with a revised draft of the Merger Agreement, which included, among other things, (a) a proposed a reverse termination fee equal to 6% of the aggregate equity value of the Company implied by the price per Share in the Merger, (b) a contemplated intercompany dividend and special dividend to the Company’s shareholders, and (c) a condition that the closing of the Merger be conditioned on approval by the shareholders of the Company holding a majority of the outstanding Shares other than the Continuing Shares and Excluded Shares. In addition, the revised draft expressed concern regarding the Offshore Cash Condition, noting that it was subject to a review of sources and uses of funds and requested information with respect to those sources and uses.

On February 2, 2017, O’Melveny, on behalf of the Buyer Group, provided Fenwick with a revised draft of the Merger Agreement.

On February 8 and February 9, 2017, representatives of the Buyer Group, O’Melveny, Weil and Paul Hastings met in Hong Kong to discuss, among other things, financing for the Merger. During the meetings in Hong Kong, representatives of the Buyer Group agreed that, in order to expedite the negotiation of the transaction with the Special Committee and provide the Special Committee with sufficient comfort that the transaction was fully financed with no financing contingencies associated with the availability of debt financing or the ability of the Company to move cash from its PRC operating companies to the Company’s offshore U.S. dollar bank accounts, (a) in connection with the Merger Agreement, Hillhouse and FountainVest would agree to deliver equity commitments sufficient to fund 100% of the total cash consideration required to pay the consideration payable in the Merger, (b) each Share currently held by Parent would initially be designated as a Continuing Share that would survive the Merger and would not entitle Patent to receive any of the Merger Consideration in respect of the Continuing Shares (although the Continuing Shares will be entitled to receive the special dividend, to the extent declared) and (c) to the extent the Buyer Group arranged debt financing, including bridge financing from the Company, at the closing of the Merger, Parent would be able to reduce the number of its Continuing Shares and each of Hillhouse and FountainVest would be able to reduce their respective equity commitments, in each case, pro rata based on the amount of debt financing that is actually funded at the closing of the Merger. Accordingly, the Buyer Group agreed that it could agree to a much lower Offshore Cash Condition in the Merger Agreement, which would substantially address the Special Committee’s concern regarding the closing risk associated with the need to move substantial funds into the Company’s U.S. dollar accounts.

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During the meetings in Hong Kong on February 8 and 9, 2017, the Buyer Group also discussed various issues relating to the public disclosure of a transaction and representatives of SEEK indicated that, in light of the fact that its shares were listed on the Australian Stock Exchange and its was scheduled to disclose its half year financials on February 21, 2017, it believed that it may be required to make certain disclosures under the rules of the Australian Stock Exchange if a transaction was imminent or substantially agreed. Moreover, SEEK indicated that it was concerned about potential leaks and market rumors. Representatives of the Buyer Group then directed O’Melveny to reach out to Fenwick to discuss the Buyer Group’s revised proposal regarding the financing of the Merger as well as matters relating to public disclosure of the fact that the Buyer Group was in negotiations with the Special Committee regarding the Fourth Proposal.

On February 13 and 14, 2017, representatives of O’Melveny and Fenwick held a series of calls to discuss the Buyer Group’s revised proposal regarding the financing of the Merger and matters relating to public disclosure in light of SEEK’s assessment regarding its potential disclosure obligations under Australian Stock Exchange rules.

On February 17, 2017, the Company issued a press release announcing that the Special Committee was in advanced discussion with the Buyer Group regarding a potential transaction and indicated that, earlier in the year, the Special Committee received a preliminary non-binding proposal from the Buyer Group involving the acquisition of all outstanding Shares not already owned by members of the Buyer Group for US$18.00 in cash per ADS, or US$9 in cash per Share, subject to certain conditions. On the same day, the Company furnished the press release as an exhibit to its Current Report on Form 6-K.

On February 20, 2017, representatives of O’Melveny, Weil and Paul Hastings held a conference call to discuss the open issues in the Merger Agreement, including the Special Committee’s request for the removal of the condition related to the exercise of dissenters’ rights, the termination fee amounts that may be payable by the Company or Buyer Group, the Special Committee’s addition of a condition that the closing of the Merger be conditioned on approval by the shareholders of the Company holding a majority of the outstanding Shares other than the Continuing Shares and Excluded Shares, the Offshore Cash Condition and similar conditions relating to amount of Company cash available, as well as the Buyer Group’s proposed sources and uses of funds.

On February 21, 2017, SEEK made an announcement on the Australian Stock Exchange following the Company’s press release on February 17, 2017 and indicated that it was in advanced discussions with Hillhouse and FountainVest regarding a potential transaction involving the Company.

On February 22, 2017, members of the Company’s management provided to Duff & Phelps a preliminary draft of financial projections for the Company’s fiscal years ending June 30, 2017 through June 30, 2022 (which are summarized under “Special Factors—Certain Financial Projections” beginning on page 43).

On February 22, 2017, the Special Committee and representatives of Fenwick and Duff & Phelps held a telephonic meeting. Representatives of Duff & Phelps reported to the Special Committee on the progress on their financial analysis, including the receipt of the draft financial projections provided to Duff & Phelps on that same day and expectations as to timing of their financial analysis. In light of the foregoing considerations and after further deliberation, the Special Committee determined to continue its negotiation with the Buyer Group and instructed Duff & Phelps to discuss with the Buyer Group a potential increase in the offer price.

On February 22, 2017, representatives of Duff & Phelps requested the Buyer Group to increase the offer price and make an improved offer. On February 25, 2017, a representative of SEEK responded to this request, indicating that they believed the proposed price reflects a fully priced valuation of the Company.

On February 24, 2017, representatives of O’Melveny, Weil, Paul Hastings and Fenwick held a conference call to discuss the open issues in the Merger Agreement. Later that day, representatives of O’Melveny sent to representatives of Fenwick a revised draft of the Merger Agreement as well as initial drafts of the Support Agreement and forms of the Equity Commitment Letter and Limited Guarantee.

On March 1, 2017, representatives of the Buyer Group further discussed the price improvement request that was communicated by Duff & Phelps.

On March 22, 2017, members of the Company’s management provided to Duff & Phelps updated financial projections for the Company’s fiscal years ending June 30, 2017 through June 30, 2022. In these updated projections, the Company revised the previously estimated full year 2017 results of operations to reflect its actual results of operations for the first three quarters of the fiscal year and management’s improved visibility into full year results, as well as refining the projected results contained in the financial projections that were provided to representatives of Duff & Phelps on February 22, 2017. See “—Certain Financial Projections” beginning on page 43 for a more detailed description of the key differences between these various financial projections.

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On March 29, 2017, the Special Committee and representatives of Fenwick and Duff & Phelps held a telephonic meeting in which representatives of Duff & Phelps updated the Special Committee on their progress of the financial analyses and reported to the Special Committee their discussion with the Buyer Group on the offer price. Representatives of Fenwick presented to the Special Committee the key issues outstanding with respect to the Merger Agreement, including the proposed termination fees, the Special Committee’s request that the closing of the Merger be conditioned on approval by the shareholders of the Company holding a majority of the outstanding Shares other than the Continuing Shares and Excluded Shares, and the Buyer Group’s proposal that the closing of the Merger be conditioned on the amount of cash available onshore and offshore as well as the percentage of total outstanding Shares that have validly served a notice of objection under section 238(2) of the Cayman Island Companies Law. The Special Committee directed Fenwick to continue to seek a provision in the Merger Agreement providing that the closing of the Merger be conditioned on approval of the transaction by the shareholders of the Company holding a majority of the outstanding Shares other than the Continuing Shares and Excluded Shares. The Special Committee further instructed representatives of Duff & Phelps to reach out again to the Buyer Group to increase the offer price, which representatives of Duff & Phelps did on March 29, 2017.

On March 30, 2017, O’Melveny informed representatives of Fenwick that the Buyer Group was willing to increase its offer price to US$18.20 per ADS or US$9.10 per Share, provided that the Special Committee agree to the other remaining key unresolved issues in the Merger Agreement, including that: (i) the Special Committee would not require approval of the transaction by the shareholders of the Company holding a majority of the outstanding Shares other than the Continuing Shares and Excluded Shares, (ii) the closing would be conditioned upon not more than 15% of the total outstanding shares validly serving a notice of objection under section 238(2) of the Cayman Island Companies Law and (iii) the termination fee and the reverse termination fee would be, respectively, 2.5% and 5% of the equity value of the Company implied by US$9.10 per Share.

On March 31, 2017, the Special Committee and representatives of Fenwick and Duff & Phelps held a telephonic meeting to consider the latest proposal from the Buyer Group to increase its offer price to US$18.20 per ADS or US$9.10 per Share, provided that the Special Committee agree to the other remaining key unresolved issues in the Merger Agreement set forth above. The Special Committee discussed the Buyer Group's latest proposal, the valuation proposed by the Buyer Group, and the key outstanding issues related to the terms of the draft merger agreement, including the Special Committee's request for approval of the transaction by the shareholders holding a majority of the outstanding Shares other than the Continuing Shares and Excluded Shares and reverse termination fee equal to 6% of the aggregate equity value of the Company implied by the price per Share in the Merger, as well as the Buyer Group's request for a closing condition requiring the Company to maintain certain minimum level of available cash as of the closing and a closing condition requiring that no more than 15% of shareholders have validly exercised dissenting rights. Duff & Phelps indicated that, based on its preliminary financial analysis, which had not been finalized, it believed that the offer price of US $18.20 per ADS or US$9.10 per Share is within the price range that is fair from a financial point of view. After further deliberation, the Special Committee determined to proceed on the basis of the Buyer Group's latest proposal.

From March 31, 2017 until April 6, 2017, representatives of Fenwick continued to negotiate with legal advisors of the Buyer Group to finalize the Merger Agreement and other ancillary documents. From time to time during this process, Fenwick discussed with the Special Committee the remaining unresolved issues to seek the Special Committee’s guidance on positions to be taken in the negotiations.

On April 6, 2017, the Special Committee and representatives of Fenwick, Maples and Duff & Phelps held a telephonic meeting. Representatives of Duff & Phelps presented, reviewed and discussed with the Special Committee their financial analyses with respect to the fairness of the Per Share Merger Consideration to be received by the holders of Shares (other than the Continuing Shares, the Excluded Shares, the Dissenting Shares and Shares represented by ADSs) and Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) in the proposed transaction, and rendered Duff & Phelps’ oral opinion, which was subsequently confirmed by delivery of the written opinion dated the same date, to the Special Committee to the effect that, as of April 6, 2017, based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in the written opinion, the Per Share Merger Consideration of US$9.10 (minus the per Share amount of the Special Dividend) in cash to be received by the holders of Shares (other than the Continuing Shares, the Excluded Shares, the Dissenting Shares and Shares represented by ADSs) and Per ADS Merger Consideration of US$18.20 (minus the per ADS amount of the Special Dividend) in cash to be received by the holders of ADSs (other than ADSs representing Excluded Shares) in the proposed transaction was fair, from a financial point of view, to such holders. The written opinion of Duff & Phelps, the full text of which is attached as Annex C, was delivered on the same day. Representatives of Fenwick then summarized for the Special Committee the key terms and final resolution of all open items in the Merger Agreement and other transaction documents. After considering the proposed terms of the Merger Agreement and the other transaction agreements and the respective presentations of Fenwick and Duff & Phelps, including receipt of Duff & Phelps’ oral opinion as to the fairness of the Per Share Merger Consideration to be received by the holders of Shares (other than the Continuing Shares, the Excluded Shares, the Dissenting Shares and Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) in the proposed transaction provided to the Special Committee, and taking into account the other factors described below under the heading titled “– Reasons for the Merger and Recommendation of the Special Committee and the Board”, the Special Committee then unanimously determined that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, were fair and recommended that the Board adopt a resolution approving and declaring the advisability of the Merger Agreement and the Transactions, including the Merger and recommending that the shareholders of the Company authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

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Following the meeting of the Special Committee, the Board held a meeting on April 6, 2017 with the representatives of O’Melveny, Fenwick, Shearman and Maples attending. At this meeting, the Special Committee presented its recommendation to the Board that the Special Committee had determined that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, were fair and the Board adopt a resolution approving and declaring the advisability of the Merger Agreement and the Transactions, including the Merger, and recommending that the shareholders of the Company authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. After considering the terms of the Merger Agreement and the other transaction agreements and the respective presentations of Fenwick, Shearman and Duff & Phelps, including Duff & Phelps’ oral opinion as to the fairness of the Per Share Merger Consideration to be received by the holders of Shares (other than the Continuing Shares, the Excluded Shares, the Dissenting Shares and Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) in the proposed transaction provided to the Special Committee, and taking into account the other factors described below under the heading titled “—Reasons for the Merger and Recommendation of the Special Committee and the Board,” the Board determined that it was fair (both substantively and procedurally) to and in the best interests of the Company and the unaffiliated holders of Shares, and declared it advisable, to enter into the Merger Agreement and the transaction agreements contemplated by the Merger Agreement and approved the execution, delivery and performance of the Merger Agreement and the transaction agreements contemplated by the Merger Agreement and the consummation of the Transactions, including the Merger and directed that the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, be submitted to a vote at an extraordinary general meeting of the shareholders with the recommendation of the Board that the shareholders of the Company authorize and approve by way of special resolution the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

On April 6, 2017, the Company, SEEK, Hillhouse and FountainVest executed the Merger Agreement, and the Company issued a press release announcing the execution of the Merger Agreement. Other transaction documents, including the Interim Investors Agreement, the Support Agreement, the Equity Commitment Letters, and the Limited Guarantees by the Guarantors in favor of the Company, were also executed simultaneously.

Concurrently with the execution of the Merger Agreement, the Board resolved (i) to declare the cash Special Dividend of an amount not less than US$0.28 and not more than US$1.35 per Share (corresponding with a minimum of US$0.56 and maximum of US$2.70 per ADS) to holders of record of issued and outstanding Shares and ADSs as of immediately prior to the Effective Time, and (ii) to delegate authority to the Special Committee to set the record date and payment date of the Special Dividend, and otherwise implement the Special Dividend, in a manner consistent with the Merger Agreement.

On May 5, 2017, the Company received US$74,826,918 as a result a cash dividend of RMB640,000,000 from Beijing Wangpin Consulting Co., Ltd. (“Beijing Wangpin”), the Company’s consolidated subsidiary that is held 90% by the Company and 10% by the Company’s consolidated affiliated entities. Based on its 90% ownership of Beijing Wangpin, the Company was entitled 90% of the total RMB640,000,000 dividend payout, and after paying withholding tax of RMB57,600,000, the Company received US$74,826,918 (the equivalent of RMB518,400,000).

On June 7, 2017, on behalf of the Buyer Group, representatives of SEEK approached representatives of Ridgegate to discuss the possibility for members of the Buyer Group, namely Merger Company, and indirectly, the Hillhouse Fund and the FountainVest Funds, to purchase all of the 16,666,666 Class B Shares owned by Ridgegate, in its capacity as trustee of the CPH Zhaopin Holdings Unit Trust, at the same aggregate cash consideration of US$9.10 per Shares (representing the Per ADS Merger Consideration plus the Special Dividend) that Ridgegate would be entitled to receive in the Merger. Representatives of Ridgegate indicated that Ridgegate would be open to considering a sale of its Class B Shares to certain members of the Buyer Group, but indicated that it would first need to consider the terms on which they proposed to purchase the Class B Shares held by Ridgegate.

On June 9, 2017, representatives of the Buyer Group sent a draft stock purchase agreement relating to the proposed Ridgegate Purchase to representatives of Ridgegate.

On June 11, 2017, representatives of O’Melveny and Fenwick held a conference call to discuss the status of the various filings with the SEC in connection with the Merger. During this meeting, representatives of O’Melveny indicated to representatives of Fenwick that Merger Company was considering entering into a share purchase agreement with Ridgegate. Representatives of O’Melveny also provided representatives of Fenwick with further information on the proposed terms of the Ridgegate Purchase, including a summary of the draft of share purchase agreement that was sent to Ridgegate on June 09, 2017, and background information from the Buyer Group regarding why Merger Company was considering pursuing the Ridgegate Purchase, specifically, Buyer Group’s position that:

•	the proposed Ridgegate Purchase would provide more certainty as to the ability of the Buyer Group and the Company to consummate the Merger;

•	the proposed terms and price of the Ridgegate Purchase, which was the same aggregate per Share cash consideration that Ridgegate (together with other Unaffiliated Security Holders) would be entitled to receive in the Merger in respect of its Shares, did not modify its continuing view that the Merger is fair; and

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•	if the Merger Agreement was terminated for any reason and the Merger was abandoned, Buyer Group intended to proceed with an Alternative Merger Transaction by way of a “squeeze-out” merger under section 233(7) of the Cayman Island Companies Law, which would not require approval by Company shareholders at an extraordinary general meeting (which Buyer Group viewed as redundant given that Parent already owned and agreed to vote sufficient Shares to ensure that any resolution to approve the Merger Agreement and related matters would be passed without the further vote of any other shareholder being required) and would allow for all Unaffiliated Security Holders to receive the same aggregate cash consideration they would have received in the Merger had it not been terminated.

On June 14, 2017, representatives of Fenwick held a meeting with the Special Committee to discuss the proposed Ridgegate Purchase and determine the implications of the Ridgegate Purchase under the terms of the Merger Agreement. At this meeting, representatives of Fenwick noted that (a) the aggregate cash consideration to be paid by Merger Company to Ridgegate in the proposed Ridgegate Purchase was the same as the Merger Consideration plus the Special Dividend that Unaffiliated Security Holders would be entitled to receive in the Merger, (b) the Ridgegate Purchase could enhance the certainty of closing the Merger (as Ridgegate would not sell its shares to third parties who might dissent from the Merger, and would agree to vote its shares in favor of the Merger if they had not been purchased by the Merger Company), and (c) neither the terms of the Merger Agreement nor any of the other related transaction documents to which the Company was a party required the Buyer Group to obtain the consent of the Special Committee or the Company in order to effect the Ridgegate Purchase in the event that Merger Company determined to proceed with the transaction.

On June 19, 2017, the Company declared the final amount of the Special Dividend as US$0.94 per Share (corresponding with US$1.88 per ADS), which was determined in accordance with the Merger Agreement based on, among other things, the availability of legally available funds by the Company to pay such amount, payable to holders of record of issued and outstanding Shares and ADSs immediately prior to the Effective Time, including Parent, payment of which shall be conditioned upon the consummation of the Merger and shall be made by the Company as soon as practicable (and no later than three business days) following the Effective Time. On the same day, the Company issued a press release with respect to the declaration of the final amount of the Special Dividend and furnished the press release as an exhibit to its Current Report on Form 6-K.

On June 21, 2017, Merger Company and Ridgegate entered into the Ridgegate SPA.

Reasons for the Merger and Recommendation of the Special Committee and the Board

At a meeting on April 6, 2017, the Special Committee, after consultation due consideration, unanimously (a) determined that the execution of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to and in the best interests of the Company and its shareholders (other than the holders of the Continuing Shares and Excluded Shares,) (such shareholders are referred to herein as the “Unaffiliated Security Holders”), (b)  recommended that the Board determine that the execution of the Merger Agreement, the Plan of Merger and consummation of the Transactions, including the Merger, and delegation of the authority of the Board to the Special Committee to declare the final amount of the Special Dividend, are fair to and in the best interests of the Company and the Unaffiliated Security Holders and approve and declare advisable the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, (c) recommended that the Board determine that the plan to declare the Special Dividend is fair to and in the best interests of the Company and the Unaffiliated Security Holders and authorize and delegate such authority to the Special Committee to declare final amount of the Special Dividend as determined in accordance with the Merger Agreement and set the record date and the payment date (consistent with the Merger Agreement) and otherwise implement the Special Dividend, and (d) recommended that the Board resolve to recommend in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, to the Company’s shareholders.

At a meeting on the same date, the Board, acting upon the unanimous recommendation of the Special Committee and after each director present at the meeting duly disclosed his interests in the Transactions, including the Merger, as required by the memorandum and articles of association of the Company (as amended to date) and the laws of the Cayman Islands, (a) determined that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, are fair to, and in the best interests of, the Company and its shareholders (other than the holders of the Continuing Shares and the Excluded Shares) and declared it advisable for the Company to enter into the Transactions, including the Merger, (b) authorized and approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger, the limited guarantees by the Hillhouse Equity Sponsor and the FountainVest Equity Sponsors in favor of the Company and the consummation of the Transactions, including the Merger, (c)  directed that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, be submitted to the shareholders of the Company for authorization and approval, (d) subject to the terms of the Merger Agreement, resolved to recommend the approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, to the shareholders of the Company, (e) declared the Special Dividend in an amount of not less than US$0.28 per Share and US$0.56 per ADS, but in any event not greater than US$1.35 per Share and US$2.70 per ADS to the shareholders as of a record date to be determined by the Special Committee, and (f) authorized and delegated the authority to the Special Committee to declare the final amount of the Special Dividend as determined in accordance with the Merger Agreement and set the record date and the payment date (consistent with the Merger Agreement) and otherwise implement the Special Dividend.

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On June 19, 2017, the Company declared the final amount of the Special Dividend as US$0.94 per Share (corresponding with US$1.88 per ADS), which was determined in accordance with the Merger Agreement based on, among other things, the availability of legally available funds by the Company to pay such amount, payable to holders of record of issued and outstanding Shares and ADSs immediately prior to the Effective Time, including Parent, payment of which shall be conditioned upon the consummation of the Merger and shall be made by the Company as soon as practicable (and no later than three business days) following the Effective Time.

In the course of reaching their respective determinations, the Special Committee and the Board considered the following substantive factors and potential benefits of the Merger, including the following, which are not listed in any relative order of importance:

•	the Special Committee’s knowledge of the Company's business, financial condition, results of operations, prospects and competitive position and its belief that the Merger is financially more favorable to the Unaffiliated Security Holders than any other alternative reasonably available to the Company and the Unaffiliated Security Holders;

•	management, together with the Company’s managements’ view of the Company's financial condition, results of operations, business, prospects and competitive position;

•	significant competition for both users and customers and rapidly evolving markets that the Company is facing;

•	challenges in growing resume database and attract and retaining high-quality users;

•	challenges in maintaining and increasing the number of customers using the Company’s services and quantity and quality of job postings on its website;

•	relatively low trading volume of ADSs of the Company and the fact that there is no US research analyst coverage on the Company;

•	the costs of complying with United States federal securities laws;

•	the recognition that, as a SEC-reporting company, the Company’s management and accounting and reporting staff must devote significant time to SEC reporting and compliance;

•	the recognition that, as a privately held entity, the Company’s management may have greater flexibility to focus on improving the Company’s long-term financial performance without the pressure created by the public equity market’s emphasis on short-term period-to-period financial performance.

•	the recognition that, as a SEC-reporting company, the Company is required to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and would not be disclosed by a non-reporting company and which potentially may help its actual or potential competitors compete against the Company or make it more difficult for the Company to negotiate favorable terms with its customers, lenders and vendors;

•	the consideration payable in the Merger is entirely in cash, which will allow the Unaffiliated Security Holders to immediately realize liquidity for their investment and provide them with certainty of the value of their Shares or ADSs;

•	the current and historical market prices of ADSs and the fact that the Per Share Merger Consideration and the Per ADS Merger Consideration after taking into account the final amount of the Special Dividend represents an 14.2% premium over the closing price of US$15.94 per ADS as quoted by the New York Stock Exchange (the “NYSE”) on February 16, 2017, and a premium of 14.2% and 18.3%, respectively, over the Company’s 30- and 60- trading day volume-weighted average price as quoted by the NYSE prior to February 16, 2017, the last trading day prior to the Company’s announcement on February 17, 2017 that it was in advanced discussions with the Buyer Group regarding a potential transaction;

•	the fact that the Per Share Merger Consideration and the Per ADS Merger Consideration after taking into account the final amount of the Special Dividend represents an increase of approximately 1.1% from the original US$9 per Share and US$18.00 per ADS offer price in the “going private” proposal by the Buyer Group.

•	the fact that the Per Share Merger Consideration and the Per ADS Merger Consideration after taking into account the final amount of the Special Dividend represents a 4.0% premium over the offer price of US$8.75 per share or US$17.50 per ADS in the “going-private” proposal by CDH V Management Company Limited and Shanghai Goliath Investment Management L.P. on January 19, 2016 and a 2.5% premium over offer price of US$8.875 per share or US$17.75 per ADS in the “going-private” proposal by certain members of the Company’s management (comprising Evan Sheng Guo, a director and the chief executive officer of the Company, Robert Tianruo Pu, the chief financial officer of the Company, and Jeff Ge Wang, George Weigang Wang and Luyang Tang, each a vice president of the Company), and Sequoia China Investment Management LLP, on May 5, 2016;

•	the relative likelihood that the trading price of ADS would at any time in the foreseeable future, or ever, reach and sustain a level equal to or greater than the Per ADS Merger Consideration of US$18.20, as adjusted for present value;

•	the negotiations with respect to the Per Share Merger Consideration and Per ADS Merger Consideration and the Special Committee’s determination that, following extensive negotiations with the Buyer Group, US$9.10 and US$18.20 were the highest price per Share and per ADS, respectively, that the Buyer Group would agree to pay, with the Special Committee basing its belief on a number of factors, including the duration and tenor of negotiations and the experience of the Special Committee and its advisors;

•	the likelihood that the Merger would be completed based on, among other things (not in any relative order of importance):

o	the fact that Parent and Merger Company had obtained equity financing for the Merger in full, the conditions to the financing and the reputation of the equity financing sources;

o	the absence of a financing condition in the Merger Agreement; and

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o	the likelihood and anticipated timing of completing the Merger in light of the scope of the conditions to closing;

•	the Merger Agreement provides that, in the event of a failure of the Merger to be completed under certain circumstances, Parent and Merger Company will pay the Company a termination-fee of US$31.0 million and US$19.73 million, respectively (or US$15.50 million by the Parent and US$9.87 million by Merger Company in case that the Merger Agreement is terminated by the Company pursuant to Section 9.03(a) of the Merger Agreement), and the guarantee of such payment obligation by the Guarantors pursuant to the Limited Guarantees;

•	the low probability of any transaction with a third party in view of the Parent’s ownership in the Company, which was sufficient to prevent the consummation of any transaction with a third party that required shareholder approval;

•	following its formation, the Special Committee’s independent control of the sale process with the advice and assistance of Duff & Phelps as its financial advisor and Fenwick & West, Maples and Zhong Lun Law Firm as its legal advisors, reporting solely to the Special Committee; and

•	the financial analysis reviewed and discussed with the Special Committee by representatives of Duff & Phelps, as well as the written opinion of Duff & Phelps rendered to the Special Committee on April 6, 2017 as to the fairness, from a financial point of view, of the Per Share Merger Consideration and the Per ADS Merger Consideration to be paid to the Unaffiliated Security Holders in the Merger, as of April 6, 2017, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Duff & Phelps in preparing their opinions.

Duff & Phelps, under the direction of the Special Committee, did not conduct a market check of parties deemed to be potentially interested in and capable of acquiring the Company for reasons as below:

o	since the announcement of the Transactions on February 17, 2017, no party other than the members of the Buyer Group has contacted the Company or the Special Committee expressing an interest in exploring an alternative transaction with the Company and there has been no substantive progress in negotiation of the transactions with the two previous buyer groups since receipt of the respective “going-private” proposals; and

o	the Special Committee’s belief that it was unlikely that any transaction with a third party could be completed at this time given that, at the time the Consortium Agreement (as further discussed under the section entitled “Special Factors—Consortium Agreement”) provided that, subject to the terms and conditions set forth therein, the Buyer Group members that are a party thereto, which included Parent, which holds approximately 74.4% of the voting power and 60.9% of the share capital of the Company, would only vote in favor of the Merger and will vote against any transaction involving a third party.

In addition, the Special Committee and the Board believed that sufficient procedural safeguards were and are present to ensure that the Merger is procedurally fair to the Unaffiliated Security Holders and to permit the Special Committee and the Board to represent effectively the interests of such Unaffiliated Security Holders, which procedural safeguards include the following, which are not listed in any relative order of importance:

•	the consideration and negotiation of the Merger Agreement was conducted entirely under the control and supervision of the Special Committee, which consists of two independent directors, each of whom is an outside, non-employee director, and that no limitations were placed on the Special Committee’s authority;

•	in considering the transaction with the Buyer Group, the Special Committee acted solely to represent the interests of the Unaffiliated Security Holders, and the Special Committee had independent control of the extensive negotiations with the Buyer Group and their respective legal and financial advisor on behalf of the Unaffiliated Security Holders;

•	both the Special Committee members during the entire process were and are independent directors and free from any affiliation with the Buyer Group; in addition, none of such Special Committee members is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of such directors has any financial interest in the Merger that is different from that of the Unaffiliated Security Holders other than the Special Committee members’ receipt of Board and Special Committee compensation (which is not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation of the Merger) and their indemnification and liability insurance rights under the Merger Agreement;

•	the Special Committee was assisted in negotiations with the Buyer Group and in its evaluation of the Merger by Duff & Phelps as its financial advisor, Fenwick, Maples and Zhong Lun Law Firm, as its legal advisors;

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•	the Special Committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from the Buyer Group in connection with the Transactions from the date the Special Committee was established, and no evaluation, negotiation or response regarding the Transactions in connection therewith from that date forward was considered by the Board for approval until the Special Committee had recommended such action to the Board;

•	the terms and conditions of the Merger Agreement were the product of extensive negotiations between the Special Committee and its advisors, on the one hand, and the Buyer Group and its advisors, on the other hand;

•	the Special Committee was empowered to exercise the full power and authority of the Board in connection with the Transactions and related process;

•	the Special Committee met on multiple occasions to consider and review the terms of the Merger Agreement and the Transactions;

•	the recognition by the Special Committee and the Board that it had no obligation to recommend the Merger or any other transaction;

•	the recognition by the Special Committee and the Board that, under the terms of the Merger Agreement, the Special Committee has the ability to consider any acquisition proposal reasonably likely to lead to a Superior Proposal until the Company’s shareholders vote upon and authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

•	the Company’s ability, subject to compliance with the terms and conditions of the Merger Agreement, to terminate the Merger Agreement prior to the receipt of shareholder approval in order to accept an alternative transaction proposed by a third party that is a Superior Proposal (as defined in the Merger Agreement and further explained under the caption “The Merger Agreement—No Solicitation of Competing Transactions” beginning on page 97);

•	the Special Committee’s ability, under certain circumstances, to change, withhold, withdraw, qualify or modify the Company Recommendation that the Company’s shareholders vote to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; and

•	the availability of dissenters’ rights to shareholders who comply with all of the required procedures under the Cayman Islands Companies Law for exercising dissenters’ rights, which allow such shareholders to receive payment of the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

The Special Committee and the Board also considered a variety of potentially negative factors concerning the Merger Agreement and the Merger, including the following, which are not listed in any relative order of importance:

•	the fact that authorization and approval of the Merger Agreement are not subject to the authorization and approval of holders of a majority of the Company’s outstanding Shares unaffiliated with the Buyer Group and, given that Parent holds approximately 74.4% of the voting power of the outstanding Shares as of the date of this proxy statement, Parent has the ability to authorize and approve the Merger Agreement at the extraordinary general meeting even if a substantial majority of the Unaffiliated Security Holders vote against the proposal to authorize and approve the Merger Agreement;

•	the Unaffiliated Security Holders will have no on-going equity participation in the Company following the Merger, and they will cease to participate in the Company’s future earnings or growth, if any, or to benefit from increases, if any, in the value of Shares, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company, which could include a dividend to shareholders;

•	the restrictions on the conduct of the Company's business prior to the completion of the Merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending completion of the Merger;

•	the risks and costs to the Company if the Merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on the Company's business and customer relationships;

•	the Company may be required, under certain circumstances, to pay Parent and Merger Company a termination fee of US$15.50 million and US$9.87 million, respectively, in connection with the termination of the Merger Agreement;

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•	the fact that the monetary remedy of the Company in connection with a breach of the Merger Agreement by Parent or Merger Company, even a breach that is intentional or willful, is limited, to receipt of a reverse termination fee of US$31.00 million and US$19.73 million from Parent and Merger Company, respectively (or US$15.50 million from Parent and US$9.87 million from Merger Company in certain circumstances), and under certain circumstances the Company may not be entitled to a reverse termination fee or expenses at all;

•	the terms of the Buyer Group’s participation in the Merger and the fact that the Buyer Group may have interests in the Merger that are different from, or in addition to, those of the Unaffiliated Security Holders;

•	the fact that certain key management members, though not members of the Buyer Group, may have interests in the Merger that are difference from, or in addition to, those of the Unaffiliated Security Holders;

•	that while the Special Committee expects to complete the Merger, there can be no assurance that all conditions to the parties’ obligations to complete the Merger under the Merger Agreement will be satisfied and, as a result, it is possible that the Merger may not be completed even if the Company’s shareholders approve it;

•	if the Merger is not completed, the disruption to businesses of the Company that may result from the announcement of the Merger (including loss of demand for services and negative impacts on operating results, ADS prices and ability to retain key personnel), the fact that officers and other employees of the Company will have expended extensive efforts and have experienced significant distractions from their work in attempting to complete the transaction, the fact that substantial transaction costs will have been incurred in connection with the transaction and other potential consequences to the Company related to an announced transaction not being consummated; and

•	the likely taxability of an all-cash transaction to the Unaffiliated Security Holders.

The foregoing discussion of information and factors considered by the Special Committee and the Board is not intended to be exhaustive, but includes a number of the factors considered by the Special Committee and the Board. In view of the wide variety of factors considered by the Special Committee and the Board, neither the Special Committee nor the Board found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the Special Committee and the Board may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The Special Committee unanimously recommended that the Board authorize and approve, and the Board authorized and approved, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, based upon the totality of the information presented to and considered by it.

In reaching its conclusion regarding the fairness of the Merger to the Company’s Unaffiliated Security Holders and its decision to recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the transactions, including the Merger, the Special Committee considered financial analyses presented by Duff & Phelps. These analyses included, among others, discounted cash flow analysis, selected public companies analysis, selected merger and acquisition transactions analysis and other analyses. All of the material analyses as presented to the Special Committee on April 6, 2017 are summarized below under the caption “Special Factors—Opinion of Duff & Phelps, Special Committee’s Financial Advisor” beginning on page 50. The Special Committee and the Board believe that it is reasonable and appropriate to consider the opinion from Duff & Phelps in their determination as to the fairness, from a financial point of view, of the consideration payable in the transaction to the Unaffiliated Security Holders of the Company, because the opinion addressed the fairness, from a financial point of view, of such consideration to holders of Shares and ADSs other than the Continuing Shares held by Parent, the Excluded Shares and the Dissenting Shares, which, by definition, includes all security holders unaffiliated with the Company. Specifically, the opinion carve-out relates only to affiliated security holders of the Company (i.e., the consideration to be received by Unaffiliated Security Holders was not carved out). To the extent that an affiliated security holder may exist other than Parent and its affiliates, the consideration to be received by such affiliated security holder is identical in all respects as the consideration to be received by Unaffiliated Security Holders. The Special Committee expressly adopted these analyses and opinions, among other factors considered, in reaching its determination as to the fairness of the Transactions, including the Merger.

Neither the Special Committee nor the Board considered the liquidation value of the Company’s assets because each considers the Company to be a viable going-concern business where value is derived from cash flows generated from its continuing operations. In addition, the Special Committee and the Board believe that the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going-concern value on the following grounds: (i) the realization of value in a liquidation would involve selling approximately 11 distinct operating entities and 34 branch offices and such a process would likely be complex and time consuming, as buyers for each asset would need to be found, agreements negotiated and various regulatory approvals would be required, which might delay or impede such a process, (ii) a liquidation of some (but not all) assets would risk leaving unattractive, orphaned assets that would be difficult to monetize, (iii) the tax implications in a liquidation are difficult to quantify, and could be significant relative to a sale of the Company as a going concern, (iv) neither the Special Committee nor the Board were aware of any precedents of US-listed PRC companies liquidating their entire business and returning the proceeds to shareholders and (v) liquidation value analysis does not take into account any value that may be attributed to the Company’s ability to attract new business. Each of the Special Committee and the Board believes the analyses and additional factors it reviewed provided an indication of the Company’s going-concern value.

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Each of the Special Committee and the Board also considered the historical market prices of our ADSs as described under the section entitled “Market Price of the Company’s ADSs, Dividends and Other Matters—Market Price of the ADSs” beginning on page 81. Each of the Special Committee and the Board considered the purchase prices paid in previous purchases as described under “Transactions in Shares and ADSs” beginning on page 116 other than the Ridgegate Purchase, which occurred following the execution of the Merger Agreement. Almost all of the historical market closing prices of ADSs since June 12, 2014 were lower than the Per ADS Merger Consideration of US$18.20. The Special Committee and the Board therefore considered these to be positive factors and potential benefits of the Merger. Neither the Special Committee nor the Board, however, considered the Company’s net book value, which is defined as total assets minus total liabilities, attributable to the Company’s shareholders, as a factor. The Special Committee and the Board believe that net book value is not a material indicator of the value of the Company as a going concern as it does not take into account the future prospects of the Company, market conditions, trends in the industry or the business risks inherent in competing with larger companies in that industry. The Company’s net book value per Share as of December 31, 2016 was US$1.96 based on 111,334,712 issued and outstanding Shares as of that date. Except as set forth under “Special Factors—Background of the Merger” beginning on page 23, the Company is not aware of any firm offers made by any unaffiliated person, other than the Buyer Group, during the past two years for (i) the merger or consolidation of the Company with or into another company, or vice-versa; (ii) the sale or other transfer of all or any substantial part of the assets of the Company; or (iii) a purchase of the Company’s securities that would enable the holder to exercise control of the Company.

In reaching its determination that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to, and in the best interests of, the Company and its Unaffiliated Security Holders and its decision to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, by the Company’s shareholders, the Board, on behalf of the Company, considered the analysis and recommendation of the Special Committee and the factors examined by the Special Committee as described above under this section and under the caption “Special Factors—Background of the Merger,” and adopted such recommendations and analysis. During its consideration of the Merger Agreement and the Transactions, including the Merger, the Board was also aware that some of the Company’s directors and shareholders have interests with respect to the Merger that are, or may be, different from, and/or in addition to those of the Company’s Unaffiliated Security Holders generally, as described under the caption “Special Factors—Interests of Certain Persons in the Merger” beginning on page 70.

The Special Committee and the Board also considered the purposes and reasons for the Company to undertake the Merger at this time and concluded that, unlike when the Company went public in 2014, the benefits received by the Company at this time as a U.S. public company do not sufficiently justify the regulatory and other burdens imposed on U.S. public companies. At the time of its initial public offering, the Company needed to obtain significant equity financing to recapitalize its capital structure, which was heavily leveraged with third party debt. The Special Committee and the Board believe that the Company no longer requires this access to equity capital, in view of its reduced leverage. At present, the Company is generating positive cash flow and therefore does not require the same access to capital. In addition, the Special Committee and the Board believe that there has been a reduction in interest by US investors in investing in the Company and similarly situated China-based issuers such that, at this time, the U.S. public equity markets do not provide access to capital for the Company on reasonable terms. Finally, the Special Committee and the Board determined that certain of the expected benefits of being a public company did not materialize in the manner that the Company had anticipated, particularly with respect to the trading volume of ADSs (which has historically been low since the time of the Company’s initial public offering) and the resulting lack of liquidity for the Company’s shareholders. Management estimates that the cost of complying with United States federal securities laws, including the Sarbanes-Oxley Act of 2002, totaled approximately US$2.5 million and US$2.2 million for the fiscal years ended June 30, 2015 and June 30, 2016, respectively. On the other hand, the status of a privately held company will give the Company greater operational flexibility and allow it to focus on its long-term growth and continuing improvements to its business absent the regulatory burden imposed upon public companies and the distractions caused by the public equity market’s valuation of the Company’s ADSs. For the reasons above as well as the fact that the Special Committee and the Board on behalf of the Company believe that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are substantively and procedurally fair to, and in the best interests of, the Company and our Unaffiliated Security Holders, the Special Committee and the Board on behalf of the Company believe that it is appropriate for the Company to undertake the Merger and the going private transaction at this time, so that it can achieve its goal of exiting the U.S. public equity market and become a privately held company.

Except as set forth under “Special Factors—Background of the Merger” beginning on page 23, “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 35 and “Special Factors—Opinion of Duff & Phelps, Special Committee’s Financial Advisor” beginning on page 50, no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of Unaffiliated Security Holders for purposes of negotiating the terms of the Transaction and/or preparing a report concerning the fairness of the Transaction.

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Position of the Buyer Group as to the Fairness of the Merger

Under SEC rules governing going-private transactions, each member of the Buyer Group is required to express its belief as to the fairness of the Merger to the Unaffiliated Security Holders. The Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Buyer Group as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to approve the Merger and to approve and adopt the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. Parent has interests in the Merger that are different from, and/or in addition to, those of the other shareholders of the Company by virtue of its continuing interests in the Surviving Company after the completion of the Merger. These interests are described under “Special Factors—Interests of Certain Persons in the Merger—Interests of the Buyer Group” beginning on page 70.

The Buyer Group believes that the interests of the Company’s Unaffiliated Security Holders were represented by the Special Committee, which negotiated the terms and conditions of the Merger Agreement with the assistance of its independent legal and financial advisors. The Buyer Group attempted to negotiate a transaction that would be most favorable to it, and not to the Unaffiliated Security Holders and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were substantively or procedurally fair to the Unaffiliated Security Holders. None of the Buyer Group members or their respective affiliates participated in the deliberations of the Special Committee regarding, nor received any advice from the Special Committee’s independent legal or financial advisors as to, the fairness of the Merger to the Company’s Unaffiliated Security Holders.

Furthermore, no financial advisor, including Zhenpin, provided any of the Buyer Group members or their affiliates with any analysis or opinion with respect to the fairness of the Merger Consideration to the Company’s Unaffiliated Security Holders.

Based on their knowledge and analysis of available information regarding the Company, discussions with the Company’s senior management regarding the Company and its business and the factors considered by, and findings of, the Special Committee and the Board discussed under “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 35, and based on the following factors, which are not listed in any relative order of importance, the Buyer Group believes that the Merger is both substantively and procedurally fair to the Unaffiliated Security Holders of the Company:

•	the Merger Consideration that, together with the amount of the Special Dividend, will equal US$9.10 per Share and US$18.20 per ADS represents a 14.2% premium over the closing price of US$15.94 per ADS as quoted by the NYSE on February 16, 2017, the last trading day prior to the Company’s announcement after the close of trading on February 16, 2017 that it was in advanced discussions with the Buyer Group regarding a potential transaction, and a premium of 14.2% and 18.3%, respectively, over the Company’s 30- and 60- trading day volume-weighted average price as quoted by the NYSE on and prior to February 16, 2017;

•	the lowest closing price of the Company’s ADSs during the 52-week period prior to April 6, 2017, the date that the Company announced the execution of the Merger Agreement, was US$13.70;

•	the Merger Consideration that, together with the amount of the Special Dividend, will equal US$9.10 per Share and US$18.20 per ADS represents a premium of 34.8% over the offering price per ADS of US$13.50 pursuant to the Company’s initial public offering of the Shares conducted in June 2014;

•	notwithstanding that the fairness opinion of Duff & Phelps, LLC was delivered to the Special Committee only and none of the Buyer Group members or any of their affiliates was entitled to rely or relied on such opinion, the fact that the Special Committee received an opinion from Duff & Phelps, LLC to the effect that, as of the date of the opinion and based upon and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Duff & Phelps, LLC set forth in its written opinion, the Merger Consideration was fair, from a financial point of view, to Unaffiliated Security Holders;

•	the consideration to be paid to the Company’s Unaffiliated Security Holders in the Merger is all cash, allowing the Company’s Unaffiliated Security Holders to immediately realize a certain and fair value for all of their Shares and/or ADSs;

•	all of the members of the Special Committee during the Company’s sale process were and are independent directors and were and are unaffiliated with any member of the Buyer Group; in addition, none of such Special Committee members is or ever was an employee of the Company or any of its subsidiaries or affiliates;

•	the Special Committee was established and given authority to, among other things, review, evaluate and negotiate the terms of the Merger and to recommend to the Board what action should be taken by the Company, including not to engage in the Merger;

•	members of the Special Committee do not have any interests in the Merger different from, or in addition to, those of the Unaffiliated Security Holders, other than (i) the members’ receipt of Board compensation in the ordinary course and Special Committee compensation in connection with its evaluation of the Merger (none of which is contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation of the Merger), and (ii) their indemnification and liability insurance rights under the Merger Agreement;

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•	the Special Committee retained and was advised by its legal and financial advisors who are experienced in advising committees such as the Special Committee in similar transactions;

•	the Special Committee met regularly to consider and review the terms of the Merger Agreement and the Transactions;

•	the terms and conditions of the Merger Agreement were the product of extensive negotiations between the Special Committee and its advisors, on the one hand, and the Buyer Group and its advisors, on the other hand; over the course of approximately three months;

•	the Special Committee was empowered to exercise any power or authority of the Board that the Special Committee determined was necessary or advisable in carrying out and fulfilling its duties and responsibilities;

•	the Special Committee and the Board had no obligation to recommend the approval and authorization of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, or any other transaction and under the delegation of authority by the Board to the Special Committee, the Merger Agreement, the Plan of Merger and the Transactions require approval from the Special Committee;

•	none of the Buyer Group members participated in or sought to influence the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee;

•	the Special Committee and the Board was fully informed about the extent to which the interests of certain shareholders of the Company who are also members of the Buyer Group in the Merger differed from those of the Unaffiliated Security Holders;

•	the Merger was unanimously approved by the Special Committee;

•	the Special Committee and, acting upon the unanimous recommendation of the Special Committee, the Board determined that the Merger Agreement and the Transactions, including the Merger, are in the best interests of the Unaffiliated Security Holders;

•	under the terms of the Merger Agreement, in certain circumstances prior to obtaining the requisite shareholder approval of the Merger, the Company is permitted to provide information to and participate in discussions or negotiations with persons making acquisition proposals, and the Board is permitted to withdraw or modify its recommendation of the Merger Agreement;

•	the ability of the Company to terminate the Merger Agreement (in accordance with the terms of the Merger Agreement) in order to enter into an acquisition agreement relating to a Superior Proposal (as defined in the Merger Agreement and further explained under the caption “The Merger Agreement—No Solicitation of Competing Transactions” beginning on page 97);

•	the Board’s ability, under certain circumstances, to change, withhold, withdraw, qualify or modify the recommendation of the Board that the Company’s shareholders vote to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

•	the Merger is not conditioned on any financing being obtained by Parent or Merger Company, thus increasing the likelihood that the Merger will be consummated and the Merger Consideration will be paid to the Unaffiliated Security Holders;

•	the Company has the ability, under certain circumstances, to specifically enforce the terms of the Merger Agreement;

•	the Merger Agreement requires Parent and Merger Company to pay a reverse termination fee of US$31.00 million and US$19.73 million, respectively (or US$15.50 million from Parent and US$9.87 million from Merger Company in certain circumstances), if the Merger Agreement is terminated under certain circumstances; and

•	under the law of the Cayman Islands, shareholders have the right to dissent from the Merger and to receive payment of the fair value of their Shares, which if not agreed will be determined by the Grand Court of the Cayman Islands.

The Buyer Group’s consideration of the factors described above reflects its assessment of the fairness of the Per Share Merger Consideration and Per ADS Merger Consideration together with the Special Dividend payable in the Merger to the Unaffiliated Security Holders in relation to the going-concern value of the Company on a stand-alone basis. The Buyer Group implicitly considered the value of the Company in a sale as a going concern by taking into account the Company’s current and anticipated business, financial condition, results and operations, prospects and other forward-looking matters. The Buyer Group did not, however, explicitly calculate a stand-alone pre-Merger going-concern value of the Company as a public company because the Company will have a significantly different capital structure following the Merger. Therefore, the Buyer Group does not believe that the going-concern value of the Company is an appropriate indicator to determine the fairness of Per Share Merger Consideration and Per ADS Merger Consideration together with the Special Dividend payable in the Merger to the Unaffiliated Security Holders. However, to the extent the pre-Merger going concern value was reflected in the pre-announcement price of the Company's Shares, the Merger Consideration together with amount of the Special Dividend of US$18.20 per ADS or US$9.10 per Share represented a premium to the going concern value of the Company.

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The Buyer Group did not consider the liquidation value of the Company because it considers the Company to be a viable going concern and views the trading history of the ADSs as an indication of the Company’s going concern value and, accordingly, did not believe liquidation value to be relevant to a determination as to the fairness of the Merger.

The Buyer Group did not consider net book value, which is an accounting concept, as a factor because it believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs and therefore not a relevant measure in the determination as to the fairness of the Merger. The Buyer Group notes, however, that US$9.10 of aggregate cash consideration receivable per Share by the Unaffiliated Security Holders in connection with the Merger as a result of the Per Share Merger Consideration together with the per Share amount of the Special Dividend is substantially higher than the net book value of the Shares disclosed in the Company’s Form 20-F for the fiscal year ended June 30, 2016 filed with the SEC on October 13, 2016.

Except as set forth under “Special Factors—Background of the Merger” beginning on page 23, the Buyer Group is not aware of, and thus did not consider, any offers or proposals made by any unaffiliated person, other than the Buyer Group, during the past two years for (a) the merger or consolidation of the Company with or into another company, or vice versa, (b) an acquisition of the Company, (c) a tender offer or other acquisition of any class of the Company’s securities, (d) the sale or other transfer of a material amount of the assets of the Company or (e) a purchase of the Company’s securities that would enable the purchaser to exercise control over the Company.

Cayman Islands law does not require, and the Merger Agreement is not subject to, approval by a majority of the Unaffiliated Security Holders of the Company. As a result of the procedural safeguards described above, the Buyer Group concluded that the Merger is procedurally fair to the Unaffiliated Security Holders of the Company.

The foregoing is a summary of the information and factors considered and given weight by the Buyer Group in connection with its evaluation of the fairness of the Merger to the Company’s Unaffiliated Security Holders, which is not intended to be exhaustive, but is believed by the Buyer Group to include all material factors considered by it. The Buyer Group did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching its conclusion as to the fairness of the Merger to the Company’s Unaffiliated Security Holders. Rather, its fairness determination was made after consideration of all of the foregoing factors as a whole.

The Buyer Group believes these factors provide a reasonable basis for its belief that the Merger is both substantively and procedurally fair to the Company’s Unaffiliated Security Holders. This belief, however, is not intended to be and should not be construed as a recommendation by the Buyer Group to any shareholder of the Company as to how such shareholder should vote with respect to the approval and adoption of the Merger Agreement.

Certain Financial Projections

Other than guidance on the coming quarter provided in earnings releases and on earnings conference calls for quarterly periods prior to the second quarter of 2016, the Company’s management does not, as a matter of course, make available to the public future financial projections. However, in connection with their due diligence review of the Company, our management provided certain preliminary financial projections for the fiscal year ended June 30, 2017 through the fiscal year ending June 30, 2021 to the Buyer Group in October 2016 (the “2016 Projections”), and in connection with Duff & Phelps’ financial analysis of the consideration to be paid in the Merger, our management provided certain financial projections for the fiscal year ending June 30, 2017 through the fiscal year ending June 30, 2022 to Duff & Phelps, as the financial advisor to the Special Committee, in preliminary form on February 22, 2017 (the “February 2017 Projections”), and in final form on March 22, 2017 (the “March 2017 Projections,” and together with the 2016 Projections and the February 2017 Projections, the “Company Projections”). See “—Background of the Merger” beginning on page 23 for additional information. These financial projections, which were based on our management’s projection of our future financial performance as of the date provided, were prepared by the Company’s management for internal use and for use by Duff & Phelps in its financial analyses, and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC regarding forward-looking information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or U.S. generally accepted accounting principles (“U.S. GAAP”).

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The financial projections included in the Company Projections are not a guarantee of performance. They involve significant risks, uncertainties and assumptions. In compiling the projections, the Company’s management took into account historical performance, combined with estimates regarding net revenues, gross profit, operating expenses, income from operations, net income, capital expenditures and net working capital. Although the Company Projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the projections were prepared. This information is not, however, fact and should not be relied upon as being necessarily indicative of actual future results. In addition, factors such as industry performance, the market for our existing and new services, the competitive environment, expectations regarding future acquisitions or any other transaction and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of our management, may cause actual future results to differ materially from the results forecasted in these financial projections. In preparing the financial projections, the Company’s management necessarily made certain assumptions about future financial factors affecting its business. The main assumptions underlying the Company Projections are:

•	the Company will be able to successfully develop and implement its new products and services, including its assessment and campus recruitment services and recruitment process outsourcing initiatives and business plans;

•	the Company’s management will be able to successfully implement its strategic focus on continued geographic and industry expansion to generate growth in the number of unique customers using the Company’s online recruitment services and improved customer retention;

•	the growth of personal computer, smartphone, internet and broadband users and internet penetration rates in China, and the overall demand for online recruitment services, will continue in line with management’s expectations;

•	research and development as a percentage of revenue will increase in the next several years, as the Company undertakes projects to develop new initiatives and business segments and further optimizes its mobile applications;

•	increased investment in marketing will be required during the near term to improve the Company’s brand recognition and competitiveness in the marketplace;

•	operating costs will increase in line with the Company’s revenue increase, while the Company’s general and administrative expenses as a percentage of revenue will continue to decrease due to economies of scale as the Company continues to grow;

•	gradual declines in gross margins due to continued wage inflation pressures will be offset by entry into new business lines where margins may be higher due to the nature of such businesses;

•	there will be no major changes in existing political, legal, fiscal and economic conditions in China;

•	there will be no material change in competition affecting the Company;

•	there will be no changes to relevant government policies and regulations relating to the Company’s corporate structure, business and industry;

•	the Company’s effective tax rate will be in line with historical levels; and

•	total debt and interest expenses on debt will be in line with historical levels.

The Company Projections do not take into account any acquisitions of new businesses or assets, as management believed that the nature, timing and amount of any such acquisitions would be too difficult to predict. In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared. For instance, the Company Projections were developed on a standalone basis without giving effect to the Merger, and therefore they do not give effect to the Merger or any changes to the Company’s operations or strategy that may be implemented after the consummation of the Merger, including cost synergies realized as a result of the Merger, or to any costs incurred in connection with the Merger. Furthermore, the Company Projections do not take into account the effect of any failure of the Merger to be completed and should not be viewed as accurate or continuing in that context. As a result, there can be no assurance that the projections will be realized, and actual results may be significantly different from those contained in the Company Projections.

Neither our independent registered public accounting firm, PricewaterhouseCoopers Zhong Tian LLP (“PwC”), nor any other independent accountants have examined, compiled or performed any procedures with respect to the Company Projections or any amounts derived therefrom or built thereupon and, accordingly, they have not expressed any opinion or given any form of assurance on the Company Projections or their achievability and therefore assume no responsibility for, and disclaim any association with, the financial projection information. The Report of the Independent Registered Public Accounting Firm issued by PwC accompanying our audited consolidated financial statements included in the Company’s Annual Report on Form 20-F for the year ended June 30, 2016 incorporated by reference in this proxy statement refers exclusively to the Company’s historical information and does not cover any other information in this proxy statement and should not be read to do so. The financial projections included in this proxy statement are included solely to give shareholders access to certain information that was made available to the Buyer Group and the financial advisor and are not included for the purpose of influencing any holders of Shares or ADSs to make any investment decision with respect to the Merger, including whether or not to seek appraisal for his, her or its Shares or ADSs.

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The following table summarizes the 2016 Projections, which were provided by our management to the Buyer Group on October 25, 2016:

	2016 Projections
	Fiscal Year Ending June 30,
	2017E(1)	2018E	2019E	2020E	2021E
	(in RMB million except percentage)(2)
Net Revenues	1,834	2,151	2,478	2,833	3,203
% Growth	—	17.3%	15.2%	14.3%	13.1%
Gross Profit	1,695	1,993	2,300	2,633	2,982
% Net revenue	92.4%	92.7%	92.8%	92.9%	93.1%
Operating Expenses(3)	1,306	1,541	1,782	2,040	2,311
% Net revenue	71.2%	71.6%	71.9%	72.0%	72.1%
EBITDA(3)(4)	387	452	518	593	671
% Net revenue	21.1%	21.0%	20.9%	20.9%	20.9%
% Growth	—	17.0%	14.6%	14.4%	13.2%
Depreciation & Amortization	35	38	49	65	84
EBIT(3)(5)	352	414	469	528	587
% Net revenue	19.2%	19.3%	18.9%	18.6%	18.3%
% Growth	—	17.9%	13.2%	12.4%	11.2%
Net Income(3)	314	374	425	478	533
% Net revenue	17.1%	17.4%	17.1%	16.9%	16.6%

(1) These projections were prepared by the Company’s management during the first quarter of 2017. At the time these projections were prepared, the audit for the fiscal year ended June 30, 2017 had not been completed. Accordingly, management estimates for fiscal year 2017 may vary materially from our audited financial statements.

(2) Financial projections were prepared and provided in only RMB.

(3) Our management used non-GAAP measures to evaluate the Company's operational trends, including non-GAAP operating expenses, non-GAAP EBITDA, non-GAAP EBIT and non-GAAP net income. All non-GAAP measures exclude share-based compensation expenses. Accordingly, these measures may not be comparable measurements to those used by other companies, and should not be relied upon as an alternative to GAAP measures.

(4) “EBITDA” refers to earnings before interest, taxes, depreciation and amortization.

(5) “EBIT” refers to earnings before interest and taxes.

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The following table summarizes the February 2017 Projections prepared by our management and provided to Duff & Phelps on February 22, 2017:

	February 2017 Projections
	Fiscal Year Ending June 30,
	2017E(1)	2018E	2019E	2020E	2021E	2022E
	(in RMB million except percentage)(2)
Net Revenues	1,867	2,194	2,537	2,914	3,303	3,740
% Growth	—	17.5%	15.7%	14.8%	13.3%	13.2%
Gross Profit	1,704	2,009	2,325	2,669	3,031	3,426
% Net revenue	91.3%	91.6%	91.6%	91.6%	91.8%	91.6%
Operating Expenses(3)	1,344	1,594	1,849	2,117	2,403	2,715
% Net revenue	72.0%	72.6%	72.9%	72.6%	72.7%	72.6%
EBITDA(3)(4)	342	415	476	553	628	711
% Net revenue	18.3%	18.9%	18.8%	19.0%	19.0%	19.0%
% Growth	—	21.4%	14.5%	16.2%	13.6%	13.2%
Depreciation & Amortization	36	38	49	65	84	117
EBIT(3)(5)	306	378	427	488	544	594
% Net revenue	16.4%	17.2%	16.8%	16.7%	16.5%	15.9%
% Growth	—	23.3%	13.1%	14.2%	11.5%	9.2%
Net Income(3)	282	341	386	441	493	539
% Net revenue	15.1%	15.5%	15.2%	15.1%	14.9%	14.4%

(1) These projections were prepared by the Company’s management during the second quarter of 2017. At the time these projections were prepared, the audit for the fiscal year ended June 30, 2017 had not been completed. Accordingly, management estimates for fiscal year 2017 may vary materially from our audited financial statements.

(2) Financial projections were prepared and provided in only RMB.

(3) Our management used non-GAAP measures to evaluate the Company's operational trends, including non-GAAP operating expenses, non-GAAP EBITDA, non-GAAP EBIT and non-GAAP net income. All non-GAAP measures exclude share-based compensation expenses. Accordingly, these measures may not be comparable measurements to those used by other companies, and should not be relied upon as an alternative to GAAP measures.

(4) “EBITDA” refers to earnings before interest, taxes, depreciation and amortization.

(5) “EBIT” refers to earnings before interest and taxes.

In preparing the February 2017 Projections summarized above that were provided to the financial advisors for the Special Committee on February 22, 2017, the Company’s management revised the financial projections it previously provided to the Buyer Group on October 25, 2016 to reflect management’s updated estimate for the full fiscal year ending June 30, 2017 results of operations based on the Company’s actual results of operations for the second quarter of 2017 and management’s improved visibility into full year results. In addition, the February 2017 Projections also included revisions to the following based on management’s further analysis: (a) increase in net revenues and gross profits, which were modified to reflect management’s view regarding the Company’s ability to maintain and further grow new product lines, including its Highpin.com product and products and services associated with assessment and campus recruitment, as well as successfully transition towards a mobile-based recruiting platform, (b) gross margins, which were slightly modified to reflect downward pressure resulting from higher direct costs associated with the Company’s “offline” recruiting business, including assessment and campus services, which business lines management expected would comprise an increasing proportion of the Company’s revenue going forward, and increased costs associated with developing new business lines, particularly costs associated with enhancing the Company’s mobile-based technology platform as well as increasing internet data center and related charges from its third party vendors, (c) research and development expenses, which were modified to factor in increased investment in new product and technological development such as mobile applications and improving its database and data aggregation and analysis technology, particularly in the near term, and (d) operating expenses, in particular marketing costs, which were modified to reflect management’s refined assumption that these costs may increase significantly faster than previously anticipated as the Company recently decided to intensify its initiative to enhance its brand recognition, particularly beyond its traditional demographic of younger, college-educated end users, in order to address the increasingly competitive dynamics of the Company’s industry.

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The following table summarizes the March 2017 Projections prepared by our management and provided to Duff & Phelps on March 22, 2017:

	Fiscal Year Ending June 30,
	2017E(1)	2018E	2019E	2020E	2021E	2022E
	(in RMB million except percentage)(2)
Net Revenues	1,865	2,166	2,494	2,845	3,196	3,524
% Growth	—	16.2%	15.2%	14.1%	12.3%	10.3%
Gross Profit	1,703	1,982	2,285	2,606	2,927	3,228
% Net revenue	91.3%	91.5%	91.6%	91.6%	91.6%	91.6%
Operating Expenses(3)	1,338	1,572	1,803	2,044	2,281	2,507
% Net revenue	71.7%	72.6%	72.3%	71.8%	71.4%	71.1%
EBITDA(3)(4)	347	410	481	562	647	721
% Net revenue	18.6%	18.9%	19.3%	19.8%	20.2%	20.5%
% Growth	—	18.1%	17.5%	16.8%	15.0%	11.5%
Depreciation & Amortization	32	38	48	61	76	89
EBIT(3)(5)	315	372	433	501	570	632
% Net revenue	16.9%	17.2%	17.4%	17.6%	17.9%	17.9%
% Growth	—	18.1%	16.5%	15.5%	13.9%	10.7%
Net Income(3)	291	335	393	454	519	577
% Net revenue	15.6%	15.5%	15.7%	16.0%	16.2%	16.4%

(1) These projections were prepared by the Company’s management during the second quarter of 2017. At the time these projections were prepared, the audit for the fiscal year ended June 30, 2017 had not been completed. Accordingly, management estimates for fiscal year 2017 may vary materially from our audited financial statements.

(2) Financial projections were prepared and provided in only RMB.

(3) Our management used non-GAAP measures to evaluate the Company's operational trends, including non-GAAP operating expenses, non-GAAP EBITDA, non-GAAP EBIT and non-GAAP net income. All non-GAAP measures exclude share-based compensation expenses. Accordingly, these measures may not be comparable measurements to those used by other companies, and should not be relied upon as an alternative to GAAP measures.

(4) “EBITDA” refers to earnings before interest, taxes, depreciation and amortization.

(5) “EBIT” refers to earnings before interest and taxes.

In preparing the March 2017 Projections summarized above that were provided to the financial advisors for the Special Committee on March 22, 2017, the Company’s management revised the February 2017 Projections it previously provided to the financial advisors for the Special Committee on February 22, 2017. The March 2017 Projections included updates to the February 2017 Projections, reflecting the Company’s better estimates of the third quarter ended March 31, 2017 and improved visibility into the 2017 fiscal year results. In addition, the March 2017 Projections also included revisions to the following based on management’s further analysis: (i) decreases in net revenues and gross profits, which were modified to reflect management’s view, following discussion with Duff & Phelps and evaluation of historical growth rates of key competitors in the Chinese online recruitment industry, as well as statistical data and observations relating to the slowing down of the Chinese economy and associated effects that would have on the demand for online recruitment services, (ii) slight increases in gross margins attributable to anticipated efficiencies that management expected to realize from investments in IT as well as additional estimated reductions in sales, general and administrative expenses resulting from economies of scale.

The Special Committee's financial advisor reviewed certain financial analyses that were based, in part, on the March 2017 Projections summarized above. For additional information regarding the analyses by the Special Committee's financial advisor, see " Discussion Materials and Presentation prepared by Duff & Phelps, LLC for discussion with the special committee of the board of directors of the Company, dated April 1, 2017" filed as Exhibit (c)-(2) to the Company's transaction statement on Schedule 13E-3 and "Special Factors—Opinion of Duff & Phelps, Special Committee's Financial Advisor" beginning on page 50.

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Certain of the prospective financial information prepared by the Company and included in the Company Projections may be considered non-U.S. GAAP financial measures. These non-U.S. GAAP measures are presented because management believes that they are useful financial indicators of the Company’s performance. The Company’s non-U.S. GAAP adjusted gross profit, non-U.S. GAAP operating expenses, non-U.S. GAAP EBITA, non-U.S. GAAP EBIT and non-U.S. GAAP net income, vary from the most comparable U.S. GAAP financial measures in that the non-U.S. GAAP measures do not include share-based compensation expense. Share-based compensation expense has not been included in these forward-looking projections because management believes that, due to varying valuation methodologies, subjective assumptions and varying award types, the exclusion of share-based compensation charges provide for more accurate comparisons to the Company’s peer companies. Although management uses these measures to assess the performance of the Company’s business compared to that of others in the industry, the use of these non-U.S. GAAP measures is limited because it does not include share-based compensation expense that may be material in amount and is necessary to operate the Company’s business. As such, these non-U.S. GAAP measures should not be relied upon as alternatives to results prepared and presented in accordance with U.S. GAAP. Such measures are not defined under U.S. GAAP and, accordingly, non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable measurements to results reported or forecasted by other companies.

A reconciliation of the non-U.S. GAAP measures used in the 2016 Projections with the most comparable financial measures calculated and presented in accordance with U.S. GAAP is set forth below.

	U.S. GAAP Reconciliation of 2016 Projections
	Fiscal Year Ending June 30
	2017E	2018E	2019E	2020E	2021E
	(in RMB million)

1. Operating Expenses
U.S. GAAP total operating expenses	1,312	1,544	1,783	2,041	2,311
Share-based compensation	6	3	1	0	0
Non-U.S. GAAP Operating Expenses	1,306	1,541	1,782	2,040	2,311
2. EBIT
U.S. GAAP EBIT	346	412	468	527	587
Share-based compensation	6	3	1	0	0
Non-U.S. GAAP EBIT	352	414	469	528	587
3. Net Income
U.S. GAAP Net Income	239	371	424	478	533
Share-based compensation	6	3	1	0	0
Withholding income tax expense	70	0	0	0	0
Non-U.S. GAAP Net Income	314	374	425	478	533
4. EBITDA
U.S. GAAP EBITDA	381	449	517	592	671
Share-based compensation	6	3	1	0	0
Non-U.S. GAAP Adjusted EBITDA	387	452	518	593	671

A reconciliation of the non-U.S. GAAP measures used in the February 2017 Projections with the most comparable financial measures calculated and presented in accordance with U.S. GAAP is set forth below.

	U.S. GAAP Reconciliation of February 2017 Projections
	Fiscal Year Ending June 30,
	2017E	2018E	2019E	2020E	2021E	2022E
	(in RMB million)
1. Operating Expenses
U.S. GAAP total operating expenses	1,349	1,596	1,851	2,117	2,403	2,715
Share-based compensation	5	3	1	0	0	0
Non-U.S. GAAP Operating Expenses	1,344	1,594	1,849	2,117	2,403	2,715
2. EBIT
U.S. GAAP EBIT	301	375	426	487	544	594
Share-based compensation	5	3	1	0	0	0
Non-U.S. GAAP EBIT	306	378	427	488	544	594
3. Net Income
U.S. GAAP Net Income	207	238	385	441	493	539
Share-based compensation	5	3	1	0	0	0
Withholding income tax expense	70	0	0	0	0	0
Non-U.S. GAAP Net Income	282	341	386	441	493	539
4. EBITDA
U.S. GAAP EBITDA	337	413	475	552	628	711
Share-based compensation	5	3	1	0	0	0
Non-U.S. GAAP Adjusted EBITDA	342	415	476	553	628	711

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A reconciliation of the non-U.S. GAAP measures used in the March 2017 Projections with the most comparable financial measures calculated and presented in accordance with U.S. GAAP is set forth below.

	U.S. GAAP Reconciliation of March 2017 Projections
	Fiscal Year Ending June 30,
	2017E	2018E	2019E	2020E	2021E	2022E
	(RMB in millions)
1. Operating Expenses
U.S. GAAP total operating expenses	1,343	1,575	1,805	2,044	2,281	2,507
Share-based compensation	5	3	1	0	0	0
Non-U.S. GAAP Operating Expenses	1,338	1,572	1,803	2,043	2,281	2,507
2. EBIT
U.S. GAAP EBIT	310	369	432	500	570	632
Share-based compensation	5	3	1	0	0	0
Non-U.S. GAAP EBIT	315	372	433	500	570	632
3. Net Income
U.S. GAAP Net Income	216	332	391	454	519	577
Share-based compensation	5	3	1	0	0	0
Withholding income tax expense	70	0	0	0	0	0
Non-U.S. GAAP Net Income	291	335	393	454	519	577
4. EBITDA
U.S. GAAP EBITDA	342	407	480	562	647	721
Share-based compensation	5	3	1	0	0	0
Non-U.S. GAAP Adjusted EBITDA	347	410	481	562	646	721

In reconciling non-U.S. GAAP operating expenses, non-U.S. GAAP EBITDA, non-U.S. GAAP EBIT and non-U.S. GAAP net income with the most comparable financial measures calculated in accordance with U.S. GAAP, the Company has adjusted for non-cash share-based compensation charges relating to share option grants in accordance with relevant accounting guidance. The calculation of future share-based compensation expense requires the Company to speculate regarding the various factors that underlie calculation of the share-based compensation charge for each of those awards, including speculation regarding future prices of the Company’s Shares and regarding the factors pertinent to the Company’s binomial option pricing model, such as volatility of the price of the Company’s Shares (determined based on the NYSE trading price of the ADSs, each of which represent two Shares) over the term of the related awards, the expected term of the awards, the risk-free interest rate and the award forfeiture rate, in order to determine the fair value of the awards on the grant dates and amortize that expense over the respective vesting periods, and speculation regarding future levels of hiring, the types of personnel hired, the type and amount of equity compensation awards that would be necessary for such hiring, the vesting terms of such awards and the timing of each such award. In preparing the reconciliations with GAAP financial measures provided in the tables above, the Company made a number of assumptions in forecasting future share-based compensation expense, mainly that the Company’s hiring levels would increase in line with its historical hiring levels, the terms of the equity incentive awards and various equity incentive plans, including vesting periods, would be substantially the same as the Company’s Share Incentive Plans, award forfeiture rates would be consistent with historical forfeiture rates, and future prices of the Company’s Shares would correlate with the average revenue, operating expenses net income, EBIT and EBITDA values as projected by the Company’s management (with reference to the value of the Company’s historical Share prices (determined based on the NYSE trading price of the ADSs, each of which represent two Shares) relative to its average revenue, operating expenses net income, EBIT and EBITDA values at the relevant times). This information is included in this proxy statement in order to reconcile the non-U.S. GAAP financial measures that were presented in the Company Projections with the most comparable financial measures calculated in accordance with U.S. GAAP. However, this information was not provided to the Board, the Special Committee, Duff & Phelps (the financial advisor to the Special Committee) or to the Buyer Group.

The financial projections and forecasts included in this proxy statement should not be considered in isolation or in lieu of the Company’s operating and other financial information prepared in accordance with U.S. GAAP. See “Financial Information—Selected Historical Financial Information” beginning on page 113.

The financial projections and forecasts included in this proxy statement are forward-looking statements. For information on factors that may cause our future financial results to materially vary, see “Cautionary Note Regarding Forward-Looking Statements” beginning on page 120 and “Item 3. Key Information—D. Risk Factors” included in our Annual Report on Form 20-F for the fiscal year ended June 30, 2016, incorporated by reference into this proxy statement.

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For the foregoing reasons, as well as the bases and assumptions on which the financial projections and forecasts were compiled, the inclusion of specific portions of the financial projections and forecasts in this proxy statement should not be regarded as an indication that the Company, the Special Committee or the Board considers such financial projections or forecasts to be an accurate prediction of future events, and the projections and forecasts should not be relied on as such an indication.

NONE OF THE COMPANY OR ITS AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.

BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE, EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAW.

Opinion of Duff & Phelps, Special Committee’s Financial Advisor

Pursuant to an engagement letter dated February 26, 2016, the Special Committee retained Duff & Phelps as its financial advisor to deliver a fairness opinion in connection with the Merger. Duff & Phelps is an internationally recognized financial services firm that, among other things, is regularly engaged in the investment banking business, including the valuation of businesses and securities in connection with mergers and acquisitions, underwritings and private placements of securities, and other investment banking services.

At the meeting of the Special Committee on April 6, 2017, Duff & Phelps rendered its oral opinion (which was confirmed in writing by delivery of its written opinion later that same day) to the Special Committee that, as of such date and based upon and subject to the factors, assumptions, and limitations set forth in its opinion, the Per Share Merger Consideration to be paid to the holders of Shares (other than the Continuing Shares, the Excluded Shares, the Dissenting Shares and Shares represented by ADSs) and the Per ADS Merger Consideration to be paid to the holders of ADSs (other than ADSs representing the Excluded Shares) in the Merger were fair, from a financial point of view, to such holders (without giving effect to any impact of the Merger on any particular holder of the Shares or ADSs other than in their capacity as holders of Shares or ADSs). No limitations were imposed by the Special Committee upon Duff & Phelps with respect to the investigations made or procedures followed by it in rendering its opinion.

The full text of the written opinion of Duff & Phelps dated April 6, 2017, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken, is attached as Annex C to this proxy statement and is incorporated herein by reference. The summary of the opinion of Duff & Phelps set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The shareholders of the Company are urged to read the opinion in its entirety. Duff & Phelps’ written opinion is addressed to the Special Committee (in its capacity as such), is directed only to the Per Share Merger Consideration and the Per ADS Merger Consideration and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote or act with respect to the Merger or any other matter. Duff & Phelps did not recommend any specific amount of consideration for the Merger or that any specific amount of consideration constituted the only appropriate consideration for the Merger. Duff & Phelps has consented to the inclusion of its opinion in its entirety and the description thereof in this proxy statement and any other filing the Company is required to make with the SEC in connection with the Merger if such inclusion is required by applicable law.

In connection with its opinion, Duff & Phelps made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation in general, and with respect to similar transactions in particular. Duff & Phelps’ procedures, investigations and financial analyses with respect to the preparation of its opinion included, but were not limited to, the items summarized below:

•	reviewed the Company’s annual reports and audited financial statements on Form 20-F filed with the SEC for the years ended June 30, 2014, June 30, 2015 and June 30, 2016 and the Company’s unaudited financial statements for the six months ended December 31, 2015 and December 31, 2016 included in the Company’s Form 6-K filed with the SEC;

•	reviewed a detailed financial projection model for the years ending June 30, 2017 through 2022, prepared and provided to Duff & Phelps by management of the Company on March 22, 2017, upon which Duff & Phelps has relied, with the Special Committee’s consent, in performing its analysis (the “Management Projections”);

•	reviewed other internal documents relating to the history, past and current operations, financial conditions, and probable future outlook of the Company, provided to Duff & Phelps by management of the Company;

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•	reviewed a letter dated March 30, 2017 from the management of the Company, which made certain representations as to the Management Projections and the underlying assumptions for the Company (the “Management Representation Letter”);

•	reviewed documents related to the Merger, including a draft of the Merger Agreement dated April 5, 2017;

•	discussed the information referred to above and the background and other elements of the Merger with the management of the Company;

•	discussed with Company management its plans and intentions with respect to the management and operation of the business;

•	reviewed the historical trading price and trading volume of the Company’s ADSs, and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

•	performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant, and a review of premiums paid in selected transactions that Duff & Phelps deemed relevant; and

•	conducted such other analyses and considered such other factors as Duff & Phelps deemed necessary or appropriate.

In performing its analyses and rendering its opinion with respect to the Merger, Duff & Phelps, with the Company’s and the Special Committee’s consent, and without independent verification:

•	relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management;

•	relied upon the fact that the Special Committee, the Board and the Company have been advised by counsel as to all legal matters with respect to the Merger, including whether all procedures required by law to be taken in connection with the Merger have been duly, validly and timely taken;

•	assumed that any estimates, evaluations, forecasts and projections including, without limitation, the Management Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps has relied upon such matters in performing its analyses and expresses no view or opinion with respect to such estimates, evaluations, forecasts and projections or the underlying assumptions;

•	assumed that the information relating to the Company and the Merger supplied by the Company to Duff & Phelps and the representations made by Company management regarding the Company and the Merger are accurate in all material respects, did not and does not omit to state a material fact in respect of the Company and the Merger necessary to make the information not misleading in light of the circumstances under which the information was provided;

•	assumed that the representations and warranties made by all parties in the Merger Agreement and the Management Representation Letter are true and correct in all material respects and that each party to the Merger Agreement will fully and duly perform all covenants, undertakings and obligations required to be performed by such party;

•	assumed that the final versions of all documents reviewed by Duff & Phelps in draft form, including the Merger Agreement, conform in all material respects to the drafts reviewed;

•	assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, businesses, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps;

•	assumed that all of the conditions required to implement the Merger will be satisfied and that the Merger will be completed in accordance with the Merger Agreement, without any amendments thereto or any waivers of any terms or conditions thereof, and in a manner that complies in all material respects with all applicable laws; and

•	assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any undue delay, limitation, restriction or condition that would have a material adverse effect on the Company or the contemplated benefits expected to be derived in the Merger.

To the extent that any of the foregoing assumptions or any of the facts on which the opinion is based is proven to be untrue in any material respect, the opinion cannot and should not be relied upon for any purpose. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of the opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Merger and as to which Duff & Phelps does not express any view or opinion in the opinion, including as to the reasonableness of such assumptions.

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Duff & Phelps prepared its opinion effective as of the date thereof. Its opinion was necessarily based upon the information made available to Duff & Phelps as of the date thereof and market, economic, financial and other conditions as they existed and can be evaluated as of the date thereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to the attention of Duff & Phelps after the date thereof. Duff & Phelps assumes no obligation to update, revise or reaffirm its opinion.

Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise) of the Company nor was Duff & Phelps provided with any such appraisal or evaluation other than the contents of the Management Representation Letter. Duff & Phelps did not estimate, and expresses no opinion regarding the liquidation value of any entity or business. Duff & Phelps is not expressing any opinion as to the market price or value of the Shares or ADSs (or anything else) after the announcement or the consummation of the Merger (or any other time). Duff & Phelps’ opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s credit worthiness, tax advice, or accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation or render any opinion, as to any legal matter. The issuance of Duff & Phelps’ opinion was approved by an authorized fairness opinion committee of Duff & Phelps.

In rendering its opinion, Duff & Phelps was not expressing any opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any of the Company’s officers, directors or employees, or any class of such persons, relative to the Merger Consideration, or with respect to the fairness of any such compensation. In addition, Duff & Phelps’ opinion does not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of Shares (other than the Continuing Shares, the Excluded Shares, the Dissenting Shares and Shares represented by ADSs) and the holders of ADSs (other than ADSs representing the Excluded Shares).

Duff & Phelps’ opinion was furnished solely for the use and benefit of the Special Committee in connection with its consideration of the Merger and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ written consent. The opinion (i) does not address the merits of the underlying business decision to enter into the Merger versus any alternative strategy or transaction; (ii) does not address any transaction related to the Merger; (iii) is not a recommendation as to how the Special Committee, the Board, the Company or any other person including shareholder should vote or act with respect to any matters relating to the Merger, or whether to proceed with the Merger or any related transaction; and (iv) does not indicate that the Merger Consideration is the best possibility attainable under any circumstances; instead, it merely states whether the Merger Consideration is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Merger or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the opinion is based. Duff & Phelps’ opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

Duff & Phelps has not been requested to, and did not (i) initiate or participate in any negotiations with, or solicit any indications of interest from, third parties with respect to the Merger, the securities, assets, businesses or operations of the Company, or any alternatives to the Merger, or (ii) advise the Special Committee, the Board or any other party with respect to alternatives to the Merger. Duff & Phelps did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

Set forth below is a summary of the material analyses performed by Duff & Phelps in connection with the delivery of its opinion to the Special Committee. This summary is qualified in its entirety by reference to the full text of the opinion, attached hereto as Annex C. While this summary describes the analyses and factors that Duff & Phelps deemed material in its presentation to the Special Committee, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis. In arriving at its opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it in rendering the fairness opinion without considering all analyses and factors could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Duff & Phelps was based on all analyses and factors taken as a whole, and also on the application of Duff & Phelps’ own experience and judgment.

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The financial analyses summarized below include information presented in tabular format. In order for Duff & Phelps’ financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Duff & Phelps’ financial analyses.

Discounted Cash Flow Analysis

Duff & Phelps performed a discounted cash flow analysis of the estimated future unlevered free cash flows attributable to the Company for the fiscal years ending June 30, 2017 through June 30, 2022, with unlevered “free cash flow” defined as cash that is available either to reinvest or to distribute to security holders. The discounted cash flow analysis was used to determine the net present value of estimated future free cash flows utilizing a weighted average cost of capital as the applicable discount rate. For the purposes of its discounted cash flow analysis, Duff & Phelps utilized and relied upon the Management Projections, which are described in this proxy statement in the section entitled “Special Factors—Certain Financial Projections” beginning on page 43. The costs associated with the Company being a publicly listed company, as provided by Company management, were excluded from the financial projections because such costs would likely be eliminated as a result of the Merger.

Duff & Phelps estimated the net present value of all cash flows attributable to the Company after fiscal year 2022 (the “Terminal Value”) using a perpetuity growth formula assuming a 5.00% terminal growth rate, which took into consideration an estimate of the expected long-term growth rate of the Chinese economy and the Company’s business. Duff & Phelps used discount rates ranging from 13.00% to 15.00%, reflecting Duff & Phelps’ estimate of the Company’s weighted average cost of capital, to discount the projected free cash flows and the Terminal Value. Duff & Phelps estimated the Company’s weighted average cost of capital by estimating the weighted average of the Company’s cost of equity (derived using the capital asset pricing model) and the Company’s after-tax cost of debt. Duff & Phelps believes that this range of discount rates is consistent with the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles.

Based on these assumptions, Duff & Phelps’ discounted cash flow analysis resulted in an estimated enterprise value for the Company of RMB4,644.40 million to RMB5,709.10 million and a range of implied values of the Company’s ADSs of US$16.94 to US$19.58 per ADS.

Selected Public Companies and Merger and Acquisition Transactions Analyses

Duff & Phelps analyzed selected public companies and selected merger and acquisition transactions for purposes of estimating valuation multiples with which to calculate a range of implied enterprise values of the Company. This collective analysis was based on publicly available information and is described in more detail in the sections that follow.

The companies utilized for comparative purposes in the following analysis were not directly comparable to the Company, and the transactions utilized for comparative purposes in the following analysis were not directly comparable to the Merger. Duff & Phelps does not have access to nonpublic information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of the Company and the Merger cannot rely solely upon a quantitative review of the selected public companies and selected transactions, but involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company. Therefore, the selected public companies and selected merger and acquisition transactions analysis is subject to certain limitations.

Selected Public Companies Analysis. Duff & Phelps compared certain financial information of the Company to corresponding data and ratios of publicly traded companies in the recruiting industry that Duff & Phelps deemed relevant to its analysis. For purposes of its analysis, Duff & Phelps used certain publicly available historical financial data and consensus equity analyst estimates for the selected publicly traded companies. The six companies included in the selected public company analysis in the recruiting industry were:

Chinese Online Recruiting Companies	• 58.com Inc.
• 51job, Inc.

Global Recruiting Companies	• Randstad Holding NV
• SEEK Limited
• en-japan Inc.
• DHI Group, Inc.

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Duff & Phelps selected these companies for its analysis based on their relative similarity, primarily in terms of business model, to that of the Company.

The tables below summarize certain observed trading multiples and historical and projected financial performance, on an aggregate basis, of the selected public companies. The estimates for 2017 and 2018 in the tables below with respect to the selected public companies were derived based on information for the 12-month periods ending closest to the Company’s fiscal year ends for which information was available. Data related to the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) were adjusted for purposes of this analysis to eliminate public company costs and non-recurring income (expenses).

	Revenue Growth				EBITDA Growth				EBITDA Margin
	2-YR CAGR(1)	Year Over Year	2017	2018	2-YR CAGR	Year Over Year	2017	2018	2-YR CAGR	LTM(2)	2017	2018
Chinese Online Recruiting Companies
58.com Inc.	NA	NA	22.4%	20.3%	NA	NA	NM	92.6%	NM	5.9%	9.4%	15.1%
51job, Inc.	13.0%	13.8%	15.1	14.6	8.1	7.1	21.2	21.7	30.0%	28.6	30.8	32.8
Group Median	13.0%	13.8%	18.8%	17.5%	8.1%	7.1%	21.2%	57.2%	30.0%	17.2%	20.1%	23.9%
Global Recruiting Companies
Randstad Holding NV	NA	NA	NM	6.8%	NA	NA	NM	11.8%	NM	4.6%	4.8%	5.0%
SEEK Limited	15.5%	1.3%	3.6%	12.4	10.0%	-8.5%	8.2%	18.1	37.8%	34.4	37.5	39.4
Aggregate
Mean	11.6%	6.5%	10.5%	11.6%	4.6%	-2.6%	12.4%	29.2%	29.3%	19.9%	21.8%	24.0%
Median	14.2%	7.5%	15.1%	13.5%	9.0%	-0.7%	14.7%	19.6%	27.4%	22.9%	24.2%	25.9%
Zhaopin Limited	20.0%	23.9%	22.5%	16.2%	19.5%	12.5%	0.0%	11.9%	26.5%	23.7%	20.5%	19.7%

(1)	CAGR = Compounded Annual Growth Rate
(2)	LTM = Last Twelve Months

	Enterprise Value as a Multiple of
	LTM EBITDA		2017 EBITDA		2018 EBITDA		LTM EBIT		2017 EBIT		2018 EBIT		LTM Revenue
Chinese Online Recruiting Companies
58.com Inc.	NM		NM		22.5	x	NM		NM		25.0	x	4.36	x
51job, Inc.	15.7	x	13.6	x	11.2		17.2	x	15.9	x	12.8		4.50
Group Median	15.7	x	13.6	x	16.8	x	17.2	x	15.9	x	18.9	x	4.43	x
Global Recruiting Companies
Randstad Holding NV	11.1	x	10.0	x	9.0	x	12.9	x	11.9	x	10.6	x	0.51	x
SEEK Limited	18.5		16.5		14.0		20.1		19.3		16.6		6.36
en-japan Inc.	12.4		11.6		9.5		14.9		13.3		10.9		3.11
DHI Group, Inc.	5.5		5.1		4.7		8.5		9.1		9.1		1.15
Group Median	11.7	x	10.8	x	9.3	x	13.9	x	12.6	x	10.7	x	2.13	x
Aggregate
Mean	12.7	x	11.4	x	11.8	x	14.7	x	13.9	x	14.2	x	3.33	x
Median	12.4	x	11.6	x	10.4	x	14.9	x	13.3	x	11.9	x	3.74	x

Selected M&A Transactions Analysis. Duff & Phelps compared the Company to the target companies involved in the selected merger and acquisition transactions listed in the tables below. The selection of these transactions was based on, among other things, the target company’s industry, the relative size of the transaction compared to the Merger and the availability of public information related to the transaction. The selected recruiting transactions indicated enterprise value to LTM EBITDA multiples ranging from 5.1x to 17.8x with a median of 9.3x, and enterprise value to LTM revenue multiples ranging from 0.24x to 3.63x with a median of 0.43x.

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The Company is not directly comparable to the target companies in the selected M&A transactions analysis given certain characteristics of the transactions and the target companies, including business and industry comparability and lack of recent relevant transactions. Therefore, although reviewed, Duff & Phelps did not select valuation multiples for the Company based on the selected M&A transactions analysis.

Date Announced	Acquirer Name	Target Name
8/8/2016	Randstad North America, LP	Monster Worldwide, Inc.
6/11/2016	Microsoft Corporation	LinkedIn Corporation
5/20/2016	Randstad Holding NV	Obiettivo Lavoro SpA
12/22/2015	Recruit Holdings Co.,Ltd.	USG People NV
11/29/2015	Randstad Nordic AB	Proffice AB (Publ) (nka:Randstad)
6/24/2015	Programmed Maintenance Services Limited	Programmed Skilled Workforce Limited
6/11/2015	ManpowerGroup Inc.	7S Group GmbH
1/28/2015	Gattaca plc	Networkers International Plc
1/14/2015	RGF Staffing Melbourne two Pty Ltd.	Chandler Macleod Group Limited
11/17/2014	Elbrus Capital Investment Adviser	HeadHunter Company
6/1/2014	TrueBlue, Inc.	Seaton L.L.C. (nka:Staff Management Solutions, LLC)

Summary of Selected Public Companies / M&A Transactions Analyses

In order to estimate a range of enterprise values for the Company, Duff & Phelps applied valuation multiples to the Company's projected EBITDA for the fiscal years ending June 30, 2017 and June 30, 2018. The projected EBITDA were adjusted for purposes of this analysis to eliminate public company costs and non-recurring income (expenses). Duff & Phelps’ selected valuation multiples were as follows: projected fiscal 2017 EBITDA multiple ranged from 12.5x to 14.5x and projected fiscal 2018 EBITDA multiple ranged from 10.5x to 12.5x. Valuation multiples were selected taking into consideration historical and projected financial performance metrics of the Company relative to such metrics of the selected public companies. Rather than applying the average or median multiple from the public company set, Duff & Phelps selected multiples that in its judgment, reflected the Company's size, growth outlook, capital requirements, profit margins, revenue mix, and other characteristics relative to the comparable group. Duff & Phelps noted that while it reviewed the selected M&A transactions, it did not select valuation multiples for the Company based on the Selected M&A Transactions Analysis for the reasons described in the section titled “Selected M&A Transactions Analysis” above.

Based on these analyses, Duff & Phelps’ selected public companies analysis resulted in an estimated enterprise value for the Company of RMB4,627.90 million to RMB5,436.70 million and a range of implied values of the Company’s ADSs of US$16.90 to US$18.90 per ADS.

Summary of Premiums Paid Analysis

Duff & Phelps analyzed the premiums paid by acquirers over the public market trading prices in going private transactions and in change of control transactions in the human resource and employment services industry. The transactions analyzed by Duff & Phelps included transactions announced since January 2012 through March 2017. The medians of the premiums paid over the stock prices one-day, one-week, and one-month prior to the announcement of the transactions in going private transactions were 24.2%, 27.6%, and 27.2%, respectively. The medians of the premiums paid over the stock prices one-day, one-week, and one-month prior to the announcement of the change of control transactions in the human resource and employment services industry were 14.7%, 12.4%, and 16.2%, respectively. Duff & Phelps noted that the proposed Merger Consideration, together with the amount of the Special Dividend, will equal US$9.10 per Share and US$18.20 per ADS, which implies a 13.8% premium over the Company’s closing price of US$16.00 per ADS on February 15, 2017, the last full trading day prior to the public announcement of the terms of the offer, a 13.7% premium over the Company’s closing price of US$16.01 per ADS on February 9, 2017, one week prior to the public announcement of the terms of the offer and a 17.3% premium over the Company’s closing price of US$15.52 per ADS on January 17, 2017, one month prior to the public announcement of the terms of the offer.

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Duff & Phelps noted that the Company is not directly comparable to most of the target companies in the selected transactions as the premiums paid in the selected transactions may be subject to distortion by factors including (without limitation) the competitive dynamic in the selected transactions, the conditions and prospects of the industries and geographical regions in which companies involved in the selected transactions operate, and the specific circumstances and growth prospectus of such target companies, and therefore may not produce indicative references for the transaction currently being analyzed. Therefore, although reviewed, Duff & Phelps did not select premiums paid analysis as a valuation methodology.

Summary of Analyses

The range of estimated enterprise values for the Company that Duff & Phelps derived from its discounted cash flow analysis was RMB4,644.40 million to RMB5,709.10 million while from its public companies analysis was RMB4,627.90 million to RMB5,436.70 million. Duff & Phelps concluded that the Company’s enterprise value was within a range of RMB4,636.15 million to RMB5,572.90 million based on the analyses described above.

Based on the concluded enterprise value, Duff & Phelps estimated the range of common equity value of the Company to be RMB6,839.53 million to RMB7,776.28 million by:

•	adding the estimated cash proceeds from the exercise of in-the-money options of RMB114.34 million;

•	adding excess cash of RMB2,297.29 million as of December 31, 2016;

•	subtracting bank loans of RMB178.93 million as of December 31, 2016; and

•	subtracting minority interest of RMB29.32 million based on the book value as of December 31, 2016.

Based on the foregoing analyses, Duff & Phelps estimated the value of each ADS to range from US$16.92 to US$19.24 as of the date of its fairness opinion. Therefore, Duff & Phelps is of the opinion that, as of such date and based upon and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Duff & Phelps as set forth in its opinion, the Per Share Merger Consideration to be received by the holders of Shares (other than the Continuing Shares, the Excluded Shares, the Dissenting Shares and Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) are fair, from a financial point of view, to such holders (without giving effect to any impact on any particular holder of the Shares or ADSs other than in its capacity as a holder of Shares or ADSs).

Duff & Phelps’ opinion was only one of the many factors considered by the Special Committee in its evaluation of the Merger and should not be viewed as determinative of the views of the Special Committee.

Fees and Expenses

As compensation for Duff & Phelps’ services in connection with the rendering of its opinion to the Special Committee, the Company agreed to pay Duff & Phelps a fee of US$600,000, consisting of a nonrefundable retainer of US$300,000 payable upon engagement, and US$300,000 payable upon Duff & Phelps rendering the written opinion.

No portion of Duff & Phelps’ fee is refundable or contingent upon the consummation of a transaction, including the Merger, or the conclusion reached in the opinion. The Company has also agreed to indemnify Duff & Phelps for certain liabilities arising out of its engagement. In addition, the Company has agreed to reimburse Duff & Phelps for all its out-of-pocket expenses incurred in connection with the rendering of its opinion not to exceed US$100,000 without the Company’s prior written consent.

The terms of the fee arrangements with Duff & Phelps, which the Company believes are customary in transactions of this nature, were negotiated at arm’s length, and the Special Committee and the Company’s Board are aware of these fee arrangements. Other than the Duff & Phelps engagement to render its opinion to the Special Committee, during the two years preceding the date of its opinion, Duff & Phelps has not had any material relationship with any party to the Merger for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

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Purposes of and Reasons for the Merger

The Buyer Group

Under the rules governing going-private transactions, each member of the Buyer Group is deemed to be engaged in a going private transaction and, therefore, required to express his, her or its reasons for the Merger to the Company’s unaffiliated shareholders and ADS holders, as defined in Rule 13e-3 of the Exchange Act. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. For the Buyer Group, the purpose of the Merger is to enable the Buyer Group to acquire, directly or indirectly, 100% control of the Company in a transaction in which the Company’s Unaffiliated Security Holders will be cashed out in exchange for the Per Share Merger Consideration and the Per ADS Merger Consideration, as applicable, together with the right to receive the Special Dividend, so that the Buyer Group will benefit from the rewards and bear the risks of sole ownership of the Company after the Merger, including any future earnings and growth of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. In addition, the merger will allow members of the Buyer Group which are currently shareholders of the Company to maintain a significant portion of their investment in the Company as well as allow Parent to sell some of its interest in the Company with respect to Shares that it holds that are not deemed Continuing Shares as of immediately prior to the Effective time, and receive cash payment in the form of a Special Dividend on all of its interest in the Company (including the Continuing Shares), while maintaining control of the Surviving Company following the completion of the Merger, as further described in this proxy statement under the section entitled “Special Factors—Interests of Certain Persons in the Merger—Interests of the Buyer Group.”

The Buyer Group believes that the operating environment has changed significantly since the Company’s initial public offering, and that, as a privately held company, the Company will have greater flexibility to focus on addressing the challenges to the Company's long-term profitability without the constraints caused by the public equity market's valuation of the Company and emphasis on short-term period-to-period performance.

The Company faces a number of challenges in the marketplace, including, among others, the following:

•	the online career platform in the PRC has become increasingly competitive, including several well-capitalized Internet players in the PRC who have become major competitors of the Company; and

•	The recent economic slowdown in China and expected sustained macroeconomic challenges place substantial pressure on the Company’s revenue growth and other key operating and financial metrics.

These changes have increased the uncertainty and volatility inherent in the business models of companies similar to the Company. As a result, the Buyer Group is of the view that there is potential for considerably greater short and medium-term volatility in the Company’s earnings. Responding to current market challenges will require tolerance for volatility in the performance of the Company’s business and a willingness to make business decisions focused on improving the Company’s long-term profitability. The Buyer Group believes that these strategies would not be effectively implemented if the Company were to continue to be publicly traded in the United States. Following the Merger, the Company’s management will have greater flexibility to focus on improving long-term profitability without the pressures exerted by the U.S. public market’s valuation of the Company and the emphasis on short-term period-to-period performance.

As a privately held company, the Company will be relieved of many of the other expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002. The need for the management of the Company to be responsive to Unaffiliated Security Holders’ concerns and to engage in an ongoing dialogue with Unaffiliated Security Holders can distract from management’s time and attention to the effective operation and improvement of the business.

As the Company’s parent company, Parent (and, ultimately, as the parent company of Parent, SEEK) continuously evaluated the Company's business, prospects and financial condition, market conditions and other developments and factors and regularly engaged in discussions regarding ways in which the existing partnership between Parent and the Company could be expanded. In light of the Buyer Group’s evaluation of the competitive landscape and the challenges faced by the Company as described above, including the pressure on the Company’s operating and financial performance as a result of the recent economic slowdown in China, each member of the Buyer Group decided to undertake the Merger at this time because it wants to take advantage of the benefits of the Company being a privately held company as described above and because it determined that a going-private transaction at this time would enable the Company to respond to these challenges more effectively and allow it to retain its current position as a leading online career platform in the PRC while providing a platform for future growth through an expanded partnership among SEEK and affiliates of the Hillhouse Equity Sponsor and the FountainVest Equity Sponsors.

In the course of considering the going-private transaction, other than the Alternative Merger Transaction described herein, the Buyer Group did not consider alternative transaction structures. The Buyer Group believed the Merger was the most direct and effective way to enable the Buyer Group to acquire ownership and control of the Company. As further discussed above under “Special Factors—Background of the Merger,” the Merger was determined by SEEK and Parent to be the optimal way for them to pursue a going-private transaction from an Australian tax perspective. The Alternative Merger Transaction was only considered by the Buyer Group as an alternative to the Merger after the Merger Agreement was negotiated and entered into, as the Ridgegate Purchase was not contemplated when the Merger Agreement was negotiated and entered into; it was considered after the execution of the Merger Agreement only because the Ridgegate Purchase had then materialized, and then, only because the Buyer Group would obtain more than 90% of the voting power of the Company following the consummation of the Ridgegate Purchase. The Buyer Group does not intend to pursue the Alternative Merger Transaction unless the Merger Agreement is terminated for any reason and the Merger is abandoned.

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The Company

The Company’s purpose for engaging in the Merger is to enable its shareholders to receive the Merger Consideration that, together with the amount of the Special Dividend, will equal US$9.10 per Share and US$18.20 per ADS, representing a 14.2% premium over the closing price of US$15.94 per ADS as quoted by the NYSE on February 16, 2017, the last trading day prior to the Company’s announcement after the close of trading on February 16, 2017 that it was in advanced discussions with the Buyer Group regarding a potential transaction, and a premium of 14.2% and 18.3%, respectively, over the Company’s 30- and 60- trading day volume-weighted average price as quoted by the NYSE on and prior to February 16, 2017. The Company believes its long-term objectives can best be pursued as a private company.

The Company has determined to undertake the Merger at this time based on the analyses, determinations and conclusions of the Special Committee and the Board described in detail under the caption “—Reasons for the Merger and Recommendation of the Special Committee and the Board.”

Effects of the Merger on the Company

Private Ownership

ADSs representing Shares are currently listed on the NYSE under the symbol “ZPIN.” It is expected that, following the consummation of the Merger, the Company will cease to be a publicly traded company and will instead become a private company beneficially owned by Parent, the Hillhouse Equity Sponsor and the FountainVest Equity Sponsors. Following the completion of the Merger, ADSs will cease to be listed on any securities exchange or quotation system, including the NYSE, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of the ADSs and the underlying Shares under the Exchange Act may be terminated upon the Company’s application to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares. Ninety days after the filing of Form 15 in connection with the completion of the Merger or such shorter period as may be determined by the SEC, registration of the ADSs and the underlying Shares under the Exchange Act will be terminated, and the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies. The Company estimates that the cost of complying with U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, totaled approximately US$2.5 million and US$2.2 million for the years ended June 30, 2015 and June 30, 2016, respectively. As a result of no longer being required to make SEC filings, the Company will no longer incur such costs and expenses. After the completion of the Merger, the Company’s shareholders will no longer enjoy the rights or protections that the U.S. federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company. Furthermore, following the completion of the Merger, the ADS program will terminate.

Upon completion of the Merger, each issued and outstanding Share and ADS (other than the Continuing Shares, Excluded Shares and the Dissenting Shares), will be cancelled in exchange for the right to receive the Per Share Merger Consideration and the Per ADS Merger Consideration (less US$0.05 per ADS cancellation fees pursuant to the terms of the Deposit Agreement), respectively, in cash, without interest and net of any applicable withholding taxes. In addition, each holders of record of issued and outstanding Shares and ADSs as of immediately prior to the Effective Time will be entitled to receive the cash Special Dividend of US$0.94 per Share (corresponding with US$1.88 per ADS). The US$8.16 Per Share Merger Consideration, together with the US$0.94 per Share amount of the Special Dividend, will result in holder of Shares immediately prior to the Effective Time being entitled to receive a total of US$9.10 in cash per Share, and the US$16.32 Per ADS Merger Consideration, together with the US$1.88 per ADS amount of the Special Dividend, will result in holder of ADSs immediately prior to the Effective Time being entitled to receive a total of US$18.20 in cash per ADS, in connection with the Merger.

At the Effective Time, (a) Continuing Shares shall not entitle the holders thereof to receive the Per Share Merger Consideration (but shall still entitle the holders thereof to receive the Special Dividend in respect thereof) and shall continue to exist without interruption and shall thereafter represent one validly issued, fully paid and non-assessable Class B ordinary share, par value US$0.01 each, of the Surviving Company, (b) the Excluded Shares (including Shares represented by ADSs) will be cancelled for no consideration or distribution (including the right to receive the Special Dividend) therefor, and (c) the Dissenting Shares will be cancelled and will entitle the former holders thereof to receive the fair value thereon in accordance with such holders’ dissenters’ rights under the Cayman Islands Companies Law.

At the Effective Time, each Continuing Share will not be cancelled and will continue as a Class B ordinary share of the Surviving Company at the Effective Time, and each ordinary share of Merger Company issued and outstanding immediately prior to the Effective Time will be converted into one Class A ordinary share of the Surviving Company. As a result, current shareholders and ADS holders of the Company, other than Parent, will no longer have any equity interest in, or be shareholders or ADS holders of, the Company upon completion of the Merger. As a result, the Company’s shareholders and ADS holders, other than Parent, will not have the opportunity to participate in the earnings and growth of the Company and they will not have the right to vote on corporate matters. Similarly, our current shareholders and ADS holders, other than Parent, will not be exposed to the risk of loss in relation to their investment in the Company.

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In addition to the foregoing, at the Effective Time, (i) except as provided under the alternative option treatment with respect to vested options held by a director and certain officers of the Company described below, each option to purchase Shares granted under the currently-effective share incentive plans of the Company that will have become vested and remain outstanding and unexercised as of the Effective Time will be cancelled and, if the per Share exercise price of such vested option is less than US$9.10 (which amount represents the Per Share Merger Consideration plus the per Share Special Dividend), entitle the holders thereof to receive, as soon as practicable after the Effective Time, from the Surviving Company or one of its subsidiaries, without interest and net of any applicable withholding taxes, a cash amount equal to the product of (a) the excess, if any, of US$9.10 over the exercise price of such vested option and (b) the number of Shares underlying such vested option; (ii) each option to purchase Shares granted under the currently-effective share incentive plans of the Company that will not have become vested and remain outstanding and unexercised as of the Effective Time will be cancelled and, if the per Share exercise price of such unvested option is less than US$9.10, entitle the holders thereof to receive, as soon as practicable after the Effective Time, from the Surviving Company, without interest and net of any applicable withholding taxes, a restricted cash award equal to the product of (a) the excess, if any, of US$9.10 over the exercise price of such unvested option and (b) the number of Shares underlying such unvested option and subject to the same vesting conditions and schedules applicable to such unvested option without giving effect to the Merger.

Under the alternative option treatment mentioned above, at the Effective Time, all vested options to purchase Shares held by both Evan Sheng Guo, a director and chief executive officer of the Company, and Robert Tianruo Pu, the chief financial officer of the Company, and 50% of the vested options held by each of George Weigang Wang and Jeff Ge Wang, each a vice president of the Company, will be cancelled without any payment and will entitle such director and officers of the Company to receive, on or as soon as practicable following the Merger and subject to satisfaction of all applicable Chinese foreign exchange rules, a number of (a) vested options and/or ordinary shares of the Surviving Company or (b) equity securities of a subsidiary of the Surviving Company, as determined by the Surviving Company in good faith consultation with such director and officers, with substantially equivalent economic value based on the value of the cash payment such director and officers would have received in the Merger had it not been for such alternative option treatment, at an equity valuation of the Surviving Company immediately following the Effective Time as implied by US$9.10 per ordinary share. As part of the alternative option treatment, but without duplication thereof, such director and officers may be granted equity interests in a subsidiary of the Surviving Company, whether now or hereinafter existing, in the event of a corporate restructuring based on the same valuation and will have certain rights to liquidate their shareholding upon the occurrence of certain exit events.

For the maximum amount of cash payments to be received by our directors and executive officers in respect of their Shares and options upon the completion of the Merger, see “—Treatment of Shares and Options held by Directors and Executive Officers” beginning on page 70.

Memorandum and Articles of Association of the Surviving Company; Directors and Officers of the Surviving Company

If the Merger is completed, the current memorandum and articles of association of the Company will be replaced in their entirety by the amended and restated memorandum and articles of association in the form attached to the Plan of Merger, which are substantially identical to the memorandum and articles of association of Merger Company, as in effect immediately prior to the Effective Time (except that, at the Effective Time, (i) Article I of the memorandum of association of the Surviving Company will be amended to read as follows: “The name of the company is Zhaopin Limited.” and the articles of association of the Surviving Company will be amended to refer to the name of the Surviving Company as “Zhaopin Limited” and (ii) if necessary, references therein to the authorized share capital of the Surviving Company will be amended to refer to the authorized capital of the Surviving Company as approved in the Plan of Merger), and (iii) the memorandum and articles of association of the Surviving Company will contain provisions no less favorable with respect to exculpation and indemnification of directors and officers than are set forth in the current memorandum and articles of association of the Company. In addition, the directors of Merger Company immediately prior to the Effective Time will become the directors of the Surviving Company and the officers of the Company immediately prior to the Effective Time will become the officers of the Surviving Company.

Primary Benefits and Detriments of the Merger

The primary benefits of the Merger to the Company’s Unaffiliated Security Holders include, without limitation, the following:

•	the receipt by such security holders of the Merger Consideration that, together with the amount of the Special Dividend, will equal US$9.10 per Share and US$18.20 per ADS represents a 14.2% premium over the closing price of US$15.94 per ADS as quoted by the NYSE on February 16, 2017, the last trading day prior to the Company’s announcement after the close of trading on February 16, 2017 that it was in advanced discussions with the Buyer Group regarding a potential transaction, and a premium of 14.2% and 18.3%, respectively, over the Company’s 30- and 60- trading day volume-weighted average price as quoted by the NYSE on and prior to February 16, 2017;

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•	based on the premiums paid analysis by Duff & Phelps in going private transactions and in change of control transactions in the human resource and employment services industry announced since January 2012 through March 2017, the medians of the premiums paid over the stock prices one-day, one-week, and one-month prior to the announcement of the transactions in going private transactions were 24.2%, 27.6%, and 27.2%, respectively. The medians of the premiums paid over the stock prices one-day, one-week, and one-month prior to the announcement of the change of control transactions in the human resource and employment services industry were 14.7%, 12.4%, and 16.2%, respectively; and

•	the avoidance of the risk associated with any possible decrease in our future revenues and free cash flow, growth or value, and the risks related to our substantial leverage, following the Merger.

The primary detriments of the Merger to the Company’s Unaffiliated Security Holders include, without limitation, the following:

•	such security holders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any;

•	in general, the receipt of cash in exchange for Shares, whether pursuant to the Merger or through the exercise of dissenters’ rights, and the receipt of the Special Dividend will be taxable transactions for U.S. federal income tax purposes. As a result, a U.S. Holder (as defined under “Special Factors—Material U.S. Federal Income Tax Consequences”) of the Shares or ADSs who receives cash in exchange for all of such U.S. Holder’s Shares or ADSs in the Merger generally will be required to recognize gain or loss as a result of the Merger for U.S. federal income tax purposes if the amount of cash received ( excluding the amount of the Special Dividend) exceeds or is less than such U.S. Holder’s aggregate adjusted tax basis in such Shares. Additionally, the amount of the Special Dividend received by such U.S. Holder should be treated as dividend income for U.S. federal income tax purposes, regardless of the amount of gain or loss such U.S. Holder may recognize as a result of the Merger. Additional adverse consequences will also result if the Company is treated as a passive foreign investment company for U.S. federal income tax purposes;

•	the receipt by certain Australian tax resident investors in the Company of cash in exchange for Shares (either as Merger Consideration or as a result of the Australian Holder exercising its Dissenters’ Rights) and the Special Dividend are expected to be taxable transactions for Australian income tax purposes. An Australian Holder (as defined under “Special Factors—Material Australian Tax Consequences”) may, depending on whether the capital proceeds received (or deemed to be received) from the cancellation of their Shares pursuant to the Merger (generally, the cash received on the cancellation of Shares, but excluding the amount of the Special Dividend) are more or less than the cost base or reduced cost base of their Shares, make a capital gain or capital loss on the cancellation of their Shares. The receipt of the Special Dividend may be assessable to Australian Holders as dividend income or, in certain circumstances, it may be non-assessable non-exempt income to the Australian Holder. Alternatively, in certain circumstances, an Australian Holder may instead make a capital gain upon receipt of the Special Dividend.

•	since the Company became publicly listed in June 2014, the highest historical closing price of our ADSs (US$18.51 per ADS) slightly exceeds the total amount of US$18.20 per ADS (including the Special dividend) in cash consideration receivable pursuant to the Merger.

The primary benefits of the Merger to the Buyer Group include, without limitation, the following:

•	if the Company successfully executes its business strategies, the value of the equity investment of the Buyer Group in the Company could increase because of possible increases in future revenues and free cash flow, increases in the underlying value of the Company or the payment of dividends, if any, that will accrue to Parent, the Hillhouse Equity Sponsor and the FountainVest Equity Sponsors, and the value of SEEK’ shares listed on the Australian Stock Exchange could also increase;

•	the Company will have more flexibility to change its capital spending strategy, deploy new services and/or change its pricing strategies to attract customers without public market scrutiny or the pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded company, the Company currently faces pressure from public shareholders and investment analysts to make decisions that may produce better short term results, but which may not over the long-term lead to a maximization of its equity value;

•	the Company will have more freedom to focus on long-term strategic planning in a highly competitive business;

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•	there will be a reduction of the costs and administrative burden associated with operating the Company as an independent publicly traded company, including the costs associated with regulatory filings and compliance requirements. Based on figures from the most recent two fiscal years, such costs that would be reduced as a result of the Company no longer being publicly listed are estimated to range from US$1.2 million to US$2.5 million per year and include, but are not limited to, (i) fees and expenses related to Sarbanes-Oxley compliance and valuation services, (ii) fees and expenses of U.S. securities counsel and investor relations firm, (iii) printing costs and (iv) and directors' and officers' liability insurance. Such cost savings will directly benefit the Buyer Group following the closing of the Merger, and will be recurring in nature if and for so long as the Company remains private; and

•	since the Company became publicly listed in June 2014, the highest historical closing price of our ADSs (US$18.51 per ADS) slightly exceeds the Per ADS Merger Consideration.

The primary detriments of the Merger to the Buyer Group include the following:

•	all of the risk of any possible decrease in the Company’s revenues, free cash flow or value following the Merger will be borne by the Buyer Group;

•	risks associated with any legal or regulatory proceedings against the Company will be borne by the Buyer Group;

•	the business risks facing the Company will be borne by the Buyer Group; and

•	an equity investment in the Surviving Company by the Buyer Group following the Merger will involve substantial risk resulting from the limited liquidity of such an investment, and following the Merger, there will be no trading market for the Surviving Company’s equity securities; and

•	following the Merger, there will be no trading market for the Surviving Company's equity securities.

The Company’s Net Book Value and Net Earnings

Parent (and ultimately, as the parent company of Parent, SEEK) currently owns approximately 60.9% of the issued and outstanding ordinary shares of the Company as of the date of this proxy statement.

As of the date of this proxy statement, none of the Hillhouse Equity Sponsor or the FountainVest Equity Sponsors owns any interest in the Company, except that on June 21, 2017, Merger Company and Ridgegate entered into the Ridgegate SPA pursuant to which Ridgegate, in its capacity as trustee of the CPH Zhaopin Holdings Unit Trust, has agreed to sell, and Merger Company has agreed to purchase, all of the Ridgegate Class B Shares. The consummation of the Ridgegate Purchase is subject to the expiration of the waiting period following the filing of the Schedule 13e-3 with the SEC pursuant to Rule 13e-3 of the Exchange Act and other customary closing conditions, and is expected to occur prior to the Merger during the third quarter of 2017. Upon consummation of the Ridgegate Purchase, Merger Company will own 16,666,666 Class A Shares (representing, as of the date of this proxy statement, approximately 14.9% of the issued and outstanding Shares of the Company). Merger Company is beneficially owned by the Hillhouse Equity Sponsor and the FountainVest Equity Sponsors, and therefore, upon the consummation of the Ridgegate Purchase, the Hillhouse Equity Sponsor and the FountainVest Equity Sponsors will indirectly own approximately 10.1% and 4.8%, respectively, of the issued and outstanding Shares of the Company, calculated based on the number of Shares issued and outstanding as of the date of this proxy statement.

Immediately after the closing of the Merger, Parent (and ultimately, as the parent company of Parent, SEEK), the Hillhouse Equity Sponsor and the FountainVest Equity Sponsors will own 61.1%, 26.3% and 12.6% of the Surviving Company, respectively, and Parent, the Hillhouse Equity Sponsor and the FountainVest Equity Sponsors will have a corresponding interest in our net book value and net earnings in proportion to such shareholder’s ownership interest. Our net earnings for the fiscal year ended June 30, 2016 was approximately US$42.7 million and our net book value as of June 30, 2016 was approximately US$209.3 million.

The table below sets out the direct or indirect interest in the Company’s net book value and net earnings for each member of the Buyer Group prior to and immediately after the Merger, based on the historical net book value and net earnings of the Company as of and for the fiscal year ended June 30, 2016.

	Ownership Prior to the Merger						Ownership After the Merger
	Net Book Value			Net Earnings			Net Book Value		Net Earnings
Name	$’000	%(1)		$’000	%(1)		$’000%		$’000%
SEEK Limited(2)	$127.5	60.9		$26.0	60.9		$127.9	61.1	$26.1	61.1
SEEK International Investments Pty Ltd.	$127.5	60.9		$26.0	60.9		$127.9	61.1	$26.1	61.1
Hillhouse Equity Sponsor	$21.1	10.1	(3)	$4.3	10.1	(3)	$11.2	26.3	$55.0	26.3
FountainVest Equity Sponsors	$10.1	4.8	(3)	$2.1	4.8	(3)	$5.4	12.6	$26.4	12.6

(1)	Ownership percentages are based on 112,063,952 Shares issued and outstanding as of the date of this proxy statement.

(2)	Ownership amounts and percentages with respect to the Company’s net book value and net earnings are attributed to SEEK solely based on its ownership of 100% of Parent.

(3)	Assumes completion of the Ridgegate Purchase and reflects the Hillhouse Equity Sponsor and the FountainVest Equity Sponsors’ indirect ownership interests in the Company based on their respective proportionate ownership interests in Merger Company.

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Prior to the closing of the Merger, each of our directors and officers has an interest in our net book value and net earnings in proportion to his or her ownership interest in the Company (as set forth in “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 117). Immediately after the closing of the Merger, none of our directors and officers will have any direct or indirect interest in the Company’s net book value and net earnings other than Evan Sheng Guo, a director and chief executive officer of the Company, Robert Tianruo Pu, the chief financial officer of the Company, George Weigang Wang, the vice president of the Company, and Jeff Ge Wang, the vice president of the Company, each of whom, by virtue of the alternative option treatment described under “Special Factors—Interests of Certain Persons in the Merger” beginning on page 70, will be entitled to receive vested options and/or other equity securities of the Surviving Company or a subsidiary thereof representing, in aggregate, less than 2.2% of the Surviving Company on an as converted and fully diluted basis, which will give such individuals proportionate interest in the Company’s net book value and net earnings following the Merger and will proportionately dilute the interest of the Buyer Group in the Surviving Company and, accordingly, the interest of the members of the Buyer Group in the Company’s net book value and net earnings following the Merger.

Alternatives to the Merger

The Board did not independently determine to initiate a process for the sale of the Company prior to receipt of the proposal letter from the First Proposing Buyer Group. The Special Committee was formed on February 1, 2016 in response to the receipt of the proposal letter from the First Proposing Buyer Group on January 19, 2016, and subsequently considered three more proposals received from the Second Proposing Buyer Group, the Third Proposing Buyer Group and the Buyer Group. Since the announcement of the Transactions on February 17, 2017, no party other than the members of the Buyer Group has contacted the Company or the Special Committee expressing an interest in exploring an alternative transaction with the Company and there has been no substantive progress in negotiation of the transactions with the previous buyer groups since receipt of the respective “going-private” proposals.

In light of the express intention of Parent not to sell its Shares to any third party and its beneficial ownership of approximately 74.4% of the voting rights of the entire issued and outstanding Shares (as of the date of this proxy statement), the Special Committee determined that there was no viable alternative to the proposed sale of the Company to the Buyer Group, other than remaining a public company.

The Special Committee also took into account that the Company, subject to compliance with the terms and conditions of the Merger Agreement, can terminate the Merger Agreement prior to the receipt of the Requisite Company Vote (as defined under the Merger Agreement), in order to accept an alternative transaction proposed by a third party that is a Superior Proposal, subject to the payment of a termination fee of US$25.37 million in aggregate, as provided in the Merger Agreement. In this regard, the Special Committee recognized that it has flexibility under the Merger Agreement (subject to the restrictions and obligations set forth therein) to respond to an alternative transaction proposed by a third party that is or is reasonably likely to result in a Superior Proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such proposal is a Superior Proposal, recommend such proposal to the Company’s shareholders).

In addition, the Special Committee also considered, as an alternative to the Merger, that the Company remain as a public company. However, the Special Committee did not believe such options to be equally or more favorable in enhancing shareholder value, after considering factors such as the projections of future financial performance prepared by management, the risks of the Company’s business, the offer premium implied by the Merger Consideration, together with the Special Dividend, the costs of regulatory compliance for public companies and the challenges to the Company’s efforts to increase shareholder value as a publicly-traded company.

Except as set forth above, no other alternatives were considered by the Special Committee.

Plans for the Company After the Merger

Following the completion of the Merger, the Buyer Group anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will (i) cease to be an independent publicly traded company and will instead be beneficially owned by Parent, the Hillhouse Equity Sponsor and the FountainVest Equity Sponsors, and (ii) have substantially less cash than it currently has. The decrease in cash of the Company following the completion of the Merger reflects the US$105.33 million paid by way of the Special Dividend to the Company’s shareholders and ADS holders of record as of immediately prior to the Effective Time.

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Following the completion of the Merger and the anticipated deregistration of the Class A Shares and ADSs, the Company will no longer be subject to the Exchange Act or the compliance and reporting requirements of the NYSE and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.

Except as set forth in this proxy statement and transactions already under consideration by the Company, the Buyer Group does not have any current plans, proposals or negotiations that relate to or would result in any of the following:

•	an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	the sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; or

•	any other material changes in the Company’s business, including with respect to the Company’s corporate structure or business.

Subsequent to the completion of the Merger, the Surviving Company’s management and board of directors will continuously evaluate and review the Surviving Company’s business and operations and may propose or develop new plans and proposals, including (i) any of the foregoing actions and any actions to address the challenges referred to under the caption “Special Factors—Purposes of and Reasons for the Merger” above, and (ii) the disposition or acquisition of material assets or other extraordinary transactions, including the possibility of relisting the Company or a substantial part of its business on another internationally recognized stock exchange, in each case, which they consider to be in the best interests of the Surviving Company and its shareholders. The Buyer Group expressly reserves the right to make any changes it deems appropriate to the operation of the Surviving Company in light of such evaluation and review as well as any future developments.

Effects on the Company if the Merger Is Not Completed

If the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are not authorized and approved by the shareholders of the Company or if the Merger is not completed for any other reason, the shareholders or ADS holders of the Company will not receive any payment for their Shares or ADSs, including the Merger Consideration and the Special Dividend, in connection with Merger Agreement, nor will the holders of any options receive any payment pursuant to the Merger Agreement. In addition, the Company will remain a publicly traded company, the ADSs will continue to be listed and traded on the NYSE, provided that the Company continues to meet the NYSE’s listing requirements, and the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders and ADS holders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of the Shares and ADSs. Accordingly, if the Merger is not completed, we cannot assure you as to the effect of these risks and opportunities on the future value of the Shares or ADSs, including the risk that the market price of the ADSs may decline to the extent that the current market price reflects a market assumption that the Merger will be completed.

Under specified circumstances in which the Merger Agreement is terminated, the Company may be required to pay Parent a termination fee of US$15.5 million and pay Merger Company a termination fee of US$9.87 million or Parent may be required to pay the Company a termination fee of US$15.5 million or US$31.0 million and Merger Company may be required to pay the Company a termination fee of US$9.87 million or US$19.73 million, in each case, as described under the caption “The Merger Agreement—Termination Fees and Reimbursement of Expenses” beginning on page 108.

If the Merger is not completed, the Board will, from time to time, evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the Merger Agreement is not approved by the shareholders or if the Merger is not completed for any other reason, we cannot assure you that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Upon consummation of the Ridgegate Purchase, the Buyer Group will collectively own 84,926,542 Shares, consisting of 68,259,876 Class B Shares held by Parent and 16,666,666 Class A Shares held by Merger Company, which will represent approximately 75.8% of the issued and outstanding Shares, and 91.4% of the outstanding voting power, of the Company, calculated based on the number of Shares issued and outstanding as of the date of this proxy statement. If the Merger is not completed, Parent is expected to continue to have a controlling interest in the Company and will have significant influence in determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including any merger, consolidation or sale of all or substantially all of our assets, the election of directors and other significant corporate actions. The Buyer Group will also have the ability to prevent or cause a change in control. Without the consent of Parent, we may be prevented from entering into transactions that could be beneficial to us.

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As a Cayman Islands incorporated Company, we are subject to the Cayman Islands Companies Law, which allows a Cayman Islands-incorporated parent holding shares representing at least 90% the voting power of a Cayman Islands incorporated subsidiary, to merge with such subsidiary by filing a plan of merger with the Cayman Registrar. Approval by the shareholders of the subsidiary company is not required in order to effect the merger so long as a copy of the plan of merger is provided to all of the shareholders of the subsidiary company to be merged (unless a shareholder waives the right to receive it). In the event of such a merger, the shareholders of such subsidiary company may not have any dissenters’ rights in connection with the merger or appraisal rights to seek the fair value of their shares of the subsidiary company under Section 238 of the Cayman Islands Companies Law.

The Buyer Group has advised the Company that, in the event that the Merger Agreement is terminated or the Merger is not otherwise consummated for any reason, in light of its anticipated ownership of more than 90% of the voting power of the Company following the consummation of the Ridgegate Purchase and the expectation that there may be lower trading volume of ADSs as a result of the smaller public float of the Company’s Shares and ADSs, Buyer Group may decide to pursue the Alternative Merger Transaction which would involve a parent-subsidiary merger under the Cayman Islands Companies Law described above and would, except as described below with respect to voting, dissenter and appraisal rights, result in a similar outcome to the Merger, including:

•	the Buyer Group obtaining 100% ownership of the Company;

•	the shareholders and ADS holders of the Company (other than members of the Buyer Group) receiving the same aggregate cash consideration in respect of their Shares and ADSs in connection with the consummation of such transaction as they would have been entitled to receive in connection with the Merger; and

•	the Company becoming a private company, with its ADSs no longer listed or traded on the NYSE, and its reporting obligations with respect to the Shares and ADSs under the Exchange Act being terminated upon application to the SEC.

However, unlike the Merger, under the Cayman Islands Companies Law (subject to compliance with applicable U.S. federal law, including Rule 13e-3 of the Exchange Act), the Company would not be required to submit the Alternative Merger Transaction for authorization and approval by the Company’s shareholders. In addition, unlike in connection with the Merger, shareholders of the Company may not have any right to dissent from, or any rights of appraisal in connection with, the Alternative Merger Transaction pursuant to Section 238 of the Cayman Islands Companies Law . Any Alternative Merger Transaction or other similar merger or business combination with the Company would also have to comply with any applicable U.S. federal law, including Rule 13e-3 of the Exchange Act.

Financing of the Merger

The Company and the Buyer Group estimate that the total amount of funds necessary to complete the Merger is anticipated to be approximately US$426.5 million, assuming no exercise of dissenters’ rights by shareholders of the Company. This amount includes the Merger Consideration to be paid to the Company’s Unaffiliated Security Holders and other shareholders and ADS holders, the cash to be paid to Ridgegate in connection with the Ridgegate Purchase and the cash to be paid to holders of vested but unexercised options to acquire Shares in connection with the Merger, as well as the related costs and expenses in connection with the Transactions, including the Merger, but excludes the aggregate amount of the Special Dividend. It does not include the value of the Continuing Shares, which will remain ordinary shares of the Surviving Company, and the Excluded Shares, which will be cancelled for no consideration in the Merger.

The Buyer Group expects to provide this amount through a combination of:

•	cash contributions from the Hillhouse Equity Sponsor and the FountainVest Equity Sponsors pursuant to their respective Equity Commitment Letters, under which, subject to the terms and conditions thereof, the Hillhouse Equity Sponsor and the FountainVest Equity Sponsors will provide equity financing in an aggregate amount of US$384.2 million to Merger Company to complete the Merger; and

•	cash in the Company and its subsidiaries.

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As further described below under “Special Factors—Ridgegate Share Purchase Agreement” beginning on page 68, pursuant to the Ridgegate SPA, Merger Company has agreed to purchase the Ridgegate Class B Shares owned by Ridgegate for an aggregate consideration of US$151,666,660.60, or US$9.10 per Share. In the event the Ridgegate Purchase occurs prior to the Merger, Merger Company will be entitled to receive an aggregate consideration of US$151,666,660.60 in connection with the Merger in respect of the Ridgegate Shares, or US$135,999,994.56 as Merger Consideration and US$15,666,666.04 by way of the Special Dividend, which reflects the same per Share consideration that Ridgegate would have been entitled to receive in connection with the Merger had it not transferred the Ridgegate Class B Shares. The obligation of Merger Company under the Ridgegate SPA to acquire the Ridgegate Class B Shares is not conditioned upon the consummation of the Merger. While the Ridgegate Purchase does not affect the total amount of funds that the Buyer Group will need to complete the Merger, pursuant to the terms of the Ridgegate SPA, the Merger Company will be required to pay the consideration for the purchase of the Ridgegate Class B Shares prior to when the Merger Company would have otherwise been required to pay to Ridgegate such amount in connection with the Merger (as part of the Merger Consideration) had the Ridgegate Purchase not occurred.

The aggregate amount of the Special Dividend (including amounts payable to Parent) payable by the Company will be approximately US$105.33 million.

Prior to the Effective Time, the Buyer Group may also seek to obtain debt financing to fund part of the funds necessary to complete the Merger. However, the obligations of Parent and Merger Company under the Merger Agreement, including the obligation to pay the Merger Consideration, are not subject to any financing condition and are not contingent upon the results of efforts, if any, of the Buyer Group to obtain debt financing in connection with the Transactions.

Except as described herein, as of the date of this proxy statement, there are no alternative financing arrangements or plans in place to obtain the funds necessary for the consummation of the Transactions, including the Merger.

Equity Financing

Concurrently with the execution of the Merger Agreement on April 6, 2017, each of the Hillhouse Equity Sponsor and the FountainVest Equity Sponsors entered into an Equity Commitment Letter with Merger Company, dated as of April 6, 2017. Pursuant to these Equity Commitment Letters, each of the Hillhouse Equity Sponsor and the FountainVest Equity Sponsors has committed to purchase, or cause the purchase, for cash, subject to the terms and conditions therein and the adjustment mechanism as set forth under the Merger Agreement, of securities of Merger Company, immediately prior to the Effective Time, in an amount of US$259.6 million by the Hillhouse Equity Sponsor and in an aggregate amount of US$124.6 million by the FountainVest Equity Sponsors.

The aggregate equity commitment of US$384.2 million in cash contributions from the Hillhouse Equity Sponsor and the FountainVest Equity Sponsors pursuant to their respective Equity Commitment Letters represents the total amount of funds that the Company and the Buyer Group estimated would be necessary to pay the cash consideration in respect of all of the Shares and ADSs (other than Continuing Shares and Excluded Shares) and vested but unexercised options to acquire Shares that they anticipated would be issued and outstanding immediately prior to the Effective Time assuming: (a) no exercise of dissenters’ rights by shareholders of the Company; (b) the Special Dividend would equal the Minimum Special Dividend of US$0.28 Share (corresponding with US$0.56 per ADS) resulting in a higher component of aggregate cash consideration of US$9.10 per Share and US$18.20 per ADS payable to holders of Shares and ADSs in connection with the Merger to be paid as merger consideration rather than through a dividend; and (c) no cash in the Company and its subsidiaries or proceeds from any debt financing arrangements would be used to fund the amounts necessary to pay the amount of the merger consideration (as adjusted to reflect the Minimum Special Dividend) or cash consideration payable to holders of vested but unexercised options to acquire Shares under the Merger Agreement. The Merger Agreement and the Equity Commitment Letters provide that the equity commitments of each of the Hillhouse Equity Sponsor and the FountainVest Equity Sponsors pursuant to their respective Equity Commitment Letters will be proportionately reduced:

•	following the declaration of the final amount of the Special Dividend in the event that the Special Dividend exceeds the Minimum Special Dividend of US$0.28 Share (corresponding with US$0.56 per ADS); and/or

•	at (but not prior to) the Effective Time if the Buyer Group has arranged debt financing (including Bridge Financing (as defined in the Merger Agreement and further explained under the caption “The Merger Agreement—Financing” beginning on page 101)) prior to the Effective Time and such debt financing is actually funded and used to pay a portion of the aggregate Per Share Merger Consideration or Per ADS Merger Consideration.

The amount by which each of the Hillhouse Equity Sponsor and the FountainVest Equity Sponsors may reduce their equity commitments under their respective Equity Commitment Letters in the foregoing circumstances is based on their “pro rata amount”, which is defined in the Merger Agreement as the percentage representing each of Parent, the Hillhouse Equity Sponsor and the FountainVest Equity Sponsors’ anticipated ownership of the Company immediately following the closing of the Merger, which is 61.1%, 26.3% and 12.6%, respectively.

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Based on the final amount of the Special Dividend declared on June 19, 2017, the difference in the amount of cash required to pay the Special Dividend by the Company from the amount required to pay the Minimum Special Dividend based on the Company’s best estimate of the number of Shares and ADSs expected to be outstanding immediately prior to the Effective Time (which amount is referred to in the Merger Agreement as the “Excess Amount”) is US$73,953,760.32. Accordingly, pursuant to the Merger Agreement and the Equity Commitment Letters, the equity commitment to be funded by the Hillhouse Equity Sponsor under its Equity Commitment Letter was reduced by US$19,449,838.96, and the equity commitment to be funded by the FountainVest Equity Sponsors under their Equity Commitment Letter was reduced by US$9,318,173.80, which, in each case, represents the product of (a) their respective pro rata amount and (b) the Excess Amount of US$73,953,760.32.

Each of the Hillhouse Equity Sponsor and the FountainVest Equity Sponsors’ commitment under their respective Equity Commitment Letter is conditioned upon (i) the satisfaction or waiver of the conditions to Parent and Merger Company’s obligations to complete the Merger under the Merger Agreement, (ii) the substantially contemporaneous consummation of the closing of the Merger, and (iii) the substantially contemporaneous closing of the contributions contemplated by the other Equity Commitment Letters.

The obligation of each of the Hillhouse Equity Sponsor and the FountainVest Equity Sponsors to fund the equity commitment under their respective Equity Commitment Letter will terminate automatically and immediately upon the earliest to occur of (i) the valid termination of the Merger Agreement in accordance with its terms, (ii) the closing of the Merger, at which time such obligation will be discharged but subject to the performance of such obligation and (iii) the Company or any of its affiliates asserting a claim that would make the relevant Limited Guarantee (as defined below) become terminable in accordance with the terms thereof.

The Company is an express third-party beneficiary of each of the Equity Commitment Letters to the extent of its right to seek specific performance of each of the equity commitments under the circumstances in which the Company would be permitted by the Merger Agreement to obtain specific performance requiring Merger Company to enforce the equity commitments. Each of the Hillhouse Equity Sponsor and the FountainVest Equity Sponsors may assign or delegate all or a portion of their respective obligations to fund the equity commitment to any of their respective affiliates or any other investment fund advised or managed by the same investment managers who advise or manage it (or an affiliate of such investment managers) so long as the Hillhouse Equity Sponsor or any of the FountainVest Equity Sponsors (as applicable) remains liable for the obligations under its Equity Commitment Letter.

Cash in the Company and its subsidiaries

Under the Merger Agreement, the Company is required to use its commercially reasonable efforts to procure that the aggregate amount of U.S. dollar cash and cash equivalents of the Company and its subsidiaries in their U.S. dollar denominated bank accounts as of the closing of the Merger equals or exceeds US$210 million. The amount of U.S. dollar cash and cash equivalents of the Company and its subsidiaries in their U.S. dollar denominated bank accounts is referred to in the Merger Agreement and in this proxy statement as Available Offshore Cash, and such term is further explained under the caption “The Merger Agreement— Available Offshore Cash Financing” beginning on page 100).

The Buyer Group intends to use the Available Offshore Cash, to the extent legally permissible, to fund the Special Dividend as well as part of the proceeds necessary to pay the Merger Consideration to shareholders and ADS holders in connection with the Merger as well as the related costs and expenses in connection with the Transactions, including the Merger.

In connection with its obligations to procure such amount of Available Offshore Cash, the Company has agreed to use commercially reasonable efforts to:

•	obtain the requisite approvals from applicable PRC governmental authorities in order to allow Beijing Wangpin to declare and pay dividends, or effect one or multiple distributions, to the Company in the aggregate amount of up to RMB745,000,000 or such lesser amount as may be mutually agreed by the Company, Parent and Merger Company, net of applicable PRC withholding or other relevant taxes (which cash distribution from Beijing Wangpin to the Company is referred to in this proxy statement as the Beijing Wangpin Dividend and Distribution and is further explained under the caption “The Merger Agreement— Available Offshore Cash Financing” beginning on page 100); and/or

•	procure such amount of Available Offshore Cash through bridge financing arrangements (including through “Outbound Security” or “Nei Bao Wai Dai” loan structure) or other arrangements, in each case, if and to the extent reasonably requested by Parent and Merger Company.

Under laws applicable to the payment by the Company of cash dividends, only the amount of cash in the Company’s share premium account plus any additional Available Offshore Cash received by the Company from the Beijing Wangpin Dividend and Distribution, which will for purposes of Cayman Islands law be deemed profits of the Company, can be used to pay the Special Divided. On May 5, 2017, as a result of the Beijing Wangpin Dividend and Distribution, the Company received US$74,826,918 as a result a cash dividend of RMB640,000,000 from Beijing Wangpin. Based on its 90% ownership of Beijing Wangpin, the Company was entitled 90% of the total RMB640,000,000 dividend payout, and after paying withholding tax of RMB57,600,000, the Company received US$74,826,918 (the equivalent of RMB518,400,000).

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On June 19, 2017, the Company declared the final amount of the Special Dividend as US$0.94 per Share (corresponding with US$1.88 per ADS), which was determined in accordance with the Merger Agreement based on, among other things, the availability of legally available funds by the Company to pay such amount, payable to holders of record of issued and outstanding Shares and ADSs immediately prior to the Effective Time, including Parent, payment of which shall be conditioned upon the consummation of the Merger and shall be made by the Company as soon as practicable (and no later than three business days) following the Effective Time. The aggregate amount of the Special Dividend (including amounts payable to Parent) payable by the Company will be approximately US$105.33 million.

As of the date of this proxy statement, neither the Company none any of its subsidiaries has entered into any definitive agreements with respect to any bridge financing arrangements (including through “Outbound Security” or “Nei Bao Wai Dai” loan structure) or other arrangements relating to the procurement of Available Offshore Cash in connection with the Transactions, including the Merger.

Continuing Shares

Pursuant to the Support Agreement and the Merger Agreement, an aggregate of up to 68,259,876 Class B Shares held by Parent (representing approximately 60.9% of the total issued and outstanding Shares as of the date of this proxy statement, the equivalent of an aggregate value of US$557,000,588.16 at the Per Share Merger Consideration) are deemed Continuing Shares, and, Parent will not be entitled to receive any Merger Consideration in respect of the Continuing Shares held by it as of immediately prior to the Effective Time in the Merger, but will still be entitled to receive the Special Dividend in respect thereof. In addition, each Continuing Share held by Parent as of the Effective Time will not be cancelled in the Merger and will continue to exist without interruption, and shall thereafter represent one Class B ordinary share of the Surviving Company at the Effective Time.

The Merger Agreement and the Support Agreement provide that the number of the Continuing Shares will be proportionately reduced:

•	following the declaration of the final amount of the Special Dividend in the event that the Special Dividend exceeds the Minimum Special Dividend of US$0.28 Share (corresponding with US$0.56 per ADS); and/or

•	at (but not prior to) the Effective Time if the Buyer Group has arranged debt financing (including Bridge Financing (as defined in the Merger Agreement and further explained under the caption “The Merger Agreement—Financing” beginning on page 101)) prior to the Effective Time and such debt financing is actually funded and used to pay a portion of the aggregate Per Share Merger Consideration or Per ADS Merger Consideration.

In the foregoing circumstances, the Continuing Shares will be reduced by a number of Shares equal to 61.10% (representing Parent’s pro rata amount based on its contemplated ownership stake in the Surviving Company immediately following the Merger) of the Excess Amount and/or the amount of debt financing funded at the Effective Time, as the case may be, in each case, divided by the Per Share Merger Consideration.

If the number of Continuing Shares is reduced in accordance with the Merger Agreement and the Support Agreement, each such Share that no longer constitutes a Continuing Share will be cancelled and cease to exist at the Effective Time and will be converted into and exchanged for the right of Parent to receive the Per Share Merger Consideration in respect thereof.

Based on the final amount of the Special Dividend declared on June 19, 2017, the number of Continuing Shares was reduced by 5,537,469 Class B Shares (representing the equivalent of an aggregate value of US$45,185,747.56 at the Per Share Merger Consideration that Parent will now be entitled to receive in respect of such Shares in the Merger), resulting in a total of 62,722,407 Continuing Shares held by Parent as of the date of this proxy statement (representing the equivalent of an aggregate value of US$511,814,840.60 at the Per Share Merger Consideration).

Support Agreement

Concurrently with the execution of the Merger Agreement, Parent and Merger Company entered into the Support Agreement, pursuant to which Parent has agreed, among other things, (i) to vote all of the Shares held directly or indirectly by it in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions, (ii) to receive no cash consideration for the Continuing Shares in the Merger other than the right to receive the Special Dividend and (iii) that all of the Continuing Shares shall not be cancelled in the Merger and shall continue as Class B ordinary shares of the Surviving Company at the Effective Time. As of the date of this proxy statement, Parent beneficially owns in the aggregate 68,259,876 Class B ordinary shares representing approximately 60.9% of the issued and outstanding ordinary shares, and 74.4% of the outstanding voting power, of the Company.

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The Support Agreement, including the voting obligations of Parent contained in the Support Agreement, terminates upon the earlier to occur of (i) the Effective Time and (ii) the valid termination of the Merger Agreement in accordance with its terms. A copy of the Support Agreement is attached as Annex E to this proxy statement and is incorporated herein by reference.

Ridgegate Share Purchase Agreement

On June 21, 2017, Merger Company and Ridgegate entered into the Ridgegate SPA, pursuant to which Ridgegate, in its capacity as trustee of the CPH Zhaopin Holdings Unit Trust, has agreed to sell, and Merger Company has agreed to purchase, all of the Ridgegate Class B Shares (representing, as of the date of this proxy statement, approximately 14.9% of the issued and outstanding Shares, and 18.2% of the outstanding voting power, of the Company), for an aggregate consideration of US$151,666,660.60, or US$9.10 per Share (which is the same aggregate Per ADS Merger Consideration plus the Special Dividend that Ridgegate would otherwise be entitled to receive in respect of the Ridgegate Class B Shares in the Merger if the transactions contemplated by the Ridgegate SPA are not consummated).

Concurrently with the execution of the Ridgegate SPA, Merger Company paid a deposit of US$15,166,666.06 to Ridgegate, representing ten percent of the aggregate purchase price payable by Merger Company for the Ridgegate Class B Shares under the Ridgegate SPA. If for any reason Merger Company or Ridgegate is legally prohibited from taking ownership of the Ridgegate Class B Shares by the date that is 90 days from of the date the Ridgegate SPA was executed, then Merger Company is required, pursuant to the terms of the Ridgegate SPA, to promptly deposit with Ridgegate the remaining amount of the aggregate purchase price for the Ridgegate Class B Shares under the Ridgegate SPA, and Ridgegate will effect the legal transfer of such Shares after such time as the legal prohibition is lifted.

The Ridgegate SPA also includes price protection and a “make whole provision” which provides that, in the event that the aggregate consideration paid per Share to shareholders and ADS holders in connection with the Merger under the Merger Agreement is increased by the Buyer Group (including as a result of any increase in the Per Share Merger Consideration and/or the Special Dividend) in a manner that results in shareholders and ADS holders receiving greater than US$9.10 per Share and US$18.20 per ADS, respectively, through a combination of Merger Consideration and the Special Dividend, Merger Company will pay Ridgegate, with respect to each of the Ridgegate Class B Shares, a “make-whole” payment equal to the difference between US$9.10 per Share and the aggregate consideration per Share (including the Per Share Merger Consideration and the Special Divided) paid to shareholders and ADS holders in connection with the Merger pursuant to the Merger Agreement, resulting in Ridgegate receiving the same aggregate cash consideration per Share from Merger Company for the Ridgegate Class B Shares as is paid other Unaffiliated Security Holders in connection with the Merger.

Upon consummation of the Ridgegate Purchase, Merger Company will acquire the Ridgegate Class B Shares, which will automatically convert from Class B Shares to Class A Shares pursuant to the terms of the Company’s memorandum and articles of association. The consummation of the Ridgegate Purchase is subject to expiration of the waiting period following the filing of the Schedule 13e-3 with the SEC pursuant to Rule 13e-3 of the Exchange Act and other customary closing conditions, and is expected to occur prior to the Merger during the third quarter of 2017.

In the event that the Ridgegate Purchase occurs on or prior to the Share Record Date, assuming the same number of issued and outstanding Shares as of the date of this proxy statement, (i) Merger Company will hold 5.3% of the outstanding voting power of the Company, after giving effect to the conversion of the Class B Shares to Class A Shares in accordance with the Company’s memorandum and articles of association, (ii) Parent will hold 68,259,876 Class B Shares, representing approximately 60.9% of the issued and outstanding Shares, and 86.2% of the outstanding voting power, of the Company, and (iii) the Buyer Group will collectively hold 84,926,542 Shares, consisting of 68,259,876 Class B Shares held by Parent and 16,666,666 Class A Shares held by Merger Company, representing approximately 75.8% of the issued and outstanding Shares, and 91.5% of the outstanding voting power, of the Company.

In the event that the consummation of the Ridgegate Purchase has not occurred by the Share Record Date, Ridgegate has agreed to vote all of the Ridgegate Class B Shares (representing, as of the date of this proxy statement, approximately 14.9% of the issued and outstanding Shares, and 18.2% of the outstanding voting power, of the Company) in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

In the event that the consummation of the Ridgegate Purchase occurs prior to the Merger, Merger Company will be entitled to receive an aggregate consideration of US$151,666,660.60 in respect of the Ridgegate Class B Shares, as converted to Class A Shares, in connection with the Merger, or US$135,999,994.56 as Merger Consideration and US$15,666,666.04 by way of the Special Dividend, which is same consideration per Share that the Unaffiliated Security Holders will be entitled to receive in connection with the Merger.

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In the event that the consummation of the Ridgegate Purchase does not occur prior to the Merger, Ridgegate will be entitled to receive the Per Share Merger Consideration and Special Dividend with respect to the Ridgegate Class B Shares. However, pursuant to the terms of the Ridgegate SPA, at the election of Merger Company, either (i) Ridgegate will promptly return to Merger Company any amount previously deposited by Merger Company with Ridgegate or (ii) the aggregate consideration to be received by Ridgegate in connection with the Merger in respect of the Ridgegate Class B Shares will be offset and reduced by such amount previously deposited with Ridgegate.

The Company is not a party to the Ridgegate SPA, has no obligations thereunder and has not independently verified any arrangements between Merger Company and Ridgegate.

Interim Investors Agreement

On April 6, 2017, each member of the Buyer Group entered into the Interim Investors Agreement, which governs, among other matters, the actions of and the relationship among the members of the Buyer Group with respect to the Merger Agreement and the transactions contemplated thereby.

The Interim Investors Agreement governs the relationship among the parties thereto with respect to the Merger Agreement and matters relating thereto until the termination of the Merger Agreement or consummation of the Merger. The Interim Investors Agreement provides for, among other things and, subject to certain limitations or exceptions therein, (i) the mechanism for making decisions relating to the Merger Agreement pending consummation of the Merger, (ii) the mechanism for making decisions for debt financing pending consummation of the Merger, and (iii) certain fees and expenses sharing arrangement among the Buyer Group.

Consortium Agreement

On January 5, 2017, Parent, an affiliate of the Hillhouse Equity Sponsor and an affiliate of the FountainVest Equity Sponsors, entered into the Consortium Agreement, pursuant to which they agreed to jointly make a Fourth Proposal to the Company for a going-private transaction, to deal exclusively with each other in pursuing such transaction for a period of three months and to cooperate with respect to such transaction. The Consortium Agreement also obligated the parties thereto, including Parent, to vote for the transactions contemplated under the Fourth Proposal and against any competing proposal, and restricted transfers of Shares.

The Interim Investors Agreement amended, restated and superseded all of the obligations of the parties under the Consortium Agreement, and upon execution of the Interim Investors Agreement on April 6, 2017, the Consortium Agreement was terminated and was of no further force or effect.

Limited Guarantees

Concurrently with the execution and delivery of the Merger Agreement on April 6, 2017, each of the Guarantors executed and delivered a Limited Guarantee, dated as of April 6, 2017, in favor of the Company. Under the Limited Guarantees, each Guarantor has guaranteed in favor of the Company a portion of the payment obligations of Merger Company under the Merger Agreement for the termination fee and certain costs and expenses that may become payable to the Company by Merger Company under certain circumstances as set forth in the Merger Agreement.

Remedies and Limitations on Liability

The Company is entitled to an injunction or injunctions to prevent breaches of the Merger Agreement by Parent or Merger Company and to specifically enforce the terms thereof against Parent and Merger Company, which remedies are in addition to any other remedy to which the Company is entitled at law or in equity, except that the Company will not be entitled to seek an injunction, specific performance or other equitable relief to enforce Parent’s and Merger Company’s obligations under the Merger Agreement to consummate the Merger if certain conditions as set forth under the Merger Agreement have not been satisfied. Subject to an order of specific performance against Parent and/or Merger Company to the extent permitted under the Merger Agreement, and subject to the Equity Commitment Letters and the Limited Guarantees, in the event that Parent and/or Merger Company fails to effect the closing of the Merger or otherwise breaches the Merger Agreement, the Company’s right to terminate the Merger Agreement pursuant to its terms and receive payment of a termination fee of US$15.5 million or US$31.0 million from Parent and a termination fee of US$9.87 million or US$19.73 million from Merger Company, any amounts required to be paid pursuant to Section 9.06(d) of the Merger Agreement and the guarantee of such obligations pursuant to the Limited Guarantees (subject to their terms, conditions and limitations) will be its sole and exclusive remedy against Parent, Merger Company and their respective affiliates.

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Parent and Merger Company are entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to specifically enforce the terms thereof against the Company, which remedies are in addition to any other remedy to which they are entitled at law or in equity.

While the Company, Parent and Merger Company may pursue both a grant of specific performance or equitable relief and payment of the applicable termination fees, none of them will be permitted or entitled to receive both a grant of specific performance or equitable relief and payment of the applicable termination fees. If any party brings any action to enforce specifically the performance of the terms and provisions of the Merger Agreement by any party, the termination date will automatically be extended by (i) the amount of time during which such action is pending, plus twenty business days or (ii) such other time period established by the court presiding over such action.

Interests of Certain Persons in the Merger

In considering the recommendation of the Special Committee and the Board with respect to the Merger, you should be aware that Parent has interests in the transaction that are different from, and/or in addition to, the interests of the Company’s shareholders generally. The Board and Special Committee were aware of such interests and considered them, among other matters, in reaching their decisions to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and recommend that the Company’s shareholders vote in favor of authorizing and approving the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. Except as set forth under “Special Factors— Background of the Merger,” no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of Unaffiliated Security Holders for purposes of negotiating the terms of the Transactions and/or preparing a report concerning the fairness of the Transactions.

Interests of the Buyer Group

As the result of the Merger, Parent, the Hillhouse Equity Sponsor and the FountainVest Equity Sponsors will hold approximately 61.1%, 26.3% and 12.6%, respectively, of the equity interest in Surviving Company immediately following the completion of the Merger. Because of their respective equity interest in the Surviving Company, each member of the Buyer Group will directly or indirectly enjoy the benefits from any future earnings and growth of the Company after the Merger which, if the Company is successfully managed, could exceed the value of their original investments in the Company, including the amount paid by as Merger Consideration for the Company’s Shares (including Shares represented by ADSs) that are not Continuing Shares or Excluded Shares. The Buyer Group will also directly bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company, and members of the Buyer Group will have no certainty of any future opportunity to sell their shares in the Company at an attractive price, or that any dividends paid by the Company will be sufficient to recover their investment. The Merger may also provide additional means to enhance shareholder value for the Buyer Group, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance; increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons; and additional means for making liquidity available to the Buyer Group, such as through dividends or other distributions.

Each member of the Buyer Group will, immediately following the completion of the Merger, hold the following equity interests in the Surviving Company:

Name	Percentage of equity of the Surviving Company
SEEK Limited(1)	61.1%
SEEK International Investments Pty Ltd.	61.1%
Hillhouse Equity Sponsor	26.3%
FountainVest Equity Sponsors	12.6%

Total	100.00%

(1) Ownership amounts and percentages with respect to equity of the Surviving Company immediately following the completion of the Merger are attributed to SEEK solely based on its ownership of 100% of Parent.

Treatment of Shares and Options Held by Directors and Executive Officers

As of the date of this proxy statement, the Company’s directors and executive officers (as set forth in “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 117), as a group beneficially own an aggregate of 3,590,200 Shares. These consist of (a) 366,000 issued and outstanding Shares, and (b) issued and unexercised options to purchase 3,224,200 Shares issued pursuant to the Share Incentive Plans and exercisable within 60 days from the date of this proxy statement. In addition, as of the date of this proxy statement, the Company’s directors and executive officers, as a group, hold issued and unexercised options to purchase 608,000 Shares issued pursuant to the Share Incentive Plans that are not exercisable within 60 days from the date of this proxy statement. The maximum total amount of all cash payments the Company’s directors and executive officers may receive in respect of their Shares, vested and unvested options if the Merger is consummated is approximately US$7.1 million (before applicable withholding taxes), which amount excludes vested options to acquire Shares held by Evan Sheng Guo, Robert Tianruo Pu, George Weigang Wang and Jeff Ge Wang that are subject to the alternative option treatment.

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At the Effective Time, (i) except as provided under the alternative option treatment with respect to vested options to purchase Shares held by a director and certain officers of the Company described below, each option to purchase Shares granted under the Share Incentive Plans that will have become vested and remain outstanding and unexercised as of the Effective Time will be cancelled and, if the per Share exercise price of such vested option is less than US$9.10 (which amount represents the Per Share Merger Consideration plus the per Share Special Dividend), entitle the holders thereof to receive, as soon as practicable after the Effective Time, from the Surviving Company or one of its subsidiaries, without interest and net of any applicable withholding taxes, a cash amount equal to the product of (a) the excess, if any, of US$9.10 over the exercise price of such vested option and (b) the number of Shares underlying such vested option; (ii) each option to purchase Shares granted under the Share Incentive Plans that will not have become vested and remain outstanding and unexercised as of the Effective Time will be cancelled and, if the per Share exercise price of such unvested option is less than US$9.10, entitle the holders thereof to receive, as soon as practicable after the Effective Time, from the Surviving Company, without interest and net of any applicable withholding taxes, a restricted cash award equal to the product of (a) the excess, if any, of US$9.10 over the exercise price of such unvested option and (b) the number of Shares underlying such unvested option and subject to the same vesting conditions and schedules applicable to such unvested option without giving effect to the Merger.

Under the alternative option treatment mentioned above, at the Effective Time, all vested options to purchase Shares held by both Evan Sheng Guo, a director and chief executive officer of the Company, and Robert Tianruo Pu, the chief financial officer of the Company, and 50% of the vested options held by each of George Weigang Wang and Jeff Ge Wang, each a vice president of the Company, will be cancelled without any payment and will entitle such director and officers of the Company to receive, on or as soon as practicable following the Merger and subject to satisfaction of all applicable Chinese foreign exchange rules, a number of (a) vested options and/or ordinary shares of the Surviving Company or (b) equity securities of a subsidiary of the Surviving Company, as determined by the Surviving Company in good faith consultation with such director and officers, with substantially equivalent economic value based on the value of the cash payment such director and officers would have received in the Merger had it not been for such alternative option treatment, at an equity valuation of the Surviving Company immediately following the Effective Time as implied by US$9.10 per ordinary share. As part of the alternative option treatment, but without duplication thereof, such director and officers may be granted equity interests in a subsidiary of the Surviving Company, whether now or hereinafter existing, in the event of a corporate restructuring based on the same valuation and will have certain rights to liquidate their shareholding upon the occurrence of certain exit events.

Based on the Company’s and the Buyer Group’s expectation of the number of Shares to be issued and the number of Shares issuable upon the vested and unexercised options held by Evan Sheng Guo, Robert Tianruo Pu, George Weigang Wang and Jeff Ge Wang immediately prior the Effective Time and Evan Sheng Guo, a director and chief executive officer of the Company, Robert Tianruo Pu, as a result of the alternative option treatment, such individuals will be entitled to receive, subject to satisfaction of all applicable PRC laws and regulations required in connection with the issuance of any options and/or equity securities to such individuals, vested options and/or other equity securities of the Surviving Company or a subsidiary thereof representing, in aggregate, less than 2.2% of the Surviving Company on an as converted and fully diluted basis. The issuance of vested options and/or other equity securities of the Surviving Company or a subsidiary thereof to such individuals in connection with the alternative option treatment will proportionately dilute the interest of the Buyer Group in the Surviving Company.

The Company, acting through the Board, in compliance with the terms of the Share Incentive Plans and pursuant to the authority and discretion of the Board provided thereunder, implemented and adopted the alternative option treatment with respect to such individuals in connection with the Merger in order to more effectively align the incentives of such individuals (each of whom is expected to continue to serve in a substantially similar role with the Surviving Company as he currently holds with the Company) with those of the Surviving Company following the Merger.

At the Effective Time, the Share Incentive Plans and all relevant award agreements applicable to the Share Incentive Plans will be terminated. In addition, each option, whether or not vested, that is outstanding and unexercised, at the Effective Time will be cancelled.

The table below sets forth, as of the date of this proxy statement, for each of the Company’s directors and officers:

•	the number of Shares owned and the number of Shares (other than any Continuing Shares) owned;

•	the cash payment that will be made in respect of the Shares (other than any Continuing Shares) at the Effective Time;

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•	the number of Shares issuable under the outstanding options held by such person (including vested and unvested options) and the exercise price payable per Share for the options;

•	the cash payment that will be made in respect of the outstanding options held by such person following the Effective Time (including restricted cash awards); and

•	the total cash payment that will be made in respect of the outstanding Shares (other than any Continuing Shares) and options to purchase Shares held by such person (including restricted cash awards).

	Shares		Options to Purchase Shares(1)
Name of Directors and Executive Officers	Shares Beneficially Owned (Excluding Continuing Shares)	Cash Payment Therefor (Excluding Continuing Shares) (US$)	Shares Underlying	Exercise Price (US$)	Cash Payment Therefor (US$)(2)	Total Cash Payments (US$)(2)
Nicolas Andre Casboult	6,000	54,600	—	—	—	54,600
Peter Dobie Everingham	20,000	182,000	—	—	—	182,000
Hao Liu	60,000	546,000	—	—	—	546,000
Simon David Rosenberg	8,000	72,800	—	—	—	72,800
Graham Burton Goldsmith	36,000	327,600	—	—	—	327,600
Evan Sheng Guo	210,000	1,911,000	450,000	4.00	2,295,000	4,206,000
Robert Tianruo Pu	—	—	50,000	7.42	84,000	84,000
George Weigang Wang	10,000	91,000	87,050	2.80	548,415	639,415
Jeff Ge Wang	—	—	141,000	4.00	719,100	719,100
Alex Chit Ho	—	—	—	—	—	—
Jason Lenga	16,000	145,600	—	—	—	145,600
Peter Andrew Schloss	—	—	—	—	—	—

All directors and executive officers as a group	366,000	3,330,600	728,050		3,646,515	6,977,115

(1)	Excludes vested and unvested options to purchase Shares that have an exercise price lower than US$9.10 per Share and vested options to acquire Shares held by Evan Sheng Guo, Robert Tianruo Pu, George Weigang Wang and Jeff Ge Wang that are subject to the alternative option treatment.
(2)	Includes restricted cash awards.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the Merger Agreement, Parent and Merger Company have agreed that:

•	The memorandum and articles of association of the Surviving Company will contain provisions no less favorable with respect to exculpation and indemnification than are set forth in the memorandum and articles of association of the Company, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification is required by law.

•	The Surviving Company will maintain the Company's directors and officers liability insurance for a period of six years from the Effective Time on terms with respect to coverage no less favorable than the Company's existing insurance; provided that the Surviving Company will not be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. Alternatively, the Company may, at the joint request of Parent and Merger Company purchase a six-year “tail” prepaid policy prior to the Effective Time on terms and conditions no less advantageous to the indemnified parties than the existing directors' and officers' liability insurance maintained by the Company.

•	From and after the Effective Time, the Surviving Company will comply with all of the Company’s obligations and will cause its subsidiaries to comply with their respective obligations to indemnify and hold harmless the present and former directors and officers of the Company or any subsidiaries against liabilities arising out of or in connection with (a) the fact that such party is or was a director or officer of the Company or such subsidiary, or (b) any acts or omissions occurring before or at the Effective Time to the extent provided under the Company and its subsidiaries’ respective organizational and governing documents or agreements effective on the date of the Merger Agreement and to the fullest extent permitted by the Cayman Islands Companies Law or any other applicable law.

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The Special Committee

On February 1, 2016, the Board established the Special Committee to consider the proposal from the First Proposing Buyer Group and other alternative transactions and to take any actions it deems appropriate to assess the fairness and viability of such proposals. The Special Committee is composed of independent directors: Peter Andrew Schloss and Alex Chit Ho. Other than their receipt of Board and Special Committee compensation (which are not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation of the Merger) and their indemnification and liability insurance rights under the Merger Agreement, none of the members of the Special Committee has a financial interest in the Merger or any of transactions contemplated thereby (other than as a beneficial owner of Shares, as described in “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 117) and none of them is related to any member of the Buyer Group. The Board did not place any limitations on the authority of the Special Committee regarding its investigation and evaluation of the Merger.

We compensate the member of the Special Committee in exchange for his service in such capacity at a rate of US$12,000 per month, and for the chairman of the Special Committee, US$16,000 per month (the payment of which is not contingent upon the completion of the Merger or the Special Committee’s or the board’s recommendation of the Merger).

Position with the Surviving Company

It is anticipated that the executive officers of the Company will hold positions with the Surviving Corporation that are substantially similar to their current positions.

Related-Party Transactions

For a description of the Company’s related party transactions during the past two years, please see “Item 7. Major Shareholders and Related Party Transactions” included in the Company’s Annual Report on Form 20-F for the fiscal year ended June 30, 2016, incorporated by reference into this proxy statement. Please see “Where You Can Find More Information” beginning on page 121 for a description of how to obtain a copy of the Company’s Annual Report.

Except for the transactions described under “Item 7. Major Shareholders and Related Party Transactions” included in the Company’s Annual Report on Form 20-F for the fiscal year ended June 30, 2016 and incorporated by reference above under this caption titled “Related Party Transactions” or the arrangements in connection with the Merger discussed elsewhere in this proxy statement, during the past two years (i) there were no negotiations, transactions or material contacts between the Company and its affiliates, on the one hand, and any member of the Buyer Group, on the other hand, concerning any merger, consolidation, acquisition, tender offer for or other acquisition of any class of the Company’s securities; election of the Company’s directors or sale or other transfer of a material amount of assets of the Company; (ii) the Company and its affiliates did not enter into any other transaction with an aggregate value exceeding 1% of the Company’s consolidated revenues with any member of the Buyer Group, and (iii) none of the Company’s executive officers, directors or affiliates that is a natural person entered into any transaction during the past two years with an aggregate value (in respect of such transaction or series of similar transactions with that person) exceeding US$60,000 with any member of the Buyer Group.

Fees and Expenses

Fees and expenses incurred or to be incurred by the Company and the Buyer Group in connection with the Merger are estimated at the date of this proxy statement to be as follows:

Description	Amount (US$)
Financing fees and expenses and other professional fees	5,950,000
Legal fees and expenses	4,125,000
Special Committee fees	588,000
Miscellaneous (including ADS program termination fees, accounting, filing fees, printer, and mailing costs)	1,800,000
Total	12,463,000

These expenses (other than the ADS cancellation fees and surrender fees) will not reduce the Merger Consideration and Special Dividend to be received by the Company’s shareholders and ADS holders. If the Merger is consummated, the party incurring any costs and expenses in connection with the Merger and the Merger Agreement will pay such costs and expenses except as otherwise provided in the Merger Agreement and the Interim Investors Agreement.

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Voting by the Buyer Group at the Extraordinary General Meeting

Pursuant to the Support Agreement, Parent agrees to vote all of the Shares held directly or indirectly by it in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. As of the date of this proxy statement, Parent beneficially owns in the aggregate 68,259,876 Class B ordinary shares representing approximately 60.9% of the issued and outstanding ordinary shares, and 74.4% of the outstanding voting power, of the Company, which is more than the two-thirds majority necessary to approve a special resolution of the shareholders of the Company as required under Cayman Islands Companies Law to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

Ridgegate has agreed under the Ridgegate SPA to vote all of the Ridgegate Class B Shares (representing, as of the date of this proxy statement, approximately 14.9% of the issued and outstanding Shares, and 18.2% of the outstanding voting power, of the Company) in favor of the authorization and approval of the Merger Agreement. In the event that the consummation of the Ridgegate Purchase occurs on or prior to the Share Record Date, assuming the same number of issued and outstanding Shares as of the date of this proxy statement, (i) the Merger Company will hold 5.3% of the outstanding voting power of the Company after giving effect to the conversion of the Ridgegate Class B Shares into Class A Shares in accordance with the Company’s memorandum and articles of association, (ii) Parent will hold 68,259,876 Class B Shares, representing approximately 60.9% of the issued and outstanding Shares, and 86.2% of the outstanding voting power, of the Company, and (iii) the Buyer Group will collectively hold 84,926,542 Shares, consisting of 68,259,876 Class B Shares held by Parent and 16,666,666 Class A Shares held by Merger Company, representing approximately 75.8% of the issued and outstanding Shares, and 91.4% of the outstanding voting power, of the Company. Based on the shareholding of Parent as of the date of this proxy statement and the number of Shares expected to be issued and outstanding and entitled to vote as of the Share Record Date, assuming Parent complies with its voting undertakings under the Support Agreement, the Ridgegate Purchase will not have any material impact on the shareholder vote to approve and authorize the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

Litigation Related to the Merger

We are not aware of any legal disputes relating to or that challenge the Merger, the Merger, Merger Agreement or any of the Transactions.

Accounting Treatment of the Merger

The Merger is expected to be accounted for, at historical cost, as a merger of entities under common control in accordance with Accounting Standards Codification 805-50, “Business Combinations—Related Issues.”

Regulatory Matters

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the Merger other than the Company’s shareholders’ approval, the approvals, filings or notices required under the U.S. federal securities laws, and the filing of the Plan of Merger (and supporting documentation as specified in the Cayman Islands Companies Law) with the Cayman Registrar and in the event the Merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Company as at the time of the filing of the Plan of Merger.

Dissenters’ Rights

Shareholders who dissent from the Merger in accordance with Section 238 of the Cayman Islands Companies Law will have the right to receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights, which is attached as Annex D to this proxy statement. The fair value of their Shares as determined under the Cayman Islands Companies Law could be more than, the same as, or less than the merger consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Law, you will lose your dissenters’ rights.

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Material U.S. Federal Income Tax Consequences

The following is a general discussion of material U.S. federal income tax consequences to only U.S. Holders (as defined below) of the exchange of Shares for cash pursuant to the Merger Agreement. For purposes of this discussion, except as otherwise noted, references to Shares include ownership interests in Shares through ADSs. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final and temporary U.S. Treasury Regulations promulgated thereunder, administrative pronouncements, and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis, and to differing interpretation, which may result in tax consequences different from those described below. This discussion is not binding on the U.S. Internal Revenue Service (the “IRS”), and the IRS or a court in the event of an IRS dispute may challenge any of the conclusions set forth below. Any discussion of U.S. federal tax issues in this proxy statement is not intended or written to be relied upon, and cannot be relied upon by investors, for the purpose of avoiding penalties that may be imposed under the Code.

This discussion does not address any U.S. federal estate, gift, or other non-income tax, or any state, local, or non-U.S. tax consequences of the Merger. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to particular shareholders in light of their individual investment circumstances or to certain types of shareholders subject to special tax rules, including (i) holders that are banks, financial institutions, or insurance companies; regulated investment companies, mutual funds, or real estate investment trusts; brokers or dealers in securities or currencies or traders in securities that elect to apply a mark-to-market accounting method; or tax-exempt organizations, (ii) holders that own Shares as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment, (iii) holders that acquired Shares in connection with the exercise of employee share options or otherwise as compensation for services, (iv) holders that have a “functional currency” other than the U.S. dollar, (v) retirement plans, individual retirement accounts, or other tax-deferred accounts, (vi) U.S. expatriates, (vii) holders that are subject to alternative minimum tax, (viii) holders that actually or constructively own 10% or more of our voting stock or (ix) partnerships or other entities classified as partnerships for U.S. federal income tax purposes. This discussion assumes that Shares are held as capital assets, within the meaning of Section 1221 of the Code, at all relevant times. This discussion applies only to U.S. Holders who completely terminate their interest in the Company following the Merger, whether such interest is held directly or indirectly, including by application of attribution rules for U.S. federal income tax purposes. Attribution rules may apply, e.g., if such U.S. Holder holds interests in the Company indirectly through an interest owned by a family member (subject to certain exceptions and elective procedures) or a partnership or other related entity.

As used herein, a “U.S. Holder” is any beneficial owner of Shares that is (i) an individual citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust which (a) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of Shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. A U.S. Holder that is a partner of a partnership holding Shares is urged to consult its own tax advisor.

ALL U.S. HOLDERS OF SHARES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR SITUATIONS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER LAWS.

Consequences of Participation in the Merger or an Exercise of Dissenters’ Rights

The receipt of cash, either as consideration in the Merger or as a result of a U.S. Holder exercising its Dissenters’ Rights (as described under the section entitled “Dissenters’ Rights”), will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who so exchanges Shares for cash will generally recognize gain or loss in an amount equal to the difference between (i) the amount of cash received ( excluding the amount of the Special Dividend) and (ii) such U.S. Holder’s adjusted tax basis in the Shares exchanged therefor. Subject to the discussion under “Passive Foreign Investment Company” below, such recognized gain or loss will generally be capital gain or loss, and will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Shares exchanged is greater than one year at the Effective Time.

Long-term capital gains of non-corporate U.S. Holders are currently subject to U.S. federal income tax at a reduced rate. The ability to use any capital loss to offset other income or gain is subject to certain limitations under the Code. If a U.S. Holder acquired different blocks of Shares at different times and different prices, such U.S. Holder must determine the adjusted tax basis and holding period separately with respect to each such block of Shares.

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Any gain or loss recognized by U.S. Holders will generally be treated as U.S. source gain or loss for U.S. foreign tax credit purposes. However, in the event that we are deemed to be a PRC “resident enterprise” under the PRC tax law and gain from the disposition of Shares is regarded as gain sourced from the PRC and is subject to tax in the PRC (see “—Material PRC Income Tax Consequences”), U.S. Holders may be eligible to elect to treat such gain as PRC source gain under the income tax treaty between the United States and the PRC (the Agreement Between the Government of the United States of America and the Government of the People’s Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion With Respect to Taxes on Income (the “Treaty”)). If we are not eligible for the benefits of the Treaty or a U.S. Holder fails to make the election to treat any gain as PRC source, then such U.S. Holder may not be able to use the foreign tax credit arising from any PRC tax imposed on the exchange of Shares pursuant to the Merger Agreement unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from non-U.S. sources. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if PRC tax is imposed on gain on a disposition of the Shares, including the availability of the foreign tax credit under their particular circumstances.

Consequences of the Special Dividend

Subject to the discussion under “Passive Foreign Investment Company Rules” below, the Special Dividend paid on Shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder, in the case of ordinary shares, or by the depositary bank, in the case of ADSs. To the extent it exceeds our current or accumulated earnings and profits, as so determined, the Special Dividend ordinarily would be treated as a return of such U.S. Holder’s tax basis in his, her or its Shares, and as a gain from the sale of Shares once such tax basis is exhausted. However, because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, we expect that the Special Dividend paid will generally be treated as a “dividend” in its entirety for U.S. federal income tax purposes.

Non-corporate recipients of dividend income generally will be subject to tax on dividend income from a “qualified foreign corporation” at a lower tax rate applicable to “qualified dividend income” rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period and other requirements are met. A non-U.S. corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year, which will not be a qualified foreign corporation) generally will be considered to be a qualified foreign corporation (i) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of the Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information program, or (ii) with respect to any dividend it pays on stock (or ADSs in respect of such stock) which is readily tradable on an established securities market in the United States. Our ADSs are readily tradable on the New York Stock Exchange, an established securities market in the United States, and thus we are a qualified foreign corporation for U.S. federal income tax purposes. The Special Dividend on our Shares will not be eligible for the dividends received deduction allowed to corporations under the Code. U.S. Holders are urged to consult their tax advisors regarding the availability of the lower tax rate for qualified dividend income.

In the event that we are deemed to be a PRC “resident enterprise” under the EIT Law, a U.S. Holder may be subject to PRC withholding taxes on the Special Dividend received on our ADSs or ordinary shares. In such case, we may, however, be eligible for the benefit of the U.S. – PRC income tax treaty. If we are eligible for such benefits, the Special Dividend we pay on our Shares, regardless of whether such shares are represented by our ADSs, would be eligible for the reduced rates of taxation applicable to qualified, as discussed above.

For U.S. foreign tax credit purposes, the Special Dividend paid on our Shares generally will be treated as income from foreign sources and generally will constitute passive category income. In the event that we are deemed to be a PRC “resident enterprise” under the EIT Law, a U.S. Holder may be subject to PRC withholding taxes on the Special Dividend paid on our Shares. A U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any PRC withholding taxes imposed on the Special Dividend received on such U.S. Holder’s Shares. A U.S. Holder who does not elect to claim a foreign tax credit for PRC tax withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such U.S. Holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex. U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company

We believe that we were not a passive foreign investment company or a “PFIC” for our taxable year ended June 30, 2016, and we do not expect to be a PFIC in the current taxable year. However, our PFIC status is tested each taxable year and is dependent on the composition of our assets and income and the value of our assets. Because we currently hold, and expect to continue to hold, a substantial amount of cash and other passive assets, and because the value of our other assets may fluctuate over time, there can be no assurance that we will not be a PFIC for the current taxable year or any subsequent taxable year.

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In general, we will be classified as a PFIC in any taxable year if either (a) the average quarterly value of our gross assets that produce passive income or are held for the production of passive income is at least 50% of the average quarterly value of our total gross assets (the “asset test”) or (b) at least 75% of our gross income for the taxable year is passive income (such as certain dividends, interest or royalties). For this purpose, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income in any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. For purposes of the asset test: any cash and cash invested in short-term, interest bearing debt instruments or bank deposits that are readily convertible into cash will generally count as producing passive income or held for the production of passive income.

If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held Shares and the U.S. Holder has not made a valid mark-to-market election or qualified electing fund election, then (a) the sum of (x) any gain recognized by a U.S. Holder on the disposition of a Share and (y) the amount of the Special Dividend received by such U.S. Holder with respect to such Share generally would be allocated ratably to each day over such U.S. Holder’s holding period for the Share, (b) the amount allocated to the current year and any tax year prior to the first taxable year in which we were a PFIC would be taxed as ordinary income in the current year, (c) the amount allocated to each other taxable year would be subject to tax at the highest applicable marginal rate in effect for that year and (d) an interest charge at the rate applicable for underpayments of income taxes would be imposed on the resulting tax allocated to such period.

If we were a PFIC in any year in which a U.S. Holder held ADSs or Shares and certain conditions relating to the regular trading of the Company’s ADSs were met, a U.S. Holder of ADSs may have been able to make a so-called “mark-to-market” election with respect to their ADSs. If a U.S. Holder made this election in a timely fashion, then instead of the tax treatment described in the preceding paragraph, any gain recognized by the U.S. Holder in the Merger would generally be treated as ordinary income or ordinary loss (limited to the net amount of previously included income as a result of the mark-to-market election, if any).

We did not and do not intend to provide the information U.S. Holders would need to make a qualified electing fund election for the current taxable year, and as such the qualified electing fund election has not been and will not be available to U.S. Holders.

If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held Shares, a U.S. Holder generally would be required to file IRS Form 8621 with respect to the disposition of Shares, reporting gains realized with respect to the cash received in the Merger. The PFIC rules are complex, and each U.S. Holder should consult its own tax advisors regarding the applicable consequences of the Merger to such U.S. Holder if we are a PFIC or have been a PFIC during any prior year in which a U.S. Holder held Shares.

Information Reporting and Backup Withholding

A U.S. Holder may be subject, under certain circumstances, to information reporting and backup withholding with respect to the amount of cash received in the Merger and the Special Dividend. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding. U.S. Holders that are required to establish their exempt status generally must provide such certification on IRS Form W-9, and otherwise must comply with the applicable requirements. A U.S. Holder that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, if any, provided that the required procedures are followed.

Certain U.S. Holders may be required to report information with respect to their investment in our Shares not held through a custodial account with a U.S. financial institution to the IRS. U.S. Holders should consult their tax advisors regarding their reporting obligation with respect to the disposition of their Shares.

Medicare Tax

A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (i) such holder’s “net investment income” (or undistributed “net investment income” in the case of an estate or trust) for the relevant taxable year and (ii) the excess of such holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between US$125,000 and US$250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income will generally include dividends and gains from the sale or other disposition of capital assets. U.S. Holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this tax on their receipt of the Special Dividend and their exchange of Shares for cash in the Merger.

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Consequences to the Company

No gain or loss is expected to be recognized by the Company.

Material PRC Income Tax Consequences

Under the PRC Enterprise Income Tax Law (the “EIT Law”), which took effect on January 1, 2008, enterprises established outside of the PRC whose “de facto management bodies” are located in the PRC are considered “resident enterprises,” and thus will generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the State Council adopted the Regulation on the Implementation of PRC Enterprise Income Tax Law, effective as of January 1, 2008, which defines the “de facto management body” as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies (“Circular 82”) on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled offshore incorporated enterprise is located in the PRC. Under the EIT Law and its implementation regulations, the PRC income tax at the rate of 10% is applicable to any gain recognized on receipt of consideration by a “non-resident enterprise” from transfer of its equity in a PRC resident enterprise as well as dividends received by a “non-resident enterprise” from a PRC resident enterprise, provided that the “non-resident enterprise” does not have a de facto management body in the PRC and also (a) does not have an establishment or place of business in the PRC or (b) has an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, to the extent such gain or dividend is derived from sources within the PRC. Under the Individual Income Tax Law, an individual who disposes a capital asset in the PRC or receives dividends from a PRC enterprise is subject to PRC individual income tax at the rate of 20%. Relief from these taxes may be sought under applicable Income Tax Treaties with the PRC.

As there has not been a definitive determination of the Company’s status by the PRC tax authorities, the Company cannot confirm whether it would be considered a PRC resident enterprise under the EIT Law or whether the gain recognized on the receipt of consideration for Shares or the dividends received from the Company would otherwise be subject to PRC tax to holders of such Shares that are not PRC tax residents.

According to the Enterprise Income Tax Law and its Implementation Regulation, if any non–resident enterprise directly transfers equity of a resident enterprise, the non–resident enterprise may be subject to a 10% PRC income tax on the gain from such equity transfer (subject to tax treaty relief). In addition, according to the Bulletin on Certain Issues Relating to Indirect Transfer of Assets by Non-resident Enterprises (“Bulletin 7”) issued by the State Administration of Taxation, which became effective on February 3, 2015, and abolished certain provisions in Circular 698 and Bulletin 24 and introduced some new rules on the other hand, where a non-resident enterprise indirectly holds and transfers equity of a PRC resident enterprise held through an offshore holding company, a list of factors set out by Bulletin 7 should be taken into consideration to assess whether the transfer arrangement would be deemed as having a reasonable commercial purpose. Where non-resident enterprises indirectly transfer PRC resident enterprises' equity and avoid obligations to pay enterprise income tax through arrangement without a reasonable commercial purpose, PRC taxation authorities have the power to redefine and deem the transaction as a direct transfer of PRC resident enterprises' equity and impose a 10% income tax on the gain from such offshore share transfer unless certain safe harbor rules under Bulletin 7 are satisfied. Bulletin 7 may be determined by the PRC tax authorities to be applicable to the Merger where non-PRC resident enterprise shareholders or ADS holders were involved, if the Merger is determined by the PRC tax authorities to lack reasonable commercial purpose. As a result, if PRC tax authorities were to invoke Bulletin 7 and impose tax on the receipt of consideration for Shares or ADSs, then any gain recognized on the receipt of consideration for such Shares or ADSs pursuant to the Merger by the Company’s non-PRC-resident enterprise shareholders could be treated as PRC-source income and thus be subject to PRC income tax at a rate of 10%.

Under the Merger Agreement, each of Parent, Merger Company, the Surviving Company, the paying agent and the ADS Depositary (and any other person that has a payment obligation pursuant to the Merger Agreement) is entitled to deduct and withhold from any amounts payable pursuant to the Merger Agreement such amounts as it reasonably determines it is required to deduct and withhold with respect to the making of such payment under any provisions of applicable law, including PRC tax law. However, neither the Company nor Parent or the Merger Company intends to (and Parent and Merger Company do not intend to cause the paying agent or the ADS Depositary to) withhold any PRC taxes on the consideration provided to non-PRC resident shareholders of the Company in connection with the Merger.

You should consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including any PRC tax consequences.

Material Australian Tax Consequences

The following is a general summary of the principal Australian income tax consequences for Australian Holders (as defined below) of Shares and ADSs of the exchange of shares for cash and the receipt of the Special Dividend pursuant to the Merger Agreement. For the purposes of this summary, except as otherwise noted, references to Shares include ownership interests in Shares through ADSs.

The Australian tax implications for Australian Holders arising from the Merger will vary depending upon your particular circumstances. Accordingly, you should seek the professional advice of your own taxation or financial advisor before determining the particular taxation treatment that will apply to you.

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As used herein, you are an Australian Holder if you:

•	are a resident of Australia for income tax purposes (but not a temporary resident);

•	do not hold Shares in the course of carrying on a business at or through a permanent establishment located outside of Australia;

•	hold your Shares on capital account (i.e. you do not hold your Shares as revenue assets or trading stock);

•	did not acquire Shares under any employee share scheme; and

•	are not subject to the taxation of financial arrangements provisions in Division 230 of the Income Tax Assessment Act 1997 (Cth) (the “1997 Act”) (whether because of an election or otherwise).

This tax summary is necessarily general in nature and is based on the Australian tax legislation, administrative practice and judicial interpretation in force as at the date of this proxy statement. It does not take into account the specific circumstances of each Australian Holder or deal with the Australian income tax implications for Australian investors in Shares that are not Australian Holders. Nor does it address any other Australian taxes.

Special Dividend

The receipt of the Special Dividend should, to the extent that it is paid “out of profits” derived by the Company (or taken to be so paid), be assessable to Australian Holders as dividend income.

However, the part of the Special Dividend that would otherwise be assessable to an Australian Holder should be non-assessable non-exempt income to the Australian Holder:

•	to the extent that it represents a payment from an amount previously attributed to, and included in, the Australian Holder’s assessable income under the controlled foreign companies provisions in Part X of the Income Tax Assessment Act 1936 (Cth) (the “1936 Act”); or

•	otherwise, where the above does not apply, if the Australian Holder is a company or an entity that is treated for Australian income tax purposes as if it were a company (“corporate tax entity”) that satisfies the “participation test” in relation to the Company (for the purposes of Subdivision 768-A of the 1997 Act) at the time the Special Dividend is paid.

Broadly, a corporate tax entity will satisfy the participation test at a time if, at that time, the sum of the corporate tax entity’s direct participation interest in the Company (excluding rights on a winding-up) and indirect participation interest in the Company (excluding rights on a winding-up and assuming that any intermediate entities are not corporate tax entities) is at least 10%.

Australian resident taxpayers are entitled, in certain circumstances, to claim a foreign income tax offset (“FITO”) for an amount included in their assessable income on which they have paid foreign income tax. The effect of claiming a FITO is to reduce the amount of Australian income tax that would otherwise be payable on the amount of assessable income that has been subject to foreign tax.

If the PRC tax authorities determined that the Company should be considered a PRC resident enterprise then, subject to any relief under the double taxation agreement between Australia and the PRC, PRC income or withholding tax might be payable by Australian Holders in respect of the Special Dividend. Where the Special Dividend is assessable in Australia to an Australian Holder, the Australian Holder should generally be entitled to claim a FITO on Australian income tax payable on the Special Dividend if PRC income tax (including withholding tax) has been paid by the Australian Holder in respect of that dividend income. Australian Holders should, however, seek their own tax advice about their eligibility to claim FITOs in respect of PRC taxes (and any other foreign taxes) imposed on them and the particular consequences for them of claiming such FITOs.

To the extent that the Company’s “share premium” account and/or its “additional paid in capital” account is debited when the Special Dividend is paid then the Special Dividend should not, subject to various anti-avoidance provisions (such as section 45B of the 1936 Act), form part of the assessable income of an Australian Holder. However, on the basis that the Australian Holder holds its Shares on capital account, any such amount should reduce the cost base of its Shares. If the amount exceeds the cost base of the Australian Holder’s Shares then a capital gain will arise equal to the excess.

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The details of the amount of the Special Dividend paid out of profits, debited to the Company’s share premium account and debited to the Company’s additional paid in capital account are set forth below:

	Credited against Company’s share premium account		Credited against Company profits		Total
Aggregate Amount of Special Dividend	US$	43,699,949	US$	61,628,134	US$	105,328,083
Per Share Amount	US$	0.39	US$	0.55	US$	0.94
Per ADS Amount	US$	0.78	US$	1.10	US$	1.88

Consequences of Participation in the Merger or an Exercise of Dissenters’ Rights

A capital gains tax (“CGT”) event will occur on the cancellation of an Australian Holder’s Shares pursuant to the Merger. An Australian Holder may make a capital gain or capital loss depending on whether the capital proceeds received (or deemed to be received) from the cancellation of the Shares are more or less than the cost base or reduced cost base of the Shares (reduced, as described above, if the Special Dividend is sourced from the Company’s share premium account and/or its additional paid in capital account). The capital proceeds received by an Australian Holder from the cancellation of their Shares should be the cash received on the cancellation, either as consideration in the Merger (net of, if applicable, the cancellation fees per ADS payable pursuant to the terms of the Deposit Agreement) or as a result of an Australian Holder exercising its Dissenters’ Rights (as described under the section entitled “Dissenters’ Rights”). However, the capital proceeds received by an Australian Holder from the cancellation of their Shares should not include the Special Dividend.

If an Australian Holder has held its Shares for more than 12 months and is an individual, trust or complying superannuation entity, the Australian Holder may be eligible to apply the general CGT discount, which has the effect of reducing any capital gain (after first applying any current year or carried forward capital losses) by either 50% (for individuals and trusts) or 33⅓% (for complying superannuation entities).

If an Australian Holder is a company that has held a “direct voting percentage” in the Company of at least 10% for a continuous period of at least 12 months in the 24 months before the cancellation of the Shares then any capital gain or capital loss made by the Australian Holder is reduced to the extent that the Company has an underlying active business. Broadly, a company that is the beneficial owner of “ordinary” shares in the Company (but not via an interposed trust or partnership) that carry the right to exercise any of the voting power of the Company will have a direct voting percentage in the Company equal to that percentage of the voting power.

In addition to the CGT consequences outlined above, the receipt of cash by an Australian Holder in consideration for the cancellation of their Shares pursuant to the Merger should, to the extent that the payment is not debited against an amount standing to the credit of the share capital account of the Company:

•	be assessable to the Australian Holder as dividend income; or

•	be non-assessable non-exempt income to the Australian Holder to the extent that it represents a payment from an amount previously attributed to, and included in, the Australian Holder’s assessable income under the CFC provisions or, otherwise, if the Australian Holder is a corporate tax entity that satisfies the “participation test” in relation to the Company (for the purposes of Subdivision 768-A of the 1997 Act) at the time the Merger Consideration is paid.

The Company expects that the consideration for the cancellation of their Shares pursuant to the Merger will be debited against the Company’s profits and will not debited against an amount standing to the credit of the share capital account of the Company.

Any capital gain derived by an Australian Holder is reduced to the extent that the amount of cash received is also assessable to the Australian Holder as dividend income or is non-assessable non-exempt income as described above.

Material Cayman Islands Tax Consequences

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for Shares and ADSs, including the merger consideration and the Special Dividend, under the terms of the Merger Agreement. This is subject to the qualification that (i) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed or produced before a court in the Cayman Islands (for example, for enforcement), (ii) registration fees will be payable to the Cayman Registrar to register the Plan of Merger and the Amendment of the M&A, and (iii) fees payable to the Cayman Islands Government Gazette Office to publish the notice of the Merger in the Cayman Islands Government Gazette.

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MARKET PRICE OF THE COMPANY’S ADSs, DIVIDENDS AND OTHER MATTERS

Market Price of the ADSs

The following table provides the high and low sales prices for ADSs, each representing two Shares, on the NYSE under the symbol “ZPIN” for each quarter of 2015 and 2016 and each quarter during the current year:

	Sales Price Per ADS (in US$)
	High	Low
Quarterly:
2015
First quarter	17.28	14.15
Second quarter	17.66	14.50
Third quarter	16.16	11.65
Fourth quarter	16.74	12.44
2016
First quarter	16.39	13.85
Second quarter	16.90	13.85
Third quarter	15.95	14.24
Fourth quarter	16.00	13.70
2017
First quarter	18.36	14.72
Second quarter	18.98	17.05
Third quarter (through August 16, 2017)	18.98	17.03

On February 16, 2017, the last trading day immediately prior to the Company’s announcement after the close of trading on February 16, 2017 that it was in advanced discussions with the Buyer Group regarding a potential transaction, the reported closing price of our ADSs on the NYSE was US$15.94 per ADS. The Per ADS Merger Consideration that, together with the amount of the Special Dividend, will equal US$18.20, and represents a premium of approximately 14.2% over the closing price of our ADS as quoted by the NYSE on February 16, 2017, and a premium of approximately 14.2% and 18.3% to the volume-weighted average trading price as quoted by the NYSE during the 30- and 60- trading days on and prior to February 16, 2017. On August 16, 2017, the most recent practicable date before the printing of this proxy statement, the high and low reported sales prices of ADSs were US$18.76 and US$18.26, respectively. You are urged to obtain a current market price quotation for your Shares in connection with voting your Shares.

Based on the premiums paid analysis by Duff & Phelps in going private transactions and in change of control transactions in the human resource and employment services industry announced since January 2012 through March 2017, the medians of the premiums paid over the stock prices one-day, one-week, and one-month prior to the announcement of the transactions in going private transactions were 24.2%, 27.6%, and 27.2%, respectively. The medians of the premiums paid over the stock prices one-day, one-week, and one-month prior to the announcement of the change of control transactions in the human resource and employment services industry were 14.7%, 12.4%, and 16.2%, respectively.

Dividend Policy

Other than the Special Dividend, payment of which is subject to and contingent upon the consummation of the Merger, we have not paid any dividends in the past two years and, as of the date of this proxy statement, other than the Special Dividend, we do not have any declared and unpaid dividend.

Concurrently with the execution of the Merger Agreement, the Board resolved (i) to declare the cash Special Dividend of an amount not less than US$0.28 and not more than US$1.35 per Share (corresponding with a minimum of US$0.56 and maximum of US$2.70 per ADS) to holders of record of issued and outstanding Shares and ADSs as of immediately prior to the Effective Time, and (ii) delegate authority to the Special Committee to set the record date and payment date of the Special Dividend, and otherwise implement the Special Dividend, in a manner consistent with the Merger Agreement.

On June 19, 2017, the Company declared the final amount of the Special Dividend as US$0.94 per Share (corresponding with US$1.88 per ADS), which was determined in accordance with the Merger Agreement based on, among other things, the availability of legally available funds by the Company to pay such amount. The Special Dividend is payable to holders of record of issued and outstanding Shares and ADSs immediately prior to the Effective Time, including Parent, payment of which shall be conditioned upon the consummation of the Merger and shall be made by the Company as soon as practicable (and no later than three business days) following the Effective Time. The aggregate amount of the Special Dividend (including amounts payable to Parent) payable by the Company will be approximately US$105.33 million.

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Under the terms of the Merger Agreement, the Company is not permitted to revoke, rescind, modify or otherwise change the Special Dividend (including the amount thereof and the record date for determining the eligibility of holders of Shares and ADSs to receive the Special Dividend) unless agreed by Parent and Merger Company or required by law. At the Effective Time, the Special Dividend will be paid to the ADS Depositary in U.S. dollars, which will distribute them to the holders of ADSs according to the terms of the Deposit Agreement. Other than the Special Dividend, as of the date of this proxy statement, the Company does not have any present plan to pay any cash dividends on its Shares in the foreseeable future.

Under the terms of the Merger Agreement, other than the Special Dividend, the Company is not permitted to pay any dividends or repurchase any Shares pending consummation of the Merger. In the event the Merger Agreement is terminated for any reason and the Merger is not consummated, the payment of future dividends will be subject to the discretion of the Board. Even if the Board decides to pay dividends, the form, frequency and amount will depend upon the Company’s future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the Board may deem relevant. If the Company pays any dividends, the ADS Depositary will distribute such payments to the Company’s ADS holders to the same extent as holders of Shares, subject to the terms of the Deposit Agreement, including the fees and expenses payable thereunder. Cash dividends on the Shares, if any, will be paid in U.S. dollars.

We are a holding company incorporated in the Cayman Islands. We rely on dividends from our subsidiaries and consolidated affiliated entities in the PRC. Current PRC regulations permit our subsidiaries to pay dividends to us only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our subsidiaries and consolidated affiliated entities in the PRC is required to set aside a certain amount of its accumulated after-tax profits each year, if any, to fund certain statutory reserves. These reserves may not be distributed as cash dividends. Further, if our subsidiaries and consolidated affiliated entities in the PRC incur debt on their own behalf, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us.

In addition, substantially all of our revenues and costs are denominated in Renminbi. At the Cayman Islands holding company level, we may rely on dividends and other fees paid to us by our subsidiaries and consolidated affiliated entities in China. The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. Shortages in the availability of foreign currency may restrict the ability of our PRC subsidiaries to remit sufficient foreign currency to pay dividends or other payments to us. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our ADSs.

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THE EXTRAORDINARY GENERAL MEETING

We are furnishing this proxy statement to you, as a holder of the Shares, as part of the solicitation of proxies by the Board for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held on September 25, 2017, at 10:00 a.m. (Beijing time) at 5/F, Shoukai Plaza, No.10 Furong Street, Wangjing, Chaoyang District, Beijing, People’s Republic of China.

Proposals to be Considered at the Extraordinary General Meeting

At the meeting, you will be asked to consider and vote upon as special resolutions:

THAT the Merger Agreement, the Plan of Merger required to be registered with the Registrar of Companies in the Cayman Islands in order to give effect to the Merger, and the Transactions, including (i) the Merger, and (ii) and the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of the new amended and restated memorandum and articles of association in the form attached as Annexure 2 to the Plan of Merger (the “Amendment of the M&A”), be authorized and approved; and

THAT each director or officer of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Amendment of the M&A.

At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than the Continuing Shares, the Excluded Shares, the Dissenting Shares, and Shares represented by ADSs) will be cancelled and cease to exist in consideration for the right to receive the Per Share Merger Consideration of US$8.16 per Share that, together with the amount of the Special Dividend, will equal US$9.10 in cash, without interest and net of any applicable withholding taxes, and each ADS (other than ADSs representing the Excluded Shares) will be cancelled in consideration for the right to receive the Per ADS Merger Consideration of US$16.32 per ADS that, together with the amount of the Special Dividend, will equal US$18.20 in cash (less cancellation fees of US$0.05 per ADS), without interest and net of any applicable withholding taxes.

In addition to the foregoing, at the Effective Time,

i.	holders of Shares and Shares represented by ADSs as of immediately prior to the Effective Time will be entitled to receive the Special Dividend (net of any applicable withholding taxes), which will be US$0.94 per Share (corresponding with US$1.88 per ADS) and will be paid to such holders as promptly as practicable following the Effective Time;

ii.	except as provided under the alternative option treatment with respect to vested options held by a director and certain officers of the Company, each option to purchase Shares granted under the Share Incentive Plans that will have become vested and remain outstanding and unexercised as of the Effective Time will be cancelled and, if the per Share exercise price of such vested option is less than US$9.10 (which amount represents the Per Share Merger Consideration plus the per Share Special Dividend), entitle the holders thereof to receive, as soon as practicable after the Effective Time, from the Surviving Company or one of its subsidiaries, without interest and net of any applicable withholding taxes, a cash amount equal to the product of (a) the excess, if any, of US$9.10 over the exercise price of such vested option and (b) the number of Shares underlying such vested option;

iii.	each option to purchase Shares granted under the Share Incentive Plans that will not have become vested and remain outstanding and unexercised as of the Effective Time will be cancelled and, if the per Share exercise price of such unvested option is less than US$9.10 (which amount represents the Per Share Merger Consideration plus the per Share Special Dividend), entitle the holders thereof to receive, as soon as practicable after the Effective Time, from the Surviving Company, without interest and net of any applicable withholding taxes, a restricted cash award equal to the product of (a) the excess, if any, of US$9.10 over the exercise price of such unvested option and (b) the number of Shares underlying such unvested option and subject to the same vesting conditions and schedules applicable to such unvested option without giving effect to the Merger;

iv.	the Continuing Shares will not be cancelled and will continue as Class B ordinary shares of the Surviving Company at the Effective Time; and

v.	each ordinary share, par value US$0.01 per share, of Merger Company issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and non-assessable Class A ordinary share, par value US$0.01 per share, of the Surviving Company.

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The Board’s Recommendation

The Board, acting upon the unanimous recommendation of the Special Committee and after each director present at the meeting duly disclosed his interests in the Transactions, including the Merger, as required by the memorandum and articles of association of the Company (as amended to date) and the laws of the Cayman Islands:

•	determined that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, are fair to, and in the best interests of, the Company and its shareholders (other than the holders of the Continuing Shares and the Excluded Shares) and declared it advisable for the Company to enter into the Transactions, including the Merger;

•	authorized and approved the execution, delivery and performance of the Merger Agreement, the Plan of Merger, the limited guarantees by the Hillhouse Equity Sponsor and the FountainVest Equity Sponsors in favor of the Company and the consummation of the Transactions, including the Merger;

•	directed that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, be submitted to the shareholders of the Company for authorization and approval;

•	subject to the terms of the Merger Agreement, resolved to recommend the approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, to the shareholders of the Company;

•	declared the Special Dividend in an amount of not less than US$0.28 per Share and US$0.56 per ADS, but in any event not greater than US$1.35 per Share and US$2.70 per ADS to the shareholders as of a record date to be determined by the Special Committee; and

•	authorized and delegated the authority to the Special Committee to declare the final amount of the Special Dividend as determined in accordance with the Merger Agreement and set the record date and the payment date (consistent with the Merger Agreement) and otherwise implement the Special Dividend.

On June 19, 2017, the Company declared the final amount of the Special Dividend as US$0.94 per Share (corresponding with US$1.88 per ADS), which was determined in accordance with the Merger Agreement based on, among other things, the availability of legally available funds by the Company to pay such amount. The Special Dividend is payable to holders of record of issued and outstanding Shares and ADSs immediately prior to the Effective Time, including Parent, payment of which shall be conditioned upon the consummation of the Merger and shall be made by the Company as soon as practicable (and no later than three business days) following the Effective Time.

Record Date; Shares and ADSs Entitled to Vote

You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in the Cayman Islands on the Share Record Date. If you own Shares at the close of business in the Cayman Islands on the Share Record Date, the deadline for you to lodge your proxy card and vote is September 23, 2017 at 10:00 a.m. (Beijing time).

If you own ADSs as of the close of business in New York City on the ADS Record Date (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs, as explained below), you cannot vote directly nor are you able to attend the extraordinary general meeting, but you may instruct the ADS Depositary (as the holder of the Shares underlying your ADSs) on how to vote the Shares underlying your ADSs. The ADS Depositary must receive your instructions no later than 12:00 p.m. (New York City time) on September 21, 2017 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting.

Each holder of Class A Shares held as of the close of business in the Cayman Islands on the Share Record Date is entitled to one vote per Class A ordinary share. Each holder of Class B Shares held as of the close of business in the Cayman Islands on the Share Record Date is entitled to four votes per Class B ordinary share. Holders of our Class A Shares and Class B ordinary shares will vote as a single class on all matters described in this proxy statement. We expect that, as of the Share Record Date, there will be 43,804,075 Class A Shares and 68,259,877 Class B ordinary shares entitled to be voted at the extraordinary general meeting.

Quorum

A quorum of the Company’s shareholders is necessary to have a valid shareholders’ meeting. The required quorum for the transaction of business at the extraordinary general meeting is the presence, in person, by proxy or by corporate representative, of one or more shareholders together holding (or representing by proxy) no less than an aggregate of one-third of the total voting power of all Shares in issue and entitled to vote. Based on the shareholding of Parent as of the date of this proxy statement and the number of Shares expected to be issued and outstanding and entitled to vote as of the close of business in the Cayman Islands on the Share Record Date, assuming Parent complies with its voting undertakings under the Support Agreement, a quorum will be present at the extraordinary general meeting.

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Vote Required

Under the Cayman Islands Companies Law and the Merger Agreement, in order for the Merger to be completed, the Merger Agreement and the Plan of Merger must be approved by a special resolution passed by an affirmative vote of shareholders representing two-thirds or more of the votes attaching to the Shares (including Shares represented by ADSs) present and voting in person or by proxy as a single class at the extraordinary general meeting of the Company’s shareholders. If this vote is not obtained, the Merger will not be completed.

As of the date of this proxy statement, there are 27,137,409 Class A ordinary shares and 84,926,543 Class B ordinary shares issued and outstanding (including Shares represented by ADSs), all of which are entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under “—Procedures for Voting.”

Pursuant to the Support Agreement, Parent agrees to vote all of the Shares held directly or indirectly by it in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. As of the date of this proxy statement, Parent beneficially owns in the aggregate 68,259,876 Class B Shares representing approximately 60.9% of the issued and outstanding ordinary shares of the Company, and 74.4% of the outstanding voting power of the Company, which is more than the two-thirds majority necessary to approve a special resolution of the shareholders of the Company as required under Cayman Islands Companies Law to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

Ridgegate has agreed under the Ridgegate SPA to vote all of the Ridgegate Class B Shares (representing, as of the date of this proxy statement, approximately 14.9% of the issued and outstanding Shares, and 18.2% of the outstanding voting power, of the Company) in favor of the authorization and approval of the Merger Agreement. In the event that the consummation of the Ridgegate Purchase occurs on or prior to the Share Record Date, assuming the same number of issued and outstanding Shares as of the date of this proxy statement, (i) the Merger Company will hold 5.3% of the outstanding voting power of the Company after giving effect to the conversion of the Ridgegate Class B Shares into Class A Shares in accordance with the Company’s memorandum and articles of association, (ii) Parent will hold 68,259,876 Class B Shares, representing approximately 60.9% of the issued and outstanding Shares, and 86.2% of the outstanding voting power, of the Company, and (iii) the Buyer Group will collectively hold 84,926,542 Shares, consisting of 68,259,876 Class B Shares held by Parent and 16,666,666 Class A Shares held by Merger Company, representing approximately 75.8% of the issued and outstanding Shares, and 91.4% of the outstanding voting power, of the Company.

Based on the shareholding of Parent as of the date of this proxy statement and the number of Shares expected to be issued and outstanding and entitled to vote as of the Share Record Date, assuming Parent complies with its voting undertakings under the Support Agreement, a quorum will be present at the extraordinary general meeting and sufficient votes will be cast to approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, without any further vote of any other shareholder being required, and the Ridgegate Purchase will not have any material impact on the shareholder vote to approve and authorize the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

Procedures for Voting

Shares

Only shareholders registered in the register of members of the Company as of the Share Record Date or their proxy holders are entitled to vote and may participate in the extraordinary general meeting. Shareholders who have acquired Shares after the close of business on the Share Record Date may not attend the extraordinary general meeting unless they receive a proxy from the person or entity who had sold them the Shares. Each holder of Class A Shares held as of the close of business in the Cayman Islands on the Share Record Date is entitled to one vote per Class A Share. Each holder of Class B Shares held as of the close of business in the Cayman Islands on the Share Record Date is entitled to four votes per Class B Share. Holders of our Class A Shares and Class B Shares will vote as a single class on all matters described in this proxy statement.

Shareholders wanting to vote by proxy should simply indicate on their proxy card how they want to vote, sign and date the proxy card and mail the proxy card in the return envelope as soon as possible but in any event so that it is received by the Company no later than 10:00 a.m. on September 23, 2017 (Beijing time), the deadline to lodge the proxy card. Shareholders can also attend the extraordinary general meeting and vote in person.

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Shareholders who have questions or requests for assistance in completing and submitting proxy cards or need additional copies of this proxy statement or the accompanying proxy card should contact Daisy Wang, at +86 (10) 58635888-68346 or via email at ir@zhaopin.com.cn.

ADSs

Holders of ADSs as of the close of business in New York City on the ADS Record Date will receive the final proxy statement and ADS voting instruction card either directly from the ADS Depositary (in the case of registered holders of ADSs) or these materials will be forwarded to them by a third-party service provider (in the case of beneficial owners of ADSs who are not registered holders of ADSs). Holders of ADSs as of the close of business on August 25, 2017 (New York City time) (who do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs, as explained in the following paragraph) cannot attend or vote at the extraordinary general meeting directly, but may instruct the ADS Depositary how to vote the Shares underlying the ADSs by completing and signing an ADS voting instruction card provided by the ADS Depositary and returning it in accordance with the instructions printed on the card. The ADS Depositary must receive the ADS voting instruction card no later than 12:00 p.m. (New York City time) on September 21, 2017. The ADS Depositary will endeavor, in so far as is practicable, to vote or cause to be voted the Shares represented by ADSs in accordance with your voting instructions. The ADS Depositary has advised us that, pursuant to Section 12 of the Deposit Agreement, it will not vote or attempt to exercise the right to vote any Shares other than in accordance with signed voting instructions from the relevant ADS holder and, accordingly, Shares represented by ADSs for which no timely voting instructions are received by the ADS Depositary will not be voted. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

Holders of ADSs will not be able to attend the extraordinary general meeting unless they cancel their ADSs and become holders of Shares prior to the close of business in the Cayman Islands on the Share Record Date. ADS holders who wish to cancel their ADSs need to make arrangements to deliver the ADSs (or to the extent ADSs are certificated, the ADRs) to the ADS Depositary for cancellation before 10:00 a.m. (New York City time) on August 30, 2017 together with (a) delivery instructions for the corresponding Shares (including the name and address of the person who will be the registered holder of such Shares), (b) payment of ADS cancellation fees (US$0.05 for each ADS) pursuant to the terms of the Deposit Agreement and any applicable taxes and (c) a certification that the ADS holder either (i) held the ADSs as of the ADS Record Date and has not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled, or has given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS Depositary will arrange for J.P. Morgan Chase Banks N.A., Hong Kong Branch, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Company to issue and mail a certificate to your attention. If the Merger is not completed, the Company will continue to be a public company in the United States and ADSs will continue to be listed on the NYSE. Shares are not listed and cannot be traded on any stock exchange other than the NYSE, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the Merger is not completed and you wish to be able to sell your Shares on a stock exchange, you will need to deposit your Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs and applicable share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.

Persons holding ADSs in a brokerage, bank or other nominee account should consult with their broker, bank or other nominee to obtain directions on how to provide such broker, bank or other nominee with instructions on how to vote their ADSs.

Proxy Holders for Registered Shareholders

Shareholders registered in the register of members of the Company as of the Share Record Date who are unable to participate in the extraordinary general meeting may appoint, as a representative, another shareholder, a third party or the Company as proxy holder by completing and returning the form of proxy in accordance with the instructions printed thereon. With regard to the items listed on the agenda and without any explicit instructions to the contrary, the Company as proxy holder will vote in favor of the resolutions proposed at the extraordinary general meeting according to the recommendation of the Board. If new proposals (other than those on the agenda) are put forth before the extraordinary general meeting, the Company as proxy holder will vote in accordance with the position of the Board.

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Voting of Proxies and Failure to Vote

All Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Amendment to the M&A, and FOR the proposal to authorize each director or officer of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Amendment to the M&A, unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines. If a shareholder fails to vote by proxy or in person, it will be more difficult for the Company to obtain the necessary quorum to transact business at the extraordinary general meeting and to obtain required votes described in “—Vote Required.”

Brokers, banks or other nominees who hold Shares in “street name” for customers who are the beneficial owners of such Shares may not give a proxy to vote those customers’ Shares in the absence of specific instructions from those customers. If proxies are properly dated, executed and returned by holders of Shares and no specific instructions are given by such holders, such Shares will be voted “FOR” the proposals and in the proxy holder’s discretion as to other matters that may properly come before the extraordinary general meeting. Abstentions by holders of Shares are included in the determination of the number of Shares present and voting but are not counted as votes for or against a proposal. If no proxy is given by such holders of Shares, broker non-votes will be counted toward a quorum but will not be treated as voted on any proposals at the extraordinary general meeting.

If holders of ADSs do not timely deliver specific voting instructions to the ADS Depositary, the ADS Depositary has advised the Company that it will not vote or attempt to exercise the right to vote any Shares underlying such holder’s ADSs.

Brokers, banks and other nominees who hold ADSs in “street name” for their customers do not have discretionary authority to provide the ADS Depositary with voting instructions on how to vote the Shares underlying the ADSs with respect to the adoption of the Merger Agreement. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of ADSs, they may not provide the ADS Depositary with voting instructions on how to vote the Shares underlying the ADSs with respect to the adoption of the Merger Agreement.

Revocability of Proxies

Registered holders of our Shares may revoke their proxies in one of three ways:

•	First, a registered shareholder can revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting at least two hours before the extraordinary general meeting commences. Any written notice revoking a proxy should also be sent to Zhaopin Limited, 5/F, Shoukai Plaza, No.10 Furong Street, Wangjing, Chaoyang District, Beijing, People’s Republic of China, Attention: Daisy Wang.

•	Second, a registered shareholder can complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no later than 10:00 a.m. (Beijing time) on September 23, 2017, which is the deadline for shareholders to lodge proxy cards.

•	Third, a registered shareholder can attend the meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the registered shareholder actually votes at the extraordinary general meeting.

If a shareholder holds Shares through a broker, bank or other nominee and has instructed the broker, bank or other nominee to vote the shareholder’s Shares, the shareholder must follow directions received from the broker, bank or other nominee to change those instructions.

Holders of our ADSs may revoke their voting instructions by notification to the ADS Depositary in writing at any time prior to 12:00 p.m. (New York City time) on September 21, 2017. A holder of ADSs can do this in one of two ways:

•	First, a holder of ADSs can revoke its voting instruction by written notice of revocation timely delivered to the ADS Depositary.

•	Second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS Depositary bearing a later date than the ADS voting instruction card sought to be revoked.

If you hold your ADSs through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank or other nominee to change those instructions.

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Rights of Shareholders Who Dissent from the Merger

Shareholders who continue to hold their Shares in their own name until the completion of the Merger will have the right to exercise dissenters’ rights and receive payment of the fair value of their Shares if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting of the Company, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law, which is attached as Annex D to this proxy statement, for the exercise of dissenters’ rights. The fair value of your Shares as determined under the Cayman Islands Companies Law could be more than, the same as, or less than the Merger Consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs AND PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS BEFORE 10:00 A.M. (NEW YORK CITY TIME) ON SEPTEMBER 20, 2017, AND BECOME REGISTERED HOLDERS OF SHARES BEFORE THE VOTE ON THE MERGER IS TAKEN AT THE EXTRAORDINARY GENERAL MEETING. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WILL CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND ADSs WILL CONTINUE TO BE LISTED ON THE NYSE. SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NYSE, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WILL NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

Whom to Call for Assistance

If you need assistance, including help in changing or revoking your proxy, please contact Daisy Wang, at +86 (10) 58635888-68346 or via email at ir@zhaopin.com.cn.

Solicitation of Proxies

The Company will ask banks, brokers and other custodians, nominees and fiduciaries to forward the Company’s proxy solicitation materials to the beneficial owners of the Company’s Shares or ADSs held of record by such nominee holders. The Company will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners and in obtaining voting instructions from those beneficial owners. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of the Company’s officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. The Company will pay all expenses of filing, printing and mailing this proxy statement.

Other Business

We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this proxy statement.

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THE MERGER AGREEMENT

The following summary describes material provisions of the Merger Agreement. This summary may not include all of the information about the Merger Agreement and the Plan of Merger that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Merger Agreement and the Plan of Merger, which are attached as Annex A and Annex B, respectively, and incorporated by reference into this section of this proxy statement. You are urged to read each of the Merger Agreement and the Plan of Merger carefully and in its entirety, as they are the legal documents governing the Merger.

The summary of the Merger Agreement below is included in this proxy statement only to provide you with information regarding the terms and conditions of the Merger Agreement, and not to provide any other factual information regarding the Company, Parent, Merger Company, the members of the Buyer Group or their respective businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 121.

Structure and Completion of the Merger

The Merger Agreement provides for the merger of Merger Company with and into the Company upon the terms, and subject to the conditions, of the Merger Agreement and the Plan of Merger, with the Company as the Surviving Company. If the Merger is completed, the Company will cease to be a publicly traded company and will be beneficially owned by Parent, the Hillhouse Equity Sponsor and the FountainVest Equity Sponsors. The closing of the Merger will occur on the third business day following the day the last of the closing conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the Merger), but in any case, no earlier than October 6, 2017 without the prior written consent of Parent and Merger Company. The Company, Parent and Merger Company may mutually agree to change the closing date of the Merger (the “Closing Date”). On the Closing Date, Merger Company and the Company will execute the Plan of Merger and the parties will file the Plan of Merger and other related documents with the Cayman Registrar. The Merger will become effective upon the Effective Time.

We expect that the Merger will be completed during the second half of 2017, after all conditions to the Merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the Merger will be satisfied or waived.

Memorandum and Articles of Association; Directors and Officers of the Surviving Company

At the Effective Time, the Surviving Company will adopt new memorandum and articles of association, which will be substantially in the form of the memorandum and articles of association of Merger Company as in effect immediately prior to the Effective Time, except that (a) the memorandum and articles of association of the Surviving Company will be amended to refer to the name of the Surviving Company as “Zhaopin Limited”, (b) references to the authorized share capital of the Surviving Company will be amended to refer to the authorized share capital of the Surviving Company as approved in the Plan of Merger, if necessary, and (c) there will be provisions no less favorable to the intended beneficiaries with respect to exculpation and indemnification than those set forth in the memorandum and articles of association of the Company as in effect on the date of the Merger Agreement.

The directors of Merger Company immediately prior to the Effective Time will be the initial directors of the Surviving Company, and the executive officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Company, unless otherwise determined jointly by Parent and Merger Company prior to the Effective Time or as approved in the Plan of Merger.

Merger Consideration

Each Share, other than certain Shares described below, issued and outstanding immediately prior to the Effective Time will be cancelled and cease to exist and will be converted into and exchanged for the right to receive an amount equal to US$9.10 minus the per Share amount of the Special Dividend, in cash, without interest and net of any applicable withholding taxes.

Each ADS issued and outstanding immediately prior to the Effective Time will be cancelled and cease to exist and will be converted into and exchanged for the right to receive an amount equal to US$18.20 minus the per ADS amount of the Special Dividend (and less US$0.05 per ADS cancellation fees pursuant to the terms of the Deposit Agreement), in cash, without interest and net of any applicable withholding taxes.

Notwithstanding the foregoing, the following Shares (including such Shares represented by ADSs) will not be converted into the right to receive the consideration described in the immediately preceding sentences:

(a)	Each of the Continuing Shares issued and outstanding immediately prior to the Effective Time shall continue to exist without interruption and shall thereafter represent one validly issued, fully paid and non-assessable Class B ordinary share, par value US$0.01 each, of the Surviving Company.

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(b)	Each of the Excluded Shares and ADSs representing Excluded Shares, in each case issued and outstanding immediately prior to the Effective Time, will be cancelled without payment of any consideration or distribution therefor.

(c)	Each of the Dissenting Shares will be entitled to receive only the payment resulting from the procedures set forth in Section 238 of the Cayman Islands Companies Law. See “Dissenters’ Rights” beginning on page 111 for additional information.

At the Effective Time, each ordinary share, par value US$0.01 per share, of Merger Company issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and non-assessable Class A ordinary share, par value US$0.01 per share, of the Surviving Company. These shares of the Surviving Company will (other than as otherwise provided in the memorandum and articles of association of the Surviving Company) rank pari passu with the Continuing Shares.

The Merger Consideration will not be paid to shareholders (including holders of ADSs) who are untraceable unless and until they notify the paying agent or the ADS Depositary, as applicable, of their current contact details. A holder of Shares or ADSs will be deemed to be untraceable if (a) such person has no registered address in the register of members (or branch register) maintained by the Company or the ADS Depositary, (b) on the last two consecutive occasions on which a dividend has been paid by the Company a check payable to such person either (i) has been sent to such person and has been returned undelivered or has not been cashed or (ii) has not been sent to such person because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company or the ADS Depositary or (c) notice of the extraordinary general meeting convened to vote to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, has been sent to such person and has been returned undelivered. Monies due to dissenting shareholders and shareholders of the Company who are untraceable will be returned to the Surviving Company on demand for the benefit of dissenting shareholders and shareholders of the Company (including holders of ADSs) who are untraceable. Monies unclaimed after a period of seven years from the closing date will be forfeited and will revert to the Surviving Company.

Treatment of Options

At the Effective Time, (i) except as provided under the alternative option treatment with respect to vested options held by a director and certain officers of the Company described below, each option to purchase Shares granted under the Share Incentive Plans that will have become vested and remain outstanding and unexercised as of the Effective Time will be cancelled and, if the per Share exercise price of such vested option is less than US$9.10 (which amount represents the Per Share Merger Consideration plus the per Share Special Dividend), entitle the holders thereof to receive, as soon as practicable after the Effective Time, from the Surviving Company or one of its subsidiaries, without interest and net of any applicable withholding taxes, a cash amount equal to the product of (a) the excess, if any, of US$9.10 over the exercise price of such vested option and (b) the number of Shares underlying such vested option; (ii) each option to purchase Shares granted under the Share Incentive Plans that will not have become vested and remain outstanding and unexercised as of the Effective Time will be cancelled and, if the per Share exercise price of such unvested option is less than US$9.10, entitle the holders thereof to receive, as soon as practicable after the Effective Time, from the Surviving Company, without interest and net of any applicable withholding taxes, a restricted cash award equal to the product of (a) the excess, if any, of US$9.10 over the exercise price of such unvested option and (b) the number of Shares underlying such unvested option and subject to the same vesting conditions and schedules applicable to such unvested option without giving effect to the Merger.

Under the alternative option treatment mentioned above, at the Effective Time, all vested options to purchase Shares held by both Evan Sheng Guo, the director and chief executive officer of the Company, and Robert Tianruo Pu, the chief financial officer of the Company, and 50% of the vested options held by each of George Weigang Wang and Jeff Ge Wang, each a vice president of the Company, will be cancelled without any payment and will entitle such director and officers of the Company to receive, on or as soon as practicable following the Merger and subject to satisfaction of all applicable Chinese foreign exchange rules, a number of (a) vested options and/or ordinary shares of the Surviving Company or (b) equity securities of a subsidiary of the Surviving Company, as determined by the Surviving Company in good faith consultation with such director and officers, with substantially equivalent economic value based on the value of the cash payment such director and officers would have received in the Merger had it not been for such alternative option treatment, at an equity valuation of the Surviving Company immediately following the Effective Time as implied by US$9.10 per ordinary share (which amount represents the Per Share Merger Consideration plus the per Share Special Dividend). As part of the alternative option treatment, but without duplication thereof, such director and officers may be granted equity interests in a subsidiary of the Surviving Company, whether now or hereinafter existing, in the event of a corporate restructuring based on the same valuation and will have certain rights to liquidate their shareholding upon the occurrence of certain exit events.

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At the Effective Time, the Share Incentive Plans and all relevant award agreements applicable to the Share Incentive Plans will be terminated. In addition, each option, whether or not vested, that is outstanding and unexercised, at the Effective Time will be cancelled.

Exchange Procedures

Prior to the Effective Time, Parent and Merger Company will jointly appoint a bank or trust company selected by them and reasonably acceptable to the Company to act as paying agent with respect to the Merger. At or prior to the Effective Time, Merger Company will deposit or cause to be deposited with the paying agent for the benefit of the holders of Shares and ADSs, the exchange fund, consisting of cash sufficient for the paying agent to pay the consideration described under the caption “—Merger Consideration” above.

As promptly as practicable after the Effective Time, the paying agent will deliver or mail to each registered holder of Shares (other than the Continuing Shares, the Excluded Shares, the Dissenting Shares and Shares represented by ADSs, as the case may be) (a) a letter of transmittal specifying the manner in which the delivery of the merger consideration to registered holders of the Shares will be effected and (b) instructions for effecting the surrender of share certificates (or affidavits and indemnities of loss in lieu of the share certificates) and/or other documents that may be required according to the paying agent’s instructions, in exchange for the Per Share Merger Consideration. If any share certificate has been lost, stolen or destroyed, then the person claiming such share certificate to be lost, stolen or destroyed will have to make an affidavit of loss, theft or destruction, and, if required by the Surviving Company or the paying agent, post a bond in a reasonable amount as the Surviving Company or the paying agent may direct, as indemnity against any claim that may be made against it with respect to such share certificate before such person will be entitled to receive the Per Share Merger Consideration. Upon the surrender of, if applicable, any share certificates (or affidavits and indemnities of loss in lieu of the share certificates) and/or other documents that may be required according to the paying agent’s instructions, together with a duly completed and validly executed letter of transmittal, each registered holder of Shares (other than the Continuing Shares, the Excluded Shares, the Dissenting Shares and Shares represented by ADSs, as the case may be) represented by such share certificates and each registered holder of non-certificated Shares (other than the Continuing Shares, the Excluded Shares, the Dissenting Shares and Shares represented by ADSs, as the case may be) represented by book entry, that is entitled to receive the merger consideration described under the caption “—Merger Consideration” above will receive a payment in an amount equal to (a) the number of such Shares held multiplied by (b) the Per Share Merger Consideration, without interest and net of any applicable withholding taxes. The share certificate so surrendered will be marked as cancelled.

As promptly as reasonably practicable after the Effective Time, the paying agent will transmit to the ADS Depositary an amount equal to (a) the number of Shares held by the ADS Depositary immediately prior to the Effective Time (other the ADSs representing Excluded Shares) multiplied by (b) the Per Share Merger Consideration, in cash, without interest and net of any applicable withholding taxes. The ADS Depositary will distribute the Per ADS Merger Consideration to ADS holders pro rata to their holdings of ADSs (other than ADSs representing the Excluded Shares), without interest and net of any applicable withholding taxes, upon surrender by them of the ADSs. Pursuant to the Deposit Agreement, the ADS holders will pay any applicable fees, charges and expenses of the ADS Depositary and government charges (including any ADS cancellation or termination fee payable in accordance with the Deposit Agreement, but excluding withholding taxes if any) due to or incurred by the ADS Depositary in connection with the cancellation of the ADSs surrendered and the distribution of the Per ADS Merger Consideration to ADS holders.

In the event of a transfer of ownership of Shares prior to the Effective Time that is not registered in the register of members of the Company as of the Effective Time, the Per Share Merger Consideration in respect of such Shares will only be paid to the transferee upon delivery of evidence to the reasonable satisfaction of the Surviving Company of the transferee’s entitlement to the relevant Share and to receive the Per Share Merger Consideration to the exclusion of the applicable transferor and evidence that any applicable share transfer taxes have been paid or are not applicable.

Representations and Warranties

The Merger Agreement contains representations and warranties made by the Company to Parent and Merger Company, representations and warranties made by Merger Company to the Company and representations and warranties made by Parent to the Company. The statements embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the Merger Agreement (including a disclosure schedule delivered by the Company in connection therewith but not reflected in the Merger Agreement). In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement rather than establishing matters as facts. The representations and warranties made by the Company were qualified by its public disclosure with the SEC prior to the date of the Merger Agreement and a disclosure schedule delivered by the Company to Parent and Merger Company contemporaneously with the execution of the Merger Agreement.

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The representations and warranties made by the Company to Parent and Merger Company include representations and warranties relating to, among other things:

•	due incorporation, valid existence, good standing and qualification, license or authority to carry on the Company’s business;

•	the memorandum and articles of association or other equivalent organizational documents of the Company and its subsidiaries being in full force and effect;

•	the Company’s capitalization, the absence of preemptive or other similar rights or any debt securities that give its holders the right to vote with the Company’s shareholders, the absence of encumbrances on the Company’s ownership of the equity interests of its subsidiaries;

•	the Company’s corporate power and authority to execute, deliver and perform its obligations under the Merger Agreement and to consummate the Transactions, including the Merger, and the enforceability of the Merger Agreement against the Company;

•	the required vote of the Company’s shareholders to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

•	the recommendation of the Special Committee, the determination of the fairness of the Merger by the Board, the approval of the Merger Agreement and the Transactions by the Board and the direction by the Board that the Merger Agreement, the Plan of Merger and the Transactions be submitted to the shareholders for authorization and approval;

•	the receipt of an opinion from Duff & Phelps;

•	the absence of (a) any conflict with or violation of the organizational documents of the Company and its subsidiaries, (b) any conflict with or violation of applicable law that would have a Company Material Adverse Effect (as defined below) or be reasonably expected to prevent or materially delay or materially impair the Company’s ability to consummate the Merger, or (c) any breach of, default under, or any right given to others of termination, amendment, acceleration or cancellation of, or creation of any lien on any property or asset of the Company or any of its subsidiaries pursuant to, any contract to which the Company or any of its subsidiaries is a party or by which any of their respective properties are bound, that would have a Company Material Adverse Effect or be reasonably expected to prevent or materially delay or materially impair the Company’s ability to consummate the Merger, in each case, as a result of the Company’s execution, delivery and performance of the Merger Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger;

•	governmental consents and approvals in connection with the Company’s execution, delivery and performance of the Merger Agreement and the consummation of the Transactions, including the Merger;

•	compliance with applicable laws, licenses and permits;

•	the Company’s SEC filings since June 11, 2014 and the financial statements included therein;

•	the absence of certain undisclosed liabilities;

•	compliance with the Sarbanes-Oxley Act of 2002 and the rules and regulations of the NYSE;

•	the Company’s disclosure controls and procedures and internal controls over financial reporting;

•	the information supplied by the Company for inclusion in this proxy statement;

•	the absence of a Company Material Adverse Effect and the absence of certain other changes or events from June 30, 2016 to the date of the Merger Agreement;

•	employee benefits plans and labor and employment matters;

•	the absence of legal proceedings and governmental orders against the Company or its subsidiaries;

•	real property and title to assets;

•	intellectual property;

•	tax matters;

•	the absence of secured creditors;

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•	material contracts and the absence of any default under, breach or violation of, or termination of, any material contract;

•	insurance;

•	the Company’s control of its variable interest entities;

•	interested party transactions;

•	the absence of a shareholder rights agreement and the inapplicability of any anti-takeover law to the Merger Agreement and the Transactions;

•	the absence of any undisclosed broker, finder or other fees or commission;

•	the Special Dividend and the sufficiency and availability of Available Offshore Cash, as defined under the caption “—Available Offshore Cash Financing” below, to pay the Minimum Special Dividend, as defined under the caption “—Special Dividend” below; and

•	acknowledgement by Parent and Merger Company as to the absence of any other representations and warranties by the Company.

Many of the representations and warranties made by the Company in the Merger Agreement are qualified as to “materiality” or “Company Material Adverse Effect.” As used herein and for purposes of the Merger Agreement, a “Company Material Adverse Effect” means any event, fact, condition, development, result, circumstance, change or effect, individually or in the aggregate with all other events, facts, conditions, developments, results, circumstances, changes and effects, that would, or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and its subsidiaries taken as a whole, provided that the determination of whether a Company Material Adverse Effect has or will have occurred will not take into account any of the following, either alone or in combination:

(a)	changes in the financial, credit or other securities or capital markets, or in general economic, business, regulatory, legislative or political conditions, including changes in interest rates and foreign exchange rates, or in any of the industries in which the Company or any of its subsidiaries operate;

(b)	any impact or effect resulting or arising from the public announcement of or the performance of the Merger Agreement by the Company, the pendency or consummation of the Transactions or the identity of any of the members of the Buyer Group as the acquiror of the Company, including the impact or effect of the foregoing on the relationships, contractual or otherwise, of the Company or any of its subsidiaries with any employees, customers, suppliers or partners;

(c)	geopolitical conditions, natural disaster or any outbreak or escalation of hostilities or war or any act of terrorism or other force majeure events;

(d)	changes in any applicable laws or applicable accounting regulations or principles (including U.S. generally accepted accounting principles), or the interpretation or enforcement of such laws, regulations or principles;

(e)	any change in the price or trading volume of the ADSs or any failure to meet any internal or published financial projections, forecasts, estimates, budgets, plans or forecasts of revenues, earnings or other financial performance measures or operating statistics or predictions or forward-looking statements (however, the facts or occurrences giving rise to or contributing to such change or failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect);

(f)	any litigation, suit, claim, action, proceeding or investigation in respect of the Merger Agreement or the Transactions, including the Merger, brought or commenced by any current or former shareholder of the Company (on their own behalf or on behalf of the Company); or

(g)	any action taken, or failure to take action, by the Company or any of its subsidiaries that is required by the Merger Agreement and/or that the Buyer Group has consented to or requested in writing;

provided that any change referred to in clause (a), (c) or (d) will be taken into account in determining whether there has been a Company Material Adverse Effect to the extent such changes affect the Company and its subsidiaries in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which the Company and its subsidiaries operate (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect).

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The representations and warranties made by Merger Company to the Company include representations and warranties relating to, among other things:

•	Merger Company’s due incorporation, valid existence and good standing and power and authority to carry on its business;

•	Merger Company’s memorandum and articles of association being in full force and effect;

•	the capitalization and business of Merger Company;

•	Merger Company’s corporate power and authority to execute, deliver and perform its obligations under and to consummate the Transactions, including the Merger, and the enforceability of the Merger Agreement against Merger Company;

•	the absence of (a) any conflict with or violation of the organizational documents of Merger Company, (b) any conflict with or violation of applicable law that would be reasonably expected to prevent or materially delay consummation of the Transactions, including the Merger, or be materially adverse to Merger Company’s ability to perform its obligations under the Merger Agreement, or (c) any breach of, default under, or any right given to others of termination, amendment, acceleration or cancellation of, or creation of any lien on any property or asset of Merger Company pursuant to, any contract to which Merger Company is a party or by which its properties are bound, that would be reasonably expected to prevent or materially delay consummation of the Transactions, including the Merger, or be materially adverse to Merger Company’s ability to perform its obligations under the Merger Agreement, in each case, as a result of Merger Company’s execution, delivery and performance of the Merger Agreement and the Plan of Merger;

•	governmental consents and approvals in connection with the execution, delivery and performance of the Merger Agreement and consummation of the Transactions, including the Merger, by Merger Company;

•	the absence of secured creditors of Merger Company;

•	sufficiency of funds in the financing to pay the aggregate consideration in the Merger, subject to certain assumptions;

•	each Limited Guarantee being in full force and effect and the lack of any default under the Limited Guarantees;

•	the information supplied by Merger Company and the Sponsors for inclusion in this proxy statement;

•	the absence of any undisclosed brokerage, finders’ or other fees or commission;

•	the absence of legal proceedings and governmental orders against Merger Company;

•	the absence of undisclosed Shares and other securities of, any other rights to acquire the Shares and other securities of, or any other economic interest in, the Company, by Merger Company;

•	the solvency of Merger Company;

•	delivery of true and complete copies of certain agreements among Parent, Merger Company, the Sponsors and their respective affiliates;

•	the absence of any undisclosed agreements between or among Parent, Merger Company, the Sponsors or any of their respective affiliates (a) relating to the Transactions, including the Merger, (b) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or the Per ADS Merger Consideration, (c) pursuant to which any shareholder of the Company has agreed to vote to approve the Merger Agreement or the Merger or has agreed to vote against any Competing Transaction (as defined under the caption “—No Solicitation of Competing Transactions” below) or (d) relating to any Competing Transactions.

•	non-reliance by Merger Company on estimates furnished by the Company;

•	independent investigation conducted by Merger Company; and

•	acknowledgement by the Company as to the absence of any other representations and warranties by Merger Company.

The representations and warranties made by Parent to the Company include representations and warranties relating to, among other things:

•	Parent’s due incorporation, valid existence and good standing and power and authority to carry on its business;

•	Parent’s memorandum and articles of association (or equivalent constitutional documents) being in full force and effect;

•	Parent’s corporate power and authority to execute, deliver and perform its obligations under and to consummate the Transactions, including the Merger, and the enforceability of the Merger Agreement against Parent;

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•	the absence of (a) any conflict with or violation of the organizational documents of Parent, (b) any conflict with or violation of applicable law that would be reasonably expected to prevent or materially delay consummation of the Transactions, including the Merger, or be materially adverse to Parent’s ability to perform its obligations under the Merger Agreement, or (c) any breach of, default under, or any right given to others of termination, amendment, acceleration or cancellation of, or creation of any lien on any property or asset of Parent pursuant to, any contract to which Parent is a party or by which its properties are bound, that would be reasonably expected to prevent or materially delay consummation of the Transactions, including the Merger, or be materially adverse to Parent’s ability to perform its obligations under the Merger Agreement, in each case, as a result of Parent’s execution, delivery and performance of the Merger Agreement and the Plan of Merger;

•	the information supplied by Parent for inclusion in this proxy statement;

•	the absence of any undisclosed broker, finder or other fees or commission;

•	the absence of legal proceedings and governmental orders against Parent;

•	the absence of undisclosed Shares and other securities of, any other rights to acquire the Shares and other securities of, or any other economic interest in, the Company, by Parent;

•	the solvency of Parent;

•	delivery of true and complete copies of certain agreements among Parent, Merger Company, the Sponsors and their respective affiliates;

•	the absence of any undisclosed agreements between or among Parent, Merger Company, the Sponsors or any of their respective affiliates (a) relating to the Transactions, including the Merger, (b) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or the Per ADS Merger Consideration, (c) pursuant to which any shareholder of the Company has agreed to vote to approve the Merger Agreement or the Merger or has agreed to vote against any Competing Transaction or (d) relating to any Competing Transactions.

•	the Support Agreement;

•	non-reliance by Parent on estimates furnished by the Company;

•	independent investigation conducted by Parent; and

•	acknowledgement by the Company as to the absence of any other representations and warranties by Parent.

Conduct of Business Pending the Merger

Under the Merger Agreement, the Company has agreed that, subject to certain exceptions, from the date of the Merger Agreement until the Effective Time, the businesses of the Company and its subsidiaries will only be conducted, the Company and its subsidiaries will not take any action except in a lawfully permitted manner in the ordinary course of business and consistent with past practice, and the Company will use its commercially reasonable efforts to preserve the assets (including any intellectual property) and the business organization of the Company and its subsidiaries in all material respects.

Subject to certain exceptions set forth in the Merger Agreement and the disclosure schedule of the Company delivered in connection with the Merger Agreement or required by applicable law, without the prior written consent of Buyer Group (which consent cannot be unreasonably withheld, delayed or conditioned), the Company will not and will cause its subsidiaries not to, among other things:

•	amend or otherwise change its memorandum and articles of association or equivalent organizational documents;

•	issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance of, (i) any shares of any class or other equity or equity-linked securities of the Company or any of its subsidiaries (with certain exceptions), or (ii) any entity, business, rights, property or assets (whether real, personal or mixed, and including leasehold interests and intangible property) of the Company or any of its subsidiaries with a value or purchase price (including the value of assumed liabilities) in excess of US$3,000,000 (or an equivalent amount in RMB) except in the ordinary course of business consistent with past practice;

•	authorize, declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its securities, other than the Beijing Wangpin Dividend and Distribution (as defined under the caption “—Available Offshore Cash Financing” below), the Special Dividend or dividends or other distributions from any subsidiary of the Company to the Company or any of its other subsidiaries;

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•	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its share capital, convertible securities or other rights exchangeable into or convertible or exercisable for any of its shares, or any other equity or equity-linked securities (other than the purchase of Shares to satisfy obligations under the Share Incentive Plans);

•	effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization or similar transaction involving the Company or any of its subsidiaries, or create any new subsidiary of the Company;

•	acquire (including by merger, consolidation, scheme of arrangement, amalgamation or acquisition of stock or assets or any other business combination) any assets, securities or properties, or make any new loan, advance or capital contribution to, or investment in, any person or any division thereof, with a value or purchase price (including the value of assumed liabilities) in excess of US$3,000,000 (or an equivalent amount in RMB) in the aggregate, other than capital expenditures in the ordinary course of business consistent with past practice;

•	other than in the ordinary course of business consistent with past practice, authorize, or make any commitment with respect to, capital expenditures in excess of US$3,000,000 (or an equivalent amount in RMB) in the aggregate in any three-month period;

•	redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify the terms of, any indebtedness or issue any debt securities or other contracts evidencing indebtedness, or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person for indebtedness, except for (a) the incurrence or guarantee of indebtedness under the Company’s or any of its subsidiaries’ existing credit facilities as in effect on the date of the Merger Agreement in an aggregate amount not to exceed the maximum amount authorized under the contracts evidencing such indebtedness (including any renewal, extension, refinancing or replacement of such contracts on substantially the same terms), (b) the incurrence of new indebtedness in connection with arranging Available Offshore Cash Financing as described under the caption “—Available Offshore Cash Financing” below, (c) the incurrence of new indebtedness in an aggregate amount not in excess of US$3,000,000 (or an equivalent amount in RMB), and (d) the repayment of any indebtedness existing on the date of the Merger Agreement or incurred pursuant to (a) through (c) above;

•	except as otherwise required by law, pursuant to any employee agreement in effect on the date of the Merger Agreement or contemplated under the disclosure schedule of the Company delivered in connection with the Merger Agreement, (a) enter into any new employment, transaction or retention bonus or other compensatory agreements (including the renewal of any such agreements), or terminate any such agreements, with any director, officer, employee or consultant of the Company or any of its subsidiaries other than the hiring or termination of employees or consultants below the vice president level or its equivalent, (b) grant or provide any pension, retirement allowance, severance or termination payments, bonus or other benefits to any director, officer, employee, consultant, shareholder or other service provider of the Company or any of its subsidiaries except as required by applicable law, (c) increase the compensation, bonus or pension, welfare, severance or other benefits of, or pay any bonus to, any director, officer or employee of the Company or any of its subsidiaries except in accordance with past practice, (d) make, grant or announce any new equity, equity-linked or incentive awards to any director, officer, employee, consultant, shareholder or other service provider of the Company or any of its subsidiaries, (e) establish, adopt, amend or terminate any employment agreement or materially amend the terms of any outstanding options or other share awards, (f) take any action to accelerate the vesting of options or other share awards, or (g) make, modify or forgive any loans to director, officer, employee, consultant, shareholder or other service provider of the Company or any of its subsidiaries;

•	engage in the conduct of any new line of business material to the Company and its subsidiaries, taken as a whole;

•	make any material changes with respect to financial accounting principles, policies and procedures, except as required by changes in statutory or regulatory accounting rules or U.S. generally accepted accounting principles or regulatory requirements with respect thereto;

•	enter into, amend, modify, consent to the termination of, or waive any material rights under, any material contract that calls for annual aggregate payments of US$3,000,000 (or an equivalent amount in other currencies) or more which cannot be terminated without material surviving obligations or material penalty upon notice of ninety days or less;

•	settle, or offer or propose to settle, (a) any material action involving or against the Company or any of its subsidiaries, or (b) any action that relates to the Transactions, including the Merger (including any shareholder litigation or dispute against the Company or any of its officers or directors);

•	make or change any material tax election, amend any tax return, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of taxes, enter into any material closing agreement with respect to taxes, surrender any right to claim a material refund of taxes, fail to pay any material taxes as they become due and payable, settle or finally resolve any material controversy with respect to taxes, change or adopt any method of tax accounting, or take any other similar action relating to the filing of any tax return or the payment of any tax; or

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•	announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

Parent and Merger Company have also agree that, from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement in accordance with its terms, Parent and Merger Company will not take any action that is intended to or would reasonably be likely to result in any of the conditions to effecting the Merger becoming incapable of being satisfied or take any action or fail to take any action, the taking or failure to take, as applicable, would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede its ability to consummate the Merger or the other Transactions.

No Solicitation of Competing Transactions

The Company has agreed that neither it nor any of its subsidiaries will, and that the Company will direct its and its subsidiaries’ representatives (including any investment banker, attorney or accountant retained by the Company or any of its subsidiaries), not to, in each case, directly or indirectly:

•	solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information in a manner designed to knowingly encourage), or take any other action to knowingly facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to its shareholders) with respect to any Competing Transaction (as defined below);

•	enter into, maintain or continue discussions or negotiations with, or provide any nonpublic information relating to the Company or the Transactions to, any person or entity in furtherance of such inquiries or to obtain a proposal or offer for a Competing Transaction;

•	agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or contract (except for a confidentiality agreement that contains provisions that are no less favorable to the Company in the aggregate than those contained in the existing confidentiality agreements between the Company and members of the Buyer Group, and which does not include any provisions calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under the Merger Agreement (an “Acceptable Confidentiality Agreement”)), or commitment contemplating or otherwise relating to any Competing Transaction; or

•	authorize or permit any of the representatives of the Company or any of the subsidiaries of the Company acting directly or indirectly under the direction of the Company or any of its subsidiaries, to do any of the foregoing.

As used herein and for purposes of the Merger Agreement, a “Competing Transaction” means any of the following (other than the Transactions): (a) any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or to which 20% or more of the net revenue or net income of the Company are attributable, (b) any sale, lease, exchange, transfer or other disposition of assets or businesses that constitute or represent 20% or more of the net revenue or net income or assets of the Company and its subsidiaries, taken as a whole, (c) any sale, exchange, transfer or other disposition of 20% or more of any class of equity securities of the Company, (d) the acquisition (whether by merger, consolidation, equity investment, share exchange, joint venture or otherwise) by any third party, directly or indirectly, of any equity interest in any entity that holds assets representing, directly or indirectly, 20% or more of the net revenue, net income or assets of the Company and its subsidiaries, taken as a whole, or (e) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of any class of equity securities of the Company, or (f) any combination of the foregoing.

The Company has agreed to notify the Buyer Group as promptly as reasonably practicable (and in any event within 48 hours after the Company and/or the Special Committee attains knowledge thereof), orally and in writing, of any proposal or offer with respect to, or any request for non-public information concerning the Company or any of its subsidiaries in connection with a Competing Transaction, specifying the material terms and conditions thereof (including, if applicable, material amendments or proposed material amendments) and providing, if applicable, copies of any written requests, proposals or offers, including proposed agreements, and the identity of the party making such proposal, offer or request, unless the disclosure of such identity would be prohibited by a confidentiality agreement in effect on the date of the Merger Agreement. The Company must also keep Buyer Group informed, on a reasonably current basis (and in any event within 48 hours of the occurrence of any material change, development, discussion or negotiation) of the status and terms of any such proposal, offer or request and of any material changes in the status and terms of any such proposal, offer or request (including the material terms and conditions thereof). The Company must provide the Buyer Group with 48 hours’ prior notice (or such lesser prior notice as is provided to members of the Board or members of the Special Committee) of any meeting of the Board or Special Committee at which the Board or Special Committee, as applicable, will be requested to consider any Competing Transaction. The Company has agreed to immediately, upon the execution and delivery of the Merger Agreement cease and cause to be terminated all existing discussions or negotiations with any parties conducted as of or before such time with respect to any possible Competing Transaction.

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At any time prior to obtaining the required shareholder approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Board and/or the Special Committee may, directly or indirectly through the Company’s representatives, (a) contact and engage in discussions with any person who has made an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction (as long as the bona fide proposal or offer does not result from a violation of the Company’s “no-shop” obligations under the Merger Agreement described above) in order to clarify and understand the terms and conditions thereof to the extent the Special Committee has determined in good faith that such contact is necessary to determine whether such proposal or offer constitutes or is reasonably expected to lead to a Superior Proposal (as defined below), and (b) furnish information to, and enter into discussions and negotiations with, such person if the Special Committee has (i) determined in good faith (after consultation with its financial advisor and independent legal counsel), that such proposal or offer constitutes or would reasonably be expected to result in a Superior Proposal, (ii) determined in good faith (after consultation with independent legal counsel), that, in light of such Superior Proposal, failure to furnish such information to or enter into discussions or negotiations with such person would be reasonably likely to violate its fiduciary obligations to the Company and its shareholders under applicable law and (iii) obtained from such person an executed Acceptable Confidentiality Agreement, as long as the Company concurrently makes available to Buyer Group any material information concerning the Company and the subsidiaries of the Company that is provided to any such person and that was not previously made available to Buyer Group or its representatives.

As used herein and for purposes of the Merger Agreement, a “Superior Proposal” means a written, bona fide offer or proposal with respect to a Competing Transaction (but with all references to “20% or more” in the definition of “Competing Transaction” replaced with “more than 50%”), which does not result from a violation of the Company’s “no-shop” obligations under the Merger Agreement described above (other than immaterial non-compliance that does not adversely affect Parent and Merger Company) and is made by a third party on terms that the Board determines, in its good faith judgment upon the recommendation of the Special Committee (after receiving the advice of its financial advisor and independent legal counsel) (a) would be as likely to be consummated in accordance with its terms as the Merger, taking into consideration, among other things, all of the terms and conditions, including all legal, financial, regulatory and other aspects, of such offer and the Merger Agreement, including conditions to closing, financing, regulatory approvals, identity of the person or group making the offer, breakup or termination fee and expense reimbursement provisions, expected timing and risk and likelihood of consummation and other relevant events and circumstances and (b) if consummated, would result in a transaction more favorable to the Company’s shareholders (other than Parent) in the aggregate from a financial point of view than the Transactions (in each case, after taking into account any revisions to the Merger Agreement made or proposed in writing by Parent and Merger Company pursuant to the Merger Agreement or otherwise prior to the time of determination) provided, that any such offer or proposal will not be deemed to be a “Superior Proposal” if (i) the consummation of the transactions contemplated by such offer or proposal is subject to the conduct of any due diligence review or investigation of the Company or any of its subsidiaries by the party making such offer or proposal, or (ii) the consummation of the transactions contemplated by such offer or proposal is conditioned upon receipt of financing.

No Change of Recommendation

The Board and the Special Committee have each resolved to recommend that the Company’s shareholders authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. Under the terms of the Merger Agreement, neither the Board nor any committee of the Board may:

•	change, withhold, withdraw, qualify or modify, or publicly propose to change, withhold, withdraw, qualify or modify, in each case, in a manner adverse to Parent or Merger Company, the Board’s recommendation (the “Company Recommendation”) to the holders of Shares in favor of the proposal to approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger (a “Change in the Company Recommendation”);

•	authorize, approve or recommend, or publicly propose to authorize, approve or recommend to the shareholders of the Company, an offer or proposal with respect to a Competing Transaction;

•	if a tender offer or exchange offer for 20% or more of the outstanding share capital of the Company that constitutes a Competing Transaction is commenced, fail to recommend against acceptance of such tender offer or exchange offer by its shareholders within 10 business days after commencement, which will constitute a failure to recommend against acceptance of such tender offer or exchange offer; provided, that a customary “stop, look and listen” communication by the Board or the Special Committee to shareholders of the Company pursuant to Rule 14d-9(f) of the Exchange Act will not be deemed to be a Change in the Company Recommendation proscribed by (a) above; or

•	approve or recommend, cause or permit the Company to enter into, or submit to a vote by its shareholders, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar document or contract with respect to any Competing Transaction (other than an Acceptable Confidentiality Agreement).

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From the date of the Merger Agreement and prior to obtaining the required shareholder approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, if the Company has received a written, bona fide proposal or offer with respect to a Competing Transaction that does not result from a violation of the “no-shop” obligations under the Merger Agreement described above (other than immaterial non-compliance that does not adversely affect Parent and Merger Company) and the Board determines, in its good faith judgment upon the recommendation of the Special Committee, prior to the time of the extraordinary general meeting described under the caption “—Shareholders’ Meeting” below, and upon advice by its financial advisor and independent legal counsel, that such proposal or offer constitutes a Superior Proposal and failure to make a Change in the Company Recommendation with respect to such Superior Proposal would be inconsistent with its fiduciary obligations to the Company and its shareholders under applicable law, the Board may, upon the recommendation of the Special Committee, effect a Change in the Company Recommendation and/or (a) authorize the Company to terminate the Merger Agreement, (b) immediately prior to, contemporaneously with or immediately following the termination of the Merger Agreement, approve or recommend the Superior Proposal and (c) immediately prior to, contemporaneously with or immediately following the termination of the Merger Agreement, authorize the Company to enter into or execute an alternative acquisition agreement with respect to such Superior Proposal, but only if:

•	if the Company has complied with the “no-shop” obligations under the Merger Agreement described above with respect to such proposal or offer (other than immaterial non-compliance that does not adversely affect Parent and Merger Company);

•	after providing at least five business days’ written notice to Parent and Merger Company advising Parent and Merger Company that the Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the person making such Superior Proposal and indicating that the Board intends to effect a Change in the Company Recommendation and/or authorize the Company to terminate the Merger Agreement;

•	after negotiating with and causing its financial and legal advisors to negotiate with Parent and Merger Company and their respective representatives in good faith (to the extent Parent and Merger Company desire to negotiate) to make adjustments in the terms and conditions of the Merger Agreement so that such third-party proposal or offer would cease to constitute a Superior Proposal;

•	after permitting Parent and Merger Company and their respective representatives to make a presentation to the Board and the Special Committee regarding the Merger Agreement and any adjustments with respect thereto (to the extent Parent and Merger Company desire to make such a presentation); and

•	Parent and Merger Company do not, within five business days of their receipt of the notice of Superior Proposal, make an offer that the Board determines, in its good faith judgment upon the recommendation of the Special Committee (after consultation with its financial advisor and independent legal counsel), to be at least as favorable to the Company’s shareholders as such Superior Proposal.

Further, if the Board determines, in its good faith judgment upon the recommendation of the Special Committee, in its good faith judgment, prior to the time of the extraordinary general meeting and upon advice by its independent legal counsel, that failure to make a Change in the Company Recommendation would be inconsistent with its fiduciary obligations to the Company and its shareholders under applicable law, the Company Board may, upon the recommendation of the Special Committee, effect a Change in the Company Recommendation, as long as the Board (a) provides five business days’ prior written notice to Parent and Merger Company advising Parent and Merger Company that the Board intends to effect a Change of Recommendation and specifying in reasonable detail the facts underlying and the reasons for the decision by the Board (acting upon the recommendation of the Special Committee) to take such action and (b) during such five business day period, if requested by Parent and Merger Company, engage in good faith negotiations with Parent and Merger Company to amend the Merger Agreement in such a manner that obviates the need for such Change in the Company Recommendation.

Shareholders’ Meeting

The Company has agreed that unless the Merger Agreement is validly terminated, the Company will duly convene and hold, as soon as reasonably practicable following the mailing of this proxy statement to the Company’s shareholders, an extraordinary general meeting for the purpose of obtaining shareholder authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

The Company may, after consultation in good faith with the Buyer Group, recommend the adjournment of the extraordinary general meeting to its shareholders (a) to the extent necessary to ensure that any required supplement or amendment to this proxy statement is provided to the holders of Shares within a reasonable amount of time in advance of the extraordinary general meeting, (b) as otherwise required by applicable law, or (c) if as of the time for which the extraordinary general meeting is scheduled as set forth in this proxy statement, there are insufficient Shares represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the extraordinary general meeting. If the extraordinary general meeting is adjourned, unless the Merger Agreement is validly terminated in accordance with its terms, the Company will convene and hold the extraordinary general meeting as soon as reasonably practicable thereafter.

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The Company has agreed that unless the Board effects a Change in the Company Recommendation in the manner described above, the Board is required to recommend to holders of the Shares that they authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and include such recommendation in this proxy statement. The Company has also agreed that, unless the Merger Agreement is validly terminated in accordance with its terms, its obligations described above with respect to the extraordinary general meeting (including its obligations to call, give notice of, convene and hold the extraordinary general meeting and to solicit from its shareholders proxies) will not be affected by the commencement, public proposal, public disclosure, announcement, communication or submission to the Company or any other person of any Competing Transaction, or by any Change in the Company Recommendation. The Company will also use its reasonable best efforts to solicit from its shareholders’ proxies in relation to the extraordinary general meeting.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the Merger Agreement, Parent and Merger Company have agreed that:

•	The memorandum and articles of association of the Surviving Company will contain provisions no less favorable with respect to exculpation and indemnification than are set forth in the memorandum and articles of association of the Company as in effect on the date of the Merger Agreement, which provisions cannot be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification is required by law.

•	The Surviving Company will maintain in effect for six years from the Effective Time the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters occurring prior to the Effective Time, including acts or omissions occurring in connection with the Merger Agreement and the consummation of the Transactions, provided that the Surviving Company may substitute policies of at least the same coverage containing terms and conditions that are no less favorable than those provided under the Company’s current policies, and provided that in no event will the Surviving Company be required to expend for this purpose more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance. Alternatively, the Company may and, at the joint request of Parent and Merger Company, the Company will, purchase a six-year “tail” prepaid policy prior to the Effective Time on terms and conditions no less advantageous to the indemnified parties than the existing directors’ and officers’ liability insurance maintained by the Company. If such “tail” prepaid policies have been obtained by the Company prior to the Effective Time, the Surviving Company will maintain such policies in full force and effect, and continue to honor the respective obligations thereunder.

•	From and after the Effective Time, the Surviving Company will comply with all of the Company’s obligations, and will cause its subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) the present and former officers and directors thereof against various types of damages and liabilities arising out of, relating to or in connection with (a) the fact that such person is or was a director or officer of the Company or any of its subsidiaries or (b) any acts or omissions by such person in such capacity prior to or at the Effective Time (including acts or omissions with respect to the approval of the Merger Agreement or the Transactions, including this Merger, or arising out of or pertaining to the Transactions, including this Merger, and actions to enforce the provision described here or any other indemnification or advancement right of any indemnified party), to the extent provided under the Company’s or such subsidiaries’ respective organizational and governing documents or agreements in effect on the date of the Merger Agreement and to the fullest extent permitted by applicable law, provided that such indemnification will be subject to any limitation imposed from time to time under applicable law.

Available Offshore Cash Financing

The Company has agreed to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done (in each case, subject to applicable law), all things necessary to ensure that, at the Closing, the aggregate amount of Available Offshore Cash (as described below) will be equal to or exceed US$210,000,000 (the “Available Offshore Cash Financing”).

In the Merger Agreement, the Company agreed to use commercially reasonable efforts to cause Beijing Wangpin, the Company’s consolidated subsidiary which is held 90% by the Company and 10% by the Company’s consolidated affiliated entities, to make necessary foreign exchange filings and use its commercially reasonable efforts to obtain certain consents, approvals or similar affirmation from PRC governmental authorities in order to allow Beijing Wangpin to declare and pay dividends, or effect one or multiple distributions, to the Company (the “Beijing Wangpin Dividend and Distribution”) in the aggregate amount of up to RMB745,000,000 or such lesser amount as may be mutually agreed by the Company, Parent and Merger Company (the “Beijing Wangpin Dividend and Distribution Amount”), and to cause Beijing Wangpin to make the Beijing Wangpin Dividend and Distribution to the Company.

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On May 5, 2017, as a result of the Beijing Wangpin Dividend and Distribution, the Company received US$74,826,918 as a result a cash dividend of RMB640,000,000 from Beijing Wangpin. Based on its 90% ownership of Beijing Wangpin, the Company was entitled 90% of the total RMB640,000,000 dividend payout, and after paying withholding tax of RMB57,600,000, the Company received US$74,826,918 (the equivalent of RMB518,400,000).

As used herein and for purposes of the Merger Agreement, “Available Offshore Cash” means, at the relevant time of determination, all cash, cash equivalents and amounts under short term investments and time deposits with maturities less than 363 days as of any relevant time of determination, of the Company and its subsidiaries on a consolidated basis in U.S. dollars in one or more U.S. dollar denominated offshore bank accounts of the Company or its subsidiaries opened at banks outside of the PRC or U.S. dollar denominated offshore bank accounts of its subsidiaries opened at banks in the PRC, excluding Trapped Cash and net of issued but uncleared checks and drafts of the Company and its subsidiaries. “Trapped Cash” means any cash, checks, rental deposits and bank credit balances that are subject to any restrictions or local exchange control, tax or other requirements, such that the full amount of such deposits cannot be accessed within 90 days, provided that any amounts that are subject to short term investments or time deposits with maturities less than 363 days as of any relevant time of determination are not deemed “Trapped Cash” unless after such maturity, they would be subject to any of the aforesaid restrictions. “Available Onshore Cash” means, at the relevant time of determination, all cash, cash equivalents and amounts under short term investments and time deposits with maturities less than 363 days as of any relevant time of determination, of the Company and its subsidiaries on a consolidated basis in RMB in one or more RMB denominated bank accounts of the Company or its subsidiaries opened at banks in the PRC (except for offshore bank accounts of its subsidiaries opened at banks in the PRC), excluding Trapped Cash and net of issued but uncleared checks and drafts of the Company and its subsidiaries.

Special Dividend

The Merger Agreement provides that the Special Dividend must not be less than US$0.28 per Share and US$0.56 per ADS (the “Minimum Special Dividend”).

The Merger Agreement also provides that, if the amount of Available Offshore Cash upon completion of the Beijing Wangpin Dividend and Distribution (if applicable) subject to adequate reserves for payment of costs and expenses actually incurred and estimated in good faith to be incurred through the closing of the Merger by the Company and the Special Committee in connection with the Transactions (as determined in good faith by the Company) as of the Beijing Wangpin Dividend and Distribution End Date, is sufficient to pay an amount in cash in excess of the amount of Minimum Special Dividend to holders of record of issued and outstanding Shares and ADSs immediately prior to the Effective Time (as determined in good faith by the Company, after reasonable consultation with Parent and Merger Company, as of the Beijing Wangpin Dividend and Distribution End Date), then, subject to applicable Laws and the availability to the Company of funds legally available therefor, the Special Dividend will be equal to the lower of (i) the sum of such excess amount and the amount of the Minimum Special Dividend, (ii) the amount of US$1.35 per Share and US$2.70 per ADS and (iii) such other amount as mutually determined by the Company, Parent and Merger Company.

In connection with the determination of the final amount of the Special Dividend, the Company (after reasonable consultation with Parent and Merger Company) must also notify Parent and Merger Company in writing of the amount (if any) by which the Available Offshore Cash required to pay the Special Dividend exceeds the amount required to pay the Minimum Special Dividend based on the Company’s best estimate of the number of Shares and ADSs expected to be outstanding immediately prior to the Effective Time (such amount, the “Excess Amount”). On June 19, 2017, the Special Committee, pursuant to the authority delegated to it by the Board, declared the final amount of the Special Dividend to be US$ 0.94 per Share, corresponding with US$1.88 per ADS, which amount was determined in accordance with the Merger Agreement based on, among other things, the availability of legally available funds by the Company to pay such amount.

After the declaration of the final amount of the Special Dividend in accordance with the Merger Agreement, the Company may not, and Parent may not cause the Company to, revoke, rescind, modify or otherwise change the Special Dividend (including the amount thereof and the record date for determining the eligibility of holders of Shares and ADSs to receive the Special Dividend) unless agreed by Parent and Merger Company or required under applicable law.

Financing

As of the date of the Merger Agreement, each Sponsor has delivered to the Company a copy of its executed Equity Commitment Letter, pursuant to which such Sponsor has committed to purchase, or cause the purchase of, for cash, subject to the terms and conditions therein, securities of Merger Company up to the aggregate amount set forth therein (collectively with respect to all Sponsors, the “Equity Financing”). The proceeds of the Equity Financing will be used to finance the consummation of the Transactions, including the Merger.

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Each of Parent and Merger Company has agreed that it will take (or cause to be taken) all actions and do (or cause to be done) all things necessary, proper or advisable to obtain the Equity Financing, including (a) maintaining in effect the Equity Commitment Letters, (b) complying with its obligations under the Equity Commitment Letters, (c) satisfying on a timely basis all conditions applicable to Parent or Merger Company in such Equity Commitment Letters that are within its control, if any, (d) enforcing its rights under the Equity Commitment Letters and (e) consummating the Equity Financing at or prior to Closing, including by causing the Sponsors to fund the Equity Financing at the closing of the Merger, in each case in accordance with the terms of the Merger Agreement and the Equity Commitment Letters.

If the Special Dividend exceeds the Minimum Special Dividend:

•	the aggregate amount of Equity Financing contemplated under the Equity Commitment Letters will be reduced, collectively, by the Sponsors’ pro rata amount (as provided in the Merger Agreement) of the aggregate amount of Excess Amount, and each Sponsor will, at the Effective Time, be entitled to reduce the amount of such Sponsor’s portion of the Equity Financing obligation to purchase, or cause the purchase of, for cash, securities of Merger Company under such Sponsor’s Equity Commitment Letter, by such Sponsor’s pro rata amount (as provided in the Merger Agreement) of the Excess Amount; and

•	the number of Continuing Shares will be reduced by a number of Shares equal to the quotient of (a) Parent’s pro rata amount (as provided in the Merger Agreement) of the Excess Amount over (b) the Per Share Merger Consideration (rounded to the nearest whole integer).

If Parent and Merger Company determine to seek financing (through loans from financial institutions and/or the issuance or sale of debt securities, or otherwise) in connection with the Merger and the other Transactions (the “Debt Financing”), each of Parent and Merger Company will use their respective commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary to arrange such Debt Financing, including using commercially reasonable efforts to (i) negotiate and enter into definitive agreements (each, a “Debt Financing Agreement”) with respect to such Debt Financing on terms that will not prevent or materially impair the ability of Parent or Merger Company to satisfy their respective obligations under the Merger Agreement or consummate the Merger or other Transactions, (ii) if executed, maintain in effect the Debt Financing Agreements in accordance with the terms thereof and satisfy on a timely basis all conditions applicable to Parent and Merger Company (and any affiliate thereof other than the Company and its subsidiaries) in the Debt Financing Agreements and otherwise comply with its obligations thereunder, (iii) assuming all conditions in the Debt Financing Agreements have been satisfied, cause the financing sources and other persons providing Debt Financing to fund on the closing date the Debt Financing in the amount required to consummate the Transactions and (iv) enforce the parties’ funding obligations (and the rights of Parent and Merger Company) under the Equity Commitment Letters and Debt Financing Agreements (the “Financing Documents”) to the extent necessary to fund the Merger Consideration. Parent and Merger Company will also keep the Company informed on a reasonably current basis in reasonable detail of the status of its decision with respect to and, if applicable, efforts to arrange the Debt Financing and will deliver to the Company as promptly as practicable (and no later than two (2) business days) after such execution, true and complete copies of all Debt Financing Agreements, except for customary engagement letters or any such contracts or other arrangements that do not impact the conditionality of the Debt Financing.

If Buyer Group has arranged Debt Financing under any Debt Financing Agreement or any Bridge Financing:

•	the aggregate amount of Equity Financing contemplated under the Equity Commitment Letters will be reduced, collectively, by the Sponsors’ pro rata amount (as provided in the Merger Agreement) of the aggregate amount of Debt Financing actually funded at the Effective Time, and each Sponsor will, at the Effective Time, be entitled to reduce the amount of such Sponsor’s portion of the Equity Financing obligation to purchase, or cause the purchase of, for cash, securities of Merger Company under such Sponsor’s Equity Commitment Letter, by such Sponsor’s pro rata amount (as provided in the Merger Agreement) of the Debt Financing and/or Bridge Financing, as applicable, actually funded (or, in the case of Bridge Financing, readily available) at the Effective Time in accordance with the terms and conditions of such Sponsor’s Equity Commitment Letter, provided that other than pursuant to a reduction due to the Special Dividend exceeding the Minimum Special Dividend (as described above), in no event will the aggregate amount of each Sponsor’s Equity Financing obligation under its Equity Commitment Letter be reduced prior to the Effective Time, whether or not any Debt Financing Agreement is entered into or any Bridge Financing is available prior to such time; and

•	the number of Continuing Shares will be reduced by a number of Shares equal to the quotient of (a) Parent’s pro rata amount (as provided in the Merger Agreement) of the Debt Financing and/or Bridge Financing, as applicable, actually funded (or, in the case of Bridge Financing, readily available) at the Effective Time over (b) the Per Share Merger Consideration (rounded to the nearest whole integer), provided that other than pursuant to a reduction due to the Special Dividend exceeding the Minimum Special Dividend (as described above), in no event will the number of Continuing Shares be reduced prior to the Effective Time, whether or not any Debt Financing Agreement is entered into or any Bridge Financing is available prior to such time.

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As used herein and for purposes of the Merger Agreement, “Bridge Financing” means Available Offshore Cash as of the closing of the Merger, net of Available Offshore Cash held by the Company in respect of the Special Dividend, amounts reserved for payment to holders of options to purchase Shares granted under the Share Incentive Plans that will have become vested as of the closing date, and adequate reserves for payment of costs and expenses actually incurred and estimated in good faith to be incurred by the Company and the Special Committee in connection with the Transactions (as determined in good faith by the Company) as of the closing of the Merger, that Parent, Merger Company and/or the Surviving Company are actually able to pay the Per Share Merger Consideration and Per ADS Merger Consideration to holders of Shares and ADSs (other than the Continuing Shares and the Excluded Shares) as of immediately prior to the Effective Time. Bridge Financing that is “readily available” means Bridge Financing representing Available Offshore Cash that is in a demand deposit account of the Company that is readily and legally available at the Effective Time to be used to pay a portion of the aggregate Per Share Merger Consideration or Per ADS Merger Consideration.

Subject to the terms and conditions of the Merger Agreement, neither Parent nor Merger Company may amend, modify or waive any provision of the Financing Documents, if such amendment, modification or waiver reduces (or would reduce) the aggregate amount of the Equity Financing and the Debt Financing or imposes new or additional conditions or otherwise expands, amends or modifies the conditions to the Equity Financing and the Debt Financing in a manner that would be expected to prevent or materially delay the ability of the Company, Parent or Merger Company to consummate the Transactions or otherwise adversely impact in any material respect the ability of Parent or Merger Company to enforce its rights against the other parties to the Financing Documents. Parent and Merger Company have agreed to give the Company prompt notice (a) upon becoming aware of any material breach of any provisions or, or termination by any party to, the Financing Documents or (b) upon the receipt of any written notice from any person with respect to any threatened material breach or threatened termination of the Financing Documents or obtaining knowledge that any party of an Equity Commitment Letter does not intend to (or believes that it is excused from, or not required to) provide funds, or otherwise perform its obligations under such Equity Commitment Letter.

The Company has agreed to, and to use commercially reasonable efforts to cause each of its subsidiaries to, provide such cooperation as may be reasonably requested by Parent and Merger Company in connection with the arrangement of the Debt Financing, including:

•	arranging for reasonable direct contact between representatives and advisors of the Company or its subsidiaries with representatives of Parent, Merger Company and Debt Financing sources;

•	assisting in the preparation of offering memoranda, private placement memoranda, bank information memoranda, prospectuses, rating agency presentations and similar documents reasonably requested by Parent, Merger Company or their respective representatives in connection with any Debt Financing;

•	as promptly as reasonably practicable, furnishing Parent, Merger Company and Debt Financing sources with financial and other pertinent information regarding the Company and its subsidiaries as may be reasonably requested by Parent, Merger Company or any Debt Financing sources and using commercially reasonable efforts to cause the Company’s independent accountants to provide assistance and cooperation in connection therewith to Parent, Merger Company and any Debt Financing sources;

•	reasonably cooperating with advisors, consultants and accountants of Parent, Merger Company or any Debt Financing sources with respect to the conduct of any examination, appraisal or review of the financial condition or any of the assets or liabilities of the Company or any of its subsidiaries, including for the purpose of establishing collateral eligibility and values;

•	to the extent not prohibited by applicable law or certain of the Company’s contractual obligations, (a) facilitating the granting of security or pledging of collateral and, to the extent required under the Debt Financing Agreements, using commercially reasonable efforts to obtain consents and/or customary executed payoff letters or final invoices (as applicable) from each lender, creditor, noteholder or other counterparty to which Company Indebtedness is owing and (b) executing and delivering any Debt Financing Agreements (including any pledge and security documents); provided, that any collateral pledged or security granted by the Company or any of its subsidiaries under, and any obligations of the Company or any of its subsidiaries under, any Debt Financing Agreements to which it is a party will be contingent upon the occurrence of the Effective Time;

•	taking all commercially reasonable actions necessary to permit Debt Financing sources to evaluate the Company’s or any of its subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements; subject to the terms of the confidentiality agreements between the Company and members of the Buyer Group, and to establish bank and other accounts, blocked account agreements and lock box arrangements in connection with the foregoing;

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•	furnishing Parent, Merger Company and their representatives, as well as any prospective Debt Financing sources, promptly with all documentation and other information required with respect to any Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations; subject to the terms of the confidentiality agreements between the Company and members of the Buyer Group;

•	using commercially reasonable efforts to obtain consents from third parties and accountants’ comfort letters from the Company’s and its subsidiaries’ accounting firm contemplated by any Debt Financing and assisting Parent, Merger Company and their respective counsels with information required for customary legal opinions required to be delivered in connection therewith; and

•	taking all commercially reasonable actions necessary to permit the consummation of any Debt Financing, including the execution and delivery of any other certificates, instruments or documents reasonably requested by Parent and Merger Company and to permit the proceeds thereof to be made available at Closing to consummate the Transactions, including the Merger.

Parent and Merger Company will promptly (severally based on their respective contemplated ownership percentage in the Surviving Company), in certain circumstances in which the Merger Agreement is terminated, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company or any of its subsidiaries in connection with the cooperation of the Company and its subsidiaries in relation to the arrangement of Debt Financing described above and will indemnify and hold harmless the Company, its subsidiaries and their respective representatives from and against any and all liabilities or losses suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information used in connection therewith, except in the event such liabilities or losses arose out of or result from the willful misconduct of the Company.

Agreement to Use Reasonable Best Efforts

The parties to the Merger Agreement have agreed to use reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under the Merger Agreement and applicable laws to consummate the Transactions as soon as reasonably practicable, provided that (a) Parent, Merger Company and their respective affiliates and representatives (excluding, in the case of Parent, the Company and its subsidiaries) are not required to accept any onerous condition or mitigation measure imposed upon it that would have a material adverse effect on the expected economic benefit to Parent or the Sponsors in the Transaction, including to commit to or effect, by consent decree, hold separate orders, or otherwise, the restructuring, reorganization, sale, divestiture or disposition of such of its or any of its affiliates’ or portfolio companies’ assets, properties or businesses, or accept any prohibition or limitation on the ownership or operation of, or any arrangement that would apply to, any of its or any of its affiliates’ or portfolio companies’ assets, properties or businesses, and (b) the Company will, at Buyer Group’s request, use its reasonable best efforts to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust or competition law that may be asserted by any governmental authority so as to enable the parties to the Merger Agreement to expeditiously consummate the Transactions, including committing to and effecting, by consent decree, hold separate orders, or otherwise, the restructuring, reorganization, sale, divestiture or disposition of such of its assets, properties or businesses, provided that the Company may expressly condition any such sale, holding separate or other disposal, and any agreement to take any such action or to conduct its or any of its subsidiaries’ business in any manner, upon the consummation of the Merger and other Transactions, and the Company will not be required to take any action if such action would have or may be reasonably likely to have a Company Material Adverse Effect.

In addition, each of the Company, Parent and Merger Company has agreed to promptly provide to, and make necessary registrations, declarations or filings with, each relevant governmental authority with jurisdiction over enforcement of any applicable antitrust or competition laws, non-privileged information and documents (a) requested by such governmental authority or (b) that are necessary, proper or advisable to permit consummation of the Transactions, including the Merger. Each of the Company, Parent and Merger Company will also act in good faith and reasonably cooperate with the other parties in connection with any such registrations, declarations and filings and in connection with resolving any investigation or other inquiry of any such governmental authority, promptly provide each other party with copies of any communications received from, or provided to, any such governmental authority, permit the representatives of each party to the Merger Agreement to participate in any discussions or meetings with any such governmental authority (and to provide reasonable advance notice of any such discussions or meetings), and use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with the foregoing to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under all applicable antitrust laws as soon as practicable.

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Furthermore, if any objections are asserted with respect to the Transactions, including the Merger, under any applicable antitrust or competition laws, or if any suit is instituted (or threatened to be instituted) by any applicable governmental authority or any private party challenging any of the Transactions, including the Merger, as violating any applicable antitrust or competition laws or that would otherwise prevent, materially impede or materially delay the consummation of the Transactions, including the Merger, each of Parent, Merger Company and the Company will use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the Transactions, including the Merger. This includes, at Buyer Group’s request, the Company’s selling, holding separate or otherwise disposing of or conducting its or any of its subsidiaries’ business in a manner which would resolve such objections or suits or agreeing to sell, hold separate or otherwise dispose of or conduct its or any of its subsidiaries’ business in a manner which would resolve such objections or suits or permitting the sale, holding separate or other disposition of, any of its assets or the assets of its subsidiaries or the conducting of its or any of its subsidiaries’ business in a manner that would resolve such objections or suits so long as such actions do not have, and are not reasonably likely to have a Company Material Adverse Effect, provided that the Company may expressly condition any such sale, holding separate or other disposal, and any agreement to take any such action or to conduct its or any of its subsidiaries’ business in any manner, upon the consummation of the Merger and other Transactions. However, none of Parent, Merger Company or any of their respective affiliates or representatives will be required to accept any onerous condition or mitigation measure imposed upon it that would have a material adverse effect on the expected economic benefit to Parent or the Sponsors in the Transaction, including to commit to or effect, by consent of decree, hold separate orders, or otherwise, the restructuring, reorganization, sale, divestiture or disposition of such of its or any of its affiliates’ or portfolio companies’ assets, properties or businesses, to conduct any of its or any of its affiliates’ or portfolio companies’ business or accept any prohibition or limitation on the ownership or operation of, or any arrangement that would apply to, any of its or any of its affiliates’ or portfolio companies’ assets, properties or businesses in order to resolve such objections or suits.

Certain Additional Covenants

Pursuant to the terms of the Merger Agreement, the Company, Parent and Merger Company have agreed to certain additional covenants related to the following:

•	the filing of this proxy statement and the Schedule 13E-3 with the SEC;

•	access by Parent and Merger Company, and their authorized representatives, to the offices, properties, books and records of the Company and its subsidiaries and other information between the date of the Merger Agreement and the Effective Time (subject to all applicable legal or contractual obligations and restrictions);

•	notification of certain events;

•	cooperation in respect of antitrust matters;

•	participation in the defense and settlement of any shareholder litigation relating to the Merger Agreement or the Transactions;

•	the prompt delivery to Parent and Merger Company of the resignation of the directors of the Company or any of its subsidiaries requested jointly by Parent and Merger Company;

•	consultation with respect to press releases and other public announcements relating to the Merger Agreement and the Transactions;

•	delisting by the Surviving Company from the NYSE and the deregistration of the Shares and ADSs under the Exchange Act as promptly as reasonably practicable after the Effective Time; and

•	elimination or minimization of the effects of certain takeover statutes.

Conditions to the Merger

The consummation of the Merger is subject to the satisfaction or waiver of the following conditions:

•	the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, being authorized and approved by the shareholders of the Company at the extraordinary general meeting; and

•	no governmental authority having enacted, issued, promulgated, enforced or entered any law or award, writ, injunction, determination, rule, regulation, judgment, decree or executive order, which is then in effect and has or would have the effect of making the Merger illegal or otherwise prohibiting the consummation of the Transactions.

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The obligations of Parent and Merger Company to consummate the Merger are also subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of the Company in the Merger Agreement (disregarding any limitation or qualification by “materiality” or “Company Material Adverse Effect”) being true and correct in all respects as of the date of the Merger Agreement and as of the closing date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which must be true and correct in all respects as of such time), except to the extent such failures to be true and correct, individually or in the aggregate, would not have a Company Material Adverse Effect; provided that (a) for certain representations and warranties of the Company relating to the capitalization of the Company, such representations and warranties are true and correct in all respects, except for certain de minimis inaccuracies, as of the date of the Merger Agreement and as of the closing date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which are true and correct in all respects as of such time) and (b) for certain other representations and warranties of the Company, such representations and warranties are true and correct in all respects as of the date of the Merger Agreement and as of the closing date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which are true and correct in all respects as of such time);

•	the Company having performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time;

•	the Company having delivered to Parent and Merger Company a certificate dated the closing date, signed by a director or executive officer of the Company, certifying as to the satisfaction of the immediately preceding conditions;

•	the Board having declared the Special Dividend and the Company having determined and declared the final amount of the Special Dividend in accordance with the Merger Agreement, and having Available Offshore Cash legally available and sufficient to pay the Special Dividend (as finally determined), to holders of record of issued and outstanding Shares and ADSs immediately prior to the Effective Time, including Parent, such payment to be conditioned upon the Closing;

•	as of immediately prior to the closing, the Company having no less than US$300,000,000 in available cash, at least US$56,900,000 of which is Available Offshore Cash (including, for the purposes of such calculation, the amount of Available Offshore Cash held by the Company in respect of the Special Dividend and any amounts reserved or applied towards Bridge Financing);

•	there not having occurred and be continuing a Company Material Adverse Effect since the date of the Merger Agreement; and

•	holders of no more than 15% of the Shares having validly served a notice of objection under Section 238(2) of the Cayman Islands Companies Law.

The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of Parent and Merger Company in the Merger Agreement (disregarding for this purpose any limitation or qualification by materiality) being true and correct in all respects as of the date of the Merger Agreement and as of the closing date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which must be true and correct only as of such time), except to the extent such failures to be true and correct, individually or in the aggregate, have not and would not prevent or materially impair or delay the ability of Parent and Merger Company to consummate the Transactions, including the Merger;

•	each of Parent and Merger Company having performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the closing date; and

•	each of Parent and Merger Company having delivered to the Company a certificate dated the closing date, signed by a director or executive officer of Parent and Merger Company (as the case may be), certifying as to the satisfaction of the immediately preceding conditions.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time:

(a)	by mutual written consent of Parent, Merger Company and the Company, with the approval of their respective boards of directors (or in the case of the Company, acting only upon the recommendation of the Special Committee);

(b)	by either the Company (acting only upon the recommendation of the Special Committee) or Parent and Merger Company (provided that this termination right is not available to any party whose failure to fulfill any of its obligations under the Merger Agreement has been the primary cause of, or resulted primarily in, the failure of the applicable condition to the Merger being satisfied), if:

•	the Merger is not consummated on or before February 6, 2018 (the “Outside Date”) (an “Outside Date Termination Event”);

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•	any governmental authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered any final and non-appealable law or award, writ, injunction, determination, rule, regulation, judgment, decree or executive order, which is then in effect and has or would have the effect of making the Merger illegal or otherwise prohibiting the consummation of the Transactions, provided that prior to such termination each of the Company and Parent and Merger Company must have used its commercially reasonable efforts to resist, appeal, obtain consent under, resolve or lift (as applicable) such law or award, writ, injunction, determination, rule, regulation, judgment, decree or executive order (a “Permanent Order Termination Event”); or

•	holders of Shares representing at least two-thirds of the votes attaching to the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting do not authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at the extraordinary general meeting duly convened for such approval and authorization or any adjournment thereof (a “No-Vote Termination Event”);

(c)	by the Company (acting only upon the recommendation of the Special Committee), if:

•	Parent or Merger Company has breached any of their representations, warranties, agreements or covenants set forth in the Merger Agreement, (i) such that the conditions to the obligations of the Company to complete the Merger would not be satisfied and such condition would not be capable of being satisfied prior to the Outside Date and (ii) which breach is not curable or, if curable, is not cured within 60 days following receipt of written notice of such breach from the Company (or, if the Outside Date is less than 60 days from the date of receipt of such notice, by the Outside Date), provided that the Company is not in material breach of any representations, warranties, agreements or covenants under the Merger Agreement that would give rise to the failure of a condition to the obligations of Parent or Merger Company to complete the Merger (a “Parent and Merger Company Breach Termination Event”);

•	following October 6, 2017, (i) all of the conditions to the obligations of Parent and Merger Company to complete the Merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the Merger but which are otherwise capable of satisfaction at the closing of the Merger), (ii) the Company has irrevocably confirmed by notice to Parent and Merger Company that all of the conditions to the obligation of the Company to complete the Merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the Merger but which are otherwise capable of satisfaction at the closing of the Merger) or that the Company is willing to waive any unsatisfied conditions, and (iii) Parent and Merger Company fail to complete the closing of the Merger within 10 business days after the delivery of such notice (a “Parent and Merger Company Failure to Close Termination Event”); or

•	prior to the receipt of the shareholders’ authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, (i) the Board (acting only upon the recommendation of the Special Committee) has authorized the Company to enter into an alternative acquisition agreement with respect to a Superior Proposal and (ii) immediately prior to, concurrently with or immediately following the termination of the Merger Agreement, the Company enters into an alternative acquisition agreement with respect to such Superior Proposal; provided that the Company will not be entitled to terminate the Merger Agreement unless the Company (a) has complied in all material respects with the “no-shop” obligations under the Merger Agreement with respect to such Superior Proposal and/or alternative acquisition agreement and (b) immediately prior to, or concurrently with such termination, pays to Parent and Merger Company the applicable termination fees (a “Superior Proposal Termination Event”); or

(d)	by Parent and Merger Company, if:

•	the Company has breached any of its representations, warranties, agreements or covenants under the Merger Agreement, (i) such that the conditions to the obligations of Parent and Merger Company to complete the Merger would not be satisfied and (ii) which breach is not curable or, if curable, is not cured within 60 days following receipt of written notice of such breach from Parent or Merger Company (or, if the Outside Date is less than 60 days from the date of receipt of such notice, by the Outside Date), provided that Parent and Merger Company are not in material breach of any representations, warranties, agreements or covenants that would give rise to the failure of a condition to the obligations of the Company to close (a “Company Breach Termination Event”); or

•	(a) there has been a Change in the Company Recommendation, (b) the Board has authorized, approved or recommended, or publicly proposed to authorize, approve or recommend to the shareholders of the Company, an offer or proposal regarding a Competing Transaction or has authorized, approved, recommended or entered into any alternative acquisition agreement (other than certain permissible confidentiality agreements) or (c) a tender offer or exchange offer by a third party for 20% or more of the outstanding shares of the Company is commenced, and the Board fails to recommend against acceptance of such tender offer or exchange offer by its shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders) within 10 business days after commencement (a “Company Triggering Event”).

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Termination Fees and Reimbursement of Expenses

The Company is required to pay Parent a termination fee of US$15,500,000 and pay Merger Company a termination fee of US$9,870,000 in the event the Merger Agreement is terminated:

•	by either the Company or Parent and Merger Company if (a) a bona fide offer or proposal regarding a Competing Transaction has been made known to the Company, or has been publicly announced or publicly made known, and not withdrawn after the date of the Merger Agreement and prior to the extraordinary general meeting (or prior to the termination of the Merger Agreement if there has been no extraordinary general meeting), (b) following the occurrence of an event described in clause (a), the Company or Parent and Merger Company terminates the Merger Agreement due to an Outside Date Termination Event or No-Vote Termination Event and (c) within 12 months after the termination of the Merger Agreement, the Company consummates a Competing Transaction (provided that all references to “20%” in the definition of “Competing Transaction” under the Merger Agreement will be deemed to be references to “50%” for the purposes of this clause (c));

•	by Parent and Merger Company pursuant to (a) a Company Breach Termination Event or (b) a Company Triggering Event; or

•	by the Company pursuant to a Superior Proposal Termination Event.

Parent is required to pay the Company a termination fee of US$15,500,000, and Merger Company is required to pay the Company a termination fee of US$9,870,000, in the event the Merger Agreement is terminated by the Company pursuant to a Parent and Merger Company Breach Termination Event.

Parent is required to pay the Company a termination fee of US$31,000,000, and Merger Company is required to pay the Company a termination fee of US$19,730,000, in the event the Merger Agreement is terminated by the Company pursuant to a Parent and Merger Company Failure to Close Termination Event.

In the event that the Company, or Parent or Merger Company, fails to pay the applicable termination fee when due and in accordance with the requirements of the Merger Agreement, the Company, Parent or Merger Company, as the case may be, is required to reimburse the other party for all reasonable, out of pocket costs and expenses actually incurred or accrued by the other party (including fees and expenses of counsel) in connection with the collection under and enforcement of the termination fee, together with accrued interest on such unpaid termination fee.

Fees and Expenses

Whether or not the Merger is consummated, all expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring such expenses except as otherwise provided in the Merger Agreement.

Modification or Amendment; Waiver of Conditions

The Merger Agreement may be amended by an instrument in writing signed by the parties thereto at any time prior to the Effective Time, with the approval of their respective boards of directors (or in the case of the Company, by or on behalf of the Special Committee or by the Board acting upon the recommendation of the Special Committee); provided that after authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, by the Company’s shareholders, no amendment may be made that would reduce the amount or change the type of consideration into which each Share (including Shares represented by ADSs) will be converted upon consummation of the Merger, and provided further that no amendment, modification or waiver may be made to the Merger Agreement that would adversely affect certain rights of the Debt Financing sources set forth in the Merger Agreement, in each case without the prior written consent of the adversely affected Debt Financing sources.

At any time prior to the Effective Time, each of the parties to the Merger Agreement (by action taken (a) with respect to Parent and Merger Company, by or on behalf of their respective boards of directors and (b) with respect to the Company, by the Board acting upon the recommendation of the Special Committee) may, by an instrument in writing signed by the party or parties to be bound thereby, (i) extend the time for the performance of any obligation or other act of any other party to the Merger Agreement, (ii) waive any inaccuracy in the representations and warranties of any other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and (iii) waive compliance with any agreement of any other party or any condition to its obligations contained in the Merger Agreement.

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Remedies

The parties to the Merger Agreement may be entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement, in addition to any other remedy at law or equity. The Company is entitled to obtain an injunction, specific performance or other equitable remedies to cause Merger Company to cause the Equity Financing to be funded and enforce Parent’s and Merger Company’s respective obligations under the Merger Agreement, including Parent and Merger Company’s respective obligations to consummate the Merger but, with respect to obligations to consummate the Merger, only in the event that each of the following conditions has been satisfied and on the terms and subject to the conditions in the Merger Agreement: (i) all of the conditions to Parent’s and Merger Company’s obligations to complete the Merger (other than those conditions that, by their terms, cannot be satisfied until the closing of the Merger but which are fully capable of being satisfied and will be satisfied at the closing of the Merger) having been satisfied or waived, (ii) Parent and Merger Company failing to complete the closing of the Merger by the date the closing is required to have occurred pursuant to the Merger Agreement and (iii) the Company having irrevocably confirmed in writing that (a) all of the conditions to the Company’s obligations to complete the Merger having been satisfied or that it is willing to waive any of the conditions to the extent not so satisfied and (b) if specific performance is granted and the Equity Financing and Debt Financing (if applicable) are funded, then the Closing will occur.

While the parties may pursue both a grant of specific performance or equitable relief and payment of the applicable termination fees, none of them will be permitted or entitled to receive both a grant of specific performance or equitable relief and payment of the applicable termination fees.

The parties to the Merger Agreement have agreed that the damages resulting from termination of the Merger Agreement under circumstances where a termination fee as described under the caption “—Termination Fees and Reimbursement Expenses” is payable are uncertain and incapable of accurate calculation and therefore, such amounts are not a penalty but rather constitute amounts akin to liquidated damages in a reasonable amount that will compensate Parent, Merger Company or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating the Merger Agreement and in reliance on the Merger Agreement and on the expectation of the consummation of the Transactions, including the Merger.

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PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

No provision has been made to (a) grant the Company’s Unaffiliated Security Holders access to corporate files of the Company or other parties to the Merger or any of their respective affiliates or (b) obtain counsel or appraisal services at the expense of the Company or any other such party or affiliate.

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DISSENTERS’ RIGHTS

The following is a brief summary of the rights of holders of Shares to dissent from the Merger and receive cash equal to the fair value of their Shares (“dissenters’ rights”). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the Cayman Islands Companies Law, a copy of which is attached as Annex D to this proxy statement. If you are contemplating the possibility of objecting to the Merger, you should carefully review the text of Annex D, particularly the procedural steps required to perfect your dissenters’ rights. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Law, you will lose your dissenters’ rights.

Requirements for Exercising Dissenters’ Rights

A dissenting shareholder of the Company is entitled to payment of the fair value of its, his or her Shares upon dissenting from the Merger in accordance with Section 238 of the Cayman Islands Companies Law.

The valid exercise of your dissenters’ rights will preclude the exercise of any other rights by virtue of holding Shares in connection with the Merger, other than the right to participate fully in proceedings to determine the fair value of Shares held by such persons and to seek relief on the grounds that the Merger is void or unlawful. To exercise your dissenters’ rights, the following procedures must be followed:

•	You must give written notice of objection (the “Notice of Objection”) to the Company prior to the vote to authorize and approve the Merger. The Notice of Objection must include a statement that you propose to demand payment for your Shares if the Merger is authorized by the vote at the extraordinary general meeting.

•	Within 20 days immediately following the date on which the vote approving the Merger is made, the Company must give written notice of the authorization (“Approval Notice”) to all dissenting shareholders who have served a Notice of Objection.

•	Within 20 days immediately following the date on which the Approval Notice is given (the “Dissent Period”), any dissenting shareholder who elects to dissent must give a written notice of its, his or her decision to dissent (a “Notice of Dissent”) to the Company stating its, his or her name and address and the number and class of the Shares with respect to which it, he or she dissents and demanding payment of the fair value of its, his or her Shares. A dissenting shareholder must dissent in respect of all the Shares which it, he or she holds. A dissenting shareholder will cease to have any rights as a shareholder upon the giving of such Notice of Dissent, except for (a) the right to be paid the fair value of his or her Shares, (b) the right to participate in court proceedings to determine the fair value of his or her Shares, and (c) the right to institute proceeding on the ground that the Merger is unlawful or void.

•	Within seven days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the Plan of Merger is filed with the Cayman Registrar, whichever is later, the Company, as the surviving company, must make a written offer (a “Fair Value Offer”) to each dissenting shareholder to purchase its, his or her Shares at a price determined by the Company to be the fair value of such Shares.

•	If, within 30 days immediately following the date of the Fair Value Offer, the Company and the dissenting shareholder fail to agree on a price at which the Company will purchase the dissenting shareholder’s Shares, then, within 20 days immediately following the date of the expiry of such 30-day period, the Company shall, and the dissenting shareholder may, file a petition with the Grand Court of the Cayman Islands (the “Grand Court”) for a determination of the fair value of the Shares held by all dissenting shareholders who have served a Notice of Dissent and who have not agreed with the Company as to fair value, which petition by the Company must be accompanied by a verified list containing the names and addresses of all members who have filed a Notice of Dissent and who have not agreed with the Company as to the fair value of their Shares with the Company and if a dissenting shareholder files a petition the Company must file such verified list within 10 days of service of such petition on the Company.

•	If a petition is timely filed and served, the Grand Court will determine at a hearing (a) which shareholders are entitled to dissenters’ rights, (b) the fair value of such Shares held by those shareholders with a fair rate of interest, if any, to be paid by the Company upon the amount determined to be the fair value and (c) the costs of the proceeding and the allocation of such costs upon the parties.

All notices and petitions must be executed by or for the registered shareholder, fully and correctly, as such shareholder’s name appears on the register of members of the Company. If Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If Shares are owned by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a shareholder of record. The agent must, however, identify the registered shareholder and expressly disclose the fact that, in exercising the notice, he or she is acting as agent for the registered shareholder. A person having a beneficial interest in Shares held of record in the name of another person, such as a broker or other nominee, must act promptly to cause the registered shareholder to follow the steps summarized above and in a timely manner to perfect whatever dissenters’ rights attached to such Shares.

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You must be a registered holder of Shares in order to exercise your dissenters’ rights. A holder of ADSs who wishes to dissent must surrender his, her or its ADSs to the ADS Depositary and pay the fee of ADS Depositary to withdraw his, her or its Shares and then become a record holder of such Shares and comply with the procedures described above in order to exercise the dissenters’ rights with respect to the Shares prior to the extraordinary general meeting. The ADS Depositary will not exercise dissenters’ rights on behalf of a holder of ADSs and any Notice of Dissent delivered to the ADS Depositary will not be effective under the Cayman Islands Companies Law. If you wish to cancel your ADSs, please contact the ADS Depositary’s office at JPMorgan Chase Bank, N.A., 4 New York Plaza, Floor 12, New York, NY 10004 (Attention: Depositary Receipts Group).

If you do not satisfy each of these requirements, you cannot exercise dissenters’ rights and will be bound by the terms of the Merger Agreement and the Plan of Merger. Submitting a proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, will not alone satisfy the notice requirement referred to above. You must send all notices to the Company to Zhaopin Limited, 5/F, Shoukai Plaza, No.10 Furong Street, Wangjing, Chaoyang District, Beijing, People’s Republic of China, Attention: Daisy Wang.

If you are considering dissenting, you should be aware that the fair value of your Shares determined under Section 238 of the Cayman Islands Companies Law could be more than, the same as, or less than the Per Share Merger Consideration in cash, without interest, for each Share of the Company that you would otherwise receive as consideration in the Merger. In addition, in any proceedings for determination of the fair value of the Shares covered by a Notice of Dissent, the Company and the Buyer Group intend to assert that the Per Share Merger Consideration, after taking into account and giving effect to the payment of the Special Dividend, is equal to the fair value of each of your Shares.

The provisions of Section 238 of the Cayman Islands Companies Law are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your dissenters’ rights. You should consult your Cayman Islands legal counsel if you wish to exercise dissenters’ rights.

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FINANCIAL INFORMATION

The Company uses Renminbi (“RMB”) as its reporting currency. The functional currency of the Company is the United States dollar (“US$”), while the functional currency of the Company’s subsidiaries and consolidated affiliated entities incorporated and operated in the PRC is the RMB, further the functional currency of the Company’s subsidiary incorporated and operated in Hong Kong is the Hong Kong dollar (“HK$”). In the consolidated financial statements, the financial information of the Company has been translated into RMB. Assets and liabilities are translated at the exchange rates on the balance sheet date, equity amounts are translated at historical exchange rates, and revenues, expenses, gains and losses are translated using the average rate for the period. Translation adjustments are reported as foreign currency translation adjustments net of taxes, and are shown as a component of other comprehensive loss in the statements of comprehensive income.

This proxy statement contains translations of RMB into U.S. dollars at specific rates solely for the convenience of the reader. Translations of balances in the consolidated balance sheets, consolidated statements of comprehensive income and statements of cash flows from RMB into US$ as of and for the year ended June 30, 2016 are solely for the convenience of the reader and were calculated at the rate of US$1.00 = RMB 6.6459, representing the rate as certified by the H.10 weekly statistical release of the Federal Reserve Board on June 30, 2016. No representation is made that the RMB amounts could have been, or could be, converted into US$ at such rate.

Selected Historical Financial Information

The following table sets forth our selected consolidated financial data. The selected consolidated statements of income data and balance sheets data in the table below have been derived from the audited financial statements of the Company for each of the two years ended June 30, 2016 and 2015, prepared in accordance with U.S. GAAP, included in the Company’s Annual Report on Form 20-F for the year ended June 30, 2016, at pages F-1 through F-47. The information set forth below is not necessarily indicative of future results and should be read in conjunction with “Item 5. Operating and Financial Review and Prospects” and the consolidated financial statements, related notes and other financial information included in the Company’s Annual Report on Form 20-F for the year ended June 30, 2016, which are incorporated into this proxy statement by reference. See “Where You Can Find More Information” for a description of how to obtain a copy of such Annual Report.

	For the fiscal year ended June 30,
	2015	2016
	RMB	RMB	US$
	(in thousands, except number of shares and per share data)
Summary Consolidated Statements of Operations Data
Revenues:
Online recruitment services	1,069,351	1,307,646	196,760
Other services revenues	220,573	235,250	35,398
Total revenues	1,289,924	1,542,896	232,158
Less: Business tax and surcharges	(18,649)	(20,207)	(3,041)
Net revenues	1,271,275	1,522,689	229,117
Cost of services(1)	(115,918)	(137,023)	(20,618)
Gross profit	1,155,357	1,385,666	208,499
Operating expenses:
Sales and marketing expenses(1)	(615,225)	(777,783)	(117,032)
General and administrative expenses(1)	(254,011)	(300,546)	(45,223)
Total operating expenses	(869,236)	(1,078,329)	(162,255)
Income from operations	286,121	307,337	46,244
Other (expenses)/income:
Foreign currency exchange (loss)/gain	1,107	80	12
Interest income, net	20,091	28,959	4,357
Other income/(expenses), net	(888)	5,908	889
Income before income tax expenses	306,431	342,284	51,502
Income tax expenses	(53,809)	(58,196)	(8,757)
Net income	252,622	284,088	42,745
Net loss/(income) attributable to noncontrolling interests	(1,404)	(266)	(40)
Net Income attributable to Zhaopin Limited’s shareholders	251,218	283,822	42,705
Less: Deemed dividend to a preferred shareholder(2)	—	—	—
Income allocated to participating preferred shareholders(3)	—	—	—
Net (loss)/income attributable to ordinary shareholders	251,218	283,822	42,705
Net (loss)/income per share:
—Basic	2.42	2.59	0.39
—Diluted	2.23	2.48	0.37
Net (loss)/income per ADS(4):
—Basic	4.84	5.18	0.78
—Diluted	4.46	4.96	0.74
Weighted average number of shares used in computing net (loss)/income per share:
—Basic	103,940,977	109,481,823	109,481,823
—Diluted	112,486,432	114,266,812	114,266,812

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	As of June 30,
	2015		2016
	RMB	RMB	US$
	(in thousands)
Summary Consolidated Balance Sheet Data:
Cash and cash equivalents	1,368,943	1,725,464	259,628
Restricted cash	6,103	—	—
Time deposits and restricted time deposits	535,024	563,741	84,825
Property and equipment, net	49,706	50,839	7,650
Goodwill	62,548	64,827	9,754
Total assets	2,248,045	2,598,590	391,007
Deferred revenues	603,193	712,652	107,232
Short-term bank loan	—	—	—
Current portion of long-term bank loans	121,584	172,411	25,942
Long-term bank loans	158,755	—	—
Total liabilities	1,217,261	1,207,738	181,727
Ordinary shares	7,296	7,485	1,126
Additional paid-in Capital	1,491,387	1,546,833	232,750
Total mezzanine equity	—	—	—
Total shareholders’ equity	1,030,784	1,390,852	209,280
Number of outstanding ordinary shares	107,992,706	110,938,322	110,938,322

Ratio of Earnings to Fixed Charges

	As of June 30,
	2015	2016
	(unaudited)	(unaudited)
Ratio of earnings to fixed charges(1)	40.46	94.11

(1)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income tax expenses from continuing operations before adjustment for equity losses of affiliated companies adding fixed charges. Fixed charges consist of interest expensed and interest capitalized. The ratio of earnings to fixed charges should be read in conjunction with “Item 5. Operating and Financial Review and Prospects” and the consolidated financial statements, related notes and other financial information included in the Company’s Annual Report on Form 20-F for the year ended June 30, 2016 and the report on Form 6-K for the relevant periods, which are incorporated into this proxy statement by reference. See “Where You Can Find More Information” for a description of how to obtain a copy of Form 20-F and Form 6-K.

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Net Book Value per Share of Our Shares

The net book value per Share as of June 30, 2016 was US$1.91 based on the weighted average number of issued and outstanding Shares during the fiscal year ended June 30, 2016.

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TRANSACTIONS IN SHARES AND ADSs

Purchases by the Company

The Company has not repurchased any Shares or ADSs at any time within past two years.

Transactions Within the Buyer Group

On June 21, 2017, Merger Company and Ridgegate entered into the Ridgegate SPA pursuant to which Ridgegate, in its capacity as trustee of the CPH Zhaopin Holdings Unit Trust, has agreed to sell, and Merger Company has agreed to purchase, all of the Ridgegate Class B Shares (representing, as of the date of this proxy statement, approximately 14.9% of the issued and outstanding Shares, and 18.2% of the outstanding voting power, of the Company), for an aggregate consideration of US$151,666,660.60, or US$9.10 per Share (which is the same aggregate Per ADS Merger Consideration plus the Special Dividend that Ridgegate would otherwise be entitled to receive in respect of the Ridgegate Class B Shares in the Merger if the Ridgegate Purchase is not consummated). Concurrently with the execution of the Ridgegate SPA, Merger Company paid a deposit of US$15,166,666.06 to Ridgegate, representing ten percent of the aggregate purchase price for the Ridgegate Class B Shares under the Ridgegate SPA. If for any reason Merger Company or Ridgegate is legally prohibited from taking ownership of the Ridgegate Class B Shares by the date that is 90 days following the execution of the Ridgegate SPA, then, pursuant to the terms of the Ridgegate SPA, Merger Company is required to promptly deposit with Ridgegate the remaining amount of the aggregate purchase price for the Ridgegate Class B Shares, and Ridgegate will be required to effect the legal transfer of such Shares after such time as such legal prohibition is lifted. The Ridgegate SPA also includes price protection and a “make whole provision” which provides that, in the event that the aggregate consideration paid per Share to shareholders and ADS holders in connection with the Merger under the Merger Agreement is increased by the Buyer Group (including as a result of any increase in the Per Share Merger Consideration and/or the Special Dividend) in a manner that results in shareholders and ADS holders receiving greater than US$9.10 per Share and US$18.20 per ADS, respectively, through a combination of Merger Consideration and the Special Dividend, Merger Company will pay Ridgegate, with respect to each Ridgegate Class B Share, a “make-whole” payment equal to the difference between US$9.10 per Share and the aggregate consideration per Share (including the Per Share Merger Consideration and the Special Divided) paid to shareholders and ADS holders in connection with the Merger pursuant to the Merger Agreement, resulting in Ridgegate receiving the same aggregate cash consideration per Share from Merger Company for the Ridgegate Class B Shares as is paid to other Unaffiliated Security Holders in connection with the Merger. Upon consummation of the Ridgegate Purchase, Merger Company will acquire beneficial ownership of the Ridgegate Class B Shares (which will automatically convert from Class B Shares to Class A Shares pursuant to the terms of the Company’s memorandum and articles of association). The consummation of the Ridgegate Purchase is subject to expiration of the waiting period following the filing of the Schedule 13e-3 with the SEC pursuant to Rule 13e-3 of the Exchange Act and other customary closing conditions, and is expected to occur prior to the Merger during the third quarter of 2017.

Except as described above and other than the Merger Agreement and agreements entered into in connection therewith, including the Support Agreement, the Ridgegate SPA, the Limited Guarantees, the Equity Commitment Letters and the Interim Investors Agreement, there have been no purchases in Shares or ADSs by the members of the Buyer Group at any time during the past two years.

Prior Public Offerings

We completed our initial public offering of ADSs in June 2014. We have not made any underwritten public offering of our securities during the past three years.

Transactions in Prior 60 Days

Except as described above and other than the Merger Agreement and agreements entered into in connection therewith, including the Support Agreement, the Ridgegate SPA, the Limited Guarantees, the Equity Commitment Letters and the Interim Investors Agreement, and exercise of options by the Company’s officers and directors, to the Company’s knowledge, there has been no transaction in the Company’s Shares or ADSs during the past 60 days by the Company, any of the Company’s officers and directors, Buyer Group, or any other person with respect to which disclosure is provided in Annex F or any associate or majority-owned subsidiary of the foregoing.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMPANY

The following table sets forth information with respect to the beneficial ownership of our Shares as of the date of this proxy statement by:

•	each of our directors and executive officers; and

•	each person known to us to own beneficially more than 5% of our Shares.

The calculations in the table below are based on 112,063,952 Shares issued and outstanding on as of the date of this proxy statement, including (1) 27,137,409 Class A Shares and (2) 84,926,543 Class B Shares; excluding 12,818,218 Class A Shares issued to the ADS Depositary and reserved for future grants under our Share Incentive Plans.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary Shares Beneficially Owned
	Total Ordinary Shares on an As-converted Basis			Class A Ordinary Shares	Class B Ordinary Shares
	Number	% of Ownership(1)	% Voting Power(2)	Number	Number
Directors and Executive Officers:**
Nicolas Andre Casboult	*	*	*	*	—
Peter Dobie Everingham(3)	*	*	*	*	—
Hao Liu	*	*	*	*	—
Simon David Rosenberg	*	*	*	*	—
Graham Burton Goldsmith	*	*	*	*	—
Evan Sheng Guo(4)	3,170,000	2.8%	0.9%	3,170,000	—
Robert Tianruo Pu	*	*	*	*	—
George Weigang Wang	*	*	*	*	—
Jeff Ge Wang	*	*	*	*	—
Alex Chit Ho	—	—	—	—	—
Jason Lenga	*	*	*	*	—
Peter Andrew Schloss	—	—	—	—	—
All directors and executive officers as a group	3,566,100	3.1%	1.0%	3,566,100	—
Principal Shareholders:
SEEK International Investments Pty Ltd.(5)	68,259,876	60.9%	74.4%	—	68,259,876
Ridgegate Proprietary Limited(6)	16,666,666	14.9%	18.2%	—	16,666,666
Elliott (7)	2,721,736	2.4%	0.7%	2,721,736	—
PAG Holdings Limited(8)	2,575,528	2.3%	0.7%	2,575,528	—
Maso Capital Partners Ltd.(9)	2,408,710	2.1%	0.7%	2,408,710	—
Athos Capital (10)	2,168,216	1.9%	0.6%	2,168,216	—

*           Less than 1% of our total outstanding shares.

**        The business address of Messers. Nicolas Andre Casboult, and Graham Burton Goldsmith is Level 6, 541 St Kilda Road, Melbourne Vic 3004, Australia. The business address of Mr. Jason Lenga is 9 West 57th Street, New York, NY, 10019. The business address of Mr. Simon Rosenberg is Suite 449 St Kilda Road Towers, 1 Queens Road, Melbourne 3004, Australia. The business address of Mr. Alex Chit Ho is 8/F, Internet Finance Centre, No. 1, Danling Street, Haidian District, Beijing, 100080, People’s Republic of China. The business address of Mr. Peter Andrew Schloss is 602 Silver Tower, No. 2 Dong San Huan Bei Lu Chaoyang District, Beijing, 100027, People’s Republic of China. Other than Mr. Lenga, Mr. Casboult, Mr. Rosenberg, Mr. Goldsmith, Mr. Ho and Mr. Schloss, the business address of each of these persons is 5/F, Shoukai Plaza, No.10 Furong Street, Wangjing, Chaoyang District, Beijing, 100020, People’s Republic of China.

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(1)         For each person and group included in this column, percentage ownership is calculated by dividing the number of Shares beneficially owned by such person or group, including Shares that such person or group has the right to acquire within 60 days after the date of this proxy statement, by the sum of (1) 112,063,952, which is the total number of Shares outstanding as of the date of this proxy statement; excluding Shares issued to the ADS Depositary and reserved for future grants under our Share Incentive Plan, and (2) the number of Shares such person or group has the right to acquire within 60 days after the date of this proxy statement.

(2)         For each person or group included in this column, percentage of total voting power represents voting power based on both Class A and Class B Shares held by such person or group with respect to the sum of all outstanding shares of our Class A and Class B Shares. Our outstanding share capital consists of Class A Shares and Class B Shares. Holders of Class A Shares and Class B Shares have the same rights except for voting and conversion rights. Each holder of Class A Shares is entitled to one vote per Class A Share. Each holder of our Class B Shares is entitled to four votes per Class B Share. Our Class B Shares are convertible at any time by the holder into Class A Shares and, upon transfer to a non-affiliate of such holder, will convert automatically into Class A Shares. Class A Shares are not convertible into Class B Shares under any circumstances.

(3)         Prior to January 1, 2017, Mr. Everingham served as the Managing Director of Parent. As of January 1, 2017, Mr. Everingham is no longer a director or officer of SEEK Limited, or any of its affiliates, including Parent, other than in his capacity as chairman of the Board of the Company.

(4)         Consists of 210,000 Class A Shares represented by ADSs held by Mr. Guo, and 2,960,000 Class A Shares that Mr. Guo has the right to acquire pursuant to his options within 60 days of the date of this proxy statement.

(5)         Consists of 68,259,876 Class B Shares. SEEK International Investments Pty Ltd. is controlled by SEEK Limited, a public company listed on the Australian Stock Exchange. The business address for SEEK International Investments Pty Ltd. is Level 6, 541 St Kilda Road, Melbourne, Victoria 3004, Australia.

(6)         Consists of 16,666,666 Class B Shares. The business address for Ridgegate Proprietary Limited is Level 39, 161 Castlereagh Street, Sydney NSW 2000, Australia. On June 21, 2017, Merger Company entered into a share purchase agreement with Ridgegate pursuant to which Ridgegate, in its capacity as trustee of the CPH Zhaopin Holdings Unit Trust, has agreed to sell, and Merger Company has agreed to purchase, all of such 16,666,666 Class B Shares held by the CPH Zhaopin Holdings Unit Trust. Upon consummation of the sale and purchase of such 16,666,666 Class B Shares, which is subject to expiration of the waiting period following the filing of the Schedule 13e-3 with the SEC pursuant to Rule 13e-3 of the Exchange Act and other customary closing conditions, Merger Company will acquire beneficial ownership of such 16,666,666 Class B Shares (which will automatically convert from Class B Shares to Class A Shares pursuant to the terms of the Company’s memorandum and articles of association). The CPH Zhaopin Holdings Unit Trust is an indirect wholly-owned subsidiary of Consolidated Press International Holdings Limited and James D. Packer is the ultimate controller of Consolidated Press International Holdings Limited. Mr. Packer, Consolidated Press International Holdings Limited and each of his and its affiliated entities and the officers, partners, members, and managers thereof, other than the CPH Zhaopin Holdings Unit Trust and Ridgegate, disclaims beneficial ownership of such shares.

(7)         870,956 Class A Shares beneficially owned by Elliott Associates, L.P. and its wholly-owned subsidiaries and 1,850,780 Class A Shares beneficially owned by Elliott International, L.P. and Elliott International Capital Advisors Inc. which in aggregate represents approximately 10.0% of the total number of our Class A Shares outstanding as of the date of this proxy statement. The number of shares and the information provided in this footnote is as of July 19, 2017 and is based on a Schedule 13G filed with the SEC on July 31, 2017.

(8)         2,575,528 Class A Shares beneficially owned by PAG Holdings Limited represents approximately 9.5% of the total number of our Class A Shares outstanding as of the date of this proxy statement. The number of shares and the information provided in this footnote is as of May 17, 2017 and is based on a Schedule 13G filed with the SEC on May 24, 2017.

(9)         2,408,710 Class A Shares beneficially owned by Maso Capital Partners Ltd. represents approximately 8.9% of the total number of our Class A Shares outstanding as of the date of this proxy statement. The number of shares and the information provided in this footnote is as of August 7, 2017 and is based on a Schedule 13G/A filed with the SEC on August 9, 2017.

(10)       2,168,216 Class A Shares beneficially owned by Athos Capital Limited representing approximately 8.0% of the total number of our Class A Shares outstanding as of the date of this proxy statement. Among these 2,168,216 Class A Shares, Athos Asia Event Driven Master Fund directly owns 1,653,546 Class A Shares and a separately managed account directly owns 514,670 Class A Shares. The number of shares and the information provided in this footnote is as of July 25, 2017 and is based on a Schedule 13G filed with the SEC on August 3, 2017.

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FUTURE SHAREHOLDER PROPOSALS

If the Merger is completed, we will not have public shareholders and there will be no public participants in any future shareholders’ meeting. If, however, the Merger is not completed, an annual general meeting is expected to be held in early 2018.

119

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference into this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the Merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the Merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “predicts,” “projects,” “will,” “would” and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

The following factors, among others, could cause actual results or matters related to the Merger to differ materially from what is expressed or forecasted in the forward-looking statements:

•	the satisfaction of the conditions to completion of the Merger;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•	the effect of the announcement or pendency of the Merger on our business relationships, results of operations and business generally;

•	the risk that the Merger may not be completed in a timely manner or at all, which may adversely affect our business and the price of Shares and ADSs;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the Merger Agreement;

•	diversion of our management’s attention from our ongoing business operations;

•	loss of our senior management;

•	the amount of the costs, fees, expenses and charges related to the Merger and the actual terms of the financings that will be obtained for the Merger;

•	our failure to comply with regulations and changes in regulations;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the Merger; and

•	other risks detailed in our filings with the SEC, including the information set forth under the section entitled “Item 3D. Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended June 30, 2016. See “Where You Can Find More Information” beginning on page 121 for additional information.

Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, forward-looking statements involve inherent risks, uncertainties and assumptions. In addition, many of the factors that will determine our future results are, however, beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

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WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act applicable to foreign private issuers and we file or furnish our annual and current reports and other information with the SEC. You may read and copy these reports and other information at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC’s website at http://www.sec.gov.

You also may obtain free copies of the documents the Company files with the SEC by going to the “Investor Relations” section of our website at https://zhaopin.investorroom.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Because the Merger is a going-private transaction, the Company and the Buyer Group have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. The Company’s annual report on Form 20-F for the fiscal year ended June 30, 2016 filed with the SEC on October 13, 2016 is incorporated herein by reference. To the extent that any of the periodic reports incorporated by reference in this proxy statement contain references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, we note that these safe harbor provisions do not apply to any forward-looking statements we make in connection with the going-private transaction described in this proxy statement.

We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first-class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to us at the address and phone numbers provided in this proxy statement.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED AUGUST 17, 2017. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

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ANNEX A

Agreement and Plan of Merger

A-1

AGREEMENT AND PLAN OF MERGER

Among

SEEK International Investments Pty Ltd.,

Zebra Mergerco, Ltd.

and,

Zhaopin Limited

Dated as of April 6, 2017

ii

iii

ANNEX A	Plan of Merger

APPENDIX I	Continuing Shares

APPENDIX II	Pro Rata Amount

iv

AGREEMENT AND PLAN OF MERGER, dated as of April 6, 2017 (this “Agreement”), among SEEK International Investments Pty Ltd., a proprietary company limited by shares existing under the laws of the Commonwealth of Australia (“Parent”), Zebra Mergerco, Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Merger Company”), and Zhaopin Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”).

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Companies Law of the Cayman Islands (as revised) (the “CICL”), Parent, Merger Company and the Company will enter into a business combination transaction pursuant to which Merger Company will merge with and into the Company (the “Merger”), with the Company continuing as the surviving company under the Merger;

WHEREAS, the Board of Directors of the Company (the “Company Board”), acting upon the unanimous recommendation of the Special Committee of the Company Board (the “Special Committee”), has (i) determined that it is in the best interests of the Company and its shareholders (other than the Continuing Shareholder), and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement, the Plan of Merger and the consummation of the transactions contemplated hereby and thereby, including the Merger (collectively, the “Transactions”), and (iii) resolved to recommend in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions by the shareholders of the Company at the Company Shareholders’ Meeting (as defined below);

WHEREAS, each of the boards of directors of Parent and Merger Company has (i) approved the execution, delivery and performance by Parent and Merger Company, respectively, of this Agreement, the Plan of Merger and the consummation of the Transactions, and (ii) declared it advisable for Parent and Merger Company, respectively, to enter into this Agreement and the Plan of Merger;

WHEREAS, concurrently with the execution of this Agreement, the Company Board has adopted resolutions to (a) declare the Special Dividend (as defined below) and (b) delegate authority to the Special Committee to set the record date and payment date (consistent with this Agreement) and otherwise implement the Special Dividend (once the amount has been finally determined), to be paid to shareholders of record immediately prior to the Effective Time (as defined below), subject to the terms and conditions set forth herein;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, each of the Sponsors has entered into a limited guarantee in favor of the Company with respect to certain payment obligations of Merger Company under this Agreement; and

WHEREAS, Parent has executed and delivered to Merger Company a support agreement, dated as of the date hereof (the “Support Agreement”), providing that, amongst other things, Parent agrees, upon the terms and subject to the conditions in the Support Agreement, (i) to vote all of the Shares held directly or indirectly by it in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions, (ii) to receive no cash consideration for certain of its Shares held by it as set forth opposite its name on Appendix I hereto (such Shares, as may be adjusted pursuant to Section 7.07(c) and Section 7.07(d), the “Continuing Shares”) in the Merger in accordance with this Agreement and (iii) that all of the Continuing Shares shall not be cancelled in the Merger and shall continue as ordinary shares of the Surviving Company at the Effective Time.

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NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Company and the Company hereby agree as follows:

Article I

THE MERGER

Section 1.01         The Merger.

Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the CICL, at the Effective Time, Merger Company shall be merged with and into the Company. As a result of the Merger, Merger Company shall be struck off the register of companies in the Cayman Islands and shall thereupon be dissolved and the separate corporate existence of Merger Company shall cease and the Company shall continue as the surviving company resulting from the Merger (the “Surviving Company”) under the laws of the Cayman Islands.

Section 1.02         Closing; Closing Date.

Unless otherwise mutually agreed in writing between the Company, Parent and Merger Company, the closing for the Merger (the “Closing”) shall take place at the offices of O’Melveny & Myers LLP, 31/F AIA Central, 1 Connaught Road Central, Hong Kong commencing at 9:00 p.m. (Hong Kong time) on the third Business Day immediately following the day on which the last of the conditions set forth in Article VIII to be satisfied or, if permissible, waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or, if permissible, waived in accordance with this Agreement; provided, that without the prior written consent of Parent and Merger Company, the Closing shall not occur earlier than October 6, 2017 (the “Inside Date”); provided, further, that such place, date and time may be changed to another place, date and/or time as the parties hereto may mutually agree in writing (such date, the “Closing Date”).

Section 1.03         Effective Time.

Subject to the provisions of this Agreement, on the Closing Date, Merger Company and the Company shall execute a plan of merger (the “Plan of Merger”) substantially in the form set out in Annex A attached hereto and such parties shall file the Plan of Merger and other documents required under the CICL to effect the Merger with the Registrar of Companies of the Cayman Islands as provided by Section 233 of the CICL. The Merger shall become effective upon the date specified in the Plan of Merger in accordance with the CICL (the “Effective Time”).

Section 1.04         Effects of the Merger.

As of the Effective Time, the Merger shall have the effects specified in the CICL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Company shall succeed to and assume all the rights, property of every description, including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges, mortgages, charges or security interests and all contracts, obligations, claims, debts and liabilities of the Company and Merger Company in accordance with the CICL.

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Section 1.05         Memorandum and Articles of Association of Surviving Company.

At the Effective Time, the Surviving Company shall adopt new memorandum and articles of association, which are substantially in the form of the memorandum and articles of association of Merger Company, as in effect immediately prior to the Effective Time, as the memorandum and articles of association of the Surviving Company until thereafter amended as provided by law and such memorandum and articles of association; provided, that, in such memorandum and articles of association of the Surviving Company adopted at the Effective Time: (a) references to the name of the Surviving Company shall be “Zhaopin Limited”, (b) if necessary, references therein to the authorized share capital of the Surviving Company shall refer to the authorized share capital of the Surviving Company as approved in the Plan of Merger and (c) there shall be provisions no less favorable to the intended beneficiaries with respect to exculpation and indemnification than are set forth in the memorandum and articles of association of the Company as in effect on the date hereof, in accordance with Section 7.05(a).

Section 1.06         Directors and Officers.

The parties hereto shall take all actions necessary so that (a) the directors of Merger Company immediately prior to the Effective Time shall be the initial directors of the Surviving Company from and after the Effective Time and (b) the executive officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company from and after the Effective Time, in each case, except as otherwise determined jointly by Parent and Merger Company prior to the Effective Time and, in the case of the initial directors of the Surviving Company, as set out in the Plan of Merger, and until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company.

Article II

EFFECT ON ISSUED SECURITIES; EXCHANGE OF CERTIFICATES

Section 2.01         Effect of Merger on Issued Securities.

At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Company, the Company or the holders of any securities of the Company:

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(a)          each Share issued and outstanding immediately prior to the Effective Time (other than the Continuing Shares, the Excluded Shares, the Dissenting Shares and Shares represented by ADSs (each as defined below)) shall cease to exist and shall be cancelled in consideration for the right to receive an amount in cash per Share and without interest, equal to (i) $9.10 minus (ii) the per Share amount of the Special Dividend as declared pursuant Section 7.15 (such amount, the “Per Share Merger Consideration”), which shall be payable in the manner provided in Section 2.04;

(b)          each American Depositary Share, representing two Class A Shares (an “ADS”), issued and outstanding immediately prior to the Effective Time (other than, if any, ADSs representing the Excluded Shares), shall cease to exist and shall be cancelled in exchange for an amount in cash per ADS and without interest, equal to (i) $18.20 minus (ii) the per ADS amount of the Special Dividend as declared pursuant Section 7.15 (such amount, the “Per ADS Merger Consideration”) (less $0.05 per ADS cancellation fees), payable pursuant to the terms and conditions set forth in the Deposit Agreement, and each Class A Share represented by such ADSs shall be cancelled and cease to exist, in exchange for the right of the Depositary, as the registered holder thereof, to receive the Per Share Merger Consideration, which the Depositary will distribute to the holders of such ADSs as the Per ADS Merger Consideration pursuant to the terms and conditions set forth in this Agreement and the Deposit Agreement (less $0.05 per ADS cancellation fees);

(c)          Parent shall not have the right to receive the Per Share Merger Consideration or the Per ADS Merger Consideration in respect of the Continuing Shares (but shall still be entitled to receive the Special Dividend), and instead, each Continuing Share issued and outstanding immediately prior to the Effective Time shall continue to exist without interruption and shall thereafter be and represent one validly issued, fully paid and non-assessable ordinary share, par value $0.01 each, of the Surviving Company;

(d)          each of the Excluded Shares and ADSs representing the Excluded Shares (in each case, issued and outstanding immediately prior to the Effective Time) shall be cancelled and shall cease to exist without payment of any consideration or distribution therefor;

(e)          each of the Dissenting Shares shall be cancelled and thereafter represent only the right to receive the applicable payments in accordance with Section 2.03; and

(f)          each ordinary share, par value $0.001 each, of Merger Company issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable ordinary share, par value $0.01 each, of the Surviving Company; such ordinary shares of the Surviving Company shall (other than as set forth in the memorandum and articles of association of the Surviving Company) rank pari passu in all respects with the Continuing Shares which shall continue and survive the Merger in accordance with Section 2.01(c), and such ordinary shares, including the Continuing Shares, shall constitute the only issued and outstanding share capital of the Surviving Company, which shall be reflected in the register of members of the Surviving Company.

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Section 2.02         Share Incentive Plans and Outstanding Company Share Awards.

(a)          As soon as reasonably practicable following the date hereof, the Company, acting through the Company Board or the compensation committee of the Company Board, as applicable, or otherwise, shall adopt any resolutions and take any actions that are reasonably necessary to (i) terminate the Share Incentive Plans and any relevant award agreements applicable to the Share Incentive Plans or any Company Share Award, as of the Effective Time, (ii) cancel each Company Share Award that is outstanding and unexercised, whether or not vested or exercisable, as of the Effective Time and (iii) otherwise effectuate the provisions of this Section 2.02. From and after the Effective Time, neither the Buyer Group nor the Surviving Company shall be required to issue any Shares, other share capital of the Company or the Surviving Company, share capital of any Buyer Group Party or any other consideration (other than as required by this Section 2.02) to any person pursuant to or in settlement of any Company Share Award. Following the adoption of such resolutions and the taking of such other actions as reasonably necessary to achieve the foregoing by the Company Board or the compensation committee of the Company Board, the Company shall deliver written notice to each holder of a Company Share Award informing such holder of the effect of the Merger on its Company Share Awards.

(b)          Except as otherwise set forth in Section 2.02(b) of the Company Disclosure Schedule, each former holder of a Vested Company Option that is cancelled at the Effective Time shall, in exchange therefor, be paid by the Surviving Company or one of its Subsidiaries, as soon as practicable after the Effective Time (without interest), a cash amount equal to the product of (i) the excess, if any, of the Per Share Merger Consideration (plus the Special Dividend) over the Exercise Price of such Vested Company Option and (ii) the number of Shares underlying such Company Option; provided, that if the Exercise Price of any such Company Option is equal to or greater than the Per Share Merger Consideration (plus the Special Dividend), such Company Option shall be cancelled without any payment therefor.

(c)          Each former holder of an Unvested Company Option that is cancelled at the Effective Time shall, in exchange therefor, receive as soon as practicable after the Effective Time, a restricted cash award (“RCA”) issued by the Surviving Company in an amount in cash that is the equivalent of, the product of (i) the excess, if any, of the Per Share Merger Consideration (plus the Special Dividend) over the Exercise Price of such Unvested Company Option and (ii) the number of Shares underlying such Unvested Company Option; provided, that if the Exercise Price of any such Unvested Company Option is equal to or greater than the Per Share Merger Consideration (plus the Special Dividend), such Unvested Company Option shall be cancelled without any payment therefor. Any RCA issued by the Surviving Company in respect of any Unvested Company Option shall be subject to the same vesting conditions and schedules applicable to such Unvested Company Option without giving effect to the Transactions. On the date, and to the extent, that any Unvested Company Option would have become vested without giving effect to the Transactions, such corresponding portion of the RCA shall be delivered to the holder of such RCA, net of any applicable withholding taxes, in US$ by the Surviving Company or, if such payment in US$ is not permitted under applicable Law, in the equivalent amount in RMB (based on the prevailing exchange rate at the time of payment) by a PRC Subsidiary of the Company, subject to Section 2.02(c) of the Company Disclosure Schedule, as soon as practicable thereafter (without interest).

(d)          Any payment under this Section 2.02 shall be subject to all applicable Taxes and tax withholding requirements.

(e)          As of the Effective Time, all Company Share Awards shall automatically cease to exist, and each holder of a Company Share Award shall cease to have any rights with respect thereto, except the right to receive the cash payment or the RCA as provided in this Section 2.02.

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Section 2.03         Dissenting Shares.

(a)          Notwithstanding any provision of this Agreement to the contrary and to the extent available under the CICL, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders who shall have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger in accordance with Section 238 of the CICL (collectively, the “Dissenting Shares”; holders of Dissenting Shares being referred to as “Dissenting Shareholders”) shall be cancelled at the Effective Time, and the Dissenting Shareholders shall not be entitled to receive the Per Share Merger Consideration (but shall still be entitled to receive the Special Dividend), and shall instead be entitled to receive only the payment of the fair value of such Dissenting Shares held by them determined in accordance with the provisions of Section 238 of the CICL, except that all Shares held by Dissenting Shareholders who shall have failed to exercise or who effectively shall have withdrawn or lost their rights to dissent from the Merger under Section 238 of the CICL shall thereupon not be Dissenting Shares and shall be cancelled (and deemed to have been cancelled) as of the Effective Time in consideration for the right to receive the Per Share Merger Consideration, without any interest thereon, in accordance with Section 2.01(a) and shall be payable in the manner provided in Section 2.04.

(b)          The Company shall give the Buyer Group (i) prompt notice of any written notices of objection, written notices of approval, written notices of dissent or written demands for appraisal or written offers under Section 238 of the CICL received by the Company, attempted written withdrawals of such notices, demands or offers, and any other instruments served pursuant to applicable Law and received by the Company relating to its shareholders’ rights to dissent from the Merger and (ii) the opportunity to direct or approve all offers, negotiations and proceedings with respect to demands for appraisal under the CICL. The Company shall not, except with the prior written consent of the Buyer Group (such consent not be unreasonably withheld, conditioned or delayed), make any offers or payment with respect to any exercise by a shareholder of its rights to dissent from the Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such demands.

(c)          In the event that any written notices of objection to the Merger are served by any shareholders of the Company pursuant to section 238(2) of the CICL, the Company shall serve written notice of the authorization and approval of this Agreement, the Plan of the Merger and the Transactions on such shareholders pursuant to and in accordance with section 238(4) of the CICL within ten days of the authorization and approval of the Merger by shareholders of the Company at the Company Shareholders’ Meeting.

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Section 2.04         Merger Consideration Payment Procedures.

(a)          Paying Agent. Prior to the Effective Time, Parent and Merger Company shall jointly appoint a bank or trust company selected by them and reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for purposes of paying (directly or through the Depositary) the holders of Shares and ADSs the payments required to be made pursuant to Sections 2.01(a), 2.01(b) and Section 2.03 (collectively, the “Merger Consideration”). At or prior to the Effective Time, Merger Company shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares and ADSs (other than the Continuing Shares and the Excluded Shares), cash in an amount sufficient to pay the Merger Consideration (such aggregate cash amount being hereinafter referred to as the “Exchange Fund”, and in case of payments under Section 2.03, an amount equal to the number of Dissenting Shares multiplied by the Per Share Merger Consideration). If for any reason following the Effective Time (including as a result of any Dissenting Shareholder effectively waiving, withdrawing or losing such Dissenting Shareholder’s rights to dissent) the cash in the Exchange Fund is insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, Merger Company shall promptly deposit, or cause the Surviving Company to promptly deposit, cash in immediately available funds into the Exchange Fund in an amount that is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(b)          Exchange Procedures. As promptly as practicable after the Effective Time (and in any event within three Business Days thereafter), the Surviving Company shall cause the Paying Agent to mail or otherwise disseminate to each person who was, immediately prior to the Effective Time, a registered holder of Shares entitled to receive the Per Share Merger Consideration pursuant to Section 2.01(a)): (i) a letter of transmittal (which shall be in customary form for a company incorporated in the Cayman Islands reasonably acceptable to Parent and Merger Company and the Company, and shall specify the manner in which the delivery of the aggregate Per Share Merger Consideration to registered holders of Shares (other than the Continuing Shares and Excluded Shares) shall be effected and contain such other provisions as the Buyer Group and the Company may mutually agree prior to the Effective Time) and (ii) instructions for use in effecting the surrender of any issued share certificates representing Shares (the “Share Certificates”) (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 2.04(c)) and/or such other documents as may be required in exchange for the Per Share Merger Consideration. Upon surrender of, if applicable, a Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.04(c)) and/or such other documents as may be required pursuant to such instructions to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, each registered holder of Shares represented by such Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.04(c)) and each registered holder of non-certificated Shares represented by book entry (the “Uncertificated Shares”), in each case, entitled to receive the Per Share Merger Consideration pursuant to Section 2.01(a) shall be entitled to receive in exchange therefor payment in the amount equal to (x) the number of Shares represented by such Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.04(c)) or the number of Uncertificated Shares, multiplied by (y) the Per Share Merger Consideration, and any Share Certificate so surrendered shall forthwith be marked as cancelled. Prior to the Effective Time, the Buyer Group and the Company shall establish procedures with the Paying Agent and the Depositary to ensure that (A) the Paying Agent will transmit to the Depositary as promptly as reasonably practicable following the Effective Time (but in any event not later than two Business Days thereafter) an amount in cash in immediately available funds equal to the product of (x) the number of Shares held by the Depositary immediately prior to the Effective Time (other than the Excluded Shares) and (y) the Per Share Merger Consideration, (B) the Depositary will distribute the Per ADS Merger Consideration to holders of ADSs pro rata to their holdings of ADSs (other than, if any, ADSs representing Excluded Shares) upon surrender by such holders of such ADSs, (C) until such distribution, the Depositary will invest the funds payable to holders of ADSs, as closely as possible, in the same manner as the Paying Agent invests the Exchange Fund pursuant to Section 2.04(e) (and earnings from investments shall be the sole and exclusive property of the Surviving Company), (D) holders of ADSs who are untraceable will be determined, and ADSs held by such holders will be treated, in the same manner as holders of Shares in Section 2.04(d) and (E) upon termination of the Deposit Agreement as contemplated in Section 2.06, the Depositary will deliver to the Paying Agent any portion of funds payable to holders of ADSs as a result of the Merger which remains undistributed to holders of ADSs as of the date of such termination and the Paying Agent will thereafter pay amounts owed to holders of ADSs. Pursuant to the Deposit Agreement, the ADS holders will pay any applicable fees, charges and expense of the Depositary and government charges (including any ADS cancellation or termination fee payable in accordance with the Deposit Agreement, but excluding withholding Taxes if any) due to or incurred by the Depositary in connection with the cancellation of the ADSs surrendered and distribution of the Per ADS Merger Consideration to ADS holders. No interest will be paid or accrued on any amount payable in respect of the Shares or ADSs. In the event of a transfer of ownership of Shares prior to the Effective Time that is not registered in the register of members of the Company as of the Effective Time, the Per Share Merger Consideration in respect of such Shares will be paid to such transferee upon delivery of evidence to the reasonable satisfaction of the Surviving Company of such transferee’s entitlement to the relevant Share and to receive the Per Share Merger Consideration, to the exclusion of the applicable transferor and evidence that any applicable share transfer taxes have been paid or are not applicable.

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(c)          Lost Certificates. If any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Company or the Paying Agent, the posting by such person of a bond, in such reasonable amount as the Surviving Company or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Share Certificate, the Paying Agent will pay in respect of the Shares represented by such lost, stolen or destroyed Share Certificate an amount equal to the Per Share Merger Consideration multiplied by the number of Shares represented by such Share Certificate to which the holder thereof is entitled pursuant to Section 2.01(a).

(d)          Untraceable and Dissenting Shareholders. Remittances for the Per Share Merger Consideration or the Per ADS Merger Consideration, as the case may be, shall not be sent to holders of Shares or ADSs who are untraceable unless and until, except as provided below, they notify the Paying Agent or the Depositary, as applicable, of their current contact details. A holder of Shares or ADSs will be deemed to be untraceable if (i) such person has no registered address in the register of members (or branch register) maintained by the Company or the Depositary, as applicable, or (ii) on the last two consecutive occasions on which a dividend has been paid by the Company a check payable to such person either (x) has been sent to such person and has been returned undelivered or has not been cashed or (y) has not been sent to such person because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company or the Depositary, as applicable, or (iii) notice of the Company Shareholders’ Meeting convened to vote on the Merger has been sent to such person and has been returned undelivered. Monies due to Dissenting Shareholders and shareholders of the Company who are untraceable shall be returned to the Surviving Company on demand for the benefit of Dissenting Shareholders and holders of Shares or ADSs who are untraceable. Dissenting Shareholders and holders of Shares or ADSs who are untraceable who subsequently wish to receive any monies otherwise payable in respect of the Merger within applicable time limits or limitation periods will be advised to contact the Surviving Company. Monies unclaimed after a period of seven years from the Closing Date shall be forfeited and shall revert to the Surviving Company.

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(e)          Investment of Exchange Fund. The Exchange Fund, pending its disbursement to the holders of Shares and ADSs, shall be invested by the Paying Agent as directed by Buyer Group or, after the Effective Time, the Surviving Company in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion. Earnings from investments shall be the sole and exclusive property of the Surviving Company. To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to make prompt cash payment of Merger Consideration, the Buyer Group shall, or shall cause the Surviving Company to, promptly deposit cash into the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such payments of Merger Consideration. Except as contemplated by Section 2.04(b), this Section 2.04(e) and Section 2.04(f), the Exchange Fund shall not be used for any other purpose.

(f)          Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Shares or ADSs for six months after the Effective Time shall be delivered to the Surviving Company upon demand, and any holders of Shares and ADS who have not theretofore complied with this Article II shall thereafter look only to the Surviving Company for the cash to which they are entitled pursuant to Section 2.01(a) and 2.01(b). Any portion of the Exchange Fund remaining unclaimed by holders of Shares or ADSs as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable law, become the property of the Surviving Company free and clear of any claims or interest of any person previously entitled thereto.

(g)          No Liability. None of the Paying Agent, Parent, Merger Company, the Surviving Company, the Depositary or any other person shall be liable to any former holder of Shares or ADSs for any such Shares or ADSs (or dividends or distributions with respect thereto), for cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

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(h)          Withholding Rights. Each of Parent, Merger Company, the Surviving Company, the Paying Agent and the Depositary (and any other person that has a payment obligation pursuant to this Agreement) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Law relating to Taxes. To the extent that amounts are so deducted or withheld by Parent, Merger Company, the Surviving Company, the Paying Agent or the Depositary (or any other person that has a payment obligation pursuant to this Agreement), as the case may be, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made by Parent, Merger Company, the Surviving Company, the Paying Agent or the Depositary (or any other person that has a payment obligation pursuant to this Agreement), as the case may be, and remitted to the applicable Governmental Authority.

Section 2.05         No Transfers.

From and after the Effective Time, (a) no transfers of Shares shall be effected in the register of members of the Company and (b) the holders of Shares (including Shares represented by ADSs) issued and outstanding immediately prior to the Effective Time (other than Continuing Shares) shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Share Certificates presented to the Paying Agent, Parent, Merger Company or Surviving Company for transfer or any other reason (except for Share Certificates representing the Continuing Shares) shall be cancelled in exchange for the right to receive the cash consideration to which the holders thereof are entitled pursuant to Section 2.01(a) (or, in the case of Share Certificates representing Excluded Shares, no consideration, and in the case of Share Certificates representing Dissenting Shares, the applicable payments in accordance with Section 2.03).

Section 2.06         Termination of Deposit Agreement.

As soon as reasonably practicable after the Effective Time, the Surviving Company shall provide notice to JPMorgan Chase Bank, N.A (the “Depositary”) to terminate the deposit agreement, dated June 11, 2014, between the Company, the Depositary and all holders and beneficial holders from time to time of ADSs issued thereunder (the “Deposit Agreement”) in accordance with its terms.

Section 2.07         Adjustments to Merger Consideration. The Per Share Merger Consideration and the Per ADS Merger Consideration shall be adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into Shares but excluding for the avoidance of doubt the Special Dividend), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Shares occurring on or after the date hereof and prior to the Effective Time and to provide to the holders of Shares (including Shares represented by ADSs) and Company Options the same economic effect as contemplated by this Agreement prior to such action.

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Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (a) the Company Disclosure Schedule (it being understood that any information set forth in one section or subsection of the Company Disclosure Schedule shall be deemed to apply and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection), or (b) the Company SEC Reports (excluding disclosures in the Company SEC Reports contained in the “Risk Factors”, “Forward Looking Statements” and other sections to the extent they are general, nonspecific, forward-looking or cautionary in nature, in each case, other than specific factual information contained therein), the Company hereby represents and warrants to Parent and Merger Company that:

Section 3.01         Organization, Good Standing and Qualification.

(a)          The Company is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Each of the Company’s Subsidiaries is a legal entity duly organized or formed, validly existing and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) under the Laws of the jurisdiction of its organization or formation, and each Group Company has the requisite corporate or similar power and authority and all necessary governmental approvals to own, lease, operate and use its properties and assets and to carry on its business as it is now being conducted, in each case except where the failure of any Group Company to be so organized, existing or in good standing or of any Group Company to have such power, authority and governmental approvals has not had and would not have a Company Material Adverse Effect or would not be reasonably expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of the Company to consummate the Merger. Each Group Company is duly qualified or licensed to do business, and is in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing), in each jurisdiction where the character of the properties and assets owned, leased, operated or used by it or the nature of its business makes such qualification or licensing necessary, except for any such failure to be so qualified or licensed or in good standing as would not have a Company Material Adverse Effect or would not be reasonably expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of the Company to consummate the Merger.

(b)          A true and complete list of each Subsidiary of the Company that would constitute a “significant subsidiary” within the meaning of Rule 1-02(w) of Regulation S-X of the SEC, identifying the jurisdiction of incorporation or organization of each such Subsidiary, the percentage of the outstanding share capital or other equity interests of, or other interest in, each such Subsidiary owned or held by the Company and each of its other Subsidiaries is set forth in the 2016 Annual Report. Except as set forth in the Data Room or the 2016 Annual Report, there are no other corporations, partnerships, joint ventures, associations or entities through which any Group Company conducts a material portion of its business, or other entities in which a Group Company controls or owns, of record or beneficially, any direct or indirect equity or other interest or right (contingent or otherwise) to acquire the same which entities are individually or in the aggregate material to the Group Companies taken as a whole, and any other consolidated entities of the Company that are not disclosed to the Buyer Group, considered in the aggregate as a single entity, would not constitute a “significant subsidiary” within the meaning of Rule 1-02(w) of Regulation S-X of the SEC.

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Section 3.02         Memorandum and Articles of Association.

The Company has heretofore furnished or otherwise made available in the Data Room a complete and correct copy of the memorandum and articles of association of the Company. The memorandum and articles of association of the Company and the memorandum and articles of association or equivalent organizational documents of each Company Subsidiary, each as amended to date, are in full force and effect. Each Group Company is in compliance with the provisions of its memorandum and articles of association or equivalent organizational documents in all material respects.

Section 3.03         Capitalization.

(a)          The authorized share capital of the Company is $20,000,000 divided into 2,000,000,000 shares comprising of (i) 1,000,000,000 Class A Shares, (ii) 100,000,000 Class B Shares and (iii) 900,000,000 shares of a par value of $0.01 each of such class or classes (however designated) as the Company Board may determine in accordance with the Company’s tenth amended and restated memorandum and articles of association. As of the close of business on March 29, 2017 (the “Capitalization Date”), (i) 26,614,179 Class A Shares and 84,926,543 Class B Shares are issued and outstanding, all of which have been duly authorized and are validly issued, fully paid and non-assessable, (ii) no Shares are held in the treasury of the Company, (iii) 13,235,966 Class A Shares (in the form of ADSs representing such Class A Shares) are held by the Depositary for future exercises of Company Options (and for the avoidance of doubt are not included in the number of issued and outstanding Shares set forth in clause (i)), (iv) 5,455,496 Class A Shares are subject to the outstanding Company Options, and (v) 11,473,574 Class A Shares that are reserved for future awards to be granted pursuant to the Share Incentive Plans. Except as set forth above, at the close of business on the Capitalization Date, no Shares, other shares of capital stock or other equity interests of the Company were issued, reserved for issuance or outstanding. Since the close of business on the Capitalization Date, the Company has not issued any Shares or other equity interests of the Company, other than issuance which, if made or effected after the date hereof, would not constitute a violation of Section 6.01(b).

(b)          The Company has provided or otherwise made available in the Data Room an electronic data file that sets forth the following information with respect to each Company Share Award outstanding as of the Capitalization Date: (i) the name of the Company Share Award recipient; (ii) the number of Shares subject to such Company Share Award; (iii) the exercise or purchase price of such Company Share Award; (iv) the date on which such Company Share Award was granted; (v) the vesting schedule and other vesting conditions (if any) of such Company Share Award; and (vi) the date on which such Company Share Award expires. The grant of each such Company Share Award was validly issued and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in compliance with the terms of the Share Incentive Plans and all applicable Laws.

(c)          Except for the Company Options referred to Section 3.03(a), the ADSs, the Deposit Agreement and the Control Agreements, as of the date of this Agreement, (i) there are no options, warrants, preemptive rights (other than statutory preemptive rights pursuant to applicable PRC Law as may be applicable to shares of the Company’s Subsidiaries incorporated in the PRC), conversion rights, redemption rights, share appreciation rights, repurchase rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of any Group Company or obligating any Group Company to issue or sell any shares or securities of, or other equity interests in, any Group Company, and (ii) the Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

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(d)          All Shares subject to issuance pursuant to the Company Share Awards, upon the vesting and/or settlement and issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. The Company has provided or otherwise made available to the Buyer Group (including through the Company SEC Reports and the Data Room) accurate and complete copies of (x) the Share Incentive Plans pursuant to which the Company has granted the Company Share Awards that are currently outstanding, (y) the form of all award agreements evidencing such Company Share Awards and (z) in the case of Company Share Awards granted after June 12, 2014, award agreements evidencing Company Share Awards with terms that are materially different from those set forth in the forms of award agreement.

(e)          To the extent applicable, the outstanding share capital or registered capital, as the case may be, of each of the Company’s Subsidiaries and each other entity in which any Group Company owns any non-controlling equity interest is duly authorized, validly issued, fully paid and non-assessable, and the portion of the outstanding share capital or registered capital, as the case may be, of each of the Company’s Subsidiaries and each such other entity that is owned by any Group Company is owned by the relevant Group Company free and clear of all Liens or controlled by a Group Company pursuant to the Control Agreements. Such Group Company has the unrestricted right to vote, and (subject to limitations imposed by applicable Law and the applicable Control Agreements) to receive dividends and distributions on, all such equity securities.

Section 3.04         Authority Relative to this Agreement; Board Determination; Fairness Opinion.

(a)          The Company has the requisite corporate or similar power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Requisite Company Vote, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement, the Plan of Merger and the consummation by it of the Transactions, in each case, subject only to the approval and authorization of this Agreement, the Plan of Merger and the Merger by a special resolution (as defined in the CICL), which requires the affirmative vote of holders of Shares representing not less than two-thirds of the Shares present and voting in person or by proxy as a single class at the Company Shareholders’ Meeting in accordance with Section 233(6) of the CICL and the memorandum and articles of association of the Company (the “Requisite Company Vote”). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Company, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (the “Bankruptcy and Equity Exception”).

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(b)          The Special Committee comprises two members of the Company Board, each of whom is not affiliated with any of the Buyer Group Parties, is not a member of the Company’s management and qualifies as an “independent director” (as such term is defined in Section 303A of the NYSE Listed Company Manual and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). The Company Board, acting upon the unanimous recommendation of the Special Committee, has (i) determined that this Agreement and the Transactions, on the terms and subject to the conditions set forth herein, are fair to and in the best interests of the Company and its shareholders (other than Parent and the holders of the Excluded Shares), (ii) approved and declared advisable this Agreement and the Transactions, (iii) directed that this Agreement, the Plan of Merger and the Transactions be submitted to the holders of Shares for authorization and approval and (iv) subject to the terms of this Agreement (including Section 7.04(c)), resolved to recommend approval of this Agreement, the Plan of Merger and the Transactions to the holders of Shares (the “Company Recommendation”).

(c)          The Special Committee has received the written opinion of Duff & Phelps, LLC (the “Financial Advisor”) dated as of the date of this Agreement, to the effect that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth therein, each of the Per Share Merger Consideration to be received by the holders of Shares (other than the Continuing Shares, the Excluded Shares, the Dissenting Shares and Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) is fair, from a financial point of view, to such holders, a copy of which opinion will be delivered to Buyer Group promptly after the date of this Agreement solely for informational purposes. The Financial Advisor has consented to the inclusion of a copy of its opinion in the Proxy Statement. It is agreed and understood that such opinion may not be relied on by Buyer Group or any of their respective Affiliates.

Section 3.05         No Conflict; Required Filings and Consents.

(a)          The execution and delivery of this Agreement and the Plan of Merger by the Company do not, and the performance of this Agreement and the Plan of Merger by the Company and the consummation of the Transactions will not, (i) assuming that the Requisite Company Vote is obtained, conflict with or violate the memorandum and articles of association of the Company or any equivalent organizational documents of any other Group Company, (ii) assuming (solely with respect to performance of this Agreement and consummation of the Transactions) that the matters referred to in Section 3.05(b) are complied with and the Requisite Company Vote is obtained, conflict with or violate any statute, law, ordinance, regulation, rule (including rules and regulations of applicable securities exchanges), code, executive order, injunction, judgment, decree or other order (“Law”) applicable to any Group Company or by which any property or asset of any Group Company is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company pursuant to, any Contract to which any the Company is a party or by which any of their respective properties or assets are bound, except, with respect to clauses (ii) and (iii), for any such conflict, violation, breach, default, right or other occurrence that would not have a Company Material Adverse Effect or would not be reasonably expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of the Company to consummate the Merger.

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(b)          The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any nation or government, any agency, public or regulatory authority (including applicable securities exchanges), instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether foreign or domestic and whether national, supranational, federal, provincial, state, regional, local or municipal (each, a “Governmental Authority”), except for (i) compliance with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder (including the joining of the Company in the filing of a Schedule 13E-3, which shall incorporate by reference the Proxy Statement, and the filing or furnishing of one or more amendments to the Schedule 13E-3 to respond to comments of the SEC, if any, on such documents), (ii) compliance with the rules and regulations of the New York Stock Exchange (“NYSE”), (iii) the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands pursuant to the CICL and the publication of notification of the Merger in the Cayman Islands Government Gazette pursuant to the CICL, (iv) the Foreign Exchange Filings and Foreign Exchange Approvals and (vi) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not have a Company Material Adverse Effect or would not be reasonably expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of the Company to consummate the Merger.

Section 3.06         Permits; Compliance with Laws.

(a)          Each Group Company is in possession of all franchises, grants, authorizations, licenses, permits (including operating limits, special industry permits and public hygiene permits), easements, variances, exceptions, consents, certificates (including certificates or other proof evidencing their passing of the fire protection or safety inspection), approvals and orders of any Governmental Authority necessary for it to own, lease, operate and use its properties and assets or to carry on its business as it is now being conducted, except for any such franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders the absence of which would not have a Company Material Adverse Effect (the “Material Company Permits”). All such Material Company Permits are valid and in full force and effect, and each Group Company is in compliance, in all material respects, with the terms of the Material Company Permits. As of the date hereof, no suspension or cancellation of any of the Material Company Permits is pending or, to the knowledge of the Company, threatened. Without limiting the generality of the foregoing, except as would not have a Company Material Adverse Effect, all approvals, filings and registrations and other requisite formalities with Governmental Authorities in the People’s Republic of China (the “PRC”) that are material to the Group Companies, taken as a whole, and are required to be obtained or made in respect of each Group Company incorporated in the PRC with respect to its capital structure and operations as it is now being conducted, including, if so material, the approvals of and registrations with the State Administration for Industry and Commerce (“SAIC”), the State Administration of Foreign Exchange (“SAFE”) and the State Administration of Taxation, and their respective local counterparts, have been duly completed in accordance with applicable PRC Laws.

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(b)          Except as would not have a Company Material Adverse Effect or reasonably expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of the Company to consummate the Merger, no Group Company is in conflict with, or in default, breach or violation of any Law applicable to it (including any Laws applicable to its business, and any Laws related to the protection of personal data) or by which any of its properties or assets are bound. No Group Company has received any notice or communication from any Governmental Authority or stock exchange of any non-compliance with any applicable Laws or listing rules or regulations that has not been cured or of which the statute of limitation has not lapsed, except for such investigations, charges, assertions, reviews or notifications of violations the outcome of which would not have a Company Material Adverse Effect or be reasonably expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of the Company to consummate the Merger.

(c)          Except as would not have a Company Material Adverse Effect, each Group Company has complied in all material respects with the reporting and/or registration requirements applicable to it under SAFE Circular 7, SAFE Circular 37 or any other applicable SAFE rules and regulations (collectively, the “SAFE Rules and Regulations”). Except as would not have a Company Material Adverse Effect, as of the date hereof, no Group Company has received any inquiries, notifications, orders or any other forms of official correspondence from the SAFE or any of its local branches with respect to any actual or alleged material non-compliance by the Company or any of its Subsidiaries with their respective reporting, registration and/or other procedural requirement under the SAFE Rules and Regulations with respect to the Share Incentive Plans and the Company Share Awards.

(d)          None of the Company, any of its Subsidiaries and their respective directors, officers, employees or, to the Company’s knowledge, any of the other Company Representatives acting on behalf of any Group Company, has in any respect taken any action, failed to take any action or has been alleged to have taken any action that, directly or indirectly, would constitute a violation by such persons of Anticorruption Laws, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value (“Payment”) (i) to or for the use of any Government Official, (ii) to any other person either for an advance or reimbursement, if it knows or has reason to know that any part of such Payment will be directly or indirectly given or paid by such other person, or will reimburse such other person for Payments previously made, to any Government Official; or (iii) to any other person or entity, to obtain or keep business or to secure some other improper advantage, the payment of which would violate applicable Anticorruption Laws, in each case except as would not be material to the Group Companies, taken as a whole. Without limiting the generality of the foregoing, none of the Company, any of its Subsidiaries and their respective directors, officers, employees or, to the Company’s knowledge, any of the other Company Representatives acting on behalf of any Group Company, has directly or indirectly, (x) made any contribution, gift, bribe, payoff, influence payment, kickback, or any other fraudulent payment in any form, whether in money, property, or services to any person in the PRC, in violation of any applicable Anticorruption Laws: (1) to obtain favorable treatment in securing business for the Company or its Subsidiaries, (2) to pay for favorable treatment for business that is already secured, or (3) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or its Subsidiaries; or (y) established or maintained any fund or assets in which a Company’s Subsidiary has proprietary rights and that have not been recorded in the books and records of such Subsidiary, except, in each case, as would not be material to the Group Companies, taken as a whole.

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Section 3.07         SEC Filings; Financial Statements.

(a)          The Company has filed all forms, reports and documents required to be filed with the SEC since June 11, 2014 pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act (the forms, reports and other documents filed since June 11, 2014 and those filed subsequent to the date hereof, including any amendments thereto, collectively, the “Company SEC Reports”). As of the date of filing, in the case of Company SEC Reports filed pursuant to the Exchange Act (and to the extent such Company SEC Reports were amended, then as of the date of filing of such amendment), and as of the date of effectiveness in the case of Company SEC Reports filed pursuant to the Securities Act (and to the extent such Company SEC Reports were amended, then as of the date of effectiveness of such amendment), the Company SEC Reports (i) complied as to form in all material respects with either the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, in each case, as in effect on the date so filed or effective, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading as of its filing date or effective date (as applicable). No Subsidiary of the Company has filed, or is required to file, any form, report or other document with the SEC.

(b)          Each of the consolidated financial statements (including, in each case, any notes thereto) contained in or incorporated by reference into the Company SEC Reports was prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments which are not material in the aggregate and the exclusion of certain notes in accordance with the rules of the SEC relating to unaudited financial statements), in each case in accordance with U.S. GAAP, Regulation S-X of the SEC and the rules and standards of the Public Company Accounting Oversight Board (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by the applicable SEC form and related rules of the SEC).

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(c)          Except as and to the extent set forth on the audited financial statements of the Company for the fiscal year ended June 30, 2016 (including the notes thereto) included in the 2016 Annual Report, no Group Company has outstanding (i) any Indebtedness or any commitments therefor, or (ii) any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations (A) incurred in the ordinary course of business consistent with past practice since June 30, 2016, (B) incurred pursuant to this Agreement or in connection with the Transactions, or (C) which would not have a Company Material Adverse Effect.

(d)          The Company has timely filed all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Company SEC Report. The Company is in compliance, in all material respects, with all provisions of the Sarbanes-Oxley Act of 2002 applicable to it. The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) that are reasonably designed to ensure that all information relating to the Company and its Subsidiaries required to be included in reports filed or submitted under the Exchange Act is made known on a timely basis to its chief executive officer and chief financial officer or other persons performing similar functions.

(e)          The Company maintains (i) internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP and (ii) disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act) that are reasonably designed to ensure that material information relating to the Company required to be included in reports filed under the Exchange Act is made known to the Company’s principal executive officer and its principal financial officer. Neither the Company nor, to the knowledge of the audit committee of the Company Board, its independent registered public accounting firm has identified or been made aware of any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the internal controls and procedures of the Company that are reasonably likely to adversely affect the ability of the Company to record, process, summarize and report financial data. To the knowledge of the Company, there is and has been, no fraud, whether or not material, that involves (or involved) the management of the Company or other employees who have (or had) a significant role in the internal controls over financial reporting utilized by the Company.

(f)          The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NYSE, subject to availing itself of any “home country” exemption from such rules and regulations available to a “foreign private issuer” (as defined under the Exchange Act and under the relevant rules and regulations of NYSE).

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Section 3.08         Proxy Statement.

The information supplied by the Company for inclusion in the Proxy Statement (including any amendment or supplement thereto or document incorporated by reference therein) and the Schedule 13E-3 (including any amendment or supplement thereto or document incorporated by reference therein) shall not (i) on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to shareholders of the Company or at the time of the Company Shareholders’ Meeting, contain any untrue statement of any material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) on the date the Schedule 13E-3 and any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of any of the Buyer Group Parties for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

Section 3.09         Absence of Certain Changes or Events.

Except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto, since June 30, 2016, (a) each Group Company has conducted their respective businesses in the ordinary course of business in all material respects; and (b) there has not been a Company Material Adverse Effect.

Section 3.10         Labor and Employment Matters.

(a)          No Group Company is a party to or bound by any collective bargaining agreement or other labor union contract applicable to persons employed by it, and, to the knowledge of the Company, as of the date of this Agreement, there are no material organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit relating to any employee of any Group Company. Except as would not have a Company Material Adverse Effect, there are no unfair labor practice complaints pending or, to the knowledge of the Company, threatened against any Group Company before any Governmental Authority and, as of the date hereof, there is no organized strike, slowdown, work stoppage or lockout, or similar activity currently occurring or, to the knowledge of the Company, threatened against or involving any Group Company.

(b)          Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each Group Company (i) is in compliance with all applicable Laws relating to employment and employment practices, including those related to wages, work hours, shifts, overtime, holidays and leave, collective bargaining terms and conditions of employment and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Authority and (ii) is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing. Except as would not have a Company Material Adverse Effect, as of the date of this Agreement, (A) there is no claim with respect to payment of wages, salary or overtime pay that is now pending or, to the knowledge of the Company, threatened before any Governmental Authority with respect to any persons currently or formerly employed by any Group Company, (B) there is no charge or proceeding with respect to a violation of any occupational safety or health standards that is now pending or, to the knowledge of the Company, threatened with respect to any Group Company and (C) there is no charge of discrimination in employment or employment practices for any reason, including, age, gender, race, religion or other legally protected category, that is now pending or, to the knowledge of the Company, threatened against any Group Company before any Governmental Authority in any jurisdiction in which any Group Company has employed or currently employs any person.

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(c)          Each Company Employee Plan is and has at all times been operated and administered in compliance with the provisions thereof and all applicable legal requirements in all material respects.

(d)          Except as expressly provided under this Agreement, neither the execution of this Agreement, shareholder approval of this Agreement, nor the consummation of the Transactions (without any additional or subsequent events such as a termination of employment), will (i) entitle any current or former director, employee or consultant of any Group Company to material compensation in the form of a severance payment, bonus payment or similar payment, (ii) accelerate the time of payment or vesting, increase the amount payable, or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits due to any employee, officer, director, stockholder or other service provider of any Group Company or its Subsidiaries (whether current, former or retired) or their beneficiaries, (iii) increase any benefits otherwise payable under any of the Company Employee Plans, or (iv) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Employee Plan following the Effective Time.

Section 3.11         Absence of Litigation.

As of the date hereof, there is no litigation, suit, claim, action, proceeding or investigation (an “Action”) pending or, to the knowledge of the Company, threatened against any Group Company or any property or asset of any Group Company, before any Governmental Authority that (i) has had, or if decided adversely against any Group Company, would have, a Company Material Adverse Effect, or (ii) has enjoined, restrained, prevented or materially delayed, or, if decided adversely against any Group Company, would reasonably be expected to enjoin, restrain, prevent or materially delay, the performance by the Company of its obligations under this Agreement or the consummation of the Transactions. No Group Company, nor any property or asset of any Group Company is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, except as would not have a Company Material Adverse Effect or would not be reasonably expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of the Company to consummate the Merger.

Section 3.12         Real Property; Title to Assets.

(a)          The Group Companies do not own any real property.

(b)          Each current Lease in respect of the corresponding Leased Real Property is in full force and effect, valid and effective in accordance with its terms, subject to the Bankruptcy and Equity Exception, and there is not any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by such Group Company or, to the knowledge of the Company, by the other party to any Lease except as would not have a Company Material Adverse Effect. The applicable Group Company has good and valid leasehold or subleasehold interests in each parcel of Leased Real Property, free and clear of any Liens other than Permitted Encumbrances, except as would not have a Company Material Adverse Effect.

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Section 3.13         Intellectual Property. Except as would not have a Company Material Adverse Effect:

(a)          With respect to each item of Intellectual Property owned by any Group Company (“Company Owned Intellectual Property”):

(i)          such Group Company is the owner of the entire right, title and interest in and to such Company Owned Intellectual Property free and clear of all Liens (other than Permitted Encumbrances);

(ii)         such Company Owned Intellectual Property is valid and enforceable, and has not been adjudged invalid or unenforceable in whole or in part; and

(iii)        to the knowledge of the Company, no person is engaging in any activity that infringes, dilutes or misappropriates such Company Owned Intellectual Property.

(b)          With respect to each item of Intellectual Property licensed to any Group Company that is material to the business, financial condition or results of operations of the Group Companies taken as a whole (“Company Licensed Intellectual Property”), such Group Company has the right to use such Company Licensed Intellectual Property in the continued operation of its business in accordance with the terms of the license agreement governing such Company Licensed Intellectual Property.

(c)          To the knowledge of the Company, no written claim has been asserted to any Group Company that the conduct of the business of any Group Company as currently conducted infringes upon or misappropriates any Intellectual Property rights of any third party.

(d)          There are no pending or, to the knowledge of the Company, threatened Actions by any person alleging infringement, dilution, unauthorized disclosure, or misappropriation by any Group Company of the Intellectual Property rights of such person, demands or unsolicited offers to license any Intellectual Property, or challenges to the validity, enforceability or ownership of, or the right to use, any Intellectual Property owned by the Group Companies.

(e)          All registrations with and applications to any Governmental Authority in respect of the Company Owned Intellectual Property and the licenses of such Company Licensed Intellectual Property necessary for the protection of such Intellectual Property under applicable Laws have been made, are valid and in full force and effect.

(f)          Neither the execution of this Agreement nor the consummation of any Transaction will adversely affect any Group Company’s rights with respect to any Company Owned Intellectual Property or Company Licensed Intellectual Property.

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(g)          The Company’s proprietary database has not experienced any material data loss, whether at the hardware level, the software level or the data level, has been maintained in good working condition in all material respects and is fully accessible and is available for use in the Company’s business in a manner consistent with past practice. The Company IT Assets are: (A) adequate and sufficient in all material respects for the operation of the Company’s and its Subsidiaries’ business in a manner consistent with past practice; and (B) to the knowledge of the Company, are free from any material defects, viruses, worms and other malware. The Company and its Subsidiaries have implemented reasonable backup, security and disaster recovery measures in respect of the Company IT Assets and proprietary database. Since January 1, 2016, there has been no substantial disruption or interruption in the availability or use of the Company IT Assets or proprietary database in a manner material and adverse to the operations of the Company’s business for a period of more than 12 continuous hours or 24 hours in any rolling 30-day period, and to the knowledge of Company, (i) no person has gained unauthorized access to any Company IT Assets and (ii) the data that the Company IT Assets process or produce with respect to the businesses of the Company and its Subsidiaries has not been corrupted or compromised in any material respect.

Section 3.14         Taxes.

(a)          Each Group Company has timely filed all Tax returns and reports required to be filed by it and has paid and discharged all Taxes required to be paid or discharged, other than such payments as are being contested in good faith by appropriate proceedings. All such Tax returns are true, accurate and complete. All material Taxes of each Group Company that are due and payable (whether or not shown on any Tax return) have been timely paid. Each Group Company has properly and timely withheld, collected and deposited all Taxes that are required to be withheld, collected and deposited under applicable Law, and has otherwise materially complied with all Tax payments, withholding and reporting requirements. There are no Tax Liens upon any shares, securities, equity interests, property or assets of any Group Company except liens for current Taxes not yet due or liens for Taxes that are being contested in good faith by appropriate proceedings.

(b)          No Group Company has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. No taxing authority has asserted in writing against any Group Company any deficiency or claim for any Taxes. No claim has been made in writing by a Governmental Authority since January 1, 2015 in a jurisdiction where any Group Company does not file Tax returns that such Group Company is or may be subject to taxation by that jurisdiction.

(c)          No Group Company (i) is or has been a member of an affiliated, combined, consolidated, unitary or other group filing a group tax return or (ii) has any material liability for the Taxes of any person, as a transferee or successor, by contract or otherwise. No Group Company is a party to or bound by any tax allocation or sharing agreement.

Section 3.15         No Secured Creditors.

The Company does not have any secured creditors holding a fixed or floating security interest other than pursuant to the Company Offshore Loans.

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Section 3.16         Material Contracts.

(a)          Except for this Agreement and except for Contracts filed as exhibits to the Company SEC Reports prior to the date hereof, as of the date hereof, none of the Group Companies is a party to or bound by any Contract that would be required to be filed by the Company pursuant to Item 4 of the Instructions to Exhibits of Form 20-F under the Exchange Act. Each such Contract described in this Section 3.16(a), whether or not filed as an exhibit to the Company SEC Reports, is referred to herein as a “Material Contract.”

(b)          Except as would not have a Company Material Adverse Effect, (i) each Material Contract is a legal, valid and binding obligation of a Group Company, as applicable, in full force and effect and enforceable against the such Group Company in accordance with its terms, subject to the Bankruptcy and Equity Exception; (ii) to the knowledge of the Company, each Material Contract is a legal, valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, subject to the Bankruptcy and Equity Exception; (iii) no Group Company and, to the knowledge of the Company as of the date hereof, no counterparty, is or is alleged to be in breach or violation of, or default under, any Material Contract; (iv) no Group Company has received any written notice of termination or cancellation under any such Material Contract and (v) neither the execution of this Agreement nor the consummation of any Transaction shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect any of the material rights of any Group Company under any Material Contract.

Section 3.17         Insurance.

The Group Companies maintain insurance coverage with reputable insurers in such amounts and covering such risks as required under applicable Law or as has been determined to be appropriate by the Company Board (taking into account the cost and availability of such insurance), including directors and officers insurance.

Section 3.18         Variable Interest Entities.

The Company controls its VIEs through the Control Agreements, and there is no enforceable written agreement to rescind, amend or change the material terms of such Control Agreements other than as contemplated by this Agreement.

Section 3.19         Interested Party Transactions.

None of the officers or directors of any Group Company is presently a party to any transaction with the Company or any of its Subsidiaries that would be required to be reported under Item 404 of Regulation S-K of the SEC (other than for services as officers, directors and employees of a Group Company), other than for (a) payment of salary or fees for services rendered in the capacity of an officer, director or employee of the Company or any of its Subsidiaries), (b) reimbursement for expenses incurred on behalf of the Company or any of its Subsidiaries and (c) other employee benefits, including Company Share Awards, in each case, in the ordinary course of business and consistent with past practice.

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Section 3.20         Anti-Takeover Provisions.

The Company is not party to a shareholder rights agreement, “poison pill” or similar agreement or plan. The Company Board has taken all necessary action so that any takeover, anti-takeover, moratorium, “fair price”, “control share” or other similar Law that may be applicable to the Company other than the CICL (each, a “Takeover Statute”) does not, and will not, apply to this Agreement or the Transactions.

Section 3.21         Brokers.

Except for the Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 3.22         Available Offshore Cash; Special Dividend.

(a)          Concurrently with the execution of this Agreement, the Company Board has adopted resolutions to (a) declare a cash dividend of an amount not less than the Minimum Special Dividend and, subject to the Company holding Available Offshore Cash in amounts legally available to pay a cash dividend in excess of the Minimum Special Dividend as determined in accordance with Section 7.15 as of the Joint Venture Dividend and Distribution End Date after compliance with the provisions of Section 7.16(b), up to the Maximum Special Dividend (such cash dividend, and the amount thereof as finally determined in accordance with and subject to the terms of this Agreement, the “Special Dividend” ), to holders of record of issued and outstanding Shares and ADSs immediately prior to the Effective Time, including Parent, payment of which shall be conditioned upon the Closing, and (b) delegate authority to the Special Committee to set the record date and payment date (consistent with this Agreement) and otherwise implement the Special Dividend, once the amount of the Special Dividend has been finally determined in accordance with Section 7.15(b), to be paid to shareholders of record immediately prior to the Effective Time.

(b)          The aggregate amount of Available Offshore Cash is sufficient to pay in full, and such amounts are legally available to pay, the Minimum Special Dividend.

(c)          The Special Dividend, when declared and when paid, will be in compliance with the laws of the Cayman Islands (including the CICL) and the memorandum and articles of association of the Company.

Section 3.23         No Other Representations or Warranties.

Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided or made available by the Company or its Representatives to the Buyer Group Parties or any of their Affiliates or respective Representatives, notwithstanding the delivery or disclosure to Parent, Merger Company or any of their respective Affiliates or Representatives of any documentation, forecasts or other information in connection with the Transactions, and each of Parent and Merger Company acknowledges the foregoing.  Neither the Company nor any other person on behalf of the Company will have or be subject to any liability or indemnity obligations to Parent, Merger Company or any other person resulting from the distribution or disclosure or failure to distribute or disclose to Parent, Merger Company or any of their respective Affiliates or Representatives, or their use of, any information, unless and to the extent such information is expressly included in the representations and warranties contained in this Article III.

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Article IV

REPRESENTATIONS AND WARRANTIES OF MERGER COMPANY

Merger Company hereby represents and warrants to the Company that:

Section 4.01         Corporate Organization.

Merger Company is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. Merger Company has the requisite corporate or similar power and authority and all necessary governmental approvals to own, lease, operate and use its properties and assets and to carry on its business as it is now being conducted, in each case except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Merger Company or otherwise be materially adverse to the ability of Merger Company to perform its material obligations under this Agreement. Merger Company has made available to the Company its complete and correct copies of the memorandum and articles of association, as amended to date, and as so delivered is in full force and effect.

Section 4.02         Capitalization of Merger Company; No Prior Activities.

(a)          Merger Company was formed solely for the purpose of engaging in the Transactions and is wholly owned, directly or indirectly, by the Affiliates of the Sponsors, and Merger Company has not conducted any business prior to the date hereof and has no, and prior to the Effective Time, will have no, assets, liabilities or obligations of any nature other than in connection with the arrangement of the Equity Financing and the Debt Financing (if applicable) and those incident to its formation and capitalization pursuant to this Agreement and the Transactions.

(b)          As of the date hereof, the authorized share capital of Merger Company consists solely of 50,000,000 ordinary shares, par value $0.001 per share, of which two shares are validly issued and outstanding, which is duly authorized, validly issued, fully paid and nonassessable. All of the issued and outstanding share capital of Merger Company is, and immediately prior to the Effective Time will be, owned by the Affiliates of the Sponsors.

Section 4.03         Authority Relative to This Agreement.

Merger Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Merger Company of this Agreement and the consummation by Merger Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate action on the part of Merger Company is necessary to authorize the execution and delivery by the Merger Company of this Agreement, the Plan of Merger and the consummation by it of the Transactions (other than the filings, notifications and other obligations and actions described in Section 4.04(b)). This Agreement has been duly and validly executed and delivered by Merger Company and, assuming the due authorization, execution and delivery by the Company and Parent, constitutes a legal, valid and binding obligation of Merger Company, enforceable against Merger Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

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Section 4.04         No Conflict; Required Filings and Consents.

(a)          The execution and delivery of this Agreement and the Plan of Merger by Merger Company do not, and the performance of this Agreement and the Plan of Merger by Merger Company will not, (i) conflict with or violate the memorandum and articles of association of Merger Company, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.04(b) have been obtained and all filings and obligations described in Section 4.04(b) have been made, conflict with or violate any Law applicable to Merger Company or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Merger Company pursuant to, any Contract or obligation to which Merger Company is a party or by which Merger Company or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflict, violation, breach, default, right or other occurrence that would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Merger Company or otherwise be materially adverse to the ability of Merger Company to perform its material obligations under this Agreement.

(b)          The execution and delivery of this Agreement by Merger Company do not, and the performance of this Agreement by Merger Company and the consummation by Merger Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for compliance with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder (including the joining of Merger Company in the filing of a Schedule 13E-3 which shall incorporate by reference the Proxy Statement, and the filing or furnishing of one or more amendments to the Schedule 13E-3 to respond to comments of the SEC, if any, on such documents), (ii) for compliance with the rules and regulations of the NYSE, (iii) for the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands pursuant to the CICL and the publication of notification of the Merger in the Cayman Islands Government Gazette and (iv) the Foreign Exchange Filings and Foreign Exchange Approvals.

(c)          Merger Company has no secured creditors holding a fixed or floating security interest.

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Section 4.05         Financing.

(a)          Each Sponsor has delivered to the Company a true and complete copy of its executed equity commitment letter (collectively, the “Equity Commitment Letters”), dated as of the date hereof, pursuant to which such Sponsor has committed to purchase, or cause the purchase of, for cash, subject to the terms and conditions therein, securities of Merger Company up to the aggregate amount set forth therein (collectively with respect to all Sponsors, the “Equity Financing”). The proceeds of the Equity Financing shall be used to finance the consummation of the Transactions.

(b)          As of the date hereof, each of the Equity Commitment Letters are in full force and effect and are the legal, valid, binding and enforceable obligations of Merger Company, as the case may be, and, to the knowledge of Merger Company, the other parties thereto (as applicable and subject to the Bankruptcy and Equity Exception).

(c)          As of the date hereof, (i) none of the Equity Commitment Letters has been amended or modified and no such amendment or modification is contemplated (other than as permitted by Section 7.07(c) and Section 7.07(d)), (ii) the commitments contained in the Equity Commitment Letters have not been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or rescission is contemplated (other than as permitted by Section 7.07(c) and Section 7.07(d)), and (iii) there is no default or breach under the Equity Commitment Letters by Merger Company, and Merger Company has no knowledge of any occurrence that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach under any of the Equity Commitment Letters or prevent or materially impede or delay the other parties thereto from providing or funding, as applicable, any portion of the Equity Financing.

(d)          Assuming (i) the Equity Financing is funded in accordance with the Equity Commitment Letters, and (ii) the satisfaction of the conditions to the obligation of each party to consummate the Merger as set forth in Section 8.01 and the conditions to the obligation of Parent and Merger Company to consummate the Merger as set forth in Section 8.02 or the waiver of such conditions (other than the condition set forth in Section 8.02(e)), the net proceeds of the Equity Financing contemplated by the Equity Commitment Letters will be sufficient for Merger Company to pay the aggregate Merger Consideration and all related fees and expenses of Merger Company in connection with the Transactions.

(e)          The Equity Commitment Letters contain all of the conditions precedent to the obligations of the parties thereunder to make the Equity Financing available to Merger Company on the terms and conditions contained therein. As of the date hereof, there are no side letters or other agreements, Contracts or arrangements (whether written or oral) to which Merger Company or any of its Affiliates is a party related to the funding or investment, as applicable, of the Equity Financing other than (i) those previously disclosed to the Company or its Representatives or (ii) as expressly set forth herein or in the Equity Commitment Letters and any customary engagement letter and non-disclosure agreements that do not impact the conditionality, availability or amount of the Equity Financing.

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(f)          As of the date hereof, subject to the accuracy of the representations and warranties of the Company set forth in Article III and the satisfaction of the conditions set forth in Section 8.01 and Section 8.02, Merger Company has no reason to believe that any of the conditions to the funding of the Equity Financing set forth in the Equity Commitment Letters will not be satisfied or that the Equity Financing will not be available to Merger Company at the Closing.

Section 4.06         Limited Guarantees.

(a)          Each of the Sponsors has delivered to the Company true and complete copies of an executed limited guarantee (each a “Limited Guarantee” and collectively the “Limited Guarantees”) in favor of the Company, providing that, in the event and to the extent that Merger Company fails to pay the full amount of the Merger Company Termination Fee when due and in accordance with Section 9.06(b) and reimburse the Company’s out-of-pocket costs and expenses in accordance with Section 7.08(b) and Section 7.16(f), the Company (upon the written instruction by the Special Committee or the Company Board upon the recommendation of the Special Committee) will have the right to the payment of any unpaid amount of the Merger Company Termination Fee and any unreimbursed costs and expenses of the Company under Section 7.08(b) and Section 7.16(f) in US dollars up to the maximum amount specified therein, upon delivery of a demand to such counterparty to the Limited Guarantee, on the terms and subject to the conditions of such Limited Guarantee.

(b)          Each Limited Guarantee is in full force and effect and is a legal, valid and binding obligation of each Sponsor subject to the Bankruptcy and Equity Exception, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of such Sponsor under their respective Limited Guarantee.

Section 4.07         Proxy Statement.

None of the information provided by Merger Company and Sponsors with respect to itself or its Affiliates or Representatives for inclusion or incorporation by reference in the Schedule 13E-3 or the Proxy Statement will, in the case of the Schedule 13E-3, as of the date of its filing and the date of each amendment or supplement thereto and, in the case of the Proxy Statement: (i) at the time of the mailing of the Proxy Statement or any amendments or supplements thereto to the shareholders of the Company and (ii) at the time of the Shareholders’ Meeting, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Merger Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of any of the Company, Parent or any of their respective Affiliates or their or their Affiliates’ Representatives for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

Section 4.08         Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Merger Company.

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Section 4.09         Absence of Litigation.

As of the date hereof, (i) there is no Action pending or, to the knowledge of Merger Company, threatened against Merger Company or any of its Affiliates, and (ii) to the knowledge of Merger Company, there is no Action pending or threatened against Parent and its Affiliates (excluding the Company and any of its Subsidiaries), in each case, other than any such Action that would not reasonably be expected, individually or in the aggregate, to prevent or materially impair the consummation of the Transactions. None of Merger Company or any of its Affiliates, nor, to the knowledge of Merger Company, Parent or any of its Affiliates (excluding the Company and any of its Subsidiaries), is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Merger Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would reasonably be expected, individually or in the aggregate, to prevent or materially impair the consummation of the Transactions.

Section 4.10         Ownership of Shares.

As of the date of this Agreement, Merger Company does not beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares or other securities of the Company, or any options, warrants or other rights to acquire Shares or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company.

Section 4.11         Solvency.

Merger Company is not Insolvent as of the date hereof. Merger Company is not entering into the Transactions with the intent to hinder, delay or defraud either present or future creditors.

Section 4.12         Buyer Group Contracts; No Other Agreements.

(a)          Merger Company has delivered to the Company a true, correct and complete copy of each of the Buyer Group Contracts to which it or any of its Affiliates (including the Sponsors and their respective Affiliates) is a party.

(b)          As of the date hereof, other than the Buyer Group Contracts, there are no Contracts to which Merger Company and its Affiliates (including the Sponsors and their respective Affiliates) or, to the knowledge of Merger Company, Parent and its Affiliates (other than the Company and its Subsidiaries) is a party (i) with any of the Group Company’s directors, officers, employees that relate in any way to the Transactions, (ii) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration, (iii) pursuant to which any shareholder of the Company has agreed to vote to approve this Agreement or the Merger or has agreed to vote against any Competing Transaction or (iv) relating to any Competing Transactions.

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Section 4.13         Non-Reliance on Company Estimates.

The Company has made available to Merger Company or its Representatives, and may continue to make available, certain estimates, projections and other forecasts for the business of the Company and its Subsidiaries and certain plan and budget information. Merger Company hereby acknowledges and agrees that (a) these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other, (b) there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, (c) Merger Company is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or budgets) and (d) Merger Company is not relying on any estimates, projections, forecasts, plans or budgets furnished by the Company, its Subsidiaries or their respective Affiliates and Representatives, and Merger Company shall not, and shall cause its Affiliates and Representatives not to, hold any such person liable with respect thereto; provided, that nothing contained in this Section 4.13 shall be deemed to limit in any way the representations and warranties of the Company set forth in this Agreement.

Section 4.14         Independent Investigation.

Merger Company has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, which investigation, review and analysis was performed by Merger Company, its Affiliates and their respective Representatives. By entering into this Agreement, Merger Company acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its Affiliates or their respective Representatives (except the representations and warranties of the Company set forth in this Agreement and in any certificate delivered pursuant to this Agreement).

Section 4.15         No Other Representations or Warranties.

Except for the representations and warranties made by Merger Company in this Article IV, neither Merger Company nor any other person on behalf of Merger Company makes any other express or implied representation or warranty with respect to Merger Company or any of its Subsidiaries or its or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided or made available by Merger Company or its Representatives to the Company or any of its Representatives, notwithstanding the delivery or disclosure to the Company or any of its Representatives of any documentation, forecasts or other information in connection with the Transactions, and the Company acknowledges the foregoing.  Neither Merger Company nor any other person on behalf of Merger Company will have or be subject to any liability or indemnity obligations to the Company or any other person resulting from the distribution or disclosure or failure to distribute or disclose to the Company or any of its Representatives, or its use of, any information, unless and to the extent such information is expressly included in the representations and warranties contained in this Article IV.

Article V

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company that:

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Section 5.01         Corporate Organization.

Parent is a proprietary company limited by shares duly incorporated and validly existing and in good standing under the laws of the Commonwealth of Australia. Parent has the requisite corporate power and authority and all necessary governmental approvals to own, lease, operate and use its properties and assets and to carry on its business as it is now being conducted, in each case except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent or otherwise be materially adverse to the ability of Parent to perform its material obligations under this Agreement. Parent has made available to the Company its complete and correct copies of the memorandum and articles of association (or equivalent constitutional documents), as amended to date, and as so delivered is in full force and effect.

Section 5.02         Authority Relative to This Agreement.

Parent has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate action on the part of Parent is necessary to authorize the execution and delivery by the Parent of this Agreement, the Plan of Merger and the consummation by it of the Transactions (other than the filings, notifications and other obligations and actions described in Section 5.03(b)). This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery by the Company and Merger Company, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 5.03         No Conflict; Required Filings and Consents.

(a)          The execution and delivery of this Agreement and the Plan of Merger by Parent does not, and the performance of this Agreement and the Plan of Merger by Parent will not, (i) conflict with or violate the memorandum and articles of association of Parent, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.03(b) have been obtained and all filings and obligations described in Section 5.03(b) have been made, conflict with or violate any Law applicable to Parent or by which any property or asset of Parent is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent pursuant to, any Contract or obligation to which Parent is a party or by which Parent or any property or asset of Parent is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflict, violation, breach, default, right or other occurrence that would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Parent or otherwise be materially adverse to the ability of Parent to perform its material obligations under this Agreement.

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(b)          The execution and delivery of this Agreement and the Plan of Merger by Parent does not, and the performance of this Agreement and the Plan of Merger by Parent and the consummation by Parent of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for compliance with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder (including the joining of Parent in the filing of a Schedule 13E-3, which shall incorporate by reference the Proxy Statement, and the filing or furnishing of one or more amendments to the Schedule 13E-3 to respond to comments of the SEC, if any, on such documents), (ii) for compliance with the rules and regulations of NYSE and the Australian Securities Exchange, (iii) for the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands pursuant to the CICL and the publication of notification of the Merger in the Cayman Islands Government Gazette and (iv) the Foreign Exchange Filings and Foreign Exchange Approvals.

Section 5.04         Proxy Statement.

None of the information provided by Parent with respect to itself or its Affiliates or Representatives for inclusion or incorporation by reference in the Schedule 13E-3 or the Proxy Statement will, in the case of the Schedule 13E-3, as of the date of its filing and the date of each amendment or supplement thereto and, in the case of the Proxy Statement: (i) at the time of the mailing of the Proxy Statement or any amendments or supplements thereto to the shareholders of the Company; and (ii) at the time of the Shareholders’ Meeting, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of any of the Company, Merger Company or any of their respective Affiliates or their or their Affiliates’ Representatives for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

Section 5.05         Brokers.

Except as disclosed in Schedule 5.05, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent.

Section 5.06         Absence of Litigation.

As of the date hereof, (i) there is no Action pending or, to the knowledge of Parent, threatened against any of Parent or any of its Affiliates (excluding the Company and any of its Subsidiaries), and (ii) to the knowledge of Parent, there is no Action pending or threatened against Merger Company or its Affiliates, in each case, other than any such Action that would not reasonably be expected, individually or in the aggregate, to prevent or materially impair the consummation of the Transactions. Neither Parent, any of its Affiliates (excluding the Company and any of its Subsidiaries), nor, to the knowledge of Parent or any of its Affiliates, Merger Company or any of its Affiliates, is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would reasonably be expected, individually or in the aggregate, to prevent or materially impair the consummation of the Transactions.

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Section 5.07         Ownership of Shares.

Except pursuant to this Agreement, and other than as disclosed in the Schedule 13G filed by SEEK Limited with the SEC on February 13, 2015, Parent does not beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares or other securities of, or any other economic interest (through derivative securities or otherwise) in the Company, or any options, warrants or other rights to acquire Shares or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company. None of Parent’s Shares (and, for the avoidance of doubt, no Continuing Shares) are held through, or in the form of, ADSs.

Section 5.08         Solvency.

Parent is not Insolvent as of the date hereof. Parent is not entering into the Transactions with the intent to hinder, delay or defraud either present or future creditors.

Section 5.09         Buyer Group Contracts; No Other Agreements.

(a)          Parent has delivered to the Company a true, correct and complete copy of each of the Buyer Group Contracts to which it or any of its Affiliates (other than the Company and its Subsidiaries) is a party.

(b)          As of the date hereof, other than the Buyer Group Contracts, there are no Contracts to which Parent and its Affiliates (other than the Company and its Subsidiaries) or, to the knowledge of Parent, any of the other Buyer Group Parties is a party (i) with any of the Group Company’s directors, officers, employees that relate in any way to the Transactions, (ii) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration (iii) pursuant to which any shareholder of the Company has agreed to vote to approve this Agreement or the Merger or has agreed to vote against any Competing Transaction or (iv) relating to any Competing Transactions.

Section 5.10         Support Agreement.

The Support Agreement is in full force and effect as of the date of this Agreement and constitutes legal, valid and binding obligations of Parent. The Support Agreement has not been amended or modified and no such amendment or modification (other than as permitted by Section 7.07(c) and Section 7.07(d)) is contemplated. As of the date hereof, there are no side letters or other agreements, Contracts or arrangements (whether written or oral) to which Parent or any of its Affiliates (other than the Company and its Subsidiaries) is a party related to the Continuing Shares other than the Support Agreement and the other Buyer Group Contracts to which Parent is a party.

Section 5.11         Non-Reliance on Company Estimates.

The Company has made available to Parent or its Representatives, and may continue to make available, certain estimates, projections and other forecasts for the business of the Company and its Subsidiaries and certain plan and budget information. Parent hereby acknowledges and agrees that (a) these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other, (b) there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, (c) Parent is taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or budgets), and (d) Parent is not relying on any estimates, projections, forecasts, plans or budgets furnished by the Company, its Subsidiaries or their respective Affiliates (other than Parent and its Affiliates that do not include the Company and its Subsidiaries) and Representatives, and Parent shall not, and shall cause its Affiliates and Representatives not to, hold any such person liable with respect thereto; provided, that nothing contained in this Section 5.11 shall be deemed to limit in any way the representations and warranties of the Company set forth in this Agreement.

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Section 5.12         Independent Investigation.

Parent has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, which investigation, review and analysis was performed by Parent, its Affiliates (other than the Company and its Subsidiaries) and its and their respective Representatives. Parent acknowledges that, as of the date of this Agreement, it, its Affiliates (other than the Company and its Subsidiaries) and its and their respective Representatives have been provided sufficient access to the personnel, properties, facilities and records of the Company and its Subsidiaries for such purpose. In entering into this Agreement, Parent acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its Affiliates or their respective Representatives (except the representations and warranties of the Company set forth in this Agreement and in any certificate delivered pursuant to this Agreement).

Section 5.13         No Other Representations or Warranties.

Except for the representations and warranties made by Parent in this Article V, neither Parent nor any other person on behalf of Parent makes any other express or implied representation or warranty with respect to Parent or any of its Affiliates or its or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided or made available by Parent or its Representatives to the Company or any of its Representatives, notwithstanding the delivery or disclosure to the Company or any of its Representatives of any documentation, forecasts or other information in connection with the Transactions, and the Company acknowledges the foregoing.  Neither Parent nor any other person on behalf of Parent will have or be subject to any liability or indemnity obligations to the Company or any other person resulting from the distribution or disclosure or failure to distribute or disclose to the Company or any of its Representatives, or its use of, any information, unless and to the extent such information is expressly included in the representations and warranties contained in this Article V.

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Article VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01         Conduct of Business by the Company Pending the Merger.

The Company agrees that, from the date of this Agreement until the Effective Time, except as (x) required by applicable Law, (y) set forth in Section 6.01 of the Company Disclosure Schedule or (z) as expressly contemplated or permitted by any other provision of this Agreement, unless Buyer Group shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), (i) the businesses of the Group Companies shall only be conducted, and the Group Companies shall not take any action except, in a lawfully permitted manner in the ordinary course of business and consistent with past practice; and (ii) the Company shall use its commercially reasonable efforts to preserve the assets (including any Intellectual Property) and the business organization of the Group Companies in all material respects.

By way of amplification and not limitation, until the earlier of the Effective Time and termination of this Agreement pursuant to Article IX, the Company undertakes to Parent and Merger Company that, except as (1) required by applicable Law, (2) set forth in Section 6.01 of the Company Disclosure Schedule or (3) expressly contemplated or permitted by any other provision of this Agreement, it shall not, and shall cause its Subsidiaries not to, directly or indirectly, do any of the following without the prior written consent of Buyer Group (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)          amend or otherwise change its memorandum and articles of association or equivalent organizational documents;

(b)          issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance of, (i) any shares of any class or other equity or equity-linked securities of any Group Company (other than in connection with (A) the exercise of any Company Options in accordance with the Share Incentive Plans, (B) the withholding of Company securities to satisfy tax obligations with respect to Company Share Awards, (C) the acquisition by the Company of its securities in connection with the forfeiture of Company Share Awards or (D) the acquisition by the Company of its securities in connection with the net exercise of Company Options in accordance with the terms thereof), or (ii) any entity, business, rights, property or assets (whether real, personal or mixed, and including leasehold interests and intangible property) of any Group Company with a value or purchase price (including the value of assumed liabilities) in excess of $3,000,000 (or an equivalent amount in RMB) except in the ordinary course of business consistent with past practice;

(c)          authorize, declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its securities (other than the Joint Venture Dividend and Distribution, the Special Dividend or dividends or other distributions from any Subsidiary of the Company to the Company or any of its other Subsidiaries);

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(d)          reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its share capital, convertible securities or other rights exchangeable into or convertible or exercisable for any of its shares, or any other equity or equity-linked securities (other than the purchase of Shares to satisfy obligations under the Share Incentive Plans, including the withholding of Company securities to satisfy tax obligations with respect to Company Share Awards, the acquisition by the Company of its securities in connection with the forfeiture of Company Share Awards, or the acquisition by the Company of its securities in connection with the net exercise of Company Options in accordance with the terms thereof);

(e)          effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization or similar transaction involving any Group Company, or create any new Subsidiary;

(f)          acquire (including by merger, consolidation, scheme of arrangement, amalgamation or acquisition of stock or assets or any other business combination) any assets, securities or properties, or make any new loan, advance or capital contribution to, or investment in, any person or any division thereof, with a value or purchase price (including the value of assumed liabilities) in excess of $3,000,000 (or an equivalent amount in RMB) in the aggregate, other than capital expenditures in the ordinary course of business consistent with past practice;

(g)          other than in the ordinary course of business consistent with past practice, authorize, or make any commitment with respect to, capital expenditures in excess of $3,000,000 (or an equivalent amount in RMB) in the aggregate in any three-month period;

(h)          redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify the terms of, any Indebtedness or issue any debt securities or other Contracts evidencing Indebtedness, or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person for Indebtedness, except for (i) the incurrence or guarantee of Indebtedness under any Group Company’s existing credit facilities as in effect on the date hereof in an aggregate amount not to exceed the maximum amount authorized under the Contracts evidencing such Indebtedness (including any renewal, extension, refinancing or replacement of such Contracts on substantially the same terms), (ii) the incurrence of new Indebtedness in connection with arranging Available Offshore Cash Financing in accordance with Section 7.16, (iii) the incurrence of new Indebtedness in an aggregate amount not in excess of $3,000,000 (or an equivalent amount in RMB), and (iv) the repayment of any Indebtedness existing on the date of this Agreement or incurred pursuant to the foregoing clauses (i) through (iii);

(i)          except as otherwise required by Law, pursuant to any Company Employee Plan in effect on the date hereof or contemplated under Section 6.01(i) of the Company Disclosure Schedule, (i) enter into any new employment, transaction or retention bonus or other compensatory agreements (including the renewal of any such agreements), or terminate any such agreements, with any director, officer, employee or consultant of any Group Company other than the hiring or termination of employees or consultants below the vice president level or its equivalent, (ii) grant or provide any pension, retirement allowance, severance or termination payments, bonus or other benefits to any director, officer, employee, consultant, shareholder or other service provider of any Group Company except as required by applicable Law, (iii) increase the compensation, bonus or pension, welfare, severance or other benefits of, or pay any bonus to, any director, officer or employee of any Group Company except in accordance with past practice, (iv) make, grant or announce any new equity, equity-linked or incentive awards (including any Company Share Awards) to any director, officer, employee, consultant, shareholder or other service provider of any Group Company, (v) establish, adopt, amend or terminate any Company Employee Plan or materially amend the terms of any outstanding Company Share Awards, (vi) take any action to accelerate the vesting of Company Share Awards, or (vii) make, modify or forgive any loans to director, officer, employee, consultant, shareholder or other service provider of any Group Company;

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(j)          engage in the conduct of any new line of business material to the Company and its Subsidiaries, taken as a whole;

(k)          make any material changes with respect to financial accounting principles, policies and procedures, except as required by changes in statutory or regulatory accounting rules or U.S. GAAP or regulatory requirements with respect thereto;

(l)          enter into, amend, modify, consent to the termination of, or waive any material rights under, any Material Contract (or any Contract that would be a Material Contract if such Contract had been entered into prior to the date hereof) that calls for annual aggregate payments of $3,000,000 (or an equivalent amount in other currencies) or more which cannot be terminated without material surviving obligations or material penalty upon notice of ninety (90) days or less;

(m)          enter into any Contract between the Company or any of its Subsidiaries, on the one hand, and any “related party” (as such term is defined in Item 404 of Regulation S-K promulgated under the Exchange Act) of the Company or any of its Subsidiaries, on the other hand, except for (i) Contracts solely between the Group Companies and (ii) Contracts permitted under Section 6.01(i) of the Company Disclosure Schedule;

(n)          settle, or offer or propose to settle, (i) any material Action involving or against the Company or any of its Subsidiaries, or (ii) any Action that relates to the Transactions (including any shareholder litigation or dispute against the Company or any of its officers or directors), except for Contracts permitted under Section 6.01(m) of the Company Disclosure Schedule;

(o)          make or change any material Tax election, amend any Tax return, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, enter into any material closing agreement with respect to Taxes, surrender any right to claim a material refund of Taxes, fail to pay any material Taxes as they become due and payable, settle or finally resolve any material controversy with respect to Taxes, change or adopt any method of Tax accounting, or take any other similar action relating to the filing of any Tax return or the payment of any Tax; or

(p)          announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

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Section 6.02         Conduct of Business by Parent and Merger Company Prior to the Effective Time.

Each of Parent and Merger Company agrees that, from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with Article IX, it shall not: (a) take any action that is intended to or would reasonably be likely to result in any of the conditions to effecting the Merger becoming incapable of being satisfied or (b) take any action or fail to take any action, the taking or failure to take, as applicable, would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede its ability to consummate the Merger or the other Transactions.

Article VII

ADDITIONAL AGREEMENTS

Section 7.01         Proxy Statement and Schedule 13E-3.

(a)          As soon as reasonably practicable following the date of this Agreement, the Company, with the assistance of Parent and Merger Company, shall prepare and cause to be filed with the SEC a proxy statement, including a notice convening the Company Shareholders’ Meeting in accordance with requirements set out in the Company’s memorandum and articles of association, relating to the authorization and approval of this Agreement, the Plan of Merger and the Transactions by the shareholders of the Company (such proxy statement and notice, as amended or supplemented, being referred to herein as the “Proxy Statement”). Concurrently with the preparation of the Proxy Statement, the Company, Parent and Merger Company shall jointly prepare and cause to be filed with the SEC a Schedule 13E-3, and Parent and Merger Company shall use their respective reasonable best efforts to cause all their respective Affiliates that are “engaged” in the Transactions (as determined in good faith by Parent and Merger Company, as the case may be, based on applicable Law, including the SEC’s Compliance and Disclosure Interpretations, or as determined by the SEC) to join promptly the Company, Parent and Merger Company to prepare and cause to be filed with the SEC a Schedule 13E-3 in a timely manner. Each of the Company, Parent and Merger Company shall use its reasonable best efforts so that the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Each of the Company, Parent and Merger Company shall use its reasonable best efforts to respond promptly to any comments of the SEC with respect to the Proxy Statement and Schedule 13E-3. Each of the Company, Parent and Merger Company shall furnish all information concerning such party to the others as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement and Schedule 13E-3 and the resolution of comments with respect thereto from the SEC. The Company shall promptly notify the Buyer Group upon the receipt of any written comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and Schedule 13E-3 and shall provide the Buyer Group with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to filing Schedule 13E-3 (or any amendment or supplement thereto) or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide the Buyer Group with a reasonable period of time to review and comment on such document or response and (ii) shall consider good faith comments reasonably proposed by the Buyer Group; provided, that each of Parent and Merger Company shall, and shall use their respective reasonable best efforts to cause their respective Affiliates that are “engaged” in the Transactions to, promptly furnish all information concerning such party to the others as may be reasonably requested and execute the Schedule 13E-3 (or any amendment or supplement thereto) for filing. Nothing in this Section 7.01 shall limit or preclude the ability of the Company Board or the Special Committee to make a Change in the Company Recommendation in accordance with Section 7.04(c). If, at any time prior to the Company Shareholders’ Meeting, any information relating to the Company, Parent, Merger Company or any of their respective Affiliates, officers or directors, is discovered by the Company, Parent or Merger Company that should be set forth in an amendment or supplement to the Proxy Statement and Schedule 13E-3 so that the Proxy Statement and Schedule 13E-3 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and the Company shall file an appropriate amendment or supplement describing such information with the SEC and, to the extent required by applicable Law, disseminate to the shareholders of the Company.

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(b)          Each of the parties hereto represents and covenants to the other parties that the information supplied by it and its Affiliates (excluding, in the case of Parent, the Company and its Subsidiaries) and its and their Representatives for inclusion in the Proxy Statement and Schedule 13E-3 will not, at (i) the time the Proxy Statement and 13E-3 (or any amendment thereof or supplement thereto) are filed with the SEC, (ii) the time the Proxy Statement and Schedule 13E-3 (or any amendment thereof or supplement thereto) are first mailed to the shareholders of the Company and (iii) the time of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)          Each of the Company, Parent and Merger Company shall ensure that all documents that it is responsible for filing with and/or furnishing to the SEC in connection with any of the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder, other than with respect to any information supplied by the other parties.

Section 7.02         Shareholders’ Meetings.

(a)          The Company shall, concurrently with or promptly after the later of (x) such time as the SEC confirms that it has no further comments on the Schedule 13E-3 and (y) the date the Company has declared the Special Dividend in accordance with Section 7.15(d), (i) establish a record date for determining shareholders of the Company entitled to vote at the shareholders’ meeting, (ii) with the assistance of Parent and Merger Company, prepare and mail or cause to be mailed or otherwise disseminate the Proxy Statement to the holders of Shares (and concurrently furnish the Proxy Statement under Form 6-K to the SEC), including Shares represented by ADSs, as of the record date established for the shareholders’ meeting (the “Company Shareholders’ Meeting”), for the purpose of voting upon the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, and (iii) instruct or otherwise cause the Depositary to (A) fix the record date established by the Company for the Company Shareholders’ Meeting as the record date for determining the holders of ADSs who shall be entitled to give instructions for the exercise of the voting rights pertaining to the Shares represented by ADSs (the “Record ADS Holders”), (B) provide all proxy solicitation materials to all Record ADS Holders and (C) vote all Shares represented by ADSs in accordance with the instructions of such corresponding Record ADS Holders. Without the consent of Parent and Merger Company, authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, shall be the only matter (other than procedural matters) to be proposed to be voted upon by the shareholders of the Company at the Company Shareholders’ Meeting.

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(b)          Subject to this Section 7.02, Section 7.04(d) and Section 7.04(e), the Company Board shall recommend to holders of the Shares that they authorize and approve this Agreement, the Plan of Merger and the Transactions, including the Merger, and shall include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing sentence, the Company agrees that, unless this Agreement is validly terminated in accordance with Article IX, its obligations pursuant to this Section 7.02 (including its obligations to call, give notice of, convene and hold the Company Shareholders’ Meeting and to solicit from its shareholders proxies, in each case, in accordance with this Section 7.02) shall not be affected by the commencement, public proposal, public disclosure, announcement, communication or submission to the Company or any other person of any Competing Transaction, or by any Change in the Company Recommendation. The Company shall use its reasonable best efforts to solicit from its shareholders proxies in relation to the Company Shareholders’ Meeting.

(c)          The Company shall duly convene and hold the Company Shareholders’ Meeting as soon as reasonably practicable following the mailing of the Proxy Statement, unless this Agreement is validly terminated in accordance with Article IX. Notwithstanding anything to the contrary contained in Section 7.02(b), after consultation in good faith with the Buyer Group, the Company may recommend the adjournment of the Company Shareholders’ Meeting to its shareholders (i) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the holders of Shares within a reasonable amount of time in advance of the Company Shareholders’ Meeting, (ii) as otherwise required by applicable Law, or (iii) if as of the time for which the Company Shareholders’ Meeting is scheduled as set forth in the Proxy Statement, there are insufficient Shares represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders’ Meeting. If the Company Shareholders’ Meeting is adjourned, unless this Agreement is validly terminated in accordance with Article IX, the Company shall convene and hold the Company Shareholders’ Meeting as soon as reasonably practicable thereafter.

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Section 7.03         Access to Information.

(a)          From the date hereof until the Effective Time and subject to applicable Law and the terms of Section 10.09, upon reasonable advance notice from Parent or Merger Company, the Company shall (i) provide to Parent and Merger Company (and Parent’s or Merger Company’s respective officers, directors, employees, accountants, consultants, financial and legal advisors, agents, financing sources and other representatives, collectively, “Representatives”) reasonable access during normal business hours to the offices, properties, books and records of any Group Company, (ii) furnish to Parent, Merger Company and their respective Representatives such existing financial and operating data and other existing information as such persons may reasonably request and (iii) instruct its and its Subsidiaries’ Representatives to reasonably cooperate with Parent, Merger Company and their respective Representatives in their investigation; provided, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the timely discharge by the employees of the Company or its Subsidiaries of their duties and to the extent reasonably practicable with the resources readily available to the Company and not burdensome or disruptive to the Company’s business; provided, further, that the Company shall not be required to provide Parent, Merger Company or any of their respective Representatives with access to any books, records, documents or other information to the extent that (x) such books, records, documents or other information are subject to any confidentiality agreement with a Third Party (provided, that at the request of Parent or Merger Company, the Company shall use its commercially reasonable efforts to obtain a waiver from such Third Party), (y) the disclosure of such books, records, documents or other information would result in the loss of attorney-client or other legal privilege and joint defense or similar doctrines or workarounds would not be available or effective to preserve privilege, or (z) the disclosure of such books, records, documents or other information is prohibited by applicable Law.

(b)          No investigation conducted or information made available pursuant to this Section 7.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

(c)          All information provided or made available pursuant to this Section 7.03 to Parent, the Merger Company or their respective Representatives shall be subject to the Confidentiality Agreements.

Section 7.04         No Solicitation of Transactions.

(a)          The Company agrees that neither it nor any of its Subsidiaries will, and that it will direct its and its Subsidiaries’ Representatives (including any investment banker, attorney or accountant retained by any Group Company), not to, in each case, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information in a manner designed to knowingly encourage), or take any other action to knowingly facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to its shareholders) with respect to any Competing Transaction, (ii) enter into, maintain or continue discussions or negotiations with, or provide any nonpublic information relating to the Company or the Transactions to, any person or entity in furtherance of such inquiries or to obtain a proposal or offer for a Competing Transaction, (iii) agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or Contract (except for any Acceptable Confidentiality Agreement) or commitment contemplating or otherwise relating to any Competing Transaction (in each case, other than as permitted pursuant to Section 7.04(c)) or (iv) authorize or permit any of the officers, directors or Representatives of the Company or any of its Subsidiaries acting directly or indirectly under the direction of the Company or any of its Subsidiaries, to take any action set forth in clauses (a)(i) – (a)(iii) of this Section 7.04. The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Third Party subsequent to the date hereof which prohibits the Company from providing non-public information concerning the Company or any of its Subsidiaries to Buyer Group or release any Third Party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party in respect of any Competing Transaction unless it releases or waives such provision in the Confidentiality Agreement. The Company shall notify the Buyer Group as promptly as reasonably practicable (and in any event within 48 hours after the Company and/or the Special Committee attains knowledge thereof), orally and in writing, of any proposal or offer with respect to, or any request for non-public information concerning the Company or any of its Subsidiaries in connection with a Competing Transaction, specifying (x) the material terms and conditions thereof (including, if applicable, material amendments or proposed material amendments) and providing, if applicable, copies of any written requests, proposals or offers, including proposed agreements, and (y) the identity of the party making such proposal, offer or request, unless the disclosure of such identity would be prohibited by a confidentiality agreement in effect on the date hereof. The Company shall keep Buyer Group informed, on a reasonably current basis (and in any event within 48 hours of the occurrence of any material change, development, discussion or negotiation) of the status and terms of any such proposal, offer or request and of any material changes in the status and terms of any such proposal, offer or request (including the material terms and conditions thereof). Without limiting the foregoing, the Company shall provide the Buyer Group with 48 hours’ prior notice (or such lesser prior notice as is provided to members of the Company Board or members of the Special Committee) of any meeting of the Company Board or Special Committee at which the Company Board or Special Committee, as applicable, will be requested to consider any Competing Transaction. Immediately upon the execution and delivery of this Agreement, the Company shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to any possible Competing Transaction.

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(b)          Notwithstanding anything to the contrary in this Section 7.04, at any time prior to the receipt of the Requisite Company Vote, the Company Board and/or the Special Committee may, directly or indirectly through the Company’s Representatives, (x) contact and engage in discussions with any person who has made an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction (provided, that such bona fide proposal or offer does not result from a violation of Section 7.04(a)) in order to clarify and understand the terms and conditions thereof to the extent the Special Committee shall have determined in good faith that such contact is necessary to determine whether such proposal or offer constitutes or is reasonably expected to lead to a Superior Proposal, and (y) furnish information to, and enter into discussions and negotiations with, such person if the Special Committee has (i) determined in good faith (after consultation with its financial advisor and independent legal counsel), that such proposal or offer constitutes or would reasonably be expected to result in a Superior Proposal, (ii) determined in good faith (after consultation with independent legal counsel), that, in light of such Superior Proposal, failure to furnish such information to or enter into discussions or negotiations with such person would be reasonably likely to violate its fiduciary obligations to the Company and its shareholders under applicable Law and (iii) obtained from such person an executed confidentiality agreement (an “Acceptable Confidentiality Agreement”) on terms no less favorable to the Company in the aggregate than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting or impairing the Company from satisfying its obligations under this Agreement, and that the Company may enter into a confidentiality agreement without a standstill provision or with other terms that are less favorable to the Company than the Confidentiality Agreement if it waives or similarly modifies the standstill provision and such other terms, as applicable, in the Confidentiality Agreement); provided, that the Company shall concurrently make available to Buyer Group any material information concerning the Company and the Subsidiaries that is provided to any such person and that was not previously made available to Buyer Group or its Representatives, none of which actions shall be deemed to violate Section 7.04(a).

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(c)          Except as set forth in this Section 7.04, neither the Company Board nor any committee thereof shall (i) change, withhold, withdraw, qualify or modify, or publicly propose to change, withhold, withdraw, qualify or modify, in each case, in a manner adverse to Parent or Merger Company, the Company Recommendation, or fail to include the Company Recommendation in the Proxy Statement (each, a “Change in the Company Recommendation”), (ii) authorize, approve or recommend, or publicly propose to authorize, approve or recommend to the shareholders of the Company, an offer or proposal with respect to a Competing Transaction, (iii) if a tender offer or exchange offer for 20% or more of the outstanding share capital of the Company that constitutes a Competing Transaction is commenced, fail to recommend against acceptance of such tender offer or exchange offer by its shareholders within 10 Business Days after commencement, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer; provided, that a customary “stop, look and listen” communication by the Company Board or the Special Committee to shareholders of the Company pursuant to Rule 14d-9(f) of the Exchange Act shall not be deemed to be a Change in the Company Recommendation or violate this Section 7.04, or (iv) approve or recommend, cause or permit the Company to enter into, or submit to a vote by its shareholders, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar document or Contract with respect to any Competing Transaction (other than an Acceptable Confidentiality Agreement) (any of the foregoing in this clause (iv), an “Alternative Acquisition Agreement”).

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(d)          Notwithstanding the foregoing, at any time prior to the receipt of the Requisite Company Vote, if the Company has received a written, bona fide proposal or offer with respect to a Competing Transaction that does not result from a violation of Section 7.04 (other than immaterial non-compliance that does not adversely affect Parent and Merger Company) and the Company Board determines, in its good faith judgment upon the recommendation of the Special Committee, prior to the time of the Company Shareholders’ Meeting and upon advice by its financial advisor and independent legal counsel, that such proposal or offer constitutes a Superior Proposal and failure to make a Change in the Company Recommendation with respect to such Superior Proposal would be inconsistent with its fiduciary obligations to the Company and its shareholders under applicable Law, the Company Board may, upon the recommendation of the Special Committee, (x) effect a Change in the Company Recommendation and/or (y) (1) authorize the Company to terminate this Agreement in accordance with Section 9.03(c), (2) immediately prior to, contemporaneously with or immediately following the termination of this Agreement, approve or recommend such Superior Proposal and (3) immediately prior to, contemporaneously with or immediately following the termination of this Agreement, authorize the Company to enter into or execute any Alternative Acquisition Agreement with respect to such Superior Proposal, but only if (i) the Company shall have complied with the requirements of Sections 7.04(a) and Section 7.04(b) with respect to such proposal or offer (other than immaterial non-compliance that does not adversely affect Parent and Merger Company), (ii) after (A) providing at least five Business Days’ written notice to Parent and Merger Company (a “Notice of Superior Proposal”) advising Parent and Merger Company that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the person making such Superior Proposal and indicating that the Company Board intends to take any actions described in the foregoing clause (x) and/or (y) and the manner in which it intends (or may intend) to do so, it being understood that the Notice of Superior Proposal or any amendment or update thereto or the determination to so deliver such notice shall not constitute a Change in the Company Recommendation, and (B) negotiating with and causing its financial and legal advisors to negotiate with Parent and Merger Company and their respective Representatives in good faith (to the extent Parent and Merger Company desire to negotiate) to make adjustments in the terms and conditions of this Agreement so that such Third Party proposal or offer would cease to constitute a Superior Proposal, and (C) permitting Parent and Merger Company and their respective Representatives to make a presentation to the Company Board and the Special Committee regarding this Agreement and any adjustments with respect thereto (to the extent Parent and Merger Company desire to make such a presentation); provided, that any material modifications to such Third Party proposal or offer that the Company Board has determined, upon the recommendation of the Special Committee, to be a Superior Proposal shall be deemed a new Superior Proposal to which the requirements of this Section 7.04(d) shall again apply; and (iii) Parent and Merger Company do not, within five Business Days of their receipt of the Notice of Superior Proposal, make an offer that the Company Board determines, in its good faith judgment upon the recommendation of the Special Committee (after consultation with its financial advisor and independent legal counsel), to be at least as favorable to the Company’s shareholders as such Superior Proposal.

(e)          Notwithstanding the foregoing, if the Company Board determines, in its good faith judgment upon the recommendation of the Special Committee, in its good faith judgment, prior to the time of the Company Shareholders’ Meeting and upon advice by its independent legal counsel, that failure to make a Change in the Company Recommendation would be inconsistent with its fiduciary obligations to the Company and its shareholders under applicable Law, the Company Board may, upon the recommendation of the Special Committee, effect a Change in the Company Recommendation, provided, that the Company Board shall (i) provide five Business Days’ prior written notice to Parent and Merger Company advising Parent and Merger Company that the Company Board intends to effect a Change of Recommendation and specifying in reasonable detail the facts underlying and the reasons for the decision by the Company Board (acting upon the recommendation of the Special Committee) to take such action and (ii) during such five Business Day period, if requested by Parent and Merger Company, engage in good faith negotiations with Parent and Merger Company to amend this Agreement in such a manner that obviates the need for such Change in the Company Recommendation.

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(f)          A “Competing Transaction” means any of the following (other than the Transactions): (i) any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or to which 20% or more of the net revenue or net income of the Company are attributable, (ii) any sale, lease, exchange, transfer or other disposition of assets or businesses that constitute or represent 20% or more of the net revenue or net income or assets of the Company and its Subsidiaries, taken as a whole, (iii) any sale, exchange, transfer or other disposition of 20% or more of any class of equity securities of the Company, (iv) the acquisition (whether by merger, consolidation, equity investment, share exchange, joint venture or otherwise) by any Third Party, directly or indirectly, of any equity interest in any entity that holds assets representing, directly or indirectly, 20% or more of the net revenue, net income or assets of the Company and its Subsidiaries, taken as a whole, or (v) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of any class of equity securities of the Company, or (vi) any combination of the foregoing.

(g)          A “Superior Proposal” means a written, bona fide offer or proposal with respect to a Competing Transaction (provided, that for purposes of the definition of “Superior Proposal”, each reference to “20% or more” in the definition of “Competing Transaction” shall be replaced with “more than 50%”), which shall not have resulted from a violation of this Section 7.04 (other than immaterial non-compliance that does not adversely affect Parent and Merger Company) and is made by a Third Party on terms that the Company Board determines, in its good faith judgment upon the recommendation of the Special Committee (after receiving the advice of its financial advisor and independent legal counsel) (i) would be as likely to be consummated in accordance with its terms as the Merger, taking into consideration, among other things, all of the terms and conditions, including all legal, financial, regulatory and other aspects, of such offer and this Agreement, including conditions to closing, financing, regulatory approvals, identity of the person or group making the offer, breakup or termination fee and expense reimbursement provisions, expected timing and risk and likelihood of consummation and other relevant events and circumstances and (ii) if consummated, would result in a transaction more favorable to the Company’s shareholders (other than Parent) in the aggregate from a financial point of view than the Transactions (in each case, after taking into account any revisions to this Agreement made or proposed in writing by Parent and Merger Company pursuant to Section 7.04(d) or otherwise prior to the time of determination) provided, that any such offer or proposal shall not be deemed to be a “Superior Proposal” if (A) the consummation of the transactions contemplated by such offer or proposal is subject to the conduct of any due diligence review or investigation of the Company or any of its Subsidiaries by the party making such offer or proposal, or (B) the consummation of the transactions contemplated by such offer or proposal is conditioned upon receipt of financing.

(h)          Nothing contained in this Section 7.04 shall be deemed to prohibit the Company, the Company Board or the Special Committee from (i) complying with its disclosure obligations under U.S. federal or state or non-U.S. Law, including (A) disclosure of factual information regarding the business, financial condition or results of operations of the Company or (B) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer); provided, that any such disclosure pursuant to this clause (B) with respect to a Competing Transaction (other than a “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or a statement that the Company Board or the Special Committee has received and is currently evaluating such Competing Transaction) that does not include an express rejection of any applicable Competing Transaction or an express reaffirmation of its recommendation in favor of the Transactions shall be deemed to be a Change in the Company Recommendation, or (ii) making any “stop-look-and-listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

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Section 7.05         Directors’ and Officers’ Indemnification and Insurance.

(a)          The memorandum and articles of association of the Surviving Company shall contain provisions no less favorable with respect to exculpation and indemnification than are set forth in the memorandum and articles of association of the Company as in effect on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by Law.

(b)          The Surviving Company shall maintain in effect for six years from the Effective Time, the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters occurring prior to the Effective Time, including acts or omissions occurring in connection with this Agreement and the consummation of the Transactions (the parties covered thereby, the “Indemnified Parties”); provided, that the Surviving Company may substitute therefor policies of at least the same coverage containing terms and conditions that are no less favorable than those provided under the Company’s current policies; provided, further, that in no event shall the Surviving Company be required to expend pursuant to this Section 7.05(b) more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance. Alternatively, the Company may and, at the joint request of Parent and Merger Company, the Company shall, purchase a six-year “tail” prepaid policy prior to the Effective Time on terms and conditions no less advantageous to the Indemnified Parties than the existing directors’ and officers’ liability insurance maintained by the Company. Notwithstanding anything to the contrary set forth in this Agreement, if such “tail” prepaid policies have been obtained by the Company prior to the Effective Time, the Surviving Company shall maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations of the Surviving Company under this Section 7.05(b) shall terminate.

(c)          Subject to the terms and conditions of this Section 7.05, from and after the Effective Time, the Surviving Company shall comply with all of the Company’s obligations, and shall cause its Subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) the present and former officers and directors thereof against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with (i) the fact that such person is or was a director or officer of the Company or such Subsidiary or (ii) any acts or omissions by such person in such capacity prior to or at the Effective Time (including acts or omissions with respect to the approval of this Agreement or the Transactions or arising out of or pertaining to the Transactions and actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party), to the extent provided under the Company’s or such Subsidiaries’ respective organizational and governing documents or agreements in effect on the date hereof and to the fullest extent permitted by the CICL or any other applicable Law on the date hereof, including the approval of this Agreement, the Transactions or arising out of or pertaining to the Transactions and actions to enforce this provision or any other indemnification or advancement right or any such person; provided, that such indemnification shall be subject to any limitation imposed from time to time under applicable Law.

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(d)          In the event the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company shall assume the obligations set forth in this Section 7.05.

(e)          The provisions of this Section 7.05 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third-party beneficiary of the provisions of this Section 7.05.

(f)          Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 7.05 is not prior to or in substitution for any such claims under any such policies.

Section 7.06         Notification of Certain Matters.

Each of the Company, Parent and Merger Company shall promptly notify the other in writing of:

(a)          any notice or other communication received by such party from any person alleging that the consent of such person is or may be required in connection with the Transactions;

(b)          any notice or other communication received by such party from any Governmental Authority in connection with the Transactions;

(c)          any Actions commenced or, to the knowledge of the Company or the knowledge of Parent or the knowledge of Merger Company, threatened against the Company or any of its Subsidiaries or Parent and any of its Affiliates (excluding the Company and its Subsidiaries) or Merger Company and any of its Affiliates, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed by such party pursuant to any party’s representations and warranties contained herein, or that relate to such party’s ability to consummate the Transactions; and

(d)          if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of such person set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 8.01, Section 8.02 and Section 8.03 not to be satisfied

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together, in each case, with a copy of any such notice, communication or Action; provided, that the delivery of any notice pursuant to this Section 7.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; provided, further, that failure to give notice pursuant to this Section 7.06 shall not constitute a failure of a condition to the Merger set forth in Article VIII except to the extent that the underlying breach of a representation or warranty or failure to perform any covenant or agreement not so notified would, standing alone, constitute such a failure.

Section 7.07         Financing.

(a)          If Parent and Merger Company determine to seek financing (through loans from financial institutions and/or the issuance or sale of debt securities, or otherwise) in connection with the Merger and the other Transactions (the “Debt Financing”), each of Parent and Merger Company shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary to arrange such Debt Financing, including using commercially reasonable efforts to (i) negotiate and enter into definitive agreements (each, a “Debt Financing Agreement”) with respect to such Debt Financing on terms that will not prevent or materially impair the ability of Parent or Merger Company to satisfy their respective obligations under this Agreement or consummate the Merger or other Transactions, (ii) if executed, maintain in effect the Debt Financing Agreements in accordance with the terms thereof and satisfy on a timely basis all conditions applicable to Parent and Merger Company (and any Affiliate thereof other than the Company and its Subsidiaries) in the Debt Financing Agreements and otherwise comply with its obligations thereunder, (iii) assuming all conditions in the Debt Financing Agreements have been satisfied, cause the financing sources and other persons providing Debt Financing to fund on the Closing Date the Debt Financing in the amount required to consummate the Transactions and (iv) enforce the parties’ funding obligations (and the rights of Parent and Merger Company) under the Financing Documents to the extent necessary to fund the Merger Consideration. Parent and Merger Company shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its decision with respect to and, if applicable, efforts to arrange the Debt Financing and shall deliver to the Company as promptly as practicable (and no later than two (2) Business Days) after such execution, true and complete copies of all Debt Financing Agreements, except for customary engagement letters or any such contracts or other arrangements that do not impact the conditionality of the Debt Financing.

(b)          Notwithstanding anything in this Agreement to the contrary, each of Parent and Merger Company acknowledge and agree that their obligations under this Agreement, including the obligation to pay the Merger Consideration, are not subject to any financing condition and are not contingent upon the results of efforts, if any, of Parent, Merger Company, or any other person to obtain the Debt Financing in connection with the Transactions.

(c)          Following the declaration of the final amount of the Special Dividend in accordance with Section 7.15, in the event that the Special Dividend exceeds the Minimum Special Dividend:

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(i)          the aggregate amount of Equity Financing contemplated under the Equity Commitment Letters shall be reduced, collectively, by the Sponsors’ Pro Rata Amount of the aggregate amount of Excess Amount, and each Sponsor shall, at the Effective Time, be entitled to reduce the amount of such Sponsor’s portion of the Equity Financing obligation to purchase, or cause the purchase of, for cash, securities of Merger Company under such Sponsor’s Equity Commitment Letter, by such Sponsor’s Pro Rata Amount of the Excess Amount; and

(ii)         the number of Continuing Shares shall be reduced by a number of Shares equal to the quotient of (a) Parent’s Pro Rata Amount of the Excess Amount over (b) the Per Share Merger Consideration (rounded to the nearest whole integer) and Appendix I shall be updated as necessary to reflect the number of Continuing Shares (so reduced).

(d)          In the event that Buyer Group has arranged Debt Financing under any Debt Financing Agreement or any Bridge Financing,

(i)          the aggregate amount of Equity Financing contemplated under the Equity Commitment Letters shall be reduced, collectively, by the Sponsors’ Pro Rata Amount of the aggregate amount of Debt Financing actually funded at the Effective Time, and each Sponsor shall, at the Effective Time, be entitled to reduce the amount of such Sponsor’s portion of the Equity Financing obligation to purchase, or cause the purchase of, for cash, securities of Merger Company under such Sponsor’s Equity Commitment Letter, by such Sponsor’s Pro Rata Amount of the Debt Financing and/or Bridge Financing, as applicable, actually funded (or, in the case of Bridge Financing, readily available) at the Effective Time in accordance with the terms and conditions of such Sponsor’s Equity Commitment Letter; provided, that, other than pursuant to Section 7.07(c)(i), in no event shall the aggregate amount of each Sponsor’s Equity Financing obligation under its Equity Commitment Letter be reduced prior to the Effective Time, whether or not any Debt Financing Agreement is entered into or any Bridge Financing is available prior to such time; and

(ii)         the number of Continuing Shares shall be reduced by a number of Shares equal to the quotient of (a) Parent’s Pro Rata Amount of the Debt Financing and/or Bridge Financing, as applicable, actually funded (or, in the case of Bridge Financing, readily available) at the Effective Time over (b) the Per Share Merger Consideration (rounded to the nearest whole integer) and Appendix I shall be updated as necessary to reflect the number of Continuing Shares (so reduced); provided, other than pursuant to Section 7.07(c)(ii), in no event shall the number of Continuing Shares be reduced prior to the Effective Time, whether or not any Debt Financing Agreement is entered into or any Bridge Financing is available prior to such time.

For purposes of this Section 7.07(d), Bridge Financing that is “readily available” means Bridge Financing representing Available Offshore Cash that is in a demand deposit account of the Company that is readily and legally available at the Effective Time to be used to pay a portion of the aggregate Per Share Merger Consideration or Per ADS Merger Consideration in the manner provided in Article II.

(e)          Each of Parent and Merger Company shall take (or cause to be taken) all actions and do (or cause to be done) all things necessary, proper or advisable to obtain the Equity Financing, including by (i) maintaining in effect the Equity Commitment Letters, (ii) complying with its obligations under the Equity Commitment Letters, (iii) satisfying on a timely basis all conditions applicable to Parent or Merger Company in such Equity Commitment Letters that are within its control, if any, (iv) enforcing its rights under the Equity Commitment Letters and (v) consummating the Equity Financing at or prior to Closing, including by causing the Sponsors to fund the Equity Financing at the Closing, in each case in accordance with the terms of this Agreement and the Equity Commitment Letters.

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(f)          Subject to the terms and conditions of this Agreement (including Section 7.07(d)), Parent and Merger Company agree not to amend, modify or waive any provision of the Financing Documents, if such amendment, modification or waiver reduces (or would reduce) the aggregate amount of the Financing or imposes new or additional conditions or otherwise expands, amends or modifies the conditions to the Financing in a manner that would be expected to prevent or materially delay the ability of the Company, Parent or Merger Company to consummate the Transactions or otherwise adversely impact in any material respect the ability of Parent or Merger Company to enforce its rights against the other parties to the Financing Documents. Parent and Merger Company shall give the Company prompt notice (i) upon becoming aware of any material breach of any provisions or, or termination by any party to, the Financing Documents or (ii) upon the receipt of any written notice from any person with respect to any threatened material breach or threatened termination of the Financing Documents or obtaining knowledge that any party of an Equity Commitment Letter does not intend to (or believes that it is excused from, or not required to) provide funds, or otherwise perform its obligations under such Equity Commitment Letter.

Section 7.08         Financing Assistance.

(a)          Prior to the Closing, the Company shall, and shall use commercially reasonable efforts to cause each of the Company Subsidiaries to, provide such cooperation as may be reasonably requested by Parent and Merger Company in connection with the arrangement of the Debt Financing, including (i) arranging for reasonable direct contact between representatives and advisors of the Company or its Subsidiaries with Representatives of Parent, Merger Company and Debt Financing Sources, (ii) assisting in the preparation of offering memoranda, private placement memoranda, bank information memoranda, prospectuses, rating agency presentations and similar documents reasonably requested by Parent, Merger Company or their respective Representatives in connection with any Debt Financing (including using commercially reasonable efforts to obtain consents of accountants for use of their reports in any materials relating to any Debt Financing and delivery of one or more customary representation letters), (iii) as promptly as reasonably practicable, furnishing Parent, Merger Company and Debt Financing Sources with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent, Merger Company or any Debt Financing Sources and using commercially reasonable efforts to cause the Company’s independent accountants to provide assistance and cooperation in connection therewith to Parent, Merger Company and any Debt Financing Sources, (iv) reasonably cooperating with advisors, consultants and accountants of Parent, Merger Company or any Debt Financing Sources with respect to the conduct of any examination, appraisal or review of the financial condition or any of the assets or liabilities of the Company or any of its Subsidiaries, including for the purpose of establishing collateral eligibility and values, (v) to the extent not prohibited by applicable Law or the Company’s contractual obligations to Third Parties set forth in Section 7.08(a) of the Company Disclosure Schedule, (A) facilitating the granting of security or pledging of collateral and, to the extent required under the Debt Financing Agreements, using commercially reasonable efforts to obtain consents and/or customary executed payoff letters or final invoices (as applicable) from each lender, creditor, noteholder or other counterparty to which Company Indebtedness is owing and (B) executing and delivering any Debt Financing Agreements (including any pledge and security documents); provided, that any collateral pledged or security granted by the Company or any of its Subsidiaries under, and any obligations of the Company or any of its Subsidiaries under, any Debt Financing Agreements to which it is a party shall be contingent upon the occurrence of the Effective Time, (vi) taking all commercially reasonable actions necessary to (A) permit Debt Financing Sources to evaluate the Company’s or any of its Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements; provided, that the information provided in connection therewith to such prospective lenders shall be subject to the terms of the Confidentiality Agreement, and (B) establish bank and other accounts, blocked account agreements and lock box arrangements in connection with the foregoing (vii) furnishing Parent, Merger Company and their Representatives, as well as any prospective Debt Financing Sources, promptly with all documentation and other information required with respect to any Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations; provided, that the information provided to such prospective lenders shall be subject to the terms of the Confidentiality Agreement, (viii) using commercially reasonable efforts to obtain consents from Third Parties and accountants’ comfort letters from the Company’s and its Subsidiaries’ accounting firm contemplated by any Debt Financing and assisting Parent, Merger Company and their respective counsels with information required for customary legal opinions required to be delivered in connection therewith and (ix) taking all commercially reasonable actions necessary to permit the consummation of any Debt Financing, including the execution and delivery of any other certificates, instruments or documents reasonably requested by Parent and Merger Company and to permit the proceeds thereof to be made available at Closing to consummate the Transactions. In no event shall the Company or any of its Subsidiaries or Affiliates be required to bear any cost or expense, pay any fee or incur any liability or make any commitment or agreement effective in connection with the Debt Financing (including entry into any agreement) that is not contingent upon the Closing or would be effective prior to the Effective Time. Nothing contained in this Section 7.08(a) or otherwise shall require the Company or any of its Subsidiaries to be an issuer or other obligor with respect to any Financing prior to the Effective Time. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with any Debt Financing; provided, that such logos are used solely in a manner that is not reasonably likely to harm or disparage the Company or any of its Subsidiaries. Notwithstanding the foregoing, the Company shall not be required to take any action pursuant to this Section 7.08 which is not reasonably practicable with the resources and personnel readily available to the Company, or requires the provision of any information that is not readily available in view of the resources then available to the Company.

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(b)          Parent and Merger Company shall promptly (severally based on their respective contemplated ownership percentage in the Surviving Company as set forth in the Buyer Group Contracts), upon the termination of this Agreement in accordance with Section 9.02 (but only if the Company has duly terminated this Agreement or, at the time of such termination by Parent and Merger Company, is capable of terminating this Agreement in accordance with Section 9.02) or Section 9.03(a) or (b), reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and the Company Subsidiaries contemplated by this Section 7.08 and shall indemnify and hold harmless the Company, the Company Subsidiaries and their respective Representatives from and against any and all liabilities or losses suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information used in connection therewith, except in the event such liabilities or losses arose out of or result from the willful misconduct of the Company, the Company Subsidiaries or any of their respective Representatives.

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Section 7.09         Further Action; Reasonable Best Efforts.

(a)          Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate the Transactions as soon as reasonably practicable, including (i) preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable all actions, inactions, consents, registrations, approvals, permits or authorizations necessary or advisable to be obtained from any Governmental Authority in order to consummate the Transactions (for the avoidance of doubt, including completing the Foreign Exchange Filings and obtaining the Foreign Exchange Approvals), and (ii) taking any and all steps necessary to avoid or eliminate each and every impediment under any applicable Law that may be asserted by any Governmental Authority so as to enable the parties hereto to expeditiously consummate the Transactions; provided, that (x) none of Parent, Merger Company or any of their respective Affiliates or Representatives (excluding, in the case of Parent, the Company and its Subsidiaries) shall be required to accept any onerous condition or mitigation measure imposed upon it that would have a material adverse effect on the expected economic benefit to Parent or the Sponsors in the Transaction, including to commit to or effect, by consent decree, hold separate orders, or otherwise, the restructuring, reorganization, sale, divestiture or disposition of such of its or any of its Affiliates’ or portfolio companies’ assets, properties or businesses, or accept any prohibition or limitation on the ownership or operation of, or any arrangement that would apply to, any of its or any of its Affiliates’ or portfolio companies’ assets, properties or businesses and (y) the Company shall, at Buyer Group’s request, use its reasonable best efforts to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust or competition Law that may be asserted by any Governmental Authority so as to enable the parties hereto to expeditiously consummate the Transactions, including committing to and effecting, by consent decree, hold separate orders, or otherwise, the restructuring, reorganization, sale, divestiture or disposition of such of its assets, properties or businesses; provided, that (1) the Company may expressly condition any such sale, holding separate or other disposal, and any agreement to take any such action or to conduct its or any of its Subsidiaries’ business in any manner, upon the consummation of the Merger and other Transactions and (2) the Company shall not be required to take any action if such action would have or may be reasonably likely to have a Company Material Adverse Effect; provided, further, that any action taken by the Company pursuant to this Section 7.09(a) shall not be deemed to be a violation of any provision of Section 6.01.

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(b)          Antitrust matters.

(i)          To the extent applicable and subject to the terms and conditions set forth in this Agreement, without limiting the generality of the other undertakings pursuant to this Section 7.09, each of the Company, Parent and Merger Company agrees to promptly provide to, and make necessary registrations, declarations or filings with, each relevant Governmental Authority with jurisdiction over enforcement of any applicable antitrust or competition Laws (the “Governmental Antitrust Entity”) non-privileged information and documents (A) requested by any Governmental Antitrust Entity or (B) that are necessary, proper or advisable to permit consummation of the Transactions. Each of the Company, Parent and Merger Company shall (w) act in good faith and reasonably cooperate with the other parties in connection with any such registrations, declarations and filings and in connection with resolving any investigation or other inquiry of any Governmental Antitrust Entity, (x) promptly provide each other party with copies of any communications received from, or provided to, any Governmental Antitrust Entity, (y) permit the Representatives of each party hereto to participate in any discussions or meetings with any Governmental Antitrust Entity (and to provide reasonable advance notice of any such discussions or meetings), and (z) use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 7.09(b) to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under all applicable antitrust Laws as soon as practicable.

(ii)         In furtherance and not in limitation of the covenants of the parties contained herein, if any objections are asserted with respect to the Transactions under any applicable antitrust or competition Laws or if any suit is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private party challenging any of the Transactions as violating any applicable antitrust or competition Laws or that would otherwise prevent, materially impede or materially delay the consummation of the Transactions, each of Parent, Merger Company and the Company shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the Transactions, which, for the avoidance of doubt, includes, at Buyer Group’s request, the Company’s selling, holding separate or otherwise disposing of or conducting its or any of its Subsidiaries’ business in a manner which would resolve such objections or suits or agreeing to sell, hold separate or otherwise dispose of or conduct its or any of its Subsidiaries’ business in a manner which would resolve such objections or suits or permitting the sale, holding separate or other disposition of, any of its assets or the assets of its Subsidiaries or the conducting of its or any of its Subsidiaries’ business in a manner that would resolve such objections or suits so long as such actions do not have, and are not reasonably likely to have a Company Material Adverse Effect; provided, that the Company may expressly condition any such sale, holding separate or other disposal, and any agreement to take any such action or to conduct its or any of its Subsidiaries’ business in any manner, upon the consummation of the Merger and other Transactions; provided, further, that any action taken by the Company pursuant to this Section 7.09(b)(ii) shall not be deemed to be a violation of any provision of Section 6.01. Notwithstanding anything to the contrary contained herein, none of Parent, Merger Company or any of their respective Affiliates or Representatives shall be required to accept any onerous condition or mitigation measure imposed upon it that would have a material adverse effect on the expected economic benefit to Parent or the Sponsors in the Transaction, including to commit to or effect, by consent of decree, hold separate orders, or otherwise, the restructuring, reorganization, sale, divestiture or disposition of such of its or any of its Affiliates’ or portfolio companies’ assets, properties or businesses, to conduct any of its or any of its Affiliates’ or portfolio companies’ business or accept any prohibition or limitation on the ownership or operation of, or any arrangement that would apply to, any of its or any of its Affiliates’ or portfolio companies’ assets, properties or businesses in order to resolve such objections or suits.

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(c)          Each party hereto shall, upon reasonable request by any other party, furnish such other party with all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Schedule 13E-3, or any other statement, filing, notice or application made by or on behalf of Parent, Merger Company, the Company or any of their respective subsidiaries to any Third Party and/or any Governmental Authority in connection with the Transactions.

Section 7.10         Participation in Litigation.

Prior to the Effective Time, the Company shall (a) give prompt notice to Parent and Merger Company of any Actions commenced or, to the knowledge of the Company, threatened, against the Company and/or its directors which relate to this Agreement or the Transactions and (b) give Parent and Merger Company the opportunity to participate in the defense or settlement of any shareholder Action against the Company and/or its directors relating to this Agreement or the Transactions, and no such Action shall be settled or compromised, without Parent’s and Merger Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.11         Resignations.

To the extent requested by Parent and Merger Company jointly in writing at least three Business Days prior to Closing, on the Closing Date, the Company shall use reasonable best efforts to cause to be delivered to Parent and Merger Company duly signed resignations, effective as of the Effective Time, of the directors of any Group Company designated by Parent and Merger Company.

Section 7.12         Public Announcements.

Except as may be required by applicable Law, the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company, Parent and Merger Company. Thereafter, at any time prior to termination of this Agreement pursuant to Article IX, Parent, Merger Company and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the Transactions and, except in respect of any such press release, communication, other public statement, press conference or conference call as may be required by applicable Law or rules and policies of the NYSE or Australian Securities Exchange, shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call prior to such consultation. Notwithstanding the foregoing, the restrictions set forth in this Section 7.12 shall not apply to any release or announcement made or proposed to be made by the Company pursuant to Section 7.04(c).

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Section 7.13         Stock Exchange Delisting.

Prior to the Effective Time, the Company shall cooperate with Parent and Merger Company and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the Surviving Company from the NYSE and the deregistration of the Shares under the Exchange Act as promptly as reasonably practicable after the Effective Time.

Section 7.14         Takeover Statutes.

If any Takeover Statute is or may become applicable to any of the Transactions, the parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to any of the Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary (including, in the case of the Company and the Company Board, grant all necessary approvals) so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, including all actions to eliminate or lawfully minimize the effects of such Takeover Statute on the Transactions.

Section 7.15         Pre-Merger Special Dividend.

(a)          The Special Dividend shall be no less than the Minimum Special Dividend.

(b)          In the event that the amount of Available Offshore Cash upon completion of the Joint Venture Dividend and Distribution (if applicable) subject to adequate reserves for payment of costs and expenses actually incurred and estimated in good faith to be incurred through the Closing by the Company and the Special Committee in connection with the Transactions (as determined in good faith by the Company) as of the Joint Venture Dividend and Distribution End Date, is sufficient to pay an amount in cash in excess of the amount of Minimum Special Dividend to holders of record of issued and outstanding Shares and ADSs immediately prior to the Effective Time (as determined in good faith by the Company, after reasonable consultation with Parent and Merger Company, as of the Joint Venture Dividend and Distribution End Date), then, subject to applicable Laws and the availability to the Company of funds legally available therefor, the Special Dividend shall be equal to the lower of (i) the sum of (A) such excess amount and (B) the amount of the Minimum Special Dividend, (ii) the amount of the Maximum Special Dividend and (iii) such other amount as mutually determined by the Company, Parent and Merger Company.

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(c)          In connection with the determination of the final amount of the Special Dividend in accordance with Section 7.15(b), the Company (after reasonable consultation with Parent and Merger Company) shall notify Parent and Merger Company in writing of the amount (if any) by which the Available Offshore Cash required to pay the Special Dividend exceeds the amount required to pay the Minimum Special Dividend based on the Company’s best estimate of the number of Shares and ADSs expected to be outstanding immediately prior to the Effective Time (such amount, the “Excess Amount”).

(d)          As promptly as practicable following the Joint Venture Dividend and Distribution End Date (but no later than five (5) Business Days following the Joint Venture Dividend and Distribution End Date) and prior to the time the Company mails or causes to be mailed or otherwise disseminates the Proxy Statement to the holders of Shares, including Shares represented by ADSs, as of the record date established for the Company Shareholders’ Meeting, the Special Committee, pursuant to the authority delegated to it by the Board of Directors of the Company concurrently with the execution of this Agreement, shall declare the final amount of the Special Dividend as determined in accordance with Section 7.15(b), payable to holders of record of issued and outstanding Shares and ADSs immediately prior to the Effective Time, including Parent, payment of which shall be conditioned upon the Closing and shall be made as soon as practicable following the Closing Date (but no later than three Business Days following the Closing Date).

(e)          Following the declaration of the final amount of the Special Dividend in accordance with this Section 7.15, the Company shall not, and Parent shall not cause the Company to, revoke, rescind, modify or otherwise change the Special Dividend (including the amount thereof and the record date for determining the eligibility of holders of Shares and ADSs to receive the Special Dividend) unless agreed by Parent and Merger Company or required under applicable Law.

Section 7.16         Available Offshore Cash Financing.

(a)          The Company shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done (in each case, subject to applicable Law), all things necessary to ensure that, at the Closing, the aggregate amount of Available Offshore Cash shall equal or exceed the Target Offshore Cash Amount (the “Available Offshore Cash Financing”).

(b)          In furtherance and not in limitation of the covenants contained in (a) of this Section 7.16, as promptly as practicable following the date hereof the Company shall use commercially reasonable efforts to cause the Joint Venture to make and file with the applicable PRC Governmental Authorities all Foreign Exchange Filings, and shall thereafter use its commercially reasonable efforts to obtain any and all consents, approvals, authorizations, clearances, exceptions, waivers, licenses, permits, notices to or similar affirmation from the SAFE, the State Administration of Taxation and any other relevant PRC Governmental Authorities (“Foreign Exchange Approvals”), as necessary in order to allow its Joint Venture to declare and pay dividends, or effect one or multiple distributions, to the Company (the “Joint Venture Dividend and Distribution”) in the aggregate amount of RMB745 million or such other amount as may be mutually agreed by the Company, Parent and Merger Company (such amount being RMB745 million, inclusive of any necessary or applicable PRC withholding or other relevant Taxes) (the “Joint Venture Dividend and Distribution Amount”) in US dollars to one or more US dollar denominated bank accounts of the Company opened at banks outside of the PRC or US dollar denominated offshore bank accounts of its Subsidiaries opened at banks in the PRC. Upon completion of the Foreign Exchange Filings and the receipt of the Foreign Exchange Approvals, the Company shall cause the Joint Venture to make the Joint Venture Dividend and Distribution to the Company as promptly as reasonably practicable; provided, that, if the Company has not received the full Joint Venture Dividend and Distribution Amount by way of the Joint Venture Dividend and Distribution by the date that is four (4) months following the date hereof, and the Company determines in good faith at such time, after consultation with Parent and Merger Company and the Company’s outside PRC legal counsel, that it will likely be unable to receive all or part of the Joint Venture Dividend and Distribution Amount by way of the Joint Venture Dividend and Distribution within a reasonable period of time thereafter due to the failure of any requisite PRC Governmental Authority to approve the Joint Venture Dividend and Distribution (or any applicable portion thereof), then, so long as such failure is not directly, primarily and foreseeably due to any action or inaction taken by the Company that would constitute a material breach of its obligations under this Section 7.16(b), the Company shall notify Parent and Merger Company in writing of such determination and thereafter its obligations under this Section 7.16(b) shall terminate (such date on which the Company receives the Joint Venture Dividend and Distribution Amount by way of the Joint Venture Dividend and Distribution or duly determines that it is unable to receive all or any portion of the Joint Venture Dividend and Distribution Amount by way of the Joint Venture Dividend and Distribution and provides notice of the same to Parent and Merger Company in accordance with this Section 7.16(b), or, if earlier, the date that is six months following the date hereof, the “Joint Venture Dividend and Distribution End Date”)).

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(c)          In furtherance and not in limitation of the covenants contained in Section 7.16(a), the Company shall use its commercially reasonable efforts to procure Available Offshore Cash Financing for amounts not covered under the Joint Venture Dividend and Distribution, or if any portion of the Joint Venture Dividend and Distribution becomes, or is reasonably expected to be, unavailable, such amounts, through bridge financing arrangements (including through “Outbound Security” or “Nei Bao Wai Dai” loan structure) or other arrangements, in each case, if and to the extent reasonably requested by Parent and Merger Company.

(d)          The Company shall consult with and keep Parent and Merger Company reasonably informed on a reasonably current basis of the status of the Available Offshore Cash Financing, including promptly providing any communications to or from any PRC Governmental Authority in connection with the Joint Venture Dividend and Distribution, as well as any material communications with financial institutions in connection with procuring any Available Offshore Cash Financing. The Company shall consult with and provide reasonably advance notice to Parent and Merger Company prior to entering into any definitive agreements with respect to consummating any transactions in connection with the Available Offshore Cash Financing. The Company shall promptly provide a true, correct and complete copy of each definitive agreement it or any other Group Company enters into relating to Available Offshore Cash Financing. If the Company becomes aware of the existence of any fact or event that cause it to determine that the Available Offshore Cash Financing has or will become unavailable on the terms and conditions contemplated by any definitive agreement with respect to Available Offshore Cash Financing, the Company shall properly notify Parent and Merger Company and shall use its commercially reasonable efforts to either cure or eliminate such fact or event (to the extent within its control), or to arrange and obtain the Available Offshore Cash Financing from alternative sources.

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(e)          In connection with procuring any Available Offshore Cash Financing contemplated under this Section 7.16, each of Parent and Merger Company shall use their respective commercially reasonable efforts to provide, and use its commercially reasonable efforts to cause its Representatives to provide, such cooperation in connection with the Foreign Exchange Approvals and the arrangement of the Available Offshore Cash Financing as may be reasonably requested by the Company and that is necessary, customary or advisable in connection with the Company’s efforts to obtain the Available Offshore Cash Financing.

(f)          Parent undertakes to the Company, and the Company undertakes to Parent, that they will each use their respective reasonable best efforts to cause the loans set forth on Section 7.16(f) of the Company Disclosure Schedule (the “Company Offshore Loans”) to be renewed or extended, and, unless refinanced by the Company on terms reasonably acceptable to the Company and Parent, not to become due prior to the date that is not less than three (3) months after the Outside Date, which efforts shall include providing any credit support instrument, parent or subsidiary guarantee or any letters of credit relating to such Company Offshore Loans that is required by the counterparties thereto in connection with any required renewal or extension, and using their respective reasonable best efforts to cause any such letters of credit to be extended until at least such date, in each case unless otherwise agreed by the Company (upon the recommendation of the Special Committee) and Parent.

(g)          Parent and Merger Company shall promptly (severally based on their respective contemplated ownership percentage in the Surviving Company as set forth in the Buyer Group Contracts), upon the termination of this Agreement in accordance with Section 9.02 (but only if the Company has duly terminated this Agreement or, at the time of such termination by Parent and Merger Company, is capable of terminating this Agreement in accordance with Section 9.02) or Section 9.03(a) or (b), reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the Available Offshore Cash Financing and the matters contemplated by this Section 7.16 other than out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the Joint Venture Dividend and Distribution, and shall indemnify and hold harmless the Company, the Company Subsidiaries and their respective Representatives from and against any and all liabilities or losses suffered or incurred by any of them in connection with such matters and the arrangement of the Available Offshore Cash Financing (other than the Joint Venture Dividend and Distribution) and any information used in connection therewith, except in the event such liabilities or losses arose out of or result from the willful misconduct of the Company, the Company Subsidiaries or any of their respective Representatives.

Section 7.17         Actions Taken at Direction of Buyer Group; Knowledge of Buyer Group.

Notwithstanding any other provision of this Agreement to the contrary, it is agreed that neither Parent nor Merger Company shall have any right to (a) terminate this Agreement under Section 9.04(a), or assert that any condition set forth in Section 8.02(a) has not been satisfied or (b) claim any damage or seek any other remedy at law or in equity for any breach of or inaccuracy in any representation or warranty made by the Company in this Agreement or any covenant or agreement of the Company under this Agreement to the extent (i) Parent and the Sponsors had actual knowledge of such breach of or inaccuracy in such representation or warranty or covenant or agreement as of the date hereof, or (ii) if such breach or alleged breach is the proximate result of action or inaction taken by the Company at the direction of the Buyer Group without the approval or direction of the Company Board (acting with the concurrence of the Special Committee).

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Article VIII

CONDITIONS TO THE MERGER

Section 8.01         Conditions to the Obligations of Each Party.

The obligations of the Company, Parent and Merger Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a)          Company Shareholder Approval. This Agreement, the Plan of Merger and the Transactions shall have been authorized and approved by holders of Shares constituting the Requisite Company Vote at the Company Shareholders’ Meeting in accordance with the CICL and the Company’s memorandum and articles of association.

(b)          No Injunction. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or award, writ, injunction, determination, rule, regulation, judgment, decree or executive order which is then in effect and has or would have the effect of making the Merger illegal or otherwise prohibiting the consummation of the Transactions (an “Order”).

Section 8.02         Conditions to the Obligations of Parent and Merger Company.

The obligations of Parent and Merger Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)          Representations and Warranties. (i) Other than the representations and warranties of the Company contained in Section 3.03(a), Section 3.03(c), in Section 3.03(e) insofar and to the extent they would apply to the Company’s significant Subsidiaries within the meaning of Rule 1-02(w) of Regulation S-X of the SEC, Section 3.04, and Section 3.22, the representations and warranties of the Company contained in this Agreement (disregarding for this purpose any limitation or qualification by materiality or Company Material Adverse Effect) shall be true and correct in all respects as of the date hereof and as of the Closing, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct in all respects as of such time), except to the extent such failures to be true and correct, individually or in the aggregate, would not have a Company Material Adverse Effect; and (ii) the representations and warranties set forth in Section 3.03(a), Section 3.03(c), Section 3.03(e) (insofar and to the extent they would apply to the Company’s significant Subsidiaries within the meaning of Rule 1-02(w) of Regulation S-X of the SEC), Section 3.04 and Section 3.22 shall be true and correct in all respects, except for, solely with respect to Section 3.03(a) and Section 3.03(c), de minimis inaccuracies which would not result in any increase of the amounts payable under this Agreement of more than $300,000, as of the date hereof and as of the Closing, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct in all respects as of such time).

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(b)          Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)          Officer or Director Certificate. The Company shall have delivered to Parent and Merger Company a certificate, dated the Closing Date, signed by a director or executive officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a) and Section 8.02(b).

(d)          Special Dividend. The Company Board shall have declared the Special Dividend and the Company shall have determined and declared the final amount of the Special Dividend in accordance with Section 7.15, and shall have Available Offshore Cash legally available and sufficient to pay the Special Dividend (as finally determined), to holders of record of issued and outstanding Shares and ADSs immediately prior to the Effective Time, including Parent, payment of which shall be conditioned upon the Closing.

(e)          Available Cash. As of immediately prior to the Closing, the Company shall have no less than $300 million in Available Cash, of which at least $56.9 million shall be for the Available Offshore Cash (including, for the purposes of such calculation, the amount of Available Offshore Cash held by the Company in respect of the Special Dividend and any amounts reserved or applied towards Bridge Financing).

(f)          Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Company Material Adverse Effect.

(g)          Dissenting Shareholders. The holders of no more than 15% of the Shares shall have validly served a notice of objection under Section 238(2) of the CICL.

Section 8.03         Conditions to the Obligations of the Company.

The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)          Representations and Warranties. The representations and warranties of Parent and Merger Company contained in this Agreement (disregarding for this purpose any limitation or qualification by materiality) shall be true and correct in all respects as of the date hereof and as of the Closing, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time), except to the extent such failures to be true and correct, individually or in the aggregate, have not and would not prevent or materially impair or delay the ability of Parent or Merger Company to consummate any of the Transactions.

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(b)          Agreements and Covenants. Each of Parent and Merger Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c)          Officer or Director Certificate. Each of Parent and Merger Company shall have delivered to the Company a certificate, dated the date of the Closing, signed by a director or executive officer of Parent and Merger Company, as the case may be, certifying as to its satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).

Section 8.04         Frustration of Closing Conditions.

Prior to the Termination Date, none of the Company, Parent or Merger Company may rely on the failure of any condition set forth in Article VIII to be satisfied if such failure was primarily caused by such party’s failure to fulfill any of its obligations under this Agreement, including failure to use the standard of efforts required from such party to comply with this Agreement and consummate the Transactions.

Article IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01         Termination by Mutual Consent.

This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time by mutual written consent of Parent, Merger Company and the Company with the approval of their boards of directors (or, in the case of the Company, upon the recommendation of the Special Committee).

Section 9.02         Termination by Either the Company or Parent and Merger Company.

This Agreement may be terminated by either the Company (upon the recommendation of the Special Committee), on the one hand, or Parent and Merger Company, on the other hand, at any time prior to the Effective Time, if:

(a)          the Merger shall not have been consummated on or before the date falling ten (10) months from the date of this Agreement (the “Outside Date”);

(b)          any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any final, non-appealable Order; provided, that prior to termination pursuant to this Section 9.02(b), each of the Company and Parent and Merger Company shall have used its commercially reasonable efforts to resist, appeal, obtain consent under, resolve or lift (as applicable) the Order; or

(c)          the Requisite Company Vote shall not have been obtained at the Company Shareholders’ Meeting duly convened therefor and concluded or at any adjournment thereof;

provided, that the right to terminate this Agreement pursuant to Section 9.02(a) or Section 9.02(b) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the primary cause of, or resulted primarily in, the failure of the applicable conditions being satisfied.

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Section 9.03         Termination by the Company.

This Agreement may be terminated by the Company (upon the recommendation of the Special Committee) at any time prior to the Effective Time, if:

(a)          a breach of any representation, warranty, agreement or covenant of Parent or Merger Company set forth in this Agreement shall have occurred, which breach would give rise to the failure of a condition set forth in Section 8.01 or Section 8.03 and as a result of such breach, such condition would not be capable of being satisfied prior to the Outside Date and such breach is not curable or, if curable, is not cured within 60 days following receipt of written notice of such breach from the Company (or, if the Outside Date is less than 60 days from the date of receipt of such notice, by the Outside Date); provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.03(a) if the Company is then in material breach of any representations, warranties, agreements or covenants hereunder, which breach would give rise to the failure of the conditions set forth in Section 8.01 or Section 8.02;

(b)          following the Inside Date, (i) all of the conditions set forth in Section 8.01 and Section 8.02 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing but which are otherwise capable of satisfaction at the Closing) have been satisfied or waived, (ii) the Company has irrevocably confirmed by notice to Parent and Merger Company that all conditions set forth in Section 8.03 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing but which are otherwise capable of satisfaction at the Closing) or that it is willing to waive any unsatisfied conditions in Section 8.03 and (iii) Parent and Merger Company fail to complete the Closing within ten Business Days after the delivery of such notice;

(c)          prior to the receipt of the Requisite Company Vote, (i) the Company Board (upon the recommendation of the Special Committee) has (A) authorized the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and (B) immediately prior to, concurrently with or immediately following the termination of this Agreement, the Company enters into an Alternative Acquisition Agreement with respect to the Superior Proposal and (ii) the Company immediately prior to, or concurrently with, such termination pays to Parent and Merger Company (or a designee(s) thereof) in immediately available funds the Company to Parent Termination Fee and the Company to Merger Company Termination Fee, respectively, required to be paid pursuant to Section 9.06(a); provided, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 9.03(c) unless the Company has complied in all material respects with the requirements of Section 7.04 with respect to such Superior Proposal.

Section 9.04         Termination by Parent and Merger Company.

This Agreement may be terminated by Parent and Merger Company at any time prior to the Effective Time, if:

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(a)          a breach in of any representation, warranty, agreement or covenant of the Company set forth in this Agreement shall have occurred, which breach would give rise to the failure of a condition set forth in Section 8.01 or Section 8.02 and such breach is not curable or, if curable, is not cured within 60 days following receipt of written notice of such breach from Parent or Merger Company (or, if the Outside Date is less than 60 days from the date of receipt of such notice, by the Outside Date); provided, that neither Parent nor Merger Company shall have the right to terminate this Agreement pursuant to this Section 9.04(a) if either Parent or Merger Company is then in material breach of any representations, warranties, agreements or covenants hereunder, which breach would give rise to the failure of the conditions set forth in Section 8.01 or Section 8.03; or

(b)          a Company Triggering Event shall have occurred.

Section 9.05         Effect of Termination.

In the event of the termination of this Agreement pursuant to Article IX, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto; provided, that the terms of Section 7.08(b), Section 7.12, Section 7.16(f), Article IX and Article X shall survive any termination of this Agreement.

Section 9.06         Fees Following Termination.

(a)          In the event that:

(i)          (A) after the date hereof and prior to the Company Shareholders’ Meeting (or prior to the termination of this Agreement if there has been no Company Shareholders’ Meeting), a bona fide offer or proposal regarding a Competing Transaction shall have been made known to the Company, or shall have been publicly announced or publicly made known, and not withdrawn and (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated (x) by the Company, on the one hand, or Parent and Merger Company, on the other hand, pursuant to Section 9.02(a) or Section 9.02(c), and (C) within 12 months after such termination, the Company consummates a Competing Transaction (provided, that for purposes of this Section 9.06(a), all references to “20%” in the definition of “Competing Transaction” shall be deemed to be references to “50%”), or

(ii)         this Agreement is terminated by Parent and Merger Company pursuant to Section 9.04; or

(iii)        this Agreement is terminated by the Company pursuant to Section 9.03(c),

then the Company will pay, or cause to be paid, to Parent an amount equal to $15.50 million (the “Company to Parent Termination Fee”) and Merger Company (or a designee(s) thereof) an amount equal to $9.87 million (the “Company to Merger Company Termination Fee”) by wire transfer of same day funds as promptly as possible to an account designated by Parent or Merger Company, as the case may be, but in any event (x) in the case of a termination referred to in clause (i), within two Business Days following the consummation of the Competing Transaction referenced therein, (y) within five Business Days after such termination in the case of a termination referred to in clause (ii) above, or (z) prior to or concurrently with the termination of this Agreement in the case of a termination pursuant to clause (iii) above (it being understood that in no event shall the Company be required to pay either the Company to Parent Termination Fee or the Company to Merger Company Termination Fee on more than one occasion).

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(b)          Parent will pay, or cause to be paid, to the Company an amount equal to $15.50 million if this Agreement is terminated by the Company pursuant to Section 9.03(a) or $31.00 million if this Agreement is terminated by the Company pursuant to Section 9.03(b) (the “Parent Termination Fee”) and Merger Company will pay, or cause to be paid, to the Company an amount equal to $9.87 million if this Agreement is terminated by the Company pursuant to Section 9.03(a) or $19.73 million if this Agreement is terminated by the Company pursuant to Section 9.03(b) (the “Merger Company Termination Fee”), in each case, such payment to be made as promptly as possible (but in any event within five Business Days) following such termination by wire transfer of same day funds); it being understood that in no event shall (i) Parent be required to pay the Parent Termination Fee on more than one occasion or be required to pay the Merger Company Termination Fee or (ii) Merger Company be required to pay the Merger Company Termination Fee on more than one occasion or be required to pay the Parent Termination Fee.

(c)          Except as provided in Section 7.08(b), Section 7.16(f) and this Section 9.06, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transactions is consummated.

(d)          In the event that the Company fails to pay the Company to Parent Termination Fee or Company to Merger Company Termination Fee, or Parent fails to pay the Parent Termination Fee, or Merger Company fails to pay the Merger Company Termination Fee, when due and in accordance with the requirements of this Agreement, the Company, Parent or Merger Company, as the case may be, shall reimburse the other party for all reasonable, out of pocket costs and expenses actually incurred or accrued by the other party (including fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.06, together with interest on such unpaid termination fee commencing on the date that such termination fee became due, at the prime rate established by the Wall Street Journal Table of Money Rates on such date plus 2.00%. Such collection expenses shall not otherwise diminish in any way the payment obligations hereunder.

(e)          Each of the Company, Parent and Merger Company acknowledges that (i) the agreements contained in this Section 9.06 are an integral part of the Transactions, (ii) the damages resulting from termination of this Agreement under circumstances where a Company to Parent Termination Fee, Company to Merger Company Termination Fee, Parent Termination Fee or Merger Company Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 9.06(a) or Section 9.06(b) are not a penalty but rather constitute amounts akin to liquidated damages in a reasonable amount that will compensate Parent, Merger Company or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions and (iii) without the agreements contained in this Section 9.06, the parties hereto would not have entered into this Agreement.

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(f)          Notwithstanding anything to the contrary in this Agreement, subject to an order of specific performance against Parent and/or Merger Company to the extent permitted by Section 10.08, and subject to the Equity Commitment Letters and the Limited Guarantees, in the event that Parent and/or Merger Company fails to effect the Closing for any reason or no reason or they otherwise breach this Agreement (whether willfully, intentionally, unintentionally or otherwise) or otherwise fail to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then the Company’s right to terminate this Agreement and receive the Parent Termination Fee from Parent and the Merger Company Termination Fee from Merger Company pursuant to Section 9.06(b), any amounts required to be paid pursuant to Section 9.06(d), and the guarantee of such obligations pursuant to the Limited Guarantees (subject to their terms, conditions and limitations), shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any Group Company and all members of the Company Group against (i) Parent, Merger Company, the Sponsors and their respective Affiliates, (ii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, advisors, representatives, members, managers, general or limited partners, stockholders, assignees of Parent, Merger Company, the Sponsors or their respective Affiliates, (iii) any lender or prospective lender, lead arranger, arranger or other financing sources or persons acting in other similar roles of or to Parent, Merger Company or any Sponsor or (iv) any holders or future holders of any equity, stock, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, advisors, representatives, Affiliates, members, managers, general or limited partners, stockholders or assignees of any of the foregoing (clauses (i) – (iv), collectively, the “Investors Group”), for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement (whether willfully, intentionally, unintentionally or otherwise) or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) or other failure of the Merger to be consummated (whether willfully, intentionally, unintentionally or otherwise). For the avoidance of doubt, without limitation to the Company’s remedies pursuant to Section 10.08, (A) none of Parent and Merger Company nor any other member of the Investors Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions (including the Equity Commitment Letters and the Limited Guarantees) other than, in the case of Parent, the payment of the Parent Termination Fee pursuant to Section 9.06(b), any amounts required to be paid pursuant to Section 9.06(d) and, in the case of Merger Company, the payment of the Merger Company Termination Fee pursuant to Section 9.06(b) and any amounts required to be paid pursuant to Section 9.06(d), and (B) in no event shall any Group Company, the direct or indirect shareholders of the Company or any other Group Company, any Affiliate of the foregoing, or any directors, officers, employees, members, managers, partners, representatives, advisors or agents of the foregoing (collectively, the “Company Group”), seek, or permit to be sought, on behalf of any member of the Company Group, any monetary damages from any member of the Investors Group in connection with this Agreement or any of the Transactions (including the Equity Commitment Letters and the Limited Guarantees), other than (without duplication) from Parent or Merger Company to the extent provided in Section 9.06(b) or Section 9.06(d), or the Sponsors to the extent provided in the relevant Limited Guarantee. This Section 9.06(f) was specifically bargained for and reflected in the Merger Consideration and is intended to be for the benefit of, and shall be enforceable by, each member of the Investors Group.

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(g)          Subject to an order of specific performance against the Company pursuant to Section 10.08, in the event Parent or its designees shall receive payment from the Company of the Company to Parent Termination Fee pursuant to Section 9.06(a) and any amounts required to be paid pursuant to Section 9.06(d) and Merger Company or its designees shall receive payment from the Company of the Company to Merger Company Termination Fee pursuant to Section 9.06(a) and any amounts required to be paid pursuant to Section 9.06(d) the receipt of such Company to Parent Termination Fee, Company to Merger Company Termination Fee and any amounts required to be paid pursuant to Section 9.06(d) shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any member of the Investors Group against any member of the Company Group for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement (whether willfully, intentionally, unintentionally or otherwise) or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) or other failure of the Merger to be consummated (whether willfully, intentionally, unintentionally or otherwise). Neither the Company nor any other member of the Company Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions other than the payment by the Company of the Company to Parent Termination Fee and the Company to Merger Company Termination Fee pursuant to Section 9.06(a), and any amounts required to be paid pursuant to Section 9.06(d), and in no event shall any of Parent, Merger Company or any other member of the Investors Group seek, or permit to be sought, on behalf of any member of the Investors Group, any monetary damages from any member of the Company Group in connection with this Agreement or any of the Transactions, other than (without duplication) from the Company to the extent provided in Section 9.06(a) and Section 9.06(d).

Article X

GENERAL PROVISIONS

Section 10.01         Non-Survival of Representations, Warranties and Agreements.

The representations, warranties and agreements in this Agreement and in any schedule or certificate delivered pursuant hereto shall terminate at the earlier of the Effective Time and termination of this Agreement pursuant to Article IX, except that this Section 10.01 shall not limit any covenant or agreement of the parties hereto that by its terms contemplates performance after the Effective Time or termination of this Agreement, including the agreements set forth in Article I and Article II, Section 7.05, Section 7.08(b), Section 7.09(a), Section 7.09(b)(ii), Section 7.12 and Section 7.16(f) and this Article X.

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Section 10.02         Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing in the English language and shall be deemed to have been duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile or e-mail, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested). All notices, requests, claims, demands and other communications hereunder shall be delivered to the addresses set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

if to Parent,

SEEK International Investments Pty Ltd.

Level 6, 541 St Kilda Road,

Melbourne, Victoria 3004, Australia

Attention: Ronnie Fink

Facsimile: +61 3 8525 5015
Email:  rfink@seek.com.au

with a copy to:

O’Melveny & Myers
31/F AIA Central
1 Connaught Road Central, Hong Kong

Attention:     Nima Amini
Email:          namini@omm.com

Merger Company:

Zebra Mergerco, Ltd.

c/o Citco Trustees (Cayman) Limited

89 Nexus Way, Camana Bay, P.O. Box 31106

Grand Cayman KY1-1205, Cayman Islands

Attention:     Company Secretary

Facsimile: +1 (345) 945-7566

with a copy to (which alone shall not constitute notice):

Weil, Gotshal & Manges LLP

29/F Alexandra House

18 Chater Road

Central, Hong Kong

Attention: Akiko Mikumo

Facsimile: +852-3015-9354

E-mail: akiko.mikumo@weil.com

with a copy to (which alone shall not constitute notice):

Paul Hastings

21-22/F Bank of China Tower

1 Garden Road

Central, Hong Kong

Attention: Douglas Freeman / Victor Chen

Facsimile: +852-3192-9730 / +852-3192-9729

E-mail: douglasfreeman@paulhastings.com /

victorchen@paulhastings.com

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with a copy to (which alone shall not constitute notice):

Suite 1606

One Exchange Square

8 Connaught Place

Central, Hong Kong

Attention: Adam Hornung

Facsimile: +852 2179-1978

E-mail: legal@hillhousecap.com

with a copy to (which alone shall not constitute notice):

Suite 705-708 ICBC Tower

3 Garden Road

Central, Hong Kong

Attention: Mr. George Chuang / Mr. Brian Lee

Facsimile: +852-3107-2490

E-mail: georgechuang@fountainvest.com / brianlee@fountainvest.com if to the Company:

Zhaopin Limited
5/F, Shoukai Plaza
No.10 Furong Street, Wangjing, Chaoyang District,
Beijing
People’s Republic of China
Attention:    Robert Tianruo Pu
Email:         robert.pu@zhaopin.com.cn

with a copy to (which alone shall not constitute notice):

Shearman & Sterling

12th Floor Gloucester Tower

15 Queen’s Road Central

Hong Kong

Attention: Stephanie Tang

Facsimile: (+852) 2140 0328

Email: Stephanie.tang@shearman.com

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if to the Special Committee:

Special Committee of Zhaopin Limited
5/F, Shoukai Plaza
No.10 Furong Street Wangjing, Chaoyang District,
Beijing, People’s Republic of China
Attention:   Mr. Peter Schloss, Chairman of the Special Committee
Email:         pschloss@gmail.com

with a copy to (which alone shall not constitute notice):

Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, CA 94041
U.S.A

Attention:	Gordon Davidson
David Michaels
Ken Myers
E-mail:	gdavidson@fenwick.com
dmichaels@fenwick.com
kmyers@fenwick.com

Section 10.03         Certain Definitions.

(a)          For purposes of this Agreement:

“2016 Annual Report” means the Company’s annual report on Form 20-F for the fiscal year ended June 30, 2016 filed with the SEC on October 13, 2016, including the exhibits thereto.

“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Anticorruption Laws” means Laws relating to anti-bribery or anticorruption (governmental or commercial), which apply to the business and dealings of any Group Company, including laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign government official, foreign government employee or commercial entity to obtain a business advantage such as, without limitation, the PRC Law on Anti-Unfair Competition adopted on September 2, 1993, the Interim Rules on Prevention of Commercial Bribery issued by SAIC on November 15, 1996, the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time, and all applicable Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Available Cash” means, at the relevant time of determination, all Available Onshore Cash and Available Offshore Cash.

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“Available Offshore Cash” means, at the relevant time of determination, all cash, cash equivalents and amounts under short term investments and time deposits with maturities less than 363 days as of any relevant time of determination, of the Company and its Subsidiaries on a consolidated basis in US dollars in one or more US dollar denominated offshore bank accounts of the Company or its Subsidiaries opened at banks outside of the PRC or US dollar denominated offshore bank accounts of its Subsidiaries opened at banks in the PRC, excluding Trapped Cash and net of issued but uncleared checks and drafts of the Company and its Subsidiaries.

“Available Onshore Cash” means, at the relevant time of determination, all cash, cash equivalents and amounts under short term investments and time deposits with maturities less than 363 days as of any relevant time of determination, of the Company and its Subsidiaries on a consolidated basis in RMB in one or more RMB denominated bank accounts of the Company or its Subsidiaries opened at banks in the PRC (except for offshore bank accounts of its Subsidiaries opened at banks in the PRC), excluding Trapped Cash and net of issued but uncleared checks and drafts of the Company and its Subsidiaries.

“Bridge Financing” means Available Offshore Cash as of the Closing, net of Available Offshore Cash held by the Company in respect of the Special Dividend, amounts reserved for payment to holders of Vested Company Options in accordance with Section 2.02(b) and adequate reserves for payment of costs and expenses actually incurred and estimated in good faith to be incurred by the Company and the Special Committee in connection with the Transactions (as determined in good faith by the Company) as of the Closing, that the Parent, Merger Company and/or the Surviving Company are actually able to pay the Per Share Merger Consideration and Per ADS Merger Consideration to holders of Shares and ADSs (other than the Continuing Shares and the Excluded Shares) as of immediately prior to the Effective Time in accordance with Section 2.01(a) and Section 2.01(b).

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. and the Registrar of Companies of the Cayman Islands are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, Hong Kong and Beijing.

“Buyer Group” means, collectively, Parent, Merger Company, the Sponsors, and the respective Affiliates of each of the foregoing, excluding the Company or any of its Subsidiaries, and a “Buyer Group Party” means any one of them.

“Buyer Group Contracts” means (a) the Consortium Agreement; (b) the Support Agreement; (c) the Equity Commitment Letters; (d) the Limited Guarantees, and the Interim Investors Agreement, including all amendments thereto or modifications thereof.

“Class A Share” means a Class A ordinary share, par value $0.01 per share, of the Company.

“Class B Share” means a Class B ordinary share, par value $0.01 per share, of the Company.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Consortium Agreement” means the Consortium Agreement by and among Parent and the Sponsors dated as of January 5, 2017, as amended on the date hereof, as may be further amended and supplemented from time to time in accordance with the terms thereof and this Agreement.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to and accepted by Parent and Merger Company on the date hereof.

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“Company Employee Plan” means any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, share or share-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, that is or has been maintained, contributed to or required to be contributed to by any Group Company for the benefit of any current or former employee, director or officer of such Group Company, other than any employment Contract or compensatory agreement with a current or former employee, director or officer which is not maintained for the benefit of any group or class of employees.

“Company IT Assets” means all software, systems, servers, computers, hardware, firmware, middleware, networks, data, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation owned by or licensed, pursuant to valid and enforceable license agreements, to the Company and its Subsidiaries.

“Company Material Adverse Effect” means any event, fact, condition, development, result, circumstance, change or effect, individually or in the aggregate with all other events, facts, conditions, developments, results, circumstances, changes and effects, that would, or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and the Subsidiaries taken as a whole; provided, that in no event shall any of the following, either alone or in combination, constitute, or be taken into account in determining whether there has been or would be, a Company Material Adverse Effect: (i) changes in the financial, credit or other securities or capital markets, or in general economic, business, regulatory, legislative or political conditions, including changes in interest rates and foreign exchange rates, or in any of the industries in which the Company or any of its Subsidiaries operate (so long as such changes do not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate, in which case only the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect), (ii) any impact or effect resulting or arising from the public announcement of or the performance of this Agreement by the Company, the pendency or consummation of the Transactions or the identity of any of the Buyer Group Parties as the acquiror of the Company, including the impact or effect thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with any employees, customers, suppliers or partners, (iii) geopolitical conditions, natural disaster or any outbreak or escalation of hostilities or war or any act of terrorism or other force majeure events (so long as such changes do not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate, in which case only the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect), (iv) changes in any applicable Laws or applicable accounting regulations or principles (including U.S. GAAP), or the interpretation or enforcement thereof, so long as such changes do not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate, in which case only the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect, (v) any change in the price or trading volume of the ADSs or any failure to meet any internal or published financial projections, forecasts, estimates, budgets, plans or forecasts of revenues, earnings or other financial performance measures or operating statistics or predictions or forward-looking statements (provided, that the facts or occurrences giving rise to or contributing to such change or failure, as applicable, that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), (vi) any Action in respect of this Agreement or the Transactions brought or commenced by any current or former shareholder of the Company (on their own behalf or on behalf of the Company), and (vii) any action taken, or failure to take action, by the Company or any of its Subsidiaries that is required by this Agreement and/or that the Buyer Group has consented to or requested in writing.

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“Company Option” means each option to purchase Shares under the Share Incentive Plans.

“Company Share Awards” means Company Options and any other awards granted under the Share Incentive Plans.

“Company Triggering Event” shall be deemed to have occurred if (i) there shall have been a Change in the Company Recommendation, (ii) the Company Board shall have authorized, approved or recommended, or publicly proposed to authorize, approve or recommend to the shareholders of the Company, an offer or proposal regarding a Competing Transaction or shall have authorized, approved, recommended or entered into any Alternative Acquisition Agreement (other than a confidentiality agreement entered into in compliance with Section 7.04(b)) or (iii) a tender offer or exchange offer by a Third Party for 20% or more of the outstanding shares of the Company is commenced, and the Company Board fails to recommend against acceptance of such tender offer or exchange offer by its shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders) within 10 Business Days after commencement; provided, that a “stop, look and listen” communication by the Company Board or the Special Committee to shareholders of the Company pursuant to Rule 14d-9(f) of the Exchange Act or a statement that the Company Board or the Special Committee has received and is currently evaluating such Competing Transaction shall not be prohibited or be deemed to constitute a Company Triggering Event.

“Confidentiality Agreements” means the confidentiality agreement by and among the Company and Parent, dated as of February 21, 2016, the confidentiality agreement by and among the Company and Hillhouse Capital Management, Ltd., dated as of November 8, 2016, and the confidentiality agreement by and among the Company and FountainVest Partners (Asia) Limited, dated as of October 22, 2016, each as maybe amended or modified from time to time in accordance with the terms thereof.

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“Confidential Information” means any confidential or proprietary information, disclosed prior to or after the date hereof by one party or any of its Affiliates to the other party or any of its Affiliates, concerning the disclosing party’s business, financial condition, proprietary technology, research and development or other confidential matters, including any confidential or proprietary information provided under this Agreement, any other Transaction Documents, or any of the exhibits or schedule attached hereto; provided, that Confidential Information shall not include any information which (i) is or becomes generally available to the public other than as a result of a disclosure by the receiving party or its Representatives in violation of Section 10.09 or other obligation of confidentiality, (ii) was available to the receiving party on a non-confidential basis prior to its disclosure by the disclosing party or the disclosing party’s Representatives or (iii) becomes available to the receiving party on a non-confidential basis from a person (other than the disclosing party or the disclosing party’s Representatives) who is not, or is reasonably believed by the receiving party not, prohibited from disclosing such information to the receiving party by a legal, contractual or fiduciary obligation to the disclosing party or any of the disclosing party’s Representatives.

“Contract” means any legally enforceable note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument in written form.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or the possession of voting power, as trustee or executor, by contract (including contractual arrangements similar to those provided by the Control Agreements) or credit arrangement or otherwise.

“Control Agreements” means each of the Contracts described under the caption "Item 4.C. Information on the Company—C. Organizational Structure" in the Company's most recently filed annual report on Form 20-F, which (a) provide the Company with effective control over its VIEs, (b) provide any Group Company the right or option to purchase the equity interests in any VIE, or (c) transfer economic benefits from any VIE to any other Subsidiary of the Company.

“Data Room” means the virtual data room containing written documents and information relating to the Company and its Subsidiaries made available by the Company on the Fenwick ShareRooms under the name “Zhaopin Limited” and to which the Buyer Group and its Representatives had access on or prior to the date of this Agreement and with respect to which an electronic copy of all of the written documents and information therein shall be provided to Buyer Group within five calendar days after the date of this Agreement in a USB key or DVD.

“Debt Financing Sources” means any Persons (including the parties to the Debt Financing Agreements, but excluding the Buyer Group and its Affiliates) who commit to provide or otherwise enter into agreements to provide the Debt Financing (including any joinder agreements or credit agreements entered into pursuant thereto or relating thereto), including the agents, arrangers, lenders and other entities that have committed to provide or arrange all or part of any Debt Financing, together with their respective former, current and future Affiliates, officers, directors, managers, employees, controlling persons, stockholders, equityholders, members, partners, agents, representatives, successors or assigns or any former, current and future affiliate, officer, director, manager, employee, controlling person, stockholders, equityholder, member, partner, agent, representative, successor or assign of any of the foregoing.

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“Exercise Price” means, with respect to any Company Option, the applicable exercise price per Share underlying such Company Option.

“Excluded Shares” means, collectively, (i) Shares held by the Company or any of its Subsidiaries; and (ii) Shares held by or Shares represented by ADSs held by the Depositary and reserved for issuance and/or allocation pursuant to the Share Incentive Plans.

“Financing” means the Equity Financing and the Debt Financing.

“Financing Documents” means the Equity Commitment Letters and any Debt Financing Agreements entered into in accordance with Section 7.07.

“Foreign Exchange Filings” means, with respect to the Joint Venture Dividend and Distribution, the registrations with the SAFE and the filings with the State Administration of Taxation and the completion of the related foreign exchange filing with the relevant bank authorized by the SAFE required with respect to the consummation of the Joint Venture Dividend and Distribution as contemplated under Section 7.16(b).

“Government Entity” means (i) any national, federal, state, county, municipal, local or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, (ii) any public international organization, (iii) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (i) or (ii) of this definition, (iv) any company, business, enterprise, or other entity owned, in whole or in part, or controlled by any government, entity, organization or other person described in the foregoing clauses (i), (ii) or (iii) of this definition, or (v) any political party.

“Government Official” means (i) any official, officer, employee or representative of, or any person acting in an official capacity for or on behalf of, any Government Entity, (ii) any political party or party official or candidate for political office or (iii) any company, business, enterprise or other entity controlled by any person described in the foregoing clause (i) or (ii) of this definition.

“Group Company” means any of the Company or any of its Subsidiaries.

“Indebtedness” means, with respect to any person, (a) all indebtedness of such person, whether or not contingent, for borrowed money, (b) all obligations of such person for the deferred purchase price of property or services, (c) all obligations of such person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such person under currency, interest rate or other swaps, and all hedging and other obligations of such person under other derivative instruments, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations of such person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (g) all obligations, contingent or otherwise, of such person under acceptance, letter of credit or similar facilities, (h) all obligations of such person to purchase, redeem, retire, defease or otherwise acquire for value any share capital of such person or any warrants, rights or options to acquire such share capital, valued, in the case of redeemable preferred shares, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (i) all Indebtedness of others referred to in clauses (a) through (h) above guaranteed directly or indirectly in any manner by such person, and (j) all Indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Liens on property (including accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness.

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“Insolvent” means, with respect to any person (a) the present fair saleable value of such person’s assets is less than the amount required to pay such person’s total Indebtedness, (b) such person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (c) such person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature, or (d) such person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

“Intellectual Property” means (a) United States, non-United States and international patents, patent applications and statutory invention registrations, (b) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (c) copyrightable works, copyrights, and registrations and applications for registration thereof, (d) confidential and proprietary information, including trade secrets and know-how, and (e) rights of privacy, publicity and endorsement.

“Interim Investors Agreement” means the interim investors agreement, dated as of the date hereof, by and among Parent, Merger Company, the Sponsors and the Affiliates of the Sponsors as named therein.

“Joint Venture” means Beijing Wangpin Consulting Co., Ltd.

“knowledge” means, (i) with respect to the Company, the actual knowledge of the individuals listed in Section 10.03(a)(i) of the Company Disclosure Schedule, (ii) with respect to Parent, the actual knowledge of the individuals listed in Section 10.03(a)(ii) of the Company Disclosure Schedule, and (iii) with respect to any other party hereto, the actual knowledge of any director or officer of such party in each case, after due inquiry, to the extent practicable under the circumstances.

“Leased Real Property” shall mean all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any Group Company.

“Leases” shall mean all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guarantees and other agreements with respect thereto, pursuant to which any Group Company under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of any Group Company.

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“Liens” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and Tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Maximum Special Dividend” means a cash dividend in the amount of $1.35 per Share and $2.70 per ADS.

“Minimum Special Dividend” means a cash dividend in the amount of $0.28 per Share and $0.56 per ADS.

“Permitted Encumbrances” means (a) real estate Taxes, assessments and other governmental levies, fees or charges imposed with respect to such real property which are not due and payable as of the Closing Date, or which are being contested in good faith and for which appropriate reserves have been established in accordance with U.S. GAAP, (b) mechanics’, carriers’, workmen’s, repairmens’, materialmen’s liens and similar liens for labor, materials or supplies provided with respect to such real property incurred in the ordinary course of business for amounts which are not due and payable and which shall be paid in full and released at Closing, (c) zoning, building codes and other land use Laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business thereon, (d) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such real property which do not or would not materially impair the use or occupancy of such real property in the operation of the business conducted thereon, (e) pledges or deposits required by applicable law to secure obligations under workers' compensation laws or similar legislation, (f) pledges and deposits to secure the performance of bids, trade contracts, leases (but only as to the security deposits described in Leases), surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business, and (g) any other Liens that have been incurred or suffered by operation of law that would not, individually or in the aggregate, have a material adverse effect with respect to the Company and its Subsidiaries, taken as a whole, or on the use or operation of the property subject thereto.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Pro Rata Amount” means, with respect to each of Parent and the Sponsors, when used to qualify any other amount, such amount as determined by multiplying such other amount by the fraction representing the percentage set forth opposite Parent’s or such Sponsor’s name on Appendix II.

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“RMB” means Renminbi, the legal currency of the PRC.

“SEC” means the U.S. Securities and Exchange Commission.

“SAFE Circular 7” means Circular 7, issued by the SAFE on February 15, 2012, titled “Notice of Issues Related to the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Listed Company,” or any successor rule or regulation under PRC Law.

“SAFE Circular 37” means Circular 37, issued by the SAFE on July 4, 2014, titled “Notice of the State Administration of Foreign Exchange on the Administration of Foreign Exchange Involved in Overseas Investment, Financing and Round-Trip Investment Conducted by Domestic Residents through Special Purpose Vehicles,” effective July 4, 2014, or any successor rule or regulation under PRC Law.

“Share” means a Class A Share or Class B Share.

“Share Incentive Plans” means, collectively, the Company’s 2004 Stock Option Plan, 2005 Stock Option Plan, 2006 Stock Option Plan, 2009 Stock Option Plan, 2010 Global Share Plan, 2013 Global Share Plan and 2014 Share Incentive Plan.

“Sponsors” means Hillhouse Capital Fund III, L.P., FountainVest China Growth Capital-A Fund II, L.P., FountainVest China Growth Fund II, L.P. and FountainVest China Growth Capital Fund II, L.P.

“Subsidiary” means, with respect to any party, any person of which (x) such party or any other Subsidiary of such party is a general partner, (y) securities representing at least a majority of voting power of such person (or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other body performing similar functions with respect to such person) is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries or (z) which such person controls through the Control Agreements or similar contractual arrangements.

“Target Offshore Cash Amount” means $210 million.

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges in the nature of taxes (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, occupation, property, real estate, deed, land use, sales, use, capital stock, payroll, severance, employment (including withholding obligations imposed on employer/payer), social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, escheat, withholding (as payor or payee), ad valorem, stamp, transfer, value-added or gains taxes; and customers’ and customs duties, tariffs and similar charges, including any liability for any of the foregoing imposed as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, or as a transferee or successor, by contract or otherwise.

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“Third Party” means any person or “group” (as defined under Section 13(d) of the Exchange Act) of persons, other than Buyer Group.

“Trapped Cash” means any cash, checks, rental deposits and bank credit balances that are subject to any restrictions or local exchange control, Tax or other requirements, such that the full amount of such deposits cannot be accessed within 90 days (for the avoidance of doubt, any cash, checks, rental deposits and bank credits balances that are subject statutory reserve that the Company’s PRC Subsidiaries are required to set aside pursuant to PRC laws shall be not be treated as “Trapped Cash”); provided, that any amounts that are subject to short term investments or time deposits with maturities less than 363 days as of any relevant time of determination shall not be deemed “Trapped Cash” unless after such maturity, they would be subject to any of the aforesaid restrictions.

“Unvested Company Option” means any Company Option that is not a Vested Company Option.

“Vested Company Option” means any Company Option that shall have become vested on or prior to the Closing Date in accordance with the terms of the Share Incentive Plan and the applicable award agreement pursuant to which such Company Option was granted.

“VIE” means each of the Subsidiaries of the Companies listed as VIEs under Page F-9 of the 2016 Annual Report.

(b)          The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition

Acceptable Confidentiality Agreement	Section 7.04(b)
Action	Section 3.11
ADS	Section 2.01(b)
Agreement	Preamble
Alternative Acquisition Agreement	Section 7.04(c)
Available Offshore Cash Financing	Section 7.16(a)
Bankruptcy and Equity Exception	Section 3.04(a)
CICL	Recitals
Closing	Section 1.02
Closing Date	Section 1.02
Company	Preamble
Company Board	Recitals
Company Group	Section 9.06(f)
Company Licensed Intellectual Property	Section 3.13(b)
Company Offshore Loans	Section 7.16(f)
Company Owned Intellectual Property	Section 3.13(a)
Company Recommendation	Section 3.04(b)
Company SEC Reports	Section 3.07(a)

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Company Shareholders’ Meeting	Section 7.02(a)
Company to Merger Company Termination Fee	Section 9.06(a)
Company to Parent Termination Fee	Section 9.06(a)
Competing Transaction	Section 7.04(f)
Continuing Shares	Recitals
Damages	Section 7.05(c)
Debt Financing	Section 7.07(a)
Debt Financing Agreement	Section 7.07(a)
Deposit Agreement	Section 2.06
Depositary	Section 2.06
Dissenting Shareholders	Section 2.03(a)
Dissenting Shares	Section 2.03(a)
Effective Time	Section 1.03
Equity Commitment Letters	Section 4.05(a)
Equity Financing	Section 4.05(a)
Excess Amount	Section 7.15(b)
Exchange Act	Section 3.04(b)
Exchange Fund	Section 2.04(a)
Financial Advisor	Section 3.04(c)
Governmental Antitrust Entity	Section 7.09(b)
Governmental Authority	Section 3.05(b)
Indemnified Parties	Section 7.05(b)
Inside Date	Section 1.02
Investors Group	Section 9.06(f)
Joint Venture Dividend and Distribution	Section 7.16(b)
Joint Venture Dividend and Distribution Amount	Section 7.16(b)
Joint Venture Dividend and Distribution End Date	Section 7.16(b)
Law	Section 3.05(a)
Limited Guarantee	Section 4.06(a)
Material Company Permits	Section 3.06(a)
Material Contracts	Section 3.16(a)
Merger	Recitals
Merger Company	Preamble
Merger Consideration	Section 2.04(a)
Notice of Superior Proposal	Section 7.04(d)
NYSE	Section 3.05(b)
Order	Section 8.01(b)
Outside Date	Section 9.02(a)
Parent	Preamble
Paying Agent	Section 2.04(a)
Payment	Section 3.06(d)
Per ADS Merger Consideration	Section 2.01(b)
Per Share Merger Consideration	Section 2.01(a)
Plan of Merger	Section 1.03
PRC	Section 3.06(a)
Proxy Statement	Section 7.01
RCA	Section 2.02(c)
Record ADS Holders	Section 7.02(a)
Representatives	Section 7.03
Requisite Company Vote	Section 3.04(a)

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SAFE	Section 3.06(a)
SAFE Rules and Regulations	Section 3.06(c)
SAIC	Section 3.06(a)
Securities Act	Section 3.07(a)
Share Certificates	Section 2.04(b)
Special Committee	Recitals
Special Dividend	Section 3.22(a)
Superior Proposal	Section 7.04(g)
Support Agreement	Recitals
Surviving Company	Section 1.01
Takeover Statute	Section 3.20
Transactions	Recitals
U.S. GAAP	Section 3.07(b)

Section 10.04         Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.05         Entire Agreement; Assignment.

This Agreement (including the Exhibits and Schedules hereto), the Confidentiality Agreements and the Support Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Merger Company may assign all or any of their rights and obligations hereunder to an Affiliate or to any persons providing the Debt Financing pursuant to the terms thereof (solely to the extent necessary for purposes of creating a security interest herein or otherwise assigning this Agreement or any rights hereunder as collateral in respect of such Debt Financing), provided, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

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Section 10.06         Interpretation.

When a reference is made in this Agreement to a Section, Article, Annex or Exhibit, such reference shall be to a Section, Article, Annex or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Annex or Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Annexes and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. References to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. The symbol “$” refers to United States Dollars. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” References to “day” refer to a calendar day unless otherwise indicated as a “Business Day.”

Section 10.07         Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except (a) Section 7.05, Section 7.05(f) and(g), Section 10.08(c), Section 10.12 and Section 10.15 (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons), and (b) the Debt Financing Sources shall be express third party beneficiaries of, and shall be entitled to rely on and enforce the provisions of, Section 9.06(e), this Section 10.07, Section 10.10, Section 10.11, Section 10.12 and Section 10.15; provided, that in no event shall any holders of Shares (including Shares represented by ADSs) or holders of Company Share Awards, in each case in their capacity as such, have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.08         Specific Performance.

(a)          Subject to Section 10.08(b) and Section 10.08(c), the parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with the terms hereof by the applicable party or parties, and that money damages or other legal remedies would not be an adequate remedy therefor. Accordingly, subject to Section 10.08(b), the parties hereto acknowledge and hereby agree that in the event of any breach by the Company, on the one hand, or Parent and Merger Company, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, or Parent and Merger Company, on the other hand, shall, subject to Section 9.06, be entitled to specific performance of the terms hereof (including the other parties’ obligation to consummate the Transactions, subject in each case to the terms and conditions of this Agreement), including an injunction or injunctions to prevent breaches of this Agreement, in addition to any other remedy at law or equity.

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(b)          Notwithstanding anything in this Agreement to the contrary, the parties hereto agree that the Company shall be entitled to obtain an injunction, specific performance or other equitable remedies to cause Merger Company to cause the Equity Financing to be funded and enforce Parent’s and Merger Company’s respective obligations hereunder, including Parent and Merger Company’s respective obligations to consummate the Merger in accordance with Section 1.02 but, with respect to obligations to consummate the Merger, only in the event that each of the following conditions has been satisfied and on the terms and subject to the conditions in this Agreement: (i) all conditions in Section 8.01 and Section 8.02 (other than those conditions that, by their terms, cannot be satisfied until the Closing but which are fully capable of being satisfied and will be satisfied at the Closing) have been satisfied or waived, (ii) Parent and Merger Company fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.02 and (iii) the Company has irrevocably confirmed in writing that (A) all conditions set forth in Section 8.03 have been satisfied or that it is willing to waive any of the conditions to the extent not so satisfied in Section 8.03 and (B) if specific performance is granted and the Equity Financing and Debt Financing (if applicable) are funded, then the Closing will occur.

(c)          Each party waives (i) any defenses in any action for an injunction or other appropriate form of specific performance or equitable relief, including the defense that a remedy at law would be adequate, and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining an injunction or other appropriate form of specific performance or equitable relief. Parent and Merger Company, on the one hand, and the Company, on the other hand, agree that the election to pursue an injunction or other appropriate form of specific performance or equitable relief shall not restrict, impair or otherwise limit Parent and Merger Company or the Company from, in the alternative, seeking to terminate the Agreement and collect the Company to Parent Termination Fee and Company to Merger Company Termination Fee pursuant to Section 9.06(a) and any amounts pursuant to Section 9.06(d), by Parent and Merger Company on the one hand, or the Parent Termination Fee and Merger Company Termination Fee pursuant to Section 9.06(b) and any amounts pursuant to Section 9.06(d), by the Company on the other hand. Notwithstanding anything herein to the contrary, (x) while the parties hereto may pursue both a grant of specific performance or equitable relief and the payment of the amounts set forth in Section 9.06, neither Parent and Merger Company, on the one hand, nor the Company, on the other hand, shall be permitted or entitled to receive both a grant of specific performance or equitable relief and payment of such amounts, and (y) upon the payment of such amounts, the remedy of specific performance or equitable relief shall not be available against the party making such payment and, if such party is Parent or Merger Company, any other member of the Investors Group or, if such party is the Company, any other member of the Company Group, and each party agrees to cause any Action (whether such Action is being prosecuted by the Company or any other member of the Company Group) pending against any member in the Investment Group or Company Group (as the case may be) to be dismissed with prejudice at such time as, in connection with this Agreement or any of the Transactions (including the Equity Financing and the Limited Guarantees), Parent pays the Parent Termination Fee and Merger Company pays the Merger Company Termination Fee pursuant to Section 9.06(b) and any amounts pursuant to Section 9.06(d) or the Company to Parent Termination Fee and Company to Merger Company Termination Fee pursuant to Section 9.06(a) and any amounts pursuant to Section 9.06(d) (as the case may be).

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(d)          If any party brings any Action to enforce specifically the performance of the terms and provisions hereof, the Termination Date shall automatically be extended by (i) the amount of time during which such Action is pending, plus 20 Business Days or (ii) such other time period established by the court presiding over such Action.

(e)          This Section 10.08 shall not be deemed to alter, amend, supplement or otherwise modify the terms of any Financing Documents (including the expiration or termination provisions thereof).

Section 10.09         Confidentiality.

(a)          Prior to and during the term of this Agreement, each Party has disclosed or may disclose to the other party Confidential Information. Subject to this Section 10.09, unless otherwise agreed to in writing by the disclosing party, the receiving party shall (i) except as required by Law or requested by any Governmental Authority, keep confidential and not disclose or reveal any Confidential Information to any person other than the receiving party’s Representatives (A) who are actively and directly participating in the consummation of the Transactions or who otherwise need to know the Confidential Information for the Transactions and (B) who have agreed in writing, or whom the receiving party will cause, to observe the terms of this Section 10.09, and (ii) not to use Confidential Information for any purpose other than in connection with the Transactions. Each of the parties hereto acknowledges that such party shall be responsible for any breach of the terms of this Section 10.09 by such party or its Representatives (other than its Representatives who have agreed in writing to observe the terms of this Section 10.09), and each of the parties hereto agrees, at its sole expense, to take all reasonable measures to restrain its Representatives from prohibited or unauthorized disclosure or use of the Confidential Information.

(b)          In the event that the receiving party or any of its Representatives is required by Law or requested by any Governmental Authority to disclose any Confidential Information, to the extent permissible and reasonably practicable, the receiving party will provide the disclosing party with prompt notice of such request or requirement in order to enable the disclosing party to seek an appropriate protective order or other remedy (and if the disclosing party seeks such an order, the receiving party will provide such cooperation as the disclosing party shall reasonably request), to consult with the receiving party with respect to the disclosing party’s taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this Section 10.09. In the event that such protective order or other remedy is not obtained, or the disclosing party waives compliance, in whole or in part, with the terms of this Section 10.09, the receiving party or its Representative will disclose only that portion of the Confidential Information that the receiving party is advised by counsel is legally required to be disclosed and will use such party’s reasonable best efforts, at the disclosing party’s sole expense, to ensure that all Confidential Information so disclosed will be accorded confidential treatment.

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Section 10.10         Governing Law; Dispute Resolution.

(a)          This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof, except that the following matters arising out of or relating to this Agreement shall be interpreted, construed, performed, enforced and governed by and in accordance with the Laws of the Cayman Islands in respect of which the parties hereto hereby irrevocably submit to the nonexclusive jurisdiction of the courts of the Cayman Islands: the Merger, the vesting of the rights, property, choses in action, business, undertaking, goodwill, benefits, immunities and privileges, contracts, obligations, claims, debts and liabilities of Merger Company in the Surviving Company, the cancellation and conversion of the Shares as the case may be (including Shares represented by ADSs), the rights set forth in Section 238 of the CICL with respect to any Dissenting Shares, the fiduciary or other duties of the Company Board and the board of directors of Merger Company and the internal corporate affairs of the Company and Merger Company.

(b)          All Actions arising under the Laws of the State of New York out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Each of the parties hereto agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 10.02 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising under the Laws of the State of New York out of or relating to this Agreement brought by any party hereto and (b) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 10.10, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the Action in such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.11         Waiver of Jury Trial.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LIABILITY (INCLUDING ANY ACTION OR LIABILITY INVOLVING ANY OF THE DEBT FINANCING SOURCES) DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE EQUITY COMMITMENT LETTERS, THE EQUITY FINANCING, THE DEBT FINANCING OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

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Section 10.12         Amendment

This Agreement may be amended by the parties hereto by action taken (a) in the case of Parent and Merger Company, by or on behalf of their respective boards of directors and (b) in the case of the Company, by or on behalf of the Special Committee, or by the Company Board acting upon the recommendation of the Special Committee, at any time prior to the Effective Time; provided, that after the approval of this Agreement and the Transactions by the shareholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger; provided, further, that no amendment, modification or waiver shall be made to this Agreement that would adversely affect the rights of the Debt Financing Sources as set forth in the proviso to this Section 10.12, Section 9.06(e), Section 10.07, Section 10.08, Section 10.10, Section 10.11 and Section 10.15, in each case without the prior written consent of the adversely affected Debt Financing Sources. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 10.13         Waiver; Actions by Company.

At any time prior to the Effective Time, any party hereto may by action taken (a) in the case of Parent and Merger Company, by or on behalf of their respective boards of directors and (b) in the case of the Company, by the Company Board acting upon the recommendation of the Special Committee, (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Any determination hereunder as to whether any action, document or matter is acceptable to the Company, or reasonably acceptable to the Company, or similar determinations, shall be made by the Company Board acting upon the recommendation of the Special Committee. Whenever in this Agreement a determination, decision or approval by the Company is called for, or any action or remedy is provided for the benefit of the Company, including (a) any consent, determination or action by the Company hereunder, including any amendment to or waiver of any provision of this Agreement, any extension of the time for performance of any obligation or action hereunder by the Company and termination of this Agreement by the Company, or (b) any exercise of the Company’s rights or remedies under this Agreement or any action on behalf of the Company to enforce such rights and remedies or any obligation of the Buyer Group, Parent or Merger Company under this Agreement, then such determination, decision, approval, action or exercise of such right or remedy must be first considered by the Special Committee and may only be taken by the Company following the Company’s Board’s consideration of the Special Committee’s recommendation in respect of such determination, decision, approval, action or exercise of such right or remedy.

89

Section 10.14         Determinations by the Buyer Group; Obligations of the Buyer Group.

(a)          Whenever in this Agreement a determination, decision or approval by the Buyer Group is called for, or any action or remedy is provided for the benefit of the Buyer Group, including (a) any consent, determination or action by the Buyer Group hereunder, including any amendment to or waiver of any provision of this Agreement, any extension of the time for performance of any obligation or action hereunder by the Company and termination of this Agreement by the Buyer Group, or (b) any exercise of the Buyer Group’s rights or remedies under this Agreement or any action on behalf of the Buyer Group to enforce such rights and remedies or any obligation of the Company under this Agreement, then such determination, decision, approval, action or exercise of such right or remedy must be authorized in writing by both Parent and Merger Company. The Company shall be entitled to have regard only to, and to rely absolutely upon and act in accordance with, without any liability to any party for having relied or acted thereon, notices, including requests, elections or proposals, issued in writing by both Parent and Merger Company, together, as constituting valid instruction from all of the Buyer Group Parties. Service of any notice or other communication on Parent and Merger Company, together, shall be deemed to constitute valid service thereof on all the Buyer Group.

(b)          Unless expressly stated otherwise in this Agreement, when in this Agreement reference is made to any covenant, undertaking or obligation of Buyer Group or any one or more of Parent and Merger Company, such covenant, undertaking or obligation will be construed to be a several and not joint obligation of each party (and shall be deemed to be followed by the words “, on a several and not joint basis”) and in no event shall Parent be liable or responsible for any covenant, undertaking or obligation of Merger Company or vice versa.

Section 10.15         Suits Against Debt Financing Sources.

(a)          Notwithstanding anything in this Agreement to the contrary, each of the parties hereto agrees that (x) it will not bring or support any action, cause of action, claim, cross claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing or the Debt Financing Agreements or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof) and (y) any such action, cause of action, claim, cross-claim or third-party claim shall be governed by the laws of the State of New York.

90

(b)          The Company also agrees that (a) neither it nor any of its Subsidiaries will bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way relating to this Agreement or the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Debt Financing or the Debt Financing Agreements or the performance thereof and (b) no Debt Financing Source shall have any liability (whether in contract or in tort or otherwise) to the Company or any of its Subsidiaries or its directors, officers, employees, agents, partners, managers, members or equity holders for any obligations or liabilities of any of the parties hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to have been made in connection herewith.

Section 10.16         Counterparts.

This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

91

IN WITNESS WHEREOF, Parent, Merger Company and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Zhaopin Limited

By	/s/ Peter Andrew Schloss
Name:	Peter Andrew Schloss
Title:	Member of Special Committee

SEEK International Investments Pty Ltd.

By	/s/ Ronnie Fink
Name:	Ronnie Fink
Title:	Director

ZEBRA MERGERCO, LTD.

By	/s/ Colm O'Connell
Name:	Colm O'Connell
Title:	Director

[Signature Page to Merger Agreement]

APPENDIX I

CONTINUING SHARES

Name of Shareholder	Ordinary Shares	Represented by ADSs
SEEK International Investments Pty Ltd.	68,259,876	—

APPENDIX II

PRO RATA AMOUNT

ANNEX B

Plan of Merger

B-1

Plan of Merger

THIS PLAN OF MERGER is made on _________________________

BETWEEN

(1)	Zhaopin Limited, a exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands (the "Surviving Company"); and

(2)	Zebra Mergerco, Ltd., an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of Citco Fund Services (Cayman Islands) Limited, 89 Nexus Way, 2nd Floor, Camana Bay, PO Box 31106, Grand Cayman KY1-1205, Cayman Islands (the "Merging Company" and together with the Surviving Company, the "Companies").

WHEREAS

(A)	The respective boards of directors of the Surviving Company and the Merging Company have approved the merger of the Companies, with the Surviving Company continuing as the surviving company (the "Merger"), upon the terms and subject to the conditions of the Agreement and Plan of Merger dated 6 April 2017, between SEEK International Investments Pty Ltd. as Parent, the Surviving Company and the Merging Company (the "Merger Agreement") and this Plan of Merger and pursuant to provisions of Part XVI of the Companies Law (as amended) (the "Companies Law").

(B)	The shareholders of each of the Surviving Company and the Merging Company have authorised and adopted this Plan of Merger on the terms and subject to the conditions set forth herein and otherwise in accordance with the Companies Law.

(C)	Each of the Surviving Company and the Merging Company wishes to enter into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Law.

IT IS AGREED

1.	Definitions and Interpretation

1.1	Terms not otherwise defined in this Plan of Merger shall have the meanings given to them in the Merger Agreement, a copy of which is annexed at Annexure 1 hereto.

2.	PLAN OF MERGER

2.1	Company Details:

(a)	The constituent companies (as defined in the Companies Law) to this Plan of Merger are the Surviving Company and the Merging Company.

(b)	The surviving company (as defined in the Companies Law) is the Surviving Company. The name of the surviving company (as defined in the Companies Law) shall be Zhaopin Limited.

(c)	The registered office of the Surviving Company is at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands. The registered office of the Merging Company is at Citco Fund Services (Cayman Islands) Limited, 89 Nexus Way, 2nd Floor, Camana Bay, PO Box 31106, Grand Cayman KY1-1205, Cayman Islands.

B-2

(d)	Immediately prior to the Effective Date, the authorised share capital of the Surviving Company is US$20,000,000 divided into 1,000,000,000 Class A Ordinary shares of a nominal or par value of US$0.01 each, US$100,000,000 Class B Ordinary shares of a nominal or par value of US$0.01 each and US$900,000,000 shares of a nominal or par value of US$0.01 each of such class or classes (however designated) as the Board of Directors of the Company may determine).

(e)	Immediately prior to the Effective Date, the authorised share capital of the Merging Company is US$20,000,000 divided into 1,000,000,000 Class A Ordinary shares of a nominal or par value of US$0.01 each, US$100,000,000 Class B Ordinary shares of a nominal or par value of US$0.01 each and US$900,000,000 shares of a nominal or par value of US$0.01 each of such class or classes (however designated) as the Board of Directors of the Company may determine).

2.2	Effective Date

In accordance with section 233(13) of the Companies Law, the Merger shall be effective on the date that this Plan of Merger is registered by the Registrar (the "Effective Date").

2.3	Terms and Conditions; Share Rights

(a)	The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company or into other property, are set out in the Merger Agreement.

(b)	The rights and restrictions attaching to the shares in the Surviving Company are set out in the memorandum and articles of association of the Surviving Company, annexed at Annexure 2 hereto, which shall become effective from the Effective Date in accordance with this Plan of Merger.

(c)	From the Effective Date, the memorandum and articles of association of the Surviving Company shall be amended and restated by their deletion in their entirety, and the substitution in their place of the memorandum and articles of association annexed at Annexure 2 hereto.

2.4	Directors' Interests in the Merger

(a)	The names and addresses of each director of the surviving company (as defined in the Companies Law) are:

(i)	[Director Name] of [[Director Address]]

(ii)	[Director Name] of [[Director Address]]

(b)	No amounts or benefits shall be paid or payable to any director of either of the constituent companies or any director of the surviving company (as defined in the Companies Law) consequent upon the Merger.

B-3

2.5	Secured Creditors

(a)	The Surviving Company has not granted any fixed or floating security interests that are outstanding as at the date of this Plan of Merger or which shall be outstanding at the Effective Date.

(b)	The Merging Company has not granted any fixed or floating security interests that are outstanding as at the date of this Plan of Merger or which shall be outstanding at the Effective Date.

2.6	Approvals

(a)	This Plan of Merger has been approved by the Boards of Directors of both the Surviving Company and the Merging Company pursuant to section 233(3) of the Companies Law; and

(b)	This Plan of Merger has been authorised by the shareholders of both the Surviving Company and the Merging Company pursuant to section 233(6) of the Companies Law.

3.	Variation

3.1	At any time prior to the Effective Date, this Plan of Merger may be amended by the Boards of Directors of both the Surviving Company and the Merging Company to:

(a)	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar; and

(b)	effect any other changes to this Plan of Merger which the Boards of Directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adverse any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the Boards of Directors of both the Surviving Company and the Merging Company, respectively, and provided further that such changes are not prohibited by the terms of the Merger Agreement.

4.	Termination

4.1	At any time prior to the Effective Date, this Plan of Merger may be terminated by the Boards of Directors of both the Surviving Company and the Merging Company in accordance with the terms of the Merger Agreement.

5.	Counterparts

5.1	This Plan of Merger may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Plan of Merger by executing any such counterpart.

6.	Governing Law

6.1	This Plan of Merger and the rights and obligations of the parties shall be governed by and construed in accordance with the laws of the Cayman Islands.

B-4

IN WITNESS whereof this Plan of Merger has been entered into by the parties on the day and year first above written.

SIGNED for and on behalf of Zebra Mergerco, Ltd.:	)
)
	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:

SIGNED for and on behalf of Zhaopin Limited:	)
)
	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:

B-5

Annexure 1

Merger Agreement

B-6

Annexure 2

form of Memorandum and Articles of Association of surviving company

B-7

THE COMPANIES LAW (AS AMENDED)

COMPANY LIMITED BY SHARES

amended AND restated

Memorandum and Articles OF association

of

Zhaopin Limited

(Amended and Restated by special resolution dated [Date])

REF: BK/LS/S3735.138634

B-8

THE COMPANIES LAW (AS AMENDED)

COMPANY LIMITED BY SHARES

amended AND restated

MEMORANDUM of ASSOCIATION

OF

Zhaopin Limited

(AMENDED AND RESTATED by special resolution DATED [Date])

1.	The name of the company is Zhaopin Limited (the "Company").

2.	The registered office of the Company will be situated at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, South Church Street, George Town, Grand Cayman KY1-1104, Cayman Islands or at such other location as the Directors may from time to time determine.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Law (as amended) of the Cayman Islands (the "Companies Law").

4.	The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Companies Law.

5.	The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

6.	The liability of the shareholders of the Company is limited to the amount, if any, unpaid on the shares respectively held by them.

7.	The capital of the Company is US$US$20,000,000 divided into 1,000,000,000 Class A Ordinary shares of a par value of US$0.01 each, 100,000,000 Class B Ordinary shares of a par value of US$0.01 each and 900,000,000 shares of a par value of US$0.01 each of such class or classes (however designated) as the board of directors of the Company may determine) provided always that subject to the Companies Law and the Articles of Association the Company shall have power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

8.	The Company may exercise the power contained in Section 206 of the Companies Law to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

B-9

B-10

Corporations Acting By Representatives At Meetings	B-26

Directors	B-26

Alternate Director	B-27

Powers And Duties Of Directors	B-27

Borrowing Powers Of Directors	B-29

The Seal	B-29

Disqualification Of Directors	B-29

Proceedings Of Directors	B-30

Dividends	B-32

Accounts, Audit and annual return and declaration	B-33

Capitalisation Of reserves	B-33

Share Premium Account	B-34

Notices	B-35

Indemnity	B-36

Non-Recognition Of Trusts	B-37

Winding Up	B-37

Amendment Of Articles Of Association	B-37

Closing of register or fixing record date	B-37

Registration By Way Of Continuation	B-38

Mergers and Consolidation	B-38

disclosure	B-38

B-11

COMPANIES LAW (AS AMENDED)

Company Limited by Shares

amended AND restated

ARTICLES OF ASSOCIATION

OF

Zhaopin Limited

(AMENDED AND RESTATED by special resolution DATED [Date])

TABLE A

The Regulations contained or incorporated in Table 'A' in the First Schedule of the Companies Law shall not apply to Zhaopin Limited (the "Company") and the following Articles shall comprise the Articles of Association of the Company.

Interpretation

1.	In these Articles the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

"Articles" means these articles of association of the Company, as amended or substituted from time to time.

"Branch Register" means any branch Register of such category or categories of Members as the Company may from time to time determine.

"Class" or "Classes" means any class or classes of Shares as may from time to time be issued by the Company.

“Class A Shares” means a Class of Share in the capital of the Company of US$0.01 nominal or par value issued subject to and in accordance with the provisions of the Law and these Articles, and having the rights and being subject to the restrictions as provided for under these Articles with respect to such Class.

“Class B Shares” means a Class of Share in the capital of the Company of US$0.01 nominal or par value issued subject to and in accordance with the provisions of the Law and these Articles, and having the rights and being subject to the restrictions as provided for under these Articles with respect to such Class.

B-12

"Companies Law" means the Companies Law (as amended) of the Cayman Islands.

"Directors" means the directors of the Company for the time being, or as the case may be, the directors assembled as a board or as a committee thereof.

"Memorandum of Association" means the memorandum of association of the Company, as amended or substituted from time to time.

"Office" means the registered office of the Company as required by the Companies Law.

"Officers" means the officers for the time being and from time to time of the Company.

"Ordinary Resolution" means a resolution:

(a)	passed by a simple majority of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)	approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed.

"paid up" means paid up as to the par value in respect of the issue of any Shares and includes credited as paid up.

"Person" means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires, other than in respect of a Director or Officer in which circumstances Person shall mean any person or entity permitted to act as such in accordance with the laws of the Cayman Islands.

"Principal Register", where the Company has established one or more Branch Registers pursuant to the Companies Law and these Articles, means the Register maintained by the Company pursuant to the Companies Law and these Articles that is not designated by the Directors as a Branch Register.

"Register" means the register of Members of the Company required to be kept pursuant to the Companies Law and includes any Branch Register(s) established by the Company in accordance with the Companies Law.

"Seal" means the common seal of the Company (if adopted) including any facsimile thereof.

B-13

"Secretary" means any Person appointed by the Directors to perform any of the duties of the secretary of the Company.

"Share" means a share in the capital of the Company. All references to "Shares" herein shall be deemed to be Shares of any or all Classes as the context may require. For the avoidance of doubt in these Articles the expression "Share" shall include a fraction of a Share.

"Shareholder" or "Member" means a Person who is registered as the holder of Shares in the Register and includes each subscriber to the Memorandum of Association pending entry in the Register of such subscriber.

"Share Premium Account" means the share premium account established in accordance with these Articles and the Companies Law.

"signed" means bearing a signature or representation of a signature affixed by mechanical means.

"Special Resolution" means a special resolution of the Company passed in accordance with the Companies Law, being a resolution:

(a)	passed by a majority of not less than two-thirds of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)	approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

"Treasury Shares" means Shares that were previously issued but were purchased, redeemed, surrendered or otherwise acquired by the Company and not cancelled.

2.	In these Articles, save where the context requires otherwise:

(a)	words importing the singular number shall include the plural number and vice versa;

(b)	words importing the masculine gender only shall include the feminine gender and any Person as the context may require;

(c)	the word "may" shall be construed as permissive and the word "shall" shall be construed as imperative;

B-14

(d)	reference to a dollar or dollars or USD (or $) and to a cent or cents is reference to dollars and cents of the United States of America;

(e)	reference to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;

(f)	reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case; and

(g)	reference to "in writing" shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing or partly one and partly another.

3.	Subject to the preceding Articles, any words defined in the Companies Law shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

Preliminary

4.	The business of the Company may be commenced at any time after incorporation.

5.	The Office shall be at such address in the Cayman Islands as the Directors may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

6.	The expenses incurred in the formation of the Company and in connection with the offer for subscription and issue of Shares shall be paid by the Company. Such expenses may be amortised over such period as the Directors may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Directors shall determine.

7.	The Directors shall keep, or cause to be kept, the Register at such place or (subject to compliance with the Companies Law and these Articles) places as the Directors may from time to time determine. In the absence of any such determination, the Register shall be kept at the Office. The Directors may keep, or cause to be kept, one or more Branch Registers as well as the Principal Register in accordance with the Companies Law, provided always that a duplicate of such Branch Register(s) shall be maintained with the Principal Register in accordance with the Companies Law.

Shares

8.	Subject to these Articles, all Shares for the time being unissued shall be under the control of the Directors who may:

B-15

(a)	issue, allot and dispose of the same to such Persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine; and

(b)	grant options with respect to such Shares and issue warrants or similar instruments with respect thereto;

and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued.

SHARE RIGHTS AND RESTRICTIONS

9.	The rights attaching to the Class A Shares and Class B Shares are identical, and shall confer upon a Shareholder upon a Shareholder the right to receive notice of, to attend, to speak at and to vote at general meetings of the Company and shall confer upon the Shareholders rights in a winding-up or repayment of capital and the right to participate in the profits or assets of the Company in accordance with these Articles.

10.	The Directors, or the Shareholders by Ordinary Resolution, may authorise the division of Shares into any number of Classes and sub-classes and the different Classes and sub-classes shall be authorised, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes (if any) may be fixed and determined by the Directors or the Shareholders by Ordinary Resolution.

11.	The Company may insofar as may be permitted by law, pay a commission to any Person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other. The Company may also pay such brokerage as may be lawful on any issue of Shares.

12.	The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

Modification Of Rights

13.	Whenever the capital of the Company is divided into different Classes (and as otherwise determined by the Directors) the rights attached to any such Class may, subject to any rights or restrictions for the time being attached to any Class only be materially adversely varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued Shares of the relevant Class, or with the sanction of a resolution passed at a separate meeting of the holders of the Shares of such Class by a majority of two-thirds of the votes cast at such a meeting. To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more Persons at least holding or representing by proxy one-third in nominal or par value amount of the issued Shares of the relevant Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Shareholders who are present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the Shares of that Class, every Shareholder of the Class shall on a poll have one vote for each Share of the Class held by him. For the purposes of this Article the Directors may treat all the Classes or any two or more Classes as forming one Class if they consider that all such Classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes. The Directors may vary the rights attaching to any Class without the consent or approval of Shareholders provided that the rights will not, in the determination of the Directors, be materially adversely varied or abrogated by such action.

B-16

Certificates

14.	No Person shall be entitled to a certificate for any or all of his Shares, unless the Directors shall determine otherwise.

Fractional Shares

15.	The Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Shareholder such fractions shall be accumulated.

Lien

16.	The Company has a first and paramount lien on every Share (whether or not fully paid) for all amounts (whether presently payable or not) payable at a fixed time or called in respect of that Share. The Company also has a first and paramount lien on every Share (whether or not fully paid) registered in the name of a Person indebted or under liability to the Company (whether he is the sole registered holder of a Share or one of two or more joint holders) for all amounts owing by him or his estate to the Company (whether or not presently payable). The Directors may at any time declare a Share to be wholly or in part exempt from the provisions of this Article. The Company's lien on a Share extends to any amount payable in respect of it.

17.	The Company may sell, in such manner as the Directors may determine, any Share on which the Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of fourteen days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the Persons entitled thereto by reason of his death or bankruptcy.

B-17

18.	For giving effect to any such sale the Directors may authorise some Person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

19.	The proceeds of the sale after deduction of expenses, fees and commission incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares immediately prior to the sale.

Calls On Shares

20.	The Directors may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their Shares, and each Shareholder shall (subject to receiving at least fourteen days' notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shares.

21.	The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

22.	If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at the rate of eight percent per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

23.	The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

24.	The Directors may make arrangements on the issue of partly paid Shares for a difference between the Shareholders, or the particular Shares, in the amount of calls to be paid and in the times of payment.

25.	The Directors may, if they think fit, receive from any Shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid Shares held by him, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent per annum) as may be agreed upon between the Shareholder paying the sum in advance and the Directors.

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Forfeiture Of Shares

26.	If a Shareholder fails to pay any call or instalment of a call in respect of any Shares on the day appointed for payment, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

27.	The notice shall name a further day (not earlier than the expiration of fourteen days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the Shares in respect of which the call was made will be liable to be forfeited.

28.	If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.

29.	A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

30.	A Person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him to the Company in respect of the Shares forfeited, but his liability shall cease if and when the Company receives payment in full of the amount unpaid on the Shares forfeited.

31.	A statutory declaration in writing that the declarant is a Director, and that a Share has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts in the declaration as against all Persons claiming to be entitled to the Share.

32.	The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favour of the Person to whom the Share is sold or disposed of and that Person shall be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

33.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes due and payable, whether on account of the amount of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

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Transfer Of Shares

34.	The instrument of transfer of any Share shall be in any usual or common form or such other form as the Directors may determine and be executed by or on behalf of the transferor and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Shareholder until the name of the transferee is entered in the Register in respect of the relevant Shares.

35.	Subject to the terms of issue thereof, the Directors may determine to decline to register any transfer of Shares without assigning any reason therefor.

36.	The registration of transfers may be suspended at such times and for such periods as the Directors may from time to time determine.

37.	All instruments of transfer that are registered shall be retained by the Company, but any instrument of transfer that the Directors decline to register shall (except in any case of fraud) be returned to the Person depositing the same.

Transmission Of Shares

38.	The legal personal representative of a deceased sole holder of a Share shall be the only Person recognised by the Company as having any title to the Share. In the case of a Share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased holder of the Share, shall be the only Person recognised by the Company as having any title to the Share.

39.	Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered himself, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Person before the death or bankruptcy.

40.	A Person becoming entitled to a Share by reason of the death or bankruptcy of a Shareholder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered Shareholder, except that he shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

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Alteration Of SHARE Capital

41.	The Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe.

42.	The Company may by Ordinary Resolution:

(a)	consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(b)	convert all or any of its paid up Shares into stock and reconvert that stock into paid up Shares of any denomination;

(c)	subdivide its existing Shares, or any of them into Shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(d)	cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.

43.	The Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorised by law.

Redemption, Purchase and Surrender Of Shares

44.	Subject to the Companies Law, the Company may:

(a)	issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Shareholder on such terms and in such manner as the Directors may determine;

(b)	purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors may determine and agree with the Shareholder;

(c)	make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Companies Law, including out of its capital; and

(d)	accept the surrender for no consideration of any paid up Share (including any redeemable Share) on such terms and in such manner as the Directors may determine.

45.	Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

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46.	The redemption, purchase or surrender of any Share shall not be deemed to give rise to the redemption, purchase or surrender of any other Share.

47.	The Directors may when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie including, without limitation, interests in a special purpose vehicle holding assets of the Company or holding entitlement to the proceeds of assets held by the Company or in a liquidating structure.

Treasury Shares

48.	Shares that the Company purchases, redeems or acquires (by way of surrender or otherwise) may, at the option of the Company, be cancelled immediately or held as Treasury Shares in accordance with the Companies Law. In the event that the Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.

49.	No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company's assets (including any distribution of assets to members on a winding up) may be declared or paid in respect of a Treasury Share.

50.	The Company shall be entered in the Register as the holder of the Treasury Shares provided that:

(a)	the Company shall not be treated as a member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void;

(b)	a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Companies Law, save that an allotment of Shares as fully paid bonus shares in respect of a Treasury Share is permitted and Shares allotted as fully paid bonus shares in respect of a treasury share shall be treated as Treasury Shares.

51.	Treasury Shares may be disposed of by the Company on such terms and conditions as determined by the Directors.

General Meetings

52.	The Directors may, whenever they think fit, convene a general meeting of the Company.

53.	The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Shareholders in accordance with these Articles, for any reason or for no reason at any time prior to the time for holding such meeting or, if the meeting is adjourned, the time for holding such adjourned meeting. The Directors shall give Shareholders notice in writing of any cancellation or postponement. A postponement may be for a stated period of any length or indefinitely as the Directors may determine.

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54.	General meetings shall also be convened on the requisition in writing of any Shareholder or Shareholders entitled to attend and vote at general meetings of the Company holding at least ten percent of the paid up voting share capital of the Company deposited at the Office specifying the objects of the meeting by notice given no later than 21 days from the date of deposit of the requisition signed by the requisitionists, and if the Directors do not convene such meeting for a date not later than 45 days after the date of such deposit, the requisitionists themselves may convene the general meeting in the same manner, as nearly as possible, as that in which general meetings may be convened by the Directors, and all reasonable expenses incurred by the requisitionists as a result of the failure of the Directors to convene the general meeting shall be reimbursed to them by the Company.

55.	If at any time there are no Directors, any two Shareholders (or if there is only one Shareholder then that Shareholder) entitled to vote at general meetings of the Company may convene a general meeting in the same manner as nearly as possible as that in which general meetings may be convened by the Directors.

Notice Of General Meetings

56.	At least seven clear days' notice in writing counting from the date service is deemed to take place as provided in these Articles specifying the place, the day and the hour of the meeting and the general nature of the business, shall be given in the manner hereinafter provided or in such other manner (if any) as may be prescribed by the Company by Ordinary Resolution to such Persons as are, under these Articles, entitled to receive such notices from the Company, but with the consent of all the Shareholders entitled to receive notice of some particular meeting and attend and vote thereat, that meeting may be convened by such shorter notice or without notice and in such manner as those Shareholders may think fit.

57.	The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Shareholder shall not invalidate the proceedings at any meeting.

Proceedings At General Meetings

58.	All business carried out at a general meeting shall be deemed special with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, any report of the Directors or of the Company's auditors, and the fixing of the remuneration of the Company's auditors. No special business shall be transacted at any general meeting without the consent of all Shareholders entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting.

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59.	No business shall be transacted at any general meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business. Save as otherwise provided by these Articles, one or more Shareholders holding at least a majority of the paid up voting share capital of the Company present in person or by proxy and entitled to vote at that meeting shall form a quorum.

60.	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Shareholder or Shareholders present and entitled to vote shall form a quorum.

61.	If the Directors wish to make this facility available for a specific general meeting or all general meetings of the Company, participation in any general meeting of the Company may be by means of a telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

62.	The chairman, if any, of the Directors shall preside as chairman at every general meeting of the Company.

63.	If there is no such chairman, or if at any general meeting he is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman, any Director or Person nominated by the Directors shall preside as chairman, failing which the Shareholders present in person or by proxy shall choose any Person present to be chairman of that meeting.

64.	The chairman may adjourn a meeting from time to time and from place to place either:

(a)	with the consent of any general meeting at which a quorum is present (and shall if so directed by the meeting); or

(b)	without the consent of such meeting if, in his sole opinion, he considers it necessary to do so to:

(i)	secure the orderly conduct or proceedings of the meeting; or

(ii)	give all persons present in person or by proxy and having the right to speak and / or vote at such meeting, the ability to do so,

but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for fourteen days or more, notice of the adjourned meeting shall be given in the manner provided for the original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

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65.	At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chairman or one or more Shareholders present in person or by proxy entitled to vote, and unless a poll is so demanded, a declaration by the chairman that a resolution has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of, or against, that resolution.

66.	If a poll is duly demanded it shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

67.	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

68.	A poll demanded on the election of a chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs.

Votes Of shareholders

69.	Subject to any rights and restrictions for the time being attached to any Share, on a show of hands every Shareholder present in person and every Person representing a Shareholder by proxy shall, at a general meeting of the Company, each have one vote and on a poll every Shareholder and every Person representing a Shareholder by proxy shall have one vote for each Share of which he or the Person represented by proxy is the holder.

70.	In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register.

71.	A Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote in respect of Shares carrying the right to vote held by him, whether on a show of hands or on a poll, by his committee, or other Person in the nature of a committee appointed by that court, and any such committee or other Person, may vote in respect of such Shares by proxy.

72.	No Shareholder shall be entitled to vote at any general meeting of the Company unless all calls, if any, or other sums presently payable by him in respect of Shares carrying the right to vote held by him have been paid.

73.	On a poll votes may be given either personally or by proxy.

74.	The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation, either under Seal or under the hand of an Officer or attorney duly authorised. A proxy need not be a Shareholder.

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75.	An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

76.	The instrument appointing a proxy shall be deposited at the Office or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting or, if the meeting is adjourned, the time for holding such adjourned meeting.

77.	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

78.	A resolution in writing signed by all the Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

Corporations Acting By Representatives At Meetings

79.	Any corporation which is a Shareholder or a Director may by resolution of its directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Directors or of a committee of Directors, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Shareholder or Director.

Directors

80.	The name(s) of the first Director(s) shall either be determined in writing by a majority (or in the case of a sole subscriber that subscriber) of, or elected at a meeting of, the subscribers of the Memorandum of Association.

81.	The Company may by Ordinary Resolution appoint any Person to be a Director.

82.	Subject to these Articles, a Director shall hold office until such time as he is removed from office by Ordinary Resolution.

83.	The Company may by Ordinary Resolution from time to time fix the maximum and minimum number of Directors to be appointed but unless such numbers are fixed as aforesaid the minimum number of Directors shall be one and the maximum number of Directors shall be unlimited.

84.	The remuneration of the Directors may be determined by the Directors or by Ordinary Resolution.

85.	There shall be no shareholding qualification for Directors unless determined otherwise by Ordinary Resolution.

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86.	The Directors shall have power at any time and from time to time to appoint any Person to be a Director, either as a result of a casual vacancy or as an additional Director, subject to the maximum number (if any) imposed by Ordinary Resolution.

Alternate Director

87.	Any Director may in writing appoint another Person to be his alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be authorised to sign such written resolutions where they have been signed by the appointing Director, and to act in such Director's place at any meeting of the Directors. Every such alternate shall be entitled to attend and vote at meetings of the Directors as the alternate of the Director appointing him and where he is a Director to have a separate vote in addition to his own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by him. Such alternate shall not be an Officer solely as a result of his appointment as an alternate other than in respect of such times as the alternate acts as a Director. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him and the proportion thereof shall be agreed between them.

Powers And Duties Of Directors

88.	Subject to the Companies Law, these Articles and to any resolutions passed in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.

89.	The Directors may from time to time appoint any Person, whether or not a Director to hold such office in the Company as the Directors may think necessary for the administration of the Company, including but not limited to, the office of president, one or more vice-presidents, treasurer, assistant treasurer, manager or controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any Person so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution. The Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto terminate if any managing director ceases from any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.

90.	The Directors may appoint any Person to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution.

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91.	The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

92.	The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorised signatory (any such person being an "Attorney" or "Authorised Signatory", respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorised Signatory as the Directors may think fit, and may also authorise any such Attorney or Authorised Signatory to delegate all or any of the powers, authorities and discretion vested in him.

93.	The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article.

94.	The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any Person to be a member of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such Person.

95.	The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any Person so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

96.	Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

97.	The Directors may agree with a Shareholder to waive or modify the terms applicable to such Shareholder's subscription for Shares without obtaining the consent of any other Shareholder; provided that such waiver or modification does not amount to a variation or abrogation of the rights attaching to the Shares of such other Shareholders.

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Borrowing Powers Of Directors

98.	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, or to otherwise provide for a security interest to be taken in such undertaking, property or uncalled capital, and to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

The Seal

99.	The Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose and every Person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

100.	The Company may maintain a facsimile of the Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such Person or Persons as the Directors shall for this purpose appoint and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose.

101.	Notwithstanding the foregoing, a Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

Disqualification Of Directors

102.	The office of Director shall be vacated, if the Director:

(a)	becomes bankrupt or makes any arrangement or composition with his creditors;

(b)	dies or is found to be or becomes of unsound mind;

(c)	resigns his office by notice in writing to the Company;

(d)	is removed from office by Ordinary Resolution;

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(e)	is removed from office by notice addressed to him at his last known address and signed by all of his co-Directors (not being less than two in number); or

(f)	is removed from office pursuant to any other provision of these Articles.

Proceedings Of Directors

103.	The Directors may meet together (either within or outside the Cayman Islands) for the despatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In case of an equality of votes the chairman shall have a second or casting vote. A Director may, and a Secretary or assistant Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors.

104.	A Director may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director is a member, by means of telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

105.	The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed, if there be two or more Directors the quorum shall be two, and if there be one Director the quorum shall be one. A Director represented by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

106.	A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he is to be regarded as interested in any contract or other arrangement which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

107.	A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his interest, may be counted in the quorum present at any meeting of the Directors whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement.

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108.	Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided that nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

109.	The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)	all appointments of Officers made by the Directors;

(b)	the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)	all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

110.	When the chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

111.	A resolution in writing signed by all the Directors or all the members of a committee of Directors entitled to receive notice of a meeting of Directors or committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of his appointer), shall be as valid and effectual as if it had been passed at a duly called and constituted meeting of Directors or committee of Directors, as the case may be. When signed a resolution may consist of several documents each signed by one or more of the Directors or his duly appointed alternate.

112.	The continuing Directors may act notwithstanding any vacancy in their body but if and for so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

113.	The Directors may elect a chairman of their meetings and determine the period for which he is to hold office but if no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be chairman of the meeting.

114.	Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chairman of the meeting.

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115.	A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall have a second or casting vote.

116.	All acts done by any meeting of the Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

Dividends

117.	Subject to any rights and restrictions for the time being attached to any Shares, or as otherwise provided for in the Companies Law and these Articles, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.

118.	Subject to any rights and restrictions for the time being attached to any Shares, the Company by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Directors.

119.	The Directors may determine, before recommending or declaring any dividend, to set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may, at the determination of the Directors, either be employed in the business of the Company or be invested in such investments as the Directors may from time to time think fit.

120.	Any dividend may be paid in any manner as the Directors may determine. If paid by cheque it will be sent through the post to the registered address of the Shareholder or Person entitled thereto, or in the case of joint holders, to any one of such joint holders at his registered address or to such Person and such address as the Shareholder or Person entitled, or such joint holders as the case may be, may direct. Every such cheque shall be made payable to the order of the Person to whom it is sent or to the order of such other Person as the Shareholder or Person entitled, or such joint holders as the case may be, may direct.

121.	The Directors when paying dividends to the Shareholders in accordance with the foregoing provisions of these Articles may make such payment either in cash or in specie and may determine the extent to which amounts may be withheld therefrom (including, without limitation, any taxes, fees, expenses or other liabilities for which a Shareholder (or the Company, as a result of any action or inaction of the Shareholder) is liable).

122.	Subject to any rights and restrictions for the time being attached to any Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares, but if and for so long as nothing is paid up on any of the Shares dividends may be declared and paid according to the par value of the Shares.

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123.	If several Persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.

124.	No dividend shall bear interest against the Company.

Accounts, Audit and annual return and declaration

125.	The books of account relating to the Company's affairs shall be kept in such manner as may be determined from time to time by the Directors.

126.	The books of account shall be kept at the Office, or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

127.	The Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorised by the Directors or by Ordinary Resolution.

128.	The accounts relating to the Company's affairs shall only be audited if the Directors so determine, in which case the financial year end and the accounting principles will be determined by the Directors.

129.	The Directors in each year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Companies Law and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

Capitalisation Of reserves

130.	Subject to the Companies Law and these Articles, the Directors may:

(a)	resolve to capitalise an amount standing to the credit of reserves (including a Share Premium Account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b)	appropriate the sum resolved to be capitalised to the Shareholders in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)	paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

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(ii)	paying up in full unissued Shares or debentures of a nominal amount equal to that sum,

and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;

(c)	make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

(d)	authorise a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for either:

(i)	the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, or

(ii)	the payment by the Company on behalf of the Shareholders (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Shareholders; and

(e)	generally do all acts and things required to give effect to any of the actions contemplated by this Article.

Share Premium Account

131.	The Directors shall in accordance with the Companies Law establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

132.	There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the determination of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Companies Law, out of capital.

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Notices

133.	Any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally, or by posting it airmail or air courier service in a prepaid letter addressed to such Shareholder at his address as appearing in the Register, or by electronic mail to any electronic mail address such Shareholder may have specified in writing for the purpose of such service of notices, or by facsimile should the Directors deem it appropriate. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

134.	Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

135.	Any notice or other document, if served by:

(a)	post, shall be deemed to have been served five clear days after the time when the letter containing the same is posted;

(b)	facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c)	recognised courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service; or

(d)	electronic mail, shall be deemed to have been served immediately upon the time of the transmission by electronic mail.

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

136.	Any notice or document delivered or sent in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him) in the Share.

137.	Notice of every general meeting of the Company shall be given to:

(a)	all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

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(b)	every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.

Indemnity

138.	Every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), Secretary, assistant Secretary, or other Officer (but not including the Company's auditors) and the personal representatives of the same (each an "Indemnified Person") shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person's own dishonesty, wilful default or fraud as determined by a court of competent jurisdiction, in or about the conduct of the Company's business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

139.	No Indemnified Person shall be liable:

(a)	for the acts, receipts, neglects, defaults or omissions of any other Director or Officer or agent of the Company; or

(b)	for any loss on account of defect of title to any property of the Company; or

(c)	on account of the insufficiency of any security in or upon which any money of the Company shall be invested; or

(d)	for any loss incurred through any bank, broker or other similar Person; or

(e)	for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person's part; or

(f)	for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person's office or in relation thereto;

unless the same shall happen through such Indemnified Person's own dishonesty, wilful default or fraud as determined by a court of competent jurisdiction.

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Non-Recognition Of Trusts

140.	Subject to the proviso hereto, no Person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Companies Law requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered in the Register, provided that, notwithstanding the foregoing, the Company shall be entitled to recognise any such interests as shall be determined by the Directors.

Winding Up

141.	If the Company shall be wound up the liquidator shall apply the assets of the Company in such manner and order as he thinks fit in satisfaction of creditors' claims.

142.	If the Company shall be wound up, the liquidator may, with the sanction of an Ordinary Resolution divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different Classes. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Shareholders as the liquidator, with the like sanction shall think fit, but so that no Shareholder shall be compelled to accept any assets whereon there is any liability.

Amendment Of Articles Of Association

143.	Subject to the Companies Law and the rights attaching to the various Classes, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

Closing of register or fixing record date

144.	For the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or those Shareholders that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Shareholder for any other purpose, the Directors may provide that the Register shall be closed for transfers for a stated period which shall not exceed in any case 40 days. If the Register shall be so closed for the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders the Register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register.

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145.	In lieu of or apart from closing the Register, the Directors may fix in advance a date as the record date for any such determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of the Shareholders and for the purpose of determining those Shareholders that are entitled to receive payment of any dividend the Directors may, at or within 90 days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

146.	If the Register is not so closed and no record date is fixed for the determination of those Shareholders entitled to receive notice of, attend or vote at a meeting of Shareholders or those Shareholders that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.

Registration By Way Of Continuation

147.	The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

Mergers and Consolidation

148.	The Company may merge or consolidate in accordance with the Companies Law.

149.	To the extent required by the Companies Law, the Company may by Special Resolution resolve to merge or consolidate the Company.

disclosure

150.	The Directors, or any authorised service providers (including the Officers, the Secretary and the registered office agent of the Company), shall be entitled to disclose to any regulatory or judicial authority, or to any stock exchange on which the Shares may from time to time be listed, any information regarding the affairs of the Company including, without limitation, information contained in the Register and books of the Company.

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ANNEX C

Opinion of Duff & Phelps, LLC, Financial Advisor to the Special Committee

C-1

Confidential	April 6, 2017

Special Committee of Independent Directors
Zhaopin Limited
No. 10 Furong Street
Wangjing, Chaoyang District, Beijing China, 100020

Dear Members of the Special Committee:

Zhaopin Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), has engaged Duff & Phelps, LLC (“DPLLC” or “Duff & Phelps” or “we”) to serve as an independent financial advisor to the special committee comprised of independent directors (the “Special Committee”) of the board of directors (the “Board of Directors”) of the Company (solely in its capacity as the Special Committee) to provide this opinion (the "Opinion") as of the date hereof as to the fairness, from a financial point of view, to (i) the holders of Class A and Class B ordinary shares, each with a par value US$0.01 per share, of the Company (each, a “Share” or collectively, the “Shares”), other than the Continuing Shares, the Excluded Shares, the Dissenting Shares and Shares represented by ADSs (each as defined below), and (ii) the holders of American Depositary Shares of the Company, each representing two Shares (each, an “ADS” or collectively, the “ADSs”), other than the ADSs representing the Excluded Shares, of the Merger Consideration (as defined below) to be received by such holders in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of the Shares or ADSs other than in its capacity as a holder of Shares or ADSs).

Description of the Proposed Transaction

It is Duff & Phelps’ understanding that the Company, an exempted company with limited liability incorporated under the laws of the Cayman Islands, SEEK International Investments Pty Ltd., a proprietary company limited by shares existing under the laws of the Commonwealth of Australia (“Parent”), and Zebra Mergerco, Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Merger Company”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof. Pursuant to the Merger Agreement, among other things, Merger Company will merge with and into the Company (the “Merger”), with the Company surviving the Merger (the “Surviving Company”) under the laws of the Cayman Islands. In connection with the Merger, each Share issued and outstanding prior to the Effective Time (other than the Continuing Shares, the Excluded Shares, the Dissenting Shares and Shares represented by ADSs) shall cease to exist and shall be cancelled in consideration for the right to receive an amount in cash per Share and without interest, equal to (i) $9.10 minus (ii) the per Share amount of the Special Dividend as declared pursuant to Section 7.15 of the Merger Agreement (such amount, the “Per Share Merger Consideration”), and each issued and outstanding ADS (other than, if any, ADSs representing the Excluded Shares) shall cease to exist and shall be cancelled in consideration for the right to receive an amount in cash per Share and without interest, equal to (i) $18.20 minus (ii) the per Share amount of the Special Dividend as declared pursuant to Section 7.15 of the Merger Agreement (such amount, the “Per ADS Merger Consideration”, and together with the Per Share Merger Consideration, the “Merger Consideration”) (less $0.05 per ADS cancellation fees) (collectively, the “Proposed Transaction”). Parent shall not have the right to receive the Merger Consideration in respect of the Continuing Shares (but shall still be entitled to receive the Special Dividend), and instead, each Continuing Share issued and outstanding immediately prior to the Effective Time shall continue to exist without interruption and shall thereafter be and represent one validly issued, fully paid and non-assessable ordinary share, par value $0.01 each, of the Surviving Company.

Duff & Phelps, LLC	T +1 312 697 4600	www.duffandphelps.com
311 South Wacker Drive	F +1 312 697 0112
Suite 4200
Chicago, IL 60606

C-2

Special Committee of Independent Directors

Zhaopin Limited

April 6, 2017

For purposes of the Opinion, (a) “Excluded Shares” shall mean, (i) Shares held by or Shares represented by ADS held by the Company or any of its Subsidiaries; and (ii) Shares held by or Shares represented by ADSs held by the Depositary and reserved for issuance and/or allocation pursuant to the Share Incentive Plans; and (b) “Continuing Shares” and “Dissenting Shares” shall have the meaning set forth in the Merger Agreement.

Scope of Analysis

In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of this Opinion included, but were not limited to, the items summarized below:

1.	Reviewed the following documents:

a.	The Company’s annual reports and audited financial statements on Form 20-F filed with the Securities and Exchange Commission (“SEC”) for the years ended June 30, 2014, June 30, 2015 and June 30, 2016 and unaudited financial statements on Form 6-K with the SEC for the six months ended December 31, 2016 and December 31, 2015;

b.	A detailed financial projection model for the years ending June 30, 2017 through 2022, prepared and provided to Duff & Phelps by management of the Company, upon which Duff & Phelps has relied, with your consent, in performing its analysis (the “Management Projections”);

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Special Committee of Independent Directors

Zhaopin Limited

April 6, 2017

c.	Other internal documents relating to the history, past and current operations, financial conditions, and probable future outlook of the Company, provided to Duff & Phelps by management of the Company;

d.	A letter dated March 30, 2017 from the management of the Company, which made certain representations as to the Management Projections and the underlying assumptions for the Company (the “Management Representation Letter”); and

e.	Documents related to the Proposed Transaction, including a draft of the Merger Agreement dated April 5, 2017;

2.	Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company;

3.	Discussed with Company management its plans and intentions with respect to the management and operation of the business;

4.	Reviewed the historical trading price and trading volume of the ADSs and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

5.	Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, an analysis of selected transactions that Duff & Phelps deemed relevant, and a review of premiums paid in selected transactions that Duff & Phelps deemed relevant; and

6.	Conducted such other analyses and considered such other factors as Duff & Phelps deemed necessary or appropriate.

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with the Company’s and the Special Committee’s consent and without independent verification:

1.	Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including the management of the Company;

2.	Relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;

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Special Committee of Independent Directors

Zhaopin Limited

April 6, 2017

3.	Assumed that any estimates, evaluations, forecasts and projections including, without limitation, the Management Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no view or opinion with respect to such estimates, evaluations, forecasts or projections or their underlying assumptions;

4.	Assumed that the information relating to the Company and the Proposed Transaction provided to Duff & Phelps and representations made by the management of the Company regarding the Company and the Proposed Transaction are accurate in all material respects, did not and does not omit to state a material fact in respect of the Company and the Proposed Transaction necessary to make the information not misleading in light of the circumstances under which the information was provided;

5.	Assumed that the representations and warranties made by all parties in the Merger Agreement and in the Management Representation Letter are true and correct in all material respects and that each party to the Merger Agreement will fully and duly perform all covenants, undertakings and obligations required to be performed by such party;

6.	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form, including the Merger Agreement, conform in all material respects to the drafts reviewed;

7.	Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps;

8.	Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Merger Agreement without any amendments thereto or any waivers of any terms or conditions thereof, and in a manner that complies in all material respects with all applicable laws; and

9.	Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any undue delay, limitation, restriction or condition that would have a material effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon for any purpose. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction and as to which Duff & Phelps does not express any view or opinion in this Opinion, including as to the reasonableness of such assumptions.

C-5

Special Committee of Independent Directors

Zhaopin Limited

April 6, 2017

Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon the information made available to Duff & Phelps as of the date hereof and market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to (i) advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof or (ii) update, revise or reaffirm this Opinion after the date hereof.

Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise) of the Company, nor was Duff & Phelps provided with any such appraisal or evaluation other than the contents of the Management Representation Letter. Duff & Phelps did not estimate, and expresses no opinion regarding, the liquidation value of any entity or business. Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, or (ii) advise the Special Committee or any other party with respect to alternatives to the Proposed Transaction. Duff & Phelps did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

Duff & Phelps is not expressing any opinion as to the market price or value of the Shares or ADSs (or anything else) after the announcement or the consummation of the Proposed Transaction (or any other time). This Opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s creditworthiness, tax advice, or accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any of the Company’s officers, directors, or employees, or any class of such persons, relative to the Merger Consideration, or with respect to the fairness of any such compensation. In addition, this Opinion does not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Shares (other than the Continuing Shares, the Excluded Shares, the Dissenting Shares and Shares represented by ADSs) and ADSs (other than, if any, ADSs representing the Excluded Shares). This Opinion is furnished solely for the use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ prior written consent. This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Special Committee, the Board of Directors, the Company or any other person including security holders of the Company as to how such person should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the Merger Consideration is the best possibly attainable under any circumstances; instead, it merely states whether the Merger Consideration is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

C-6

Special Committee of Independent Directors

Zhaopin Limited

April 6, 2017

This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this Opinion shall be limited in accordance with the terms set forth in the engagement letter among Duff & Phelps, the Company, and the Special Committee dated February 26, 2016 (the “Engagement Letter”). This Opinion is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter.

Disclosure of Prior Relationships

Duff & Phelps have acted as a financial advisor to the Special Committee (solely in its capacity as the Special Committee) providing such financial and market related advice and assistance as requested by the Special Committee in connection with the Proposed Transaction. In addition, pursuant to the Engagement Letter, the Company has agreed to reimburse certain expenses of Duff & Phelps (subject to a cap) and to indemnify Duff & Phelps for certain liabilities. Pursuant to the terms of the Engagement Letter, a portion of Duff & Phelps’ fee is payable upon execution of the Engagement Letter and a portion of Duff & Phelps’ fee is payable upon Duff & Phelps’ rendering of its Opinion. However, no portion of Duff & Phelps’ fee is contingent upon either the conclusion expressed in this Opinion or whether or not the Proposed Transaction is successfully consummated. Other than this engagement, during the two years preceding the date of this Opinion, Duff & Phelps has not had any material relationship with any party to the Proposed Transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof, the Per Share Merger Consideration to be received by the holders of Shares (other than the Continuing Shares, the Excluded Shares, the Dissenting Shares and Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) in the Proposed Transaction is fair, from a financial point of view, to such holders (without giving effect to any impact of the Proposed Transaction on any particular holder of the Shares or ADSs other than in its capacity as a holder of Shares or ADSs).

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Special Committee of Independent Directors

Zhaopin Limited

April 6, 2017

This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.

Respectfully submitted,

/s/ Duff & Phelps, LLC

Duff & Phelps, LLC

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ANNEX D

Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised)—Section 238

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Companies Law (2016 Revision)

Rights of dissenters	238. (1) A member of a constituent company incorporated under this Law shall be entitled to payment of the fair value of his shares upon dissenting from a merger or consolidation.

(2) A member who desires to exercise his entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3) An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the merger or consolidation is authorized by the vote.

(4) Within twenty days immediately following the date on which the vote of members giving authorization for the merger or consolidation is made, the constituent company shall give written notice of the authorization to each member who made a written objection.

(5) A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of his decision to dissent, stating-

(a) his name and address;

(b) the number and classes of shares in respect of which he dissents; and

(c) a demand for payment of the fair value of his shares.

(6) A member who dissents shall do so in respect of all shares that he holds in the constituent company.

(7) Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of his shares and the rights referred to in subsections (12) and (16).

(8) Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the Plan of Merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money forthwith.

(9) If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires-

(a) the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

(b) the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

(10) A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

(11) At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

(12) Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13) The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

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(14) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15) Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

(16) The enforcement by a member of his entitlement under this section shall exclude the enforcement by the member of any right to which he might otherwise be entitled by virtue of his holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

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ANNEX E

Support Agreement

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ANNEX E

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is entered into as of April 6, 2017 by and between SEEK International Investments Pty Ltd., a proprietary company limited by shares existing under the laws of the Commonwealth of Australia (“Parent”) and Zebra Mergerco, Ltd., an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Merger Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Parent, Merger Company and the Company have, concurrently with the execution of this Agreement, entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), which provides, among other things, for the merger of Merger Company with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, Parent is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such Shares set forth under the column “Owned Securities” on Schedule A attached hereto (the “Owned Securities”) (the Owned Securities, together with any other Shares acquired (whether beneficially or of record) by Parent after the date hereof and prior to the earlier of the Effective Time and the termination of all Parent’s obligations under this Agreement, including any Shares acquired by means of purchase, as a result of stock dividend or distribution, stock split, recapitalization, combination or reclassification, being collectively referred to herein as the “Securities”);

WHEREAS, in connection with the consummation of the Merger, Parent agrees (a) to vote all of its Owned Securities in favor of the authorization of the Merger Agreement, the Plan of Merger and the Transactions, (b) to receive no cash consideration for certain of the Owned Securities as set forth opposite Parent’s name under the Column “Continuing Shares” on Schedule A attached hereto (such Shares, as may be adjusted pursuant to Section 2.1 hereof in conformity with Section 7.07(c) and Section 7.07(d) of the Merger Agreement, the “Continuing Shares”), and (c) that each Continuing Share issued and outstanding and held by Parent immediately prior to the Effective Time shall continue to represent one validly issued, fully paid and non-assessable Class B ordinary share, par value $0.01 each, of the Surviving Company; and

WHEREAS, Parent acknowledges that Merger Sub is entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of Parent set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

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ARTICLE I
VOTING; RESTRICTIONS ON TRANSFERS

Section 1.1           Voting. From and after the date hereof until the earlier of the (x) Closing and the (y) termination of the Merger Agreement pursuant to and in compliance with the terms therein (such earlier time, the “Expiration Time”), at the Company Shareholders’ Meeting or any other meeting (whether annual or extraordinary) of the shareholders of the Company in connection with the Merger Agreement and/or the Transactions contemplated thereby (including the Merger), however called, at which any of the matters described in paragraphs (a) – (e) hereof is to be considered (and any adjournment or postponement thereof), or in connection with any written resolution of the Company’s shareholders in connection with the Merger Agreement and/or the Transaction contemplated thereby (including the Merger), Parent shall (i) cause its representative(s) to appear at such meeting or otherwise cause its Securities to be counted as present thereat for purposes of determining whether a quorum is present and (ii) vote or cause to be voted (including by proxy or written resolution, if applicable) all of Parent’s Securities:

(a)          for the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions,

(b)          against any Competing Transaction or any other transaction, proposal, agreement or action made in opposition to the authorization or the approval of the Merger Agreement or in competition or inconsistent with the Merger and the other Transactions,

(c)          against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other Transactions or the performance by Parent of its obligations under this Agreement,

(d)          against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of Parent contained in this Agreement, and

(e)           in favor of any other matter necessary to effect the Transactions.

Section 1.2           Restrictions on Transfers. Except as provided for in Article II below or pursuant to the Merger Agreement, Parent hereby agrees that, from the date hereof until the Expiration Time, it shall not, directly or indirectly, (a) offer for sale, sell (constructively or otherwise), transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or similarly dispose of (by merger, testamentary disposition, operation of Law or otherwise) (collectively, “Transfer”), either voluntarily or involuntarily, or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of, any Securities or any interest therein, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any Securities (any such transaction, a “Derivative Transaction”), (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) convert or exchange, or take any action which would result in the conversion or exchange of, any Securities, (d) knowingly take any action that would make any representation or warranty of Parent set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying it from performing any of its obligations under this Agreement or that is intended, or would reasonably be expected, to impede, frustrate, interfere with, delay, postpone, adversely affect or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by the Company of its obligations under the Merger Agreement or by Parent of its obligations under this Agreement, or (e) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b), (c) or (d).

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ARTICLE II
CONTINUING SHARES

Section 2.1           Continuing Shares. Parent agrees and undertakes that 68,259,876 Shares held by it as of record as of the date hereof shall constitute the “Continuing Shares” in accordance with the terms hereof and the Merger Agreement, provided however, that if: (a) following the declaration of the final amount of the Special Dividend by the Company in accordance with Section 7.15 of the Merger Agreement, in the event that the Special Dividend exceeds the Minimum Special Dividend, the number of Continuing Shares shall be reduced by a number of Shares equal to the quotient of (i) Parent’s Pro Rata Amount of the Excess Amount over (ii) the Per Share Merger Consideration (rounded to the nearest whole integer) and Schedule A shall be updated as necessary to reflect the number of Continuing Shares (so reduced); and (b) in the event that Buyer Group has arranged Debt Financing under any Debt Financing Agreement or any Bridge Financing, the number of Continuing Shares shall be reduced by a number of Shares equal to the quotient of (a) Parent’s Pro Rata Amount of the Debt Financing and/or Bridge Financing, as applicable, actually funded (or, in the case of Bridge Financing, “readily available” (as such term is defined in Section 7.07(d) of the Merger Agreement)) at the Effective Time over (b) the Per Share Merger Consideration (rounded to the nearest whole integer) and Schedule A shall be updated as necessary to reflect the number of Continuing Shares (so reduced); provided, that other than pursuant to Section 2.1(a) hereof (in conformity with Section 7.07(c)(ii) of the Merger Agreement), in no event shall the number of Continuing Shares be reduced prior to the Effective Time, whether or not any Debt Financing Agreement is entered into or any Bridge Financing is available prior to such time.

Section 2.2           Effect of the Merger on Continuing Shares Closing. Parent agrees that it shall not have the right to receive any Per Share Merger Consideration in the Merger with respect to any Continuing Shares held by it as of immediately prior to the Effective Time, and at the Effective Time, each Continuing Share issued and outstanding immediately prior to the Effective Time shall continue to exist without interruption and shall thereafter be and represent one validly issued, fully paid and non-assessable Class B ordinary share, par value $0.01 each, of the Surviving Company.

Section 2.3           Shares Other Than Continuing Shares; Special Dividend. For the avoidance of doubt, nothing in this Agreement shall be construed as modifying, limiting, impairing or otherwise effecting in any way the right of Parent and its Affiliates (other than the Company and its Subsidiaries) to receive (a) Merger Consideration in respect of any Securities held by them as of immediately prior to the Effective Time pursuant to the Merger Agreement to the extent such Shares are not Continuing Shares (after giving effect to any reduction contemplated by Section 2.1 and the corresponding sections of the Merger Agreement), or (b) the Special Dividend or any other dividends or distributions in respect of any Securities held by them.

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ARTICLE III
REPRESENTATIONS, WARRANTIES AND COVENANTS
OF PARENT

Section 3.1           Representations and Warranties. Parent represents and warrants to Merger Company as of the date hereof and as of the Closing:

(a)          Parent is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and Parent has full legal right, power, capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby;

(b)          this Agreement has been duly executed and delivered by Parent and the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent and no other actions or proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby;

(c)          assuming due authorization, execution and delivery by Merger Company, this Agreement constitutes a legal, valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law);

(d)          (i) Parent (A) is and, immediately prior to the Effective Time, will be the beneficial owner of, and has and will have good and valid title to, the Securities, in each case, free and clear of Liens other than as created by this Agreement, and (B) has and will have sole or shared voting power, power of disposition, and power to demand dissenter’s rights, in each case with respect to all of the Securities, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities Laws, Laws of the Cayman Islands, Laws of the Commonwealth of Australia, and the terms of this Agreement; (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Parent is a party relating to the pledge, disposition or voting of any of the Securities, (iii) the Securities are not subject to any voting trust agreement or other Contract to which Parent is a party restricting or otherwise relating to the voting or Transfer of the Securities other than this Agreement; (iv) Parent has not Transferred any Securities or any interests therein pursuant to any derivative transaction; (v) as of the date hereof, other than the Securities, Parent does not own, beneficially or of record, or have the right to acquire, any Shares, securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities); and (vi) Parent has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Securities, except as contemplated by this Agreement;

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(e)          except for the applicable requirements of the Exchange Act and the Laws of the Commonwealth of Australia, neither the execution, delivery or performance of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of Parent, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of Parent pursuant to any Contract to which Parent is a party or by which Parent or any property or asset of Parent is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of Parent’s properties or assets;

(f)          as of the date hereof, there is no Action pending against Parent or, to the knowledge of Parent, any other person or, to the knowledge of Parent, threatened against any Parent or any other person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by Parent of its obligations under this Agreement; and

(g)          Parent understands and acknowledges that Merger Company is entering into the Merger Agreement in reliance upon Parent’s execution, delivery and performance of this Agreement.

Section 3.2           Covenants. Parent hereby:

(a)          agrees, prior to the termination of this Agreement, not to knowingly take any action that would make any representation or warranty of Parent contained herein or under the Merger Agreement untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by Parent of its obligations under this Agreement or under the Merger Agreement;

(b)          irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that Parent may have with respect to its Securities (including without limitation any rights under Section 238 of the CICL) prior to the termination of this Agreement;

(c)          agrees to permit the Company to publish and disclose in the Proxy Statement (including all documents filed with the SEC in accordance therewith), Parent’s identity and beneficial ownership of Shares or other equity securities of the Company and the nature of Parent’s commitments, arrangements and understandings under this Agreement; and

(d)          agrees and covenants that it shall promptly (and in any event within twenty-four (24) hours) notify Merger Company of any new Shares with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by Parent, including, without limitation, by means of purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company after the date hereof.

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF MERGER COMPANY

Section 4.1           Representations and Warranties. Merger Company represents and warrants to Parent that as of the date hereof and (unless otherwise specified) as of the Closing:

(a)          Merger Company is duly organized, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Merger Company, and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of Merger Company, enforceable against Merger Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law);

(b)          Except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Merger Company for the execution, delivery and performance of this Agreement by Merger Company or the consummation by Merger Company of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by Merger Company, nor the consummation by Merger Company of the transactions contemplated hereby, nor compliance by Merger Company with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of Merger Company, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Merger Company pursuant to any Contract to which Merger Company is a party or by which Merger Company or any of its property or asset is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Merger Company or any of its properties or assets;

(c)          as of the date hereof, there is no Action pending against Merger Company or, to the knowledge of Merger Company, any other person or, to the knowledge of Merger Company, threatened against any Parent or any other person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by Parent of its obligations under this Agreement;

(d)          Merger Company has not conducted any business prior to the date hereof and has no, and prior to the Effective Time, will have no, assets, liabilities or obligations of any nature other than in connection with the arrangement of the Equity Financing and the Debt Financing (if applicable) and those incident to its formation and capitalization pursuant to the Merger Agreement and the Transactions;

(e)          the authorized share capital of Merger Company consists of 50,000,000 ordinary shares, par value $0.001 per share, of which, as of the date hereof, two ordinary shares are issued and outstanding, all of which are duly authorized, validly issued, fully paid, non-assessable and directly owned by the Affiliates of the Sponsors; and

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(f)          other than the Equity Commitment Letters and the Merger Agreement, there are (i) no options, warrants, or other rights to acquire share capital of Merger Company, (ii) no outstanding securities exchangeable for or convertible into share capital of Merger Company, and (iii) no outstanding rights to acquire or obligations to issue any such options, warrants, rights or securities.

ARTICLE V
TERMINATION

This Agreement, and the obligations of the parties hereunder (including, without limitation, Section 1.2 hereof), shall terminate and be of no further force or effect immediately upon the earlier to occur of (a) the Closing and (b) the date of termination of the Merger Agreement in accordance with its terms; provided, that this Article V and Article VI shall survive any termination of this Agreement. Nothing in this Article V shall relieve or otherwise limit any party’s liability for any breach of this Agreement prior to the termination of this Agreement.

ARTICLE VI

MISCELLANEOUS

Section 6.1           Notices. All notices and other communications hereunder shall be in writing in the English language and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile or e-mail, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail (return receipt requested, postage prepaid). All notices hereunder shall be delivered to the addresses set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.1):

(i)	If to Merger Company:

Zebra Mergerco, Ltd.

c/o Citco Trustees (Cayman) Limited

89 Nexus Way

Camana Bay

P.O. Box 31106

Grand Cayman KY1-1205

Cayman Islands

Attention:	Company Secretary
Facsimile:	+1 (345) 945-7566

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with a copy to (which alone shall not constitute notice):

Weil, Gotshal & Manges LLP

29/F Alexandra House

18 Chater Road

Central, Hong Kong

Attention: Akiko Mikumo

Facsimile: +852-3015-9354

E-mail: akiko.mikumo@weil.com

with a copy to (which alone shall not constitute notice):

Paul Hastings

21-22/F Bank of China Tower

1 Garden Road

Central, Hong Kong

Attention: Douglas Freeman / Victor Chen

Facsimile: +852-3192-9730 / +852-3192-9729

E-mail: douglasfreeman@paulhastings.com / victorchen@paulhastings.com with a copy to (which alone shall not constitute notice):

Suite 1606

One Exchange Square

8 Connaught Place

Central, Hong Kong

Attention: Adam Hornung

Facsimile: +852 2179-1978

E-mail: legal@hillhousecap.com

with a copy to (which alone shall not constitute notice):

Suite 705-708 ICBC Tower

3 Garden Road

Central, Hong Kong

Attention: Mr. George Chuang / Mr. Brian Lee

Facsimile: +852-3107-2490

E-mail: georgechuang@fountainvest.com / brianlee@fountainvest.com

(ii)	If to Parent:

SEEK International Investments Pty Ltd.

Level 6, 541 St Kilda Road,

Melbourne, Victoria 3004, Australia

Attention: Ronnie Fink

Facsimile: +61 3 8525 5015

Email: rfink@seek.com.au

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With a copy (which shall not constitute notice) to:

O’Melveny & Myers

31/F AIA Central

1 Connaught Road Central, Hong Kong

Attention:	Nima Amini
Facsimile:	+852 2522-1760
Email:	namini@omm.com

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Section 6.2           Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 6.3           Entire Agreement. This Agreement, the Interim Investors Agreement, the Merger Agreement constitute the entire agreement and understanding among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 6.4           Specific Performance. Each party acknowledges and agrees that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and therefore agrees that, in addition to and without limiting any other remedy or right available to the parties and the Company, each party and the Company will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each party agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by a party or the Company shall not preclude the simultaneous or later exercise of any other such right, power or remedy by a party or the Company.

Section 6.5           Amendments; Waivers. At any time prior to the Expiration Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Parent, Merger Company, and the Company, or in the case of a waiver, by (a) the Company and (b) the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by a party hereto or the Company in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

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Section 6.6           Governing Law; Dispute Resolution; Jurisdiction. (a) This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof. All actions arising under the Laws of the State of New York out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York, provided, however, that if such federal court does not have jurisdiction over such action, such action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action in the manner provided in Section 6.1 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby (a) submits to the exclusive jurisdiction of any of the above-named courts for the purpose of any action arising under the Laws of the State of New York out of or relating to this Agreement brought by any party hereto and (b) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 6.6, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the action in such court is brought in an inconvenient forum, (B) the venue of such action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. (b) Each party hereto hereby irrevocably and unconditionally waives to the fullest extent permitted by applicable Laws any right it may have to trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement.

Section 6.7           No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, provided, however, that solely for the purposes of Section 1.1, Section 3.2(c), Section 6.4 and Section 6.5, the Company is an express third-party beneficiary of this Agreement.

Section 6.8           Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 6.9           No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 6.10         Counterparts. This Agreement may be executed in two or more consecutive counterparts (including by facsimile or email pdf format), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, email pdf format or otherwise) to the other parties.

[Signature Pages to follow]

E-12

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

PARENT

SEEK International Investments Pty Ltd.

By:	/s/ Ronnie Fink
Name: Ronnie Fink
Title: Director

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

MERGER COMPANY

Zebra Mergerco, Ltd.

By:	/s/ Colm O'Connell
Name: Colm O'Connell
Title: Director

[Signature Page to Support Agreement]

SCHEDULE A

Owned Securities and Continuing Shares

Owned Securities (as of the date hereof)		Continuing Shares
Shares	ADSs	Shares
68,259,876	0	68,259,876

[Schedule A to Support Agreement]

ANNEX F: Directors and Executive Officers of Each Filing Person

1.	Directors and Executive Officers of the Company

The Company is a company organized under the laws of the Cayman Islands with its principal business address at 5/F, Shoukai Plaza, No.10 Furong Street, Wangjing, Chaoyang District, Beijing, People’s Republic of China. The telephone number of the Company’s principal executive office is +86 (10) 58635888.

During the last five years, none of the Company, or any of its directors and executive officers has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The name, business address, present principal employment and citizenship of each director and executive officer of the Company are set forth below. Unless otherwise indicated, the business address of each director and executive officer is c/o 5/F, Shoukai Plaza, No.10 Furong Street, Wangjing, Chaoyang District, Beijing, People’s Republic of China.

Name	Business Address	Present Principal Employment	Citizenship
Jason Lenga	9 West 57th Street, New York, NY 10019	Tiger Global Management	Australia

Nicolas Andre Casboult	Level 6, 541 St Kilda Road, Melbourne Victoria 3004, Australia	Finance Director of SEEK	Australia

Hao Liu	5/F, Shoukai Plaza, No.10 Furong Street, Wangjing, Chaoyang District, Beijing, 100020, People’s Republic of China	Angel Investor	PRC

Evan Sheng Guo	5/F, Shoukai Plaza, No.10 Furong Street, Wangjing, Chaoyang District, Beijing, 100020, People’s Republic of China	Zhaopin Limited	PRC

Simon David Rosenberg	Suite 449 St Kilda Road Towers, 1 Queens Road, Melbourne 3004, Australia	Crimson Education	Australia

Peter Andrew Schloss	602 Silver Tower, No. 2 Dong San Huan Bei Lu Chaoyang District, Beijing, 100027, People’s Republic of China	CastleHill Partners	United States of America

Peter Dobie Everingham	Level 6, 541 St Kilda Road, Melbourne Vic 3004, Australia	Director of Everney Pty Ltd.	Australia

Graham Burton Goldsmith	Level 6, 541 St Kilda Road, Melbourne Vic 3004, Australia	Swinburne University of Technology	Australia

Alex Chit Ho	8/F, Internet Finance Centre, No. 1, Danling Street, Haidian District, Beijing, 100080, People’s Republic of China	SoEasy Internet Finance Group Limited	Hong Kong SAR

Robert Tianruo Pu	5/F, Shoukai Plaza, No.10 Furong Street, Wangjing, Chaoyang District, Beijing, 100020, People’s Republic of China	Zhaopin Limited	PRC

George Weigang Wang	5/F, Shoukai Plaza, No.10 Furong Street, Wangjing, Chaoyang District, Beijing, 100020, People’s Republic of China	Zhaopin Limited	PRC

Jeff Ge Wang	5/F, Shoukai Plaza, No.10 Furong Street, Wangjing, Chaoyang District, Beijing, 100020, People’s Republic of China	Zhaopin Limited	PRC

F-1

Mr. Jason Lenga has served as the Company’s director since 2011. Since July 1, 2015, Mr. Lenga has been an operations partner at Tiger Global Management. Mr. Lenga served as the Special Advisor to Chief Executive Officer of SEEK Limited from July 1, 2015 to June 30, 2017. Prior to that, Mr. Lenga served in a variety of senior roles with SEEK Limited from 1999 to June 30, 2015, including most recently as Managing Director. The business address of Mr. Lenga is 9 West 57th Street, New York, NY, 10019.

Mr. Nicolas Andre Casboult has served as the Company’s director since June 2016. Mr. Casboult concurrently serves as the Group Finance Director of SEEK Limited. Prior to this role, he served as the Finance Director of SEEK International Investments Pty Ltd. from October 2011 to January 2016 and played a leading role in driving its expansion strategy.

Mr. Hao Liu has served as the Company’s director since 2000. During the past five years, Mr. Liu has been self-employed as an angel investor. Mr. Liu does not maintain a business address.

Mr. Evan Sheng Guo has served as the Company’s chief executive officer since November 2010 and as the Company’s director since June 2014.

Mr. Simon David Rosenberg has served as the Company’s director since June 2014. Mr. Rosenberg is currently the Vice President of Operations for Crimson Education, an education services provider. Before his resignation in July 2017, Mr. Rosenberg headed up SEEK Limited’s investment in China as an international operations manager and had overall responsibility for the Company’s operational performance, working closely with the Company’s chief executive officer and the local management teams across areas such as strategy, product, marketing, sales force effectiveness, customer engagement and broad capability development. Mr. Rosenberg had been with SEEK Limited since 1999.

Mr. Peter Andrew Schloss has served as the Company’s director since February 2016. Mr. Schloss is also managing partner and CEO of CastleHill Partners, a Beijing-based merchant bank focusing on media, sports and consumer industries. The business address of CastleHill Partners is 602 Silver Tower, No. 2 Dong San Huan Bei Lu Chaoyang District, Beijing China 100027. Since May 2017, Mr. Schloss has been an independent director of Bright Scholar Education Holdings Limited, an operator of international and bilingual K-12 schools in China. Since 2016, Mr. Schloss has been an independent director of Gridsum Holdings Inc., a company that provides data analysis software for multinational and domestic enterprises, and government agencies in China and internationally. Since 2012, Mr. Schloss has been an independent director and audit committee chairman of YY Inc. From 2012 to 2015, Mr. Schloss was a partner at Phoenix Media Fund L.P., a private equity fund investing in media and culture-related companies in China. From 2007 to 2014, Mr. Schloss was an independent director and audit committee chairman of Giant Interactive Group Inc.

Mr. Peter Dobie Everingham has served as the Company’s director since August 1, 2015 and was appointed as the chairman of the Board in January 2016. The business address of Mr. Everingham is 5/F, Shoukai Plaza, No.10 Furong Street, Wangjing, Chaoyang District, Beijing, 100020, People’s Republic of China. Mr. Everingham is currently a director of Everney Pty Ltd., a holding company for family investments. Mr. Everingham served as the Managing Director of SEEK International Investments Pty Ltd. from January 1, 2016 to December 31, 2016. He served as the acting CEO and then CEO of SEEK Asia from May 1, 2014 to December 31, 2015. Prior to this role, from August 15, 2005 to April 30, 2014, Mr. Everingham was the Managing Director of SEEK Education, where he was responsible for overseeing SEEK Limited’s portfolio of education businesses and investments, including IDP Education and Swinburne Online. He was also the Managing Director of SEEK Learning in its formative years.

Mr. Graham Burton Goldsmith has served as the Company’s director since June 2014. Mr. Goldsmith is an independent non-executive director and the chair of the audit and risk management committee of SEEK Limited since 2012. He is also an independent non-executive director of Djerriwarrh Investments Ltd. since 2013. Mr. Goldsmith is a council member of Swinburne University of Technology since August 2010. He has been Chancellor of the university since August 2014 and served as Deputy Chancellor from February 2014 to August 2014.

Mr. Alex Chit Ho has served as the Company’s director since June 2014. Mr. Ho is the founder of SoEasy Internet Finance Group Limited, an internet financing company with its business address at 8/F, Internet Finance Centre, No. 1 Danling Street, Haidian District, Beijing, 100080, People’s Republic of China, where he has served as the chief executive officer and director since April 2014. Previously, Mr. Ho was the chief financial officer of Changyou.com Limited, an online game company with its business address at Changyou Creative Industrial Park, 65 Bajiao East Road, Shijingshan District, Beijing 100043, People’s Republic of China , from 2009 to March 2014.

Mr. Robert Tianruo Pu has served as the Company’s chief financial officer since March 2016. Previously, Mr. Pu served as chief financial officer and Board Director of UTStarcom Holdings Corp., a telecom infrastructure provider with its business address at Level 6, 28 Hennessy Road, Admiralty, Hong Kong, from October 2012 to August 2014 and chief financial officer of China Nuokang Bio-Pharmaceutical Inc., a former NASDAQ listed pharmaceutical company with its business address at No. 18-1 East Nanping Road, Hunnan National New & High-tech Development Zone, Shenyang, Liaoning Province, People’s Republic of China 110171, from September 2008 to June 2012.

F-2

Mr. George Weigang Wang has served as the Company’s vice president of product and development, strategy, and digital marketing since January 2014. Mr. Wang joined the Company in January 2011 and served various roles including head of marketing, head of our Shenzhen branch office, head of strategy, and head of digital marketing.

Mr. Jeff Ge Wang has served as the Company’s vice president of SME sales and operation since September 2013. Mr. Wang joined the Company in March 2011 and served various roles including the Company’s head of marketing, head of human resources, and senior director of governmental affairs, before becoming our vice president.

2.	Directors and Executive Officers of SEEK Limited

SEEK Limited, or SEEK, is a public company limited by shares existing under the laws of the Commonwealth of Australia. SEEK Limited is a public company listed on the Australian Stock Exchange, which has a unified purpose to help people live more fulfilling and productive working lives and to help organizations succeed. The business address of SEEK Limited is Level 6, 541 St Kilda Road, Melbourne, Victoria 3004, Australia, and its telephone number is +61 (3) 8517 4100.

The name, business address, present principal employment and citizenship of the directors and executives of SEEK Limited are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Neil Chatfield	c/o Level 6, 541 St Kilda Road, Melbourne, Victoria 3004, Australia	Independent Non-Executive Chairman of SEEK	Australia

Julie Fahey	c/o Level 6, 541 St Kilda Road, Melbourne, Victoria 3004, Australia	Non-Executive Director of SEEK	Canada

Vanessa Wallace	c/o Level 6, 541 St Kilda Road, Melbourne, Victoria 3004, Australia	Non-Executive Director of SEEK	Australia

Denise Bradley	c/o Level 6, 541 St Kilda Road, Melbourne, Victoria 3004, Australia	Non-Executive Director of SEEK	Australia

Colin Carter	c/o Level 6, 541 St Kilda Road, Melbourne, Victoria 3004, Australia	Non-Executive Director of SEEK	Australia

Graham Goldsmith	c/o Level 6, 541 St Kilda Road, Melbourne, Victoria 3004, Australia	Non-Executive Director of SEEK	Australia

Andrew Bassat	c/o Level 6, 541 St Kilda Road, Melbourne, Victoria 3004, Australia	CEO, Managing Director and Executive Director of SEEK	Australia

Geoffrey Roberts	c/o Level 6, 541 St Kilda Road, Melbourne, Victoria 3004, Australia	CFO of SEEK	Australia

Michael Ilczynski	c/o Level 6, 541 St Kilda Road, Melbourne, Victoria 3004, Australia	Managing Director (Australia & New Zealand) of SEEK	Australia

Lynne Jensen	c/o Level 6, 541 St Kilda Road, Melbourne, Victoria 3004, Australia	Group Company Secretary and Head of Governance and Risk of SEEK	Australia

Mr. Neil Gregory Chatfield, CPA, is Independent Non-Executive Chairman of the Board of SEEK Limited, since November 30, 2012.

Ms. Julie Fahey is Non-Executive Director of SEEK Limited, since July 23, 2014. Ms. Fahey was previously employed at KPMG, a professional services provider with its business address at 147 Collins Street, Melbourne, VIC, 3000, from April 2006 to July 2015.

Ms. Vanessa Miscamble Wallace has been appointed as Non-Executive Director of SEEK Limited, since March 1, 2017. Ms. Wallace also serves as non-executive directors for several companies, including AMP Ltd, a wealth management company with its business address at 33 Alfred Street, Sydney, NSW, 2000, and Wesfarmers Ltd, a conglomerate holding company with its business address at Level 14, Brookfield Place Tower 2, 123 St. Georges Terrace, Perth, WA, 6000. From 1988 to June 2015, Ms. Wallace was employed at Strategy& (Australia) Pty Ltd (formerly known as Booz & Company), a management consulting firm with its business address at One International Towers Sydney, Watermans Quay, Barangaroo, NSW, 2000.

Prof. Denise Bradley, AC, is Independent Non-Executive Director of SEEK Limited, since February 15, 2010.

F-3

Mr. Colin Bruce Carter is Independent Non-Executive Director of SEEK Limited, since March 22, 2005.

Mr. Graham Burton Goldsmith is Independent Non-Executive Director of SEEK Limited, since October 29, 2012.

Mr. Andrew R. Bassat is Chief Executive Officer, Managing Director, Executive Director of SEEK Limited. He has been involved in all stages of the development of the business since he co-founded the company in 1997.

Mr. Geoffrey Roberts is Group Chief Financial Officer of SEEK Limited, since October 2015. Mr. Roberts is also a non-executive director of AMP Ltd. Previously, Mr. Roberts was employed at Deloitte, a professional services provider with its business address at 550 Bourke Street, Melbourne, VIC, 3000, from November 2011 to May 2015.

Mr. Michael J. Ilczynski is Managing Director (Australia & New Zealand) of SEEK Limited since 2006. Mr. Ilczynski was Managing Director of Product Development and Strategy of SEEK Limited. He is responsible for product development and strategy for SEEK’s Australian and New Zealand online employment business. He was employed at SEEK Limited for the past five years.

Ms. Lynne Jensen is Company Secretary and Head of Governance and Risk of SEEK Limited since December 22, 2015. Previously, Ms. Jensen was employed at Grocon Pty Ltd, a construction company with its business address at 3 Albert Coates Lane, Melbourne, VIC, 3000, from June 2010 to May 2015.

During the last five years, none of SEEK Limited or any of its directors and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

3.	Directors of Parent

SEEK International Investments Pty Ltd., or Parent, is a proprietary company limited by shares existing under the laws of the Commonwealth of Australia. Parent is an investment holding company wholly owned by SEEK Limited and is the controlling shareholder of the Company. The business address of Parent is Level 6, 541 St Kilda Road, Melbourne, Victoria 3004, Australia., and its telephone number is (+86-10) 6601-4466.

The name, business address, present principal employment and citizenship of the directors of Parent are set forth below. Parent has no executive officers.

Name	Business Address	Present Principal Employment	Citizenship
Isar Mazer	c/o Level 6, 541 St Kilda Road, Melbourne, Victoria 3004, Australia	Managing Director (International) of SEEK	Australia Brazil

Ronnie Fink	c/o Level 6, 541 St Kilda Road, Melbourne, Victoria 3004, Australia	Corporate Development Director of SEEK	Australia

Both Isar Mazer and Ronnie Fink were employed at SEEK during the past five years.

During the last five years, none of Parent or any of its directors has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

A description of SEEK Limited is provided above and incorporated herein by reference.

4.	Directors of Merger Company

Zebra Mergerco, Ltd., or Merger Company, is an exempted company with limited liability incorporated under the laws of the Cayman Islands that is owned 50% by Bella Agent Holding Limited and 50% by HH RSV-XVIII Holdings Limited. The business address of Merger Company is c/o Citco Trustees (Cayman) Limited, 89 Nexus Way, Camana Bay, P.O. Box 31106, Grand Cayman KY1-1205, Cayman Islands, and its telephone number is +1 (345) 949 3977.

F-4

The name, business address, present principal employment and citizenship of the directors of Merger Company are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Colm John O’Connell	50 Raffles Place, #34-02A, Singapore Land Tower, Singapore, 048623	Director, Hillhouse Capital Management, Ltd.	Republic of Ireland

George Jian Chuang	Floor 22, Tower 2, Jing An Kerry Centre, 1539 Nanjing West Road, Shanghai, China	Managing Director of FountainVest Investment Advisory (Shanghai) Co., Ltd. (“FountainVest Investment Advisory”)	Canada

During the last five years, none of Merger Company or any of its directors has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

5.	Directors of Hillhouse Investor

HH RSV-XVIII Holdings Limited, or Hillhouse Investor, is an exempted company with limited liability incorporated under the laws of the Cayman Islands that is owned 100% by the Hillhouse Equity Sponsor. The business address of Hillhouse Investor is 3rd Floor, 18 Fort Street, George Town, Grand Cayman KY1-1108, Cayman Islands, and its telephone number is +1 (345) 749 8642.

The name, business address, present principal employment and citizenship of the sole director of Hillhouse Investor are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Colm John O’Connell	50 Raffles Place, #34-02A, Singapore Land Tower, Singapore, 048623	Director, Hillhouse Capital Management, Ltd.	Republic of Ireland

During the past five years, Mr. O’Connell has been an employee of, and since July 31, 2013 has also been a director of, Hillhouse Capital Management, Ltd. The principal business address of Hillhouse Capital Management, Ltd. is Suite 1606, One Exchange Square, 8 Connaught Place, Central, Hong Kong.

During the last five years, neither Hillhouse Investor nor its director has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

6.	Directors and Executive Officers of the Hillhouse Equity Sponsor

Hillhouse Capital Fund III, L.P., or the Hillhouse Equity Sponsor, is a Cayman Islands exempted limited partnership and is principally engaged in the investment business. The business address of the Hillhouse Equity Sponsor is 3rd Floor, 18 Fort Street, George Town, Grand Cayman KY1-1108, Cayman Islands, and its telephone number is +1 (345) 749.8642. The general partner of the Hillhouse Equity Sponsor is Hillhouse Capital Fund III GP, Ltd.

Hillhouse Capital Fund III GP, Ltd. is a company incorporated in the Cayman Islands and is principally engaged in the investment business. The business address of Hillhouse Capital Fund III GP, Ltd. is 3rd Floor, 18 Fort Street, George Town, Grand Cayman KY1-1108, Cayman Islands, and its telephone number is +1 (345) 749.8642.

The following table sets forth information regarding the sole director and executive officer of Hillhouse Capital Fund III GP, Ltd., the general partner of the Hillhouse Equity Sponsor, as of the date of this proxy statement.

Name	Business Address	Present Principal Employment	Citizenship
Colm John O’Connell	50 Raffles Place, #34-02A, Singapore Land Tower, Singapore, 048623	Director, Hillhouse Capital Management, Ltd.	Republic of Ireland

F-5

During the past five years, Mr. O’Connell has been an employee of, and since July 31, 2013 has also been a director of, Hillhouse Capital Management, Ltd. The principal business address of Hillhouse Capital Management, Ltd. is Suite 1606, One Exchange Square, 8 Connaught Place, Central, Hong Kong.

During the past five years, none of the directors and executive officers of the Hillhouse Equity Sponsor and Hillhouse Capital Fund III GP, Ltd. has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

7.	Directors of FountainVest Filing Persons

Bella Agent Holding Limited, or the FountainVest Investor, is a Hong Kong company that is owned 100% by Bella Agent (Cayman) Holding Limited, a Cayman Islands company, which is in turn owned 100% by FountainVest China Growth Fund II, L.P. (“FVP Growth Fund II”), FountainVest China Growth Capital Fund II, L.P. (“FVP Growth Capital Fund II”) and FountainVest China Growth Capital-A Fund II, L.P. (“FVP Growth Capital-A Fund II”), for the purpose of holding interests in Merger Company and completing the transactions contemplated by the Merger and the related financing transactions. Neither the FountainVest Investor nor Bella Agent (Cayman) Holding Limited has engaged in any business except for activities incidental to its formation and in connection with the transactions contemplated by the Merger Agreement. The principal business address and telephone number for the FountainVest Investor is Flat/Rm 1901, 19/F, Lee Garden One, 33 Hysan Road, Causeway Bay, Hong Kong, +852-2521-3661, and for Bella Agent (Cayman) Holding Limited is 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands, +1-345-943-3100.

The general partner of each of FVP Growth Fund II, FVP Growth Capital Fund II and FVP Growth Capital-A Fund II is FountainVest China Growth Partners GP2 Ltd. (“FVP GP2”). Each of FVP Growth Fund II, FVP Growth Capital Fund II and FVP Growth Capital-A Fund II is a Cayman Islands limited partnership, while FVP GP2 is a Cayman Islands company, all of which are principally engaged in investments. The principal business address and telephone number for each of FVP Growth Fund II, FVP Growth Capital Fund II and FVP Growth Capital-A Fund II is the office of Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands, +1 345-949-1040, and for FVP GP2 is 190 Elgin Avenue, George Town, Grand Cayman, KY1-9005, Cayman Islands, +1 345-943-3100.

The name, business address, present principal employment and citizenship of each director of FVP GP2 are set forth below. As of the date of this proxy statement, FVP GP2 does not have any executive officers.

Name	Business Address	Present Principal Employment	Citizenship
Kui Tang	Suite 705-708, ICBC Tower, 3 Garden Road, Central, Hong Kong	Managing Partner and Chief Executive Officer of FountainVest Partners (Asia) Limited (“FountainVest Partners”)	Hong Kong SAR

George Jian Chuang	Floor 22 Tower 2 Jing An Kerry Centre, 1539 Nanjing West Road, Shanghai, China	Managing Director of FountainVest Investment Advisory	Canada

Yongmin Hu	Suite 705-708, ICBC Tower, 3 Garden Road, Central, Hong Kong	Managing Director of FountainVest Partners	Hong Kong SAR

Chenning Zhao	Floor 22 Tower 2 Jing An Kerry Centre, 1539 Nanjing West Road, Shanghai, China	Managing Director of FountainVest Investment Advisory	Hong Kong SAR

Wei Cai	Suite 705-708, ICBC Tower, 3 Garden Road, Central, Hong Kong	Managing Director of FountainVest Partners	Hong Kong SAR

Mr. Tang is the managing partner and chief executive officer of FountainVest Partners and has occupied these positions for the past five years.

Mr. Chuang has been and continues to be a managing director of FountainVest Investment Advisory for the past five years.

Mr. Hu has been and continues to be a managing director of FountainVest Partners for the past five years.

Mr. Zhao has been and continues to be a managing director of FountainVest Investment Advisory for the past five years.

F-6

Mr. Cai joined FountainVest Partners as a managing director in August 2015. Prior to joining FountainVest Partners, Mr. Cai was the Managing Director and Vice Chairman of Asia Investment Banking and Joint-Head of the China Investment Banking department of UBS AG from October 2010 to July 2015. The business address of UBS AG is 50/F, Two International Finance Centre, 8 Finance Street, Central, Hong Kong.

During the last five years, none of the FountainVest Investor, Bella Agent (Cayman) Holding Limited, FVP Growth Fund II, FVP Growth Capital Fund II, FVP Growth Capital-A Fund II, FVP GP2 or any of the persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

F-7

Zhaopin Limited

(Incorporated in the Cayman Islands with limited liability)

(NYSE Ticker: ZPIN)

Form of Proxy for Extraordinary General Meeting

to Be Held on September 25, 2017

THIS PROXY CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ZHAOPIN LIMITED FOR THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON SEPTEMBER 25, 2017.

I/We, the undersigned, being the registered holder(s) of                                                                       Class A ordinary shares,1 par value US$0.01 per share, of Zhaopin Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), and                                                                       Class B ordinary shares,1 par value US$0.01 per share, of the Company, hereby acknowledge(s) receipt of the notice of extraordinary general meeting of shareholders and the proxy statement, each dated August 17, 2017, and hereby appoint(s) the Chairman of the extraordinary general meeting or                              of                                                                                                                                2 as my/our proxy with full power to each of substitution, on behalf and in the name of me/us, to represent me/us at the extraordinary general meeting of shareholders of the Company to be held at 5/F, Shoukai Plaza, No.10 Furong Street, Wangjing, Chaoyang District, Beijing, People’s Republic of China, at 10:00 a.m. (Beijing time) on September 25, 2017, and to vote all the Class A ordinary shares and Class B ordinary shares which I/we would be entitled to vote if then and there personally present, on the matters set forth below (i) as specified by me/us below and (ii) in the discretion of any such proxy upon such other business as may properly come before the meeting, all as set forth in the notice of extraordinary general meeting and in the proxy statement furnished herewith.

[1]	Please insert the number of shares registered in your name(s) to which this proxy relates. If no number is inserted, this form of proxy will be deemed to relate to all the shares in the Company registered in your name(s).
[2]	If any proxy other than the Chairman of the extraordinary general meeting is preferred, strike out the words “the Chairman of the extraordinary general meeting or” and insert the name and address of the proxy desired in the space provided. A shareholder may appoint more than one proxy to attend and vote in his stead if he is the registered holder of more than one shares of the Company. Any alteration made to this form of proxy must be initialed by the person(s) who sign(s) it.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” the following proposals:

No.	PROPOSALS	FOR[3]	AGAINST[3]	ABSTAIN[3]

1.

As a special resolution,

THAT the Agreement and Plan of Merger, dated as of April 6, 2017 (as amended from time to time, the “Merger Agreement”), among SEEK International Investments Pty Ltd., a proprietary company limited by shares existing under the laws of the Commonwealth of Australia (“Parent”), Zebra Mergerco, Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Merger Company”), and the Company (the Merger Agreement being in the form attached as Annex A to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting), the Plan of Merger (the “Plan of Merger”) required to be registered with the Registrar of Companies in the Cayman Islands (the Plan of Merger being substantially in the form attached as Annex B to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting) in order to give effect to the merger of Merger Company with and into the Company (the “Merger”), with the Company continuing as the surviving company after the Merger, and any and all transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”), including (i) the Merger, and (ii) the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of the new amended and restated memorandum and articles of association in the form attached as Annexure 2 to the Plan of Merger (the “Amendment of the M&A”), be authorized and approved.

		☐	☐	☐

2.

As a special resolution,

THAT each director or officer of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Amendment of the M&A.

		☐	☐	☐

Dated:                      2017

Shareholder Name:	Co-Owner Name:

Signature[4]	Co-Owner Signature[4]

This Proxy Card must be signed by the person registered in the register of members at the close of business on September 4, 2017 (Cayman Islands time), and returned to the Company’s offices at 5/F, Shoukai Plaza, No.10 Furong Street, Wangjing, Chaoyang District, Beijing, People’s Republic of China, Attention: Daisy Wang, no later than September 23, 2017 at 10:00 a.m. (Beijing time).

[3]	IMPORTANT: If you wish to vote for a particular resolution, tick the appropriate box marked “FOR.” If you wish to vote against a particular resolution, tick the appropriate box marked “AGAINST.” If you wish to abstain from voting on a particular resolution, tick the appropriate box marked “ABSTAIN.”
[4]	This form of proxy must be signed by you or your attorney duly authorized in writing or, in the case of a corporation, must be either under seal or executed under the hand of an officer or attorney duly authorized to sign the same.

FORM OF ADS VOTING INSTRUCTION CARD

Zhaopin Limited

TO THE HOLDERS OF AMERICAN DEPOSITARY RECEIPTS REPRESENTING ORDINARY SHARES OF

Zhaopin Limited

Please refer to the reverse side of this card for the Resolutions to be voted at the Meeting.

FOLD AND DETACH HERE

The Board recommends that you vote FOR the special resolutions

	FOR	AGAINST	ABSTAIN
Resolution 1.	☐	☐	☐

Resolution 2.	☐	☐	☐

Address Change	☐	Mark box, sign and indicate changes/comments below:	☐	Mark box at immediate left if you wish to give a discretionary proxy to the Chairman of the Meeting. PLEASE NOTE: Marking this box voids any other instructions indicated above.

Sign Below	Date:

Please sign this Voting Instruction Card exactly as your name(s) appear(s) on the face of this card and on the books of the Depositary. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorised officer who should state his or her title.

Zhaopin Limited

PROPOSAL 1: As a special resolution,

THAT the Agreement and Plan of Merger, dated as of April 6, 2017 (as amended from time to time, the “Merger Agreement”), among SEEK International Investments Pty Ltd., a proprietary company limited by shares existing under the laws of the Commonwealth of Australia (“Parent”), Zebra Mergerco, Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Merger Company”), and the Company (the Merger Agreement being in the form attached as Annex A to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting), the Plan of Merger (the “Plan of Merger”) required to be registered with the Registrar of Companies in the Cayman Islands (the Plan of Merger being substantially in the form attached as Annex B to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting) in order to give effect to the merger of Merger Company with and into the Company (the “Merger”), with the Company continuing as the surviving company after the Merger, and any and all transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”), including (i) the Merger, and (ii) the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of the new amended and restated memorandum and articles of association in the form attached as Annexure 2 to the Plan of Merger (the “Amendment of the M&A”), be authorized and approved.

PROPOSAL 2: As a special resolution,

THAT each director or officer of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Amendment of the M&A.

The Board recommends that you vote FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Amendment of the M&A, and FOR the proposal to authorize each director or officer of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Amendment of the M&A.

Zhaopin Limited
JPMorgan Chase Bank, N.A., Depositary
P.O. Box 64507, St. Paul, MN 55164-0507	Voting Instruction Card

JPMorgan Chase Bank, N.A. (the “Depositary”) has received advice that an Extraordinary General Meeting (the “Meeting”) of shareholders of Zhaopin Limited, a Cayman Islands company (the “Company”) will be held at 5/F, Shoukai Plaza, No.10 Furong Street, Wangjing, Chaoyang District, Beijing, People’s Republic of China, on September 25, 2017, at 10:00 a.m. (Beijing time).

If you are desirous of having the Depositary, through its Nominee or Nominees, vote or execute a proxy or proxies to vote the ordinary shares represented by your American Depositary Receipts (the “ADRs”) for or against or to abstain from voting on the Resolutions to be proposed at the Meeting, kindly execute and forward to JPMorgan Chase Bank, N.A., the attached Voting Instruction Card. The enclosed postage paid envelope is provided for this purpose. This Voting Instruction Card should be executed in such manner as to show clearly whether you desire the Nominee or the Nominees of the Depositary to vote for or against or to abstain from the Resolutions. Alternatively, you may include instructions to give a discretionary proxy to the Chairman of the Meeting. The Voting Instruction Card MUST be forwarded in sufficient time to reach the Depositary before 12:00 p.m. (New York City Time), September 21, 2017. Only the registered holders of record at the close of business on August 25, 2017, will be entitled to execute the attached Voting Instruction Card.

The signatory, a holder of record on August 25, 2017, of ADRs representing ordinary shares of the Company, hereby requests and authorises JPMorgan Chase Bank, N.A., Depositary, through its Nominee or Nominees, to vote or execute a proxy or proxies to vote the underlying ordinary shares of the Company, represented by ADRs, registered in the name of the signatory at the Meeting of the Company to be held on September 25, 2017, at 10:00 a.m. (Beijing time).

These instructions, when properly signed and dated, will be voted in the manner directed herein. If you mark the box to indicate that you wish to give a discretionary proxy to the Chairman of the Meeting, the underlying ordinary shares represented by your ADRs will be voted by the Chairman of the Meeting in his or her discretion.

NOTE: In order to have the aforesaid ordinary shares voted, this Voting Instruction Card MUST be returned to the Depositary before 12:00 p.m. (New York City Time), September 21, 2017.

NOTE: 1 ADR is equal to 2 Class A ordinary shares.

For more information regarding the Meeting, including copies of the Proxy Statement, the Meeting Notice and other materials relevant to the Meeting and the Proposals, please visit the Company’s website at https://zhaopin.investorroom.com.

JPMorgan Chase Bank, N.A., Depositary

PLEASE MARK, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please see reverse side for Voting Instructions.